                                                      Registration No. 333-53728



===============================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-6

              FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2


                          ----------------------------

                        NATIONWIDE VLI SEPARATE ACCOUNT-4
                              (EXACT NAME OF TRUST)


                          ----------------------------

                        NATIONWIDE LIFE INSURANCE COMPANY
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215
              (EXACT NAME AND ADDRESS OF DEPOSITOR AND REGISTRANT)

                               PATRICIA R. HATLER
                                    SECRETARY
                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)


                          ----------------------------


Approximate date of proposed public offering: (Upon the effective date of this Registration Statement. May 31, 2001 requested.)


The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================

                        CROSS REFERENCE TO ITEMS REQUIRED
                                 BY FORM N-8B-2

N-8B-2 ITEM                                                            CAPTION IN PROSPECTUS
 1.....................................................................Nationwide Life Insurance Company
                                                                       The Variable Account
 2.....................................................................Nationwide Life Insurance Company
 3.....................................................................Custodian of Assets
 4.....................................................................Distribution of the Policies
 5.....................................................................The Variable Account
 6.....................................................................Not Applicable
 7.....................................................................Not Applicable
 8.....................................................................Not Applicable
 9.....................................................................Legal Proceedings
10.....................................................................Information About the Policies; How the Cash Value Varies;
                                                                       Right to Exchange for a Fixed Benefit Policy; Reinstatement;
                                                                       Other Policy Provisions
11.....................................................................Investments of the Variable Account
12.....................................................................The Variable Account
13.....................................................................Policy Charges
                                                                       Reinstatement
14.....................................................................Underwriting and Issuance - Premium Payments, Minimum
                                                                       Requirements for Issuance of a Policy
15.....................................................................Investments of the Variable Account; Premium Payments
16.....................................................................Underwriting and Issuance - Allocation of Cash Value
17.....................................................................Surrendering the Policy for Cash
18.....................................................................Reinvestment
19.....................................................................Not Applicable
20.....................................................................Not Applicable
21.....................................................................Policy Loans
22.....................................................................Not Applicable
23.....................................................................Not Applicable
24.....................................................................Not Applicable
25.....................................................................Nationwide Life Insurance Company
26.....................................................................Not Applicable
27.....................................................................Nationwide Life Insurance Company
28.....................................................................Company Management
29.....................................................................Company Management
30.....................................................................Not Applicable
31.....................................................................Not Applicable
32.....................................................................Not Applicable
33.....................................................................Not Applicable
34.....................................................................Not Applicable
35.....................................................................Nationwide Life Insurance Company
36.....................................................................Not Applicable
37.....................................................................Not Applicable

N-8B-2 ITEM                                                            CAPTION IN PROSPECTUS
38.....................................................................Distribution of the Policies
39.....................................................................Distribution of the Policies
40.....................................................................Not Applicable
41(a)..................................................................Distribution of the Policies
42.....................................................................Not Applicable
43.....................................................................Not Applicable
44.....................................................................How the Cash Value Varies
45.....................................................................Not Applicable
46.....................................................................How the Cash Value Varies
47.....................................................................Not Applicable
48.....................................................................Custodian of Assets
49.....................................................................Not Applicable
50.....................................................................Not Applicable
51.....................................................................Summary of the Policies;
                                                                       Information About the Policies
52.....................................................................Substitution of Securities
53.....................................................................Taxation of the Company
54.....................................................................Not Applicable
55.....................................................................Not Applicable
56.....................................................................Not Applicable
57.....................................................................Not Applicable
58.....................................................................Not Applicable
59.....................................................................Financial Statements

                        NATIONWIDE LIFE INSURANCE COMPANY

           Flexible Premium Variable Universal Life Insurance Policies

             Issued by Nationwide Life Insurance Company through its
                       Nationwide VLI Separate Account-4


                  The date of this prospectus is May 31, 2001.



This prospectus contains basic information you should know about the policies before investing. Please read it and keep it for future reference

The following underlying mutual funds are available under the policies:

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURY(SM) FAMILY OF INVESTMENTS
     -    American Century VP Income & Growth
     -    American Century VP International
     -    American Century VP Value


DREYFUS
     -    Dreyfus Investment Portfolios - European Equity Portfolio: Initial
          Shares
     -    The Dreyfus Socially Responsible Growth Fund, Inc.: Initial Shares
     -    Dreyfus Stock Index Fund, Inc.: Initial Shares
     - Dreyfus Variable Investment Fund - Appreciation Portfolio: Initial Shares (formerly, Dreyfus Variable Investment Fund - Capital Appreciation Portfolio)


FEDERATED INSURANCE SERIES
     -    Federated Quality Bond Fund II

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
     -    VIP Equity-Income Portfolio: Service Class
     -    VIP Growth Portfolio: Service Class
     -    VIP High Income Portfolio: Service Class*
     -    VIP Overseas Portfolio: Service Class

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
     -    VIP II Contrafund(R)  Portfolio: Service Class

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
     -    VIP III Growth Opportunities Portfolio: Service Class

JANUS ASPEN SERIES
     -    Capital Appreciation Portfolio: Service Shares
     -    Global Technology Portfolio: Service Shares
     -    International Growth Portfolio: Service Shares

MORGAN STANLEY
     THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (FORMERLY, MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.)
     -    Emerging Markets Debt Portfolio
     -    Mid Cap Growth Portfolio
     -    U.S. Real Estate Portfolio

NATIONWIDE SEPARATE ACCOUNT TRUST
     -    Capital Appreciation Fund
     -    Dreyfus NSAT Mid Cap Index Fund (formerly, Nationwide(R) Mid Cap Index
          Fund) (formerly, Nationwide(R) Select Advisers Mid Cap Fund)
     - Federated NSAT Equity Income Fund (formerly, Nationwide(R) Equity Income Fund)
     - Federated NSAT High Income Bond Fund* (formerly, Nationwide(R) High Income Bond Fund)
     -    Gartmore NSAT Emerging Markets Fund
     -    Gartmore NSAT Global Technology and Communications Fund
     -    Gartmore NSAT International Growth Fund
     -    Government Bond Fund
     -    J.P. Morgan NSAT Balanced Fund (formerly, Nationwide(R) Balanced Fund)
     - MAS NSAT Multi Sector Bond Fund* (formerly, Nationwide(R) Multi Sector Bond Fund)
     -    Money Market Fund
     -    Nationwide(R) Global 50 Fund (formerly, Nationwide(R) Global Equity
          Fund) (subadviser: J.P. Morgan Investment Management Inc.)
     - Nationwide(R) Small Cap Growth Fund (formerly, Nationwide(R) Select Advisers Small Cap Growth Fund) (subadvisers: Miller Anderson & Sherrerd, LLP, Neuberger Berman, LLC, Waddell & Reed Investment Management Company)
     -    Nationwide(R) Small Cap Value Fund (subadviser: The Dreyfus
          Corporation)
     - Nationwide(R) Small Company Fund (subadvisers: The Dreyfus Corporation, Neuberger Berman, LLC, Lazard Asset Management, Strong Capital Management, Inc., and Waddell & Reed Investment Management Company)
     - Strong NSAT Mid Cap Growth Fund (formerly, Nationwide(R) Strategic Growth Fund)
     -    Total Return Fund
     -    Turner NSAT Growth Focus Fund

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
     -    AMT Guardian Portfolio
     -    AMT Mid-Cap Growth Portfolio
     -    AMT Partners Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS
     - Oppenheimer Aggressive Growth Fund/VA (formerly, Oppenheimer Capital Appreciation Fund)
     -    Oppenheimer Capital Appreciation Fund/VA (formerly, Oppenheimer Growth
          Fund)

     -    Oppenheimer Global Securities Fund/VA
     - Oppenheimer Main Street Growth & Income Fund/VA (formerly, Oppenheimer Growth & Income Fund)

STRONG OPPORTUNITY FUND II, INC.

VAN ECK WORLDWIDE INSURANCE TRUST
     -    Worldwide Emerging Markets Fund
     -    Worldwide Hard Assets Fund

*These underlying mutual funds invest in lower quality debt securities commonly referred to as junk bonds.

For general information or to obtain FREE copies of the:
     - prospectus, annual report or semi-annual report for any underlying mutual fund; and
     -    any required Nationwide forms,

call:             1-800-547-7548
     TDD          1-800-238-3035

or write:

     NATIONWIDE LIFE INSURANCE COMPANY
     P.O. BOX 182150
     COLUMBUS, OHIO 43218-2150

Material incorporated by reference in this prospectus can be found on the SEC website at:

                                   www.sec.gov

Information about this and other Best of America products can be found on the world-wide web at:

                              www.bestofamerica.com


THIS POLICY:
- IS NOT A BANK DEPOSIT
- IS NOT FDIC INSURED
- IS NOT INSURED OR ENDORSED BY A BANK OR ANY
  FEDERAL GOVERNMENT AGENCY
- IS NOT AVAILABLE IN EVERY STATE
- MAY GO DOWN IN VALUE


The life insurance policies offered by this prospectus are flexible premium variable universal life insurance policies (flexible premium variable adjustable life insurance policies in Puerto Rico). They provide flexibility to vary the amount and frequency of premium payments. A cash surrender value may be offered if the policy is terminated during the lifetime of the insured.

The purpose of this policy is to provide life insurance protection for the beneficiary named in the policy. No claim is made that the policy is in any way similar or comparable to a systematic investment plan of a mutual fund.

The death benefit and cash value of this policy may vary to reflect the experience of the Nationwide VLI Separate Account-4 (the "variable account") or the fixed account, depending on how premium payments are invested.

Investors assume certain risks when investing in the policies, including the risk of losing money.

Nationwide guarantees the death benefit for as long as the policy is in force. The cash surrender value is not guaranteed. The policy will lapse if the cash surrender value is insufficient to cover policy charges.

Nationwide guarantees to keep the policy in force so long as minimum premium requirements have been met.

Benefits described in this prospectus may not be available in every jurisdiction
- refer to your policy for specific benefit information.

THIS PROSPECTUS IS NOT AN OFFERING IN ANY JURISDICTION WHERE SUCH OFFERING MAY NOT LAWFULLY BE MADE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GLOSSARY OF SPECIAL TERMS

ATTAINED AGE- The insured's age on the policy date, plus the number of full years since the policy date.

ACCUMULATION UNIT- An accounting unit of measure used to calculate the cash value of the variable account.


CASH VALUE- The sum of the value of the assets in the sub-accounts, the fixed account and any amount in the policy loan account.


FIXED ACCOUNT- An investment option which is funded by the general account of Nationwide.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.


IRS GUIDELINE LEVEL PREMIUM- The level annual premiums required to mature the policy under guaranteed mortality and current expense charges with an annual effective interest rate of 4%, calculated in accordance with the Internal Revenue Code.


MATURITY DATE- The policy anniversary on or next following the insured's 100th birthday.

MINIMUM REQUIRED DEATH BENEFIT- The lowest death benefit which will qualify the policy as life insurance under Section 7702 of the Internal Revenue Code.

NATIONWIDE- Nationwide Life Insurance Company.

NET AMOUNT AT RISK- The death benefit minus the cash value. On a monthly anniversary day, the net amount at risk is the death benefit minus the cash value prior to subtraction of the base policy cost of insurance charge.


NET INVESTMENT FACTOR- For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which that sub-account invests for a valuation period.

SPECIFIED AMOUNT- The dollar amount used to determine the policy's death benefit.


SUB-ACCOUNTS- Divisions of the variable account to which underlying mutual fund shares are allocated and for which accumulation units are separately maintained.

VALUATION PERIOD- Each day the New York Stock Exchange is open.

VARIABLE ACCOUNT- Nationwide VLI Separate Account-4, a separate account of Nationwide that contains variable account allocations. The variable account is divided into sub-accounts, each of which invests in shares of a separate underlying mutual fund.

TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS.....................................

SUMMARY OF POLICY EXPENSES....................................

UNDERLYING MUTUAL FUND ANNUAL EXPENSES........................

SYNOPSIS OF THE POLICIES......................................

NATIONWIDE LIFE INSURANCE COMPANY.............................

NATIONWIDE INVESTMENT SERVICES CORPORATION....................

INVESTING IN THE POLICY.......................................
     The Variable Account and Underlying Mutual Funds
     The Fixed Account

INFORMATION ABOUT THE POLICIES................................
     Minimum Requirements for Policy Issuance
     Premium Payments
     Pricing

POLICY CHARGES................................................
     Cost of Insurance Charge
     Mortality and Expense Risk Charge

     Other Expenses Charge

     Surrender Charge

     Partial Surrender Processing Fee

     Income Tax
     Reduction of Charges

SURRENDERING THE POLICY FOR CASH..............................
     Surrender (Redemption)
     Cash Surrender Value
     Partial Surrenders
     Income Tax Withholding

VARIATION IN CASH VALUE.......................................

POLICY PROVISIONS.............................................
     Policy Owner
     Beneficiary
     Changes in Existing Insurance Coverage

OPERATION OF THE POLICY.......................................
     Allocation of Premiums and Cash Value
     How the Investment Experience is Determined
     Net Investment Factor
     Determining the Cash Value
     Transfers

RIGHT TO REVOKE...............................................

POLICY LOANS..................................................
     Taking a Policy Loan
     Effect on Investment Performance
     Interest
     Effect on Death Benefit and Cash Value
     Repayment

ASSIGNMENT....................................................

POLICY OWNER SERVICES.........................................
     Dollar Cost Averaging

DEATH BENEFIT INFORMATION.....................................
     Calculation of the Death Benefit
     Changes in the Death Benefit Option
     Proceeds Payable on Death
     Incontestability
     Error in Age or Sex
     Suicide
     Maturity Proceeds


EXCHANGE RIGHTS...............................................
     Right of Exchange During the First Two Years
     Right of Exchange After the First Two Years


GRACE PERIOD..................................................
     Reinstatement

TAX MATTERS...................................................
     Policy Proceeds
     Withholding
     Federal Estate and Generation-Skipping
         Transfers Taxes
     Non-Resident Aliens
     Taxation of Nationwide
     Tax Changes

LEGAL CONSIDERATIONS..........................................

STATE REGULATION..............................................

REPORTS TO POLICY OWNERS......................................

ADVERTISING...................................................

LEGAL PROCEEDINGS.............................................

EXPERTS.......................................................

REGISTRATION STATEMENT........................................

DISTRIBUTION OF THE POLICIES..................................


ADDITIONAL INFORMATION ABOUT NATIONWIDE.......................
     Company Management


APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS............

APPENDIX B: ILLUSTRATIONS OF CASH VALUES, CASH
SURRENDER VALUES, AND DEATH BENEFITS .........................

APPENDIX C: PERFORMANCE SUMMARY INFORMATION...................

SUMMARY OF POLICY EXPENSES


MONTHLY CHARGES

MORTALITY AND EXPENSE RISK CHARGE..............................................0.60% of the daily net assets of the variable account

OTHER EXPENSES CHARGE................................................0.60% of the daily net assets of the fixed and variable account

COST OF INSURANCE CHARGE................................................................................varies based on insurability

The sum of the Mortality and Expense Risk Charge and Other Expenses Charge will be at least $20 per month but will not exceed 0.60%
of the daily net assets in the fixed account and 1.20% of the daily net assets in the variable account.

OTHER CHARGES

MAXIMUM SURRENDER CHARGE............................................30% of first year premiums up to the IRS guideline level premium

PARTIAL SURRENDER PROCESSING FEE (PER PARTIAL SURRENDER)...............................lesser of $25 or 2% of the amount surrendered

INTEREST ASSESSED ON LOANED AMOUNTS.............................................................................................3.9%




                  For more information about any policy charge,
                    see "Policy Charges" in this prospectus.

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES
 (as a percentage of underlying mutual fund net assets, after expense reimbursement)
                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses

American Century Variable Portfolios, Inc. - American Century VP          0.70%          0.00%         0.00%            0.70%
Income & Growth
American Century Variable Portfolios, Inc. - American Century VP          1.23%          0.00%         0.00%            1.23%
International
American Century Variable Portfolios, Inc. - American Century VP          1.00%          0.00%         0.00%            1.00%
Value
Dreyfus Investment Portfolios - European Equity Portfolio: Initial        1.00%          0.25%         0.00%            1.25%
Shares
The Dreyfus Socially Responsible Growth Fund, Inc.: Initial Shares        0.75%          0.03%         0.00%            0.78%
Dreyfus Stock Index Fund, Inc.: Initial Shares                            0.25%          0.01%         0.00%            0.26%
Dreyfus Variable Investment Fund - Appreciation Portfolio: Initial        0.75%          0.03%         0.00%            0.78%
Shares (formerly, Capital Appreciation Portfolio)
Federated Insurance Series - Federated Quality Bond Fund II               0.28%          0.42%         0.00%            0.70%
Fidelity VIP Equity-Income Portfolio: Service Class*                      0.48%          0.08%         0.10%            0.66%
Fidelity VIP Growth Portfolio: Service Class*                             0.57%          0.09%         0.10%            0.76%
Fidelity VIP High Income Portfolio: Service Class                         0.58%          0.10%         0.10%            0.78%
Fidelity VIP Overseas Portfolio: Service Class*                           0.72%          0.17%         0.10%            0.99%
Fidelity VIP II Contrafund(R) Portfolio: Service Class*                   0.57%          0.09%         0.10%            0.76%
Fidelity VIP III Growth Opportunities Portfolio: Service Class*           0.58%          0.11%         0.10%            0.79%
Janus Aspen Series - Capital Appreciation Portfolio: Service Shares       0.65%          0.02%         0.25%            0.92%
Janus Aspen Series - Global Technology Portfolio: Service Shares          0.65%          0.04%         0.25%            0.94%
Janus Aspen Series - International Growth Portfolio: Service Shares       0.65%          0.06%         0.25%            0.96%
NSAT Capital Appreciation Fund                                            0.60%          0.20%         0.00%            0.80%
NSAT Dreyfus NSAT Mid Cap Index Fund (formerly, Nationwide Mid Cap        0.50%          0.15%         0.00%            0.65%
Index Fund) (formerly, Nationwide Select Advisers Mid Cap Fund)
NSAT Federated NSAT Equity Income Fund (formerly, Nationwide Equity       0.80%          0.15%         0.00%            0.95%
Income Fund)
NSAT Federated NSAT High Income Bond Fund (formerly, Nationwide           0.80%          0.15%         0.00%            0.95%
High Income Bond Fund)
NSAT Gartmore NSAT Emerging Markets Fund                                  1.15%          0.60%         0.00%            1.75%
NSAT Gartmore NSAT Global Technology and Communications Fund              0.98%          0.37%         0.00%            1.35%
NSAT Gartmore NSAT International Growth Fund                              1.00%          0.60%         0.00%            1.60%
NSAT Government Bond Fund                                                 0.50%          0.16%         0.00%            0.66%
NSAT J.P. Morgan NSAT Balanced Fund (formerly, Nationwide Balanced        0.75%          0.15%         0.00%            0.90%
Fund)
NSAT MAS NSAT Multi Sector Bond Fund (formerly, Nationwide Multi          0.75%          0.15%         0.00%            0.90%
Sector Bond Fund)
NSAT Money Market Fund                                                    0.39%          0.16%         0.00%            0.55%
NSAT Nationwide Global 50 Fund (formerly, Nationwide Global Equity        1.00%          0.20%         0.00%            1.20%
Fund)
NSAT Nationwide Small Cap Growth Fund (formerly, Nationwide Select        1.10%          0.20%         0.00%            1.30%
Advisers Small Cap Growth Fund)
NSAT Nationwide Small Cap Value Fund                                      0.90%          0.15%         0.00%            1.05%
NSAT Nationwide Small Company Fund                                        0.93%          0.28%         0.00%            1.21%
NSAT Strong NSAT Mid Cap Growth Fund (formerly, Nationwide                0.90%          0.10%         0.00%            1.00%
Strategic Growth Fund)
NSAT Total Return Fund                                                    0.58%          0.20%         0.00%            0.78%
NSAT Turner NSAT Growth Focus Fund                                        0.90%          0.45%         0.00%            1.35%
Neuberger Berman AMT Guardian Portfolio                                   0.85%          0.15%         0.00%            1.00%
Neuberger Berman AMT Mid-Cap Growth Portfolio                             0.84%          0.14%         0.00%            0.98%
Neuberger Berman AMT Partners Portfolio                                   0.82%          0.10%         0.00%            0.92%

                   (as a percentage of underlying mutual fund
                    net assets, after expense reimbursement)


                                                                       Management        Other         12b-1      Total Underlying
                                                                          Fees          Expenses        Fees         Mutual Fund
                                                                                                                      Expenses
Oppenheimer Variable Account Funds - Oppenheimer Aggressive Growth        0.62%          0.02%         0.00%            0.64%
Fund/VA (formerly, Oppenheimer Capital Appreciation Fund)
Oppenheimer Variable Account Funds - Oppenheimer Capital                  0.64%          0.03%         0.00%            0.67%
Appreciation Fund/VA (formerly, Oppenheimer Growth Fund)
Oppenheimer Variable Account Funds - Oppenheimer Global Securities        0.64%          0.04%         0.00%            0.68%
Fund/VA
Oppenheimer Variable Account Funds - Oppenheimer Main Street Growth       0.70%          0.03%         0.00%            0.73%
& Income Fund/VA (formerly, Oppenheimer Growth & Income Fund)
Strong Opportunity Fund II, Inc.                                          1.00%          0.11%         0.00%            1.11%
The Universal Institutional Funds, Inc. - Emerging Markets Debt           0.59%          0.81%         0.00%            1.40%
Portfolio (formerly, Morgan Stanley Dean Witter Universal Funds -
Emerging Markets Debt Portfolio)
The Universal Institutional Funds, Inc. - Mid Cap Growth Portfolio        0.00%          1.05%         0.00%            1.05%
(formerly, Morgan Stanley Dean Witter Universal Funds - Mid Cap
Growth Portfolio)
The Universal Institutional Funds, Inc. - U.S. Real Estate                0.74%          0.36%         0.00%            1.10%
Portfolio (formerly, Morgan Stanley Dean Witter Universal Funds -
U.S. Real Estate Portfolio)
Van Eck Worldwide Insurance Trust - Worldwide Emerging Markets Fund       1.00%          0.26%         0.00%            1.26%
Van Eck Worldwide Insurance Trust - Worldwide Hard Assets Fund            1.00%          0.14%         0.00%            1.14%

* Actual Annual Class operating expenses were lower because a portion of the brokerage commissions that the Fund paid was used to reduce the Fund's expenses, and/or because through arrangements with the Fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the Fund's custodian expenses.


The expenses shown above are deducted by the underlying mutual fund before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value in calculating the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each underlying mutual fund. Information relating to the underlying mutual funds was provided by the underlying mutual funds and not independently verified by Nationwide.

Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.

                     UNDERLYING MUTUAL FUND ANNUAL EXPENSES
             (as a percentage of underlying mutual fund net assets,
                         before expense reimbursement)

                                                                        Management        Other         12b-1      Total Underlying
                                                                           Fees         Expenses        Fees         Mutual Fund
                                                                                                                       Expenses
Dreyfus Investment Portfolios - European Equity Portfolio: Initial         1.00%          0.60%         0.00%           1.60%
Shares
Federated Insurance Series - Federated Quality Bond Fund II                0.60%          0.67%         0.25%           1.52%
NSAT Capital Appreciation Fund                                             0.60%          0.23%         0.00%           0.83%
NSAT Dreyfus NSAT Mid Cap Index Fund (formerly, Nationwide Mid Cap         0.50%          0.40%         0.00%           0.90%
Index Fund) (formerly, Nationwide Select Advisers Mid Cap Fund)
NSAT Federated NSAT Equity Income Fund (formerly, Nationwide Equity        0.80%          0.31%         0.00%           1.11%
Income Fund)
NSAT Federated NSAT High Income Bond Fund (formerly, Nationwide High       0.80%          0.32%         0.00%           1.12%
Income Bond Fund)
NSAT Gartmore NSAT Emerging Markets Fund                                   1.15%          2.94%         0.00%           4.09%
NSAT Gartmore NSAT Global Technology and Communications Fund               0.98%          1.59%         0.00%           2.57%
NSAT Gartmore NSAT International Growth Fund                               1.00%          1.88%         0.00%           2.88%
NSAT Government Bond Fund                                                  0.50%          0.23%         0.00%           0.73%
NSAT J.P. Morgan NSAT Balanced Fund (formerly, Nationwide Balanced         0.75%          0.32%         0.00%           1.07%
Fund)

                   (as a percentage of underlying mutual fund
                    net assets, before expense reimbursement)

                                                                        Management        Other         12b-1      Total Underlying
                                                                           Fees         Expenses        Fees         Mutual Fund
                                                                                                                       Expenses
NSAT MAS NSAT Multi Sector Bond Fund (formerly, Nationwide Multi           0.75%          0.34%         0.00%           1.09%
Sector Bond Fund)
NSAT Money Market Fund                                                     0.39%          0.22%         0.00%           0.61%
NSAT Nationwide Global 50 Fund (formerly, Nationwide Global Equity         1.00%          0.42%         0.00%           1.42%
Fund)
NSAT Nationwide Small Cap Growth Fund (formerly, Nationwide Select         1.10%          0.50%         0.00%           1.60%
Advisers Small Cap Growth Fund)
NSAT Nationwide Small Cap Value Fund                                       0.90%          0.30%         0.00%           1.20%
NSAT Strong NSAT Mid Cap Growth Fund (formerly, Nationwide Strategic       0.90%          0.27%         0.00%           1.17%
Value Fund)
NSAT Total Return Fund                                                     0.58%          0.23%         0.00%           0.81%
NSAT Turner NSAT Growth Focus Fund                                         0.90%          4.13%         0.00%           5.03%
Strong Opportunity Fund II, Inc.                                           1.00%          0.18%         0.00%           1.18%
The Universal Institutional Funds, Inc. - Emerging Markets Debt            0.80%          0.81%         0.00%           1.61%
Portfolio (formerly, Morgan Stanley Dean Witter Universal Funds -
Emerging Markets Debt Portfolio)
The Universal Institutional Funds, Inc. - Mid Cap Growth Portfolio         0.75%          1.54%         0.00%           2.29%
(formerly, Morgan Stanley Dean Witter Universal Funds - Mid Cap
Growth Portfolio)
The Universal Institutional Funds, Inc. - U.S. Real Estate Portfolio       0.80%          0.36%         0.00%           1.16%
(formerly, Morgan Stanley Dean Witter Universal Funds - U.S. Real
Estate Portfolio)
Van Eck Worldwide Insurance Trust - Worldwide Emerging Markets Fund        1.00%          0.33%         0.00%           1.33%
Van Eck Worldwide Insurance Trust - Worldwide Hard Assets Fund             1.00%          0.16%         0.00%           1.16%


SYNOPSIS OF THE POLICIES

The policy offered by this prospectus provides for life insurance coverage on the insured. The death benefit and cash value of the policy may increase or decrease to reflect the performance of the investment options chosen by the policy owner (see "Death Benefit Information").

CASH SURRENDER VALUE

If the policy is terminated during the insured's lifetime, a cash surrender value may be payable under the policy. However, there is no guaranteed cash surrender value (see "Variation in Cash Value "). The policy will lapse without value if the cash surrender value falls below what is needed to cover policy charges.

PREMIUMS

The initial premium is shown on the policy data page. Each premium payment must be at least $50.

Additional premium payments may be made at any time while the policy is in force, subject to certain restrictions (see "Premium Payments").

TAXATION

The policies described in this prospectus meet the definition of "life insurance" under Section 7702 of the Internal Revenue Code. Nationwide will monitor compliance with the tests provided by Section 7702 to insure the policies continue to receive this favored tax treatment (see "Tax Matters").

NONPARTICIPATING POLICIES

The policies are nonparticipating policies on which no dividends are payable. The policies do not share in the profits or surplus earnings of Nationwide.

POLICY CANCELLATION

Policy owners may return the policy for any reason within certain time periods and Nationwide will refund the policy's cash value or the amount required by law. In New York, Nationwide will refund any premiums paid (see "Right to Revoke").


NATIONWIDE LIFE INSURANCE COMPANY

Nationwide is a stock life insurance company organized under the laws of the State of Ohio in March 1929 with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia and Puerto Rico.

CUSTODIAN OF ASSETS

Nationwide serves as the custodian of the assets of the variable account.

OTHER CONTRACTS ISSUED BY NATIONWIDE


Nationwide offers variable contracts and policies with benefits that vary in accordance with the investment experience of a separate account of Nationwide.


NATIONWIDE INVESTMENT SERVICES CORPORATION


The policies are distributed by Nationwide Investment Services Corporation ("NISC" or "Nationwide Investment Svcs. Corporation" for policies issued in the State of Michigan), Two Nationwide Plaza, Columbus, Ohio 43215. NISC is a wholly owned subsidiary of Nationwide.


INVESTING IN THE POLICY

THE VARIABLE ACCOUNT AND UNDERLYING MUTUAL FUNDS

Nationwide VLI Separate Account-4 is a separate account that invests in the underlying mutual funds listed in Appendix A. Nationwide established the separate account on December 3, 1987 pursuant to Ohio law. Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains and losses credited to, or charged against the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's assets and in general are not chargeable with liabilities incurred in any other business of Nationwide. Nationwide is obligated to pay all amounts promised to policy owners under the policies.

The variable account is divided into sub-accounts. Policy owners elect to have premiums allocated among the sub-accounts and the fixed account at the time of application.

Nationwide uses the assets of each sub-account to buy shares of the underlying mutual funds based on policy owner instructions. A policy's investment performance depends upon the performance of the underlying mutual funds chosen by the policy owner.

Each underlying mutual fund's prospectus contains more detailed information about that fund. Prospectuses for the underlying mutual funds should be read in conjunction with this prospectus.

Underlying mutual funds in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the underlying mutual funds may manage publicly traded mutual funds with similar names and objectives. However the underlying mutual funds are NOT directly related to any publicly traded mutual fund. Policy owners should not compare the performance of a publicly traded fund with the performance of underlying mutual funds participating in the variable account. The performance of the underlying mutual funds could differ substantially from that of any publicly traded funds.

Changes of Investment Policy

Nationwide may materially change the investment policy of the variable account. Nationwide must inform policy owners and obtain all necessary regulatory approvals. Any change must be submitted to the various state insurance departments which may disapprove it if deemed detrimental to the interests of the policy owners or if it renders Nationwide's operations hazardous to the public. If a policy owner objects, the policy may be converted to a substantially comparable general account life insurance policy offered by Nationwide. The policy owner has the later of 60 days (6 months in Pennsylvania) from the date of the investment policy change or 60 days (6 months in Pennsylvania) from being informed of the change to make the conversion. Nationwide will not require evidence of insurability for this conversion.


Upon electing such a policy conversion, Nationwide will transfer the cash value of the policy (as of the conversion date) to the new policy, which will provide for an amount of insurance not exceeding the death benefit of the original policy. The new policy will not be affected by the investment experience of any separate account.


Voting Rights

Policy owners who have allocated assets to the underlying mutual funds are entitled to certain voting rights. Nationwide will vote policy owner shares at special shareholder meetings based on policy owner instructions. However, if the law changes allowing Nationwide to vote in its own right, it may elect to do so.

Policy owners with voting interests in an underlying mutual fund will be notified of issues requiring the shareholder's vote as soon as possible prior to the shareholder meeting. Notification will contain proxy materials and a form to return to Nationwide with voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a policy owner may vote is determined by dividing the cash value of the amount they have allocated to an underlying mutual fund by the net asset value of that underlying mutual fund. Nationwide will designate a date for this determination not more than 90 days before the shareholder meeting.

Material Conflicts

The underlying mutual funds may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these underlying mutual funds participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect policy owners and payees, including withdrawal of the variable account from participation in the underlying mutual fund(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate and/or combine shares of another underlying mutual fund for shares already purchased or to be purchased in the future if either of the following occur:

     1) shares of a current underlying mutual fund option are no longer available for investment; or

     2) further investment in an underlying mutual fund option is inappropriate.

No substitution, elimination, and/or combination of shares may take place without the prior approval of the SEC.

THE FIXED ACCOUNT


The fixed account is an investment option that is funded by assets of Nationwide's general account. The general account contains all of Nationwide's assets other than those in this and other Nationwide separate accounts. The general account is used to support Nationwide's annuity and insurance obligations and may contain compensation for mortality and expense risks.


Under exemptive and exclusionary provisions, Nationwide's general account has not been registered under the Securities Act of 1933 and has not been registered as an investment company under the Investment Company Act of 1940. Accordingly, neither the general account nor any interest therein is subject to the provisions of these Acts. Nationwide has been advised that the staff of the SEC has not reviewed the disclosures in this prospectus relating to the fixed account. Disclosures regarding the general account may, however, be subject to certain generally applicable provisions of the federal securities laws concerning the accuracy and completeness of statements made in prospectuses.

Premium payments will be allocated to the fixed account by election of the policy owner.

The investment income earned by the fixed account will be allocated to the policies at varying rate(s) set by Nationwide. The guaranteed rate for any premium payment will be effective for not less than twelve months. Nationwide guarantees that the rate will not be less than 3.0% per year.

Any interest in excess of 3.0% will be credited to fixed account allocations at Nationwide's sole discretion. The policy owner assumes the risk that interest credited to fixed account allocations may not exceed the minimum guarantee of 3.0% for any given year.

New premium payments deposited to the policy which are allocated to the fixed account may receive a different rate of interest than amounts transferred from the sub-accounts to the fixed account and amounts maturing in the fixed account.

INFORMATION ABOUT THE POLICIES

MINIMUM REQUIREMENTS FOR POLICY ISSUANCE

This policy provides life insurance coverage with the flexibility to vary the amount and frequency of premium payments. Minimum requirements for policy issuance include:

-    the insured must be 80 or younger;
- Nationwide may require satisfactory evidence of insurability (including a medical exam); and
-    a minimum specified amount of $100,000.

PREMIUM PAYMENTS

Each premium payment must be at least $50. The initial premium is payable in full at Nationwide's home office or to an authorized agent of Nationwide.


Initial premiums allocated to a sub-account on the application are allocated to the NSAT Money Market Fund during the period in which the policy owner may cancel the policy, unless a specific state requires premiums to be allocated to the fixed account. (In New York, premiums are allocated to either the NSAT Money Market Fund or the fixed account based on the policy owner's election.) At the expiration of this period, the premiums are used to purchase shares of the underlying mutual funds specified by the policy owner at net asset value for the respective sub-account(s).


Upon payment of the initial premium, temporary insurance may be provided. Issuance of continuing insurance coverage is dependent upon completion of all underwriting requirements, payment of the initial premium, and delivery of the policy while the insured is still living.

Additional premium payments may be made at any time while the policy is in force, subject to the following conditions:

- Nationwide may require satisfactory evidence of insurability before accepting any additional premium payment which results in an increase in the net amount at risk;

- premium payments in excess of the premium limit established by the IRS to qualify the policy as a contract for life insurance will be refunded; and

- Nationwide may require policy indebtedness be repaid prior to accepting any additional premium payments.

Additional premium payments or other changes to the policy may jeopardize the policy's non-modified endowment status. Nationwide will monitor premiums paid and other policy transactions and will notify the policy owner when non-modified endowment contract status is in jeopardy.

Nationwide will send scheduled premium payment reminder notices to policy owners according to the premium mode shown on the policy data page.

PRICING


Premiums will not be used to purchase accumulation units when the New York Stock Exchange is closed or on the following nationally recognized holidays:


-  New Year's Day                  -  Independence Day
-  Martin Luther King, Jr. Day     -  Labor Day
-  Presidents' Day                 -  Thanksgiving
-  Good Friday                     -  Christmas
-  Memorial Day


Nationwide will not use premiums to purchase accumulation units if:


     1)   trading on the New York Stock Exchange is restricted;
     2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or
     3) the SEC, by order, permits a suspension or postponement for the protection of security holders.


Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, a policy's cash value may be affected since the policy owner would not have access to their account.


POLICY CHARGES

COST OF INSURANCE CHARGE

Nationwide deducts a Cost of Insurance Charge from the cash value on a monthly basis. This charge is determined by multiplying the monthly cost of insurance rate by the net amount at risk. This deduction is charged proportionately to the cash value in each sub-account and the fixed account.


If there is an increase in the specified amount, cash value will first be attributable to the initial specified amount. Any cash value in excess of the initial specified amount will then be considered a part of the increase in the specified amount (in the order of the increases).


Monthly cost of insurance rates will not exceed those guaranteed in the policy. Guaranteed cost of insurance rates are based on the 1980 Commissioners' Standard Ordinary Mortality Table, Age Last Birthday (1980 CSO). These mortality tables are sex distinct. In addition, separate mortality tables will be used for tobacco and non-tobacco.

MORTALITY AND EXPENSE RISK CHARGE

Nationwide assumes certain risks for guaranteeing the mortality and expense charges. The mortality risk assumed under the policies is that the insured may not live as long as expected. The expense risk assumed is that the actual expenses incurred in issuing and administering the policies may be greater than expected. In addition, Nationwide assumes risks associated with the non-recovery of policy issue, underwriting and other administrative expenses due to policies that lapse or are surrendered in the early policy years.


In exchange for assuming the risks described above, Nationwide deducts a Mortality and Expense Risk Charge from the variable account on a monthly basis. Mortality and Expense Risk Charge deductions will be charged proportionally to the cash value in each sub-account. This charge is equal to an annualized rate of 0.60% of the daily net assets of the variable account.


Nationwide may realize a profit from this charge.


OTHER EXPENSES CHARGE

Nationwide deducts an Other Expenses Charge from the cash value on a monthly basis. This charge is equal to an annualized rate of 0.60% of the daily net assets of the variable account and the fixed account. The Other

Expenses Charge compensates Nationwide for taxes, actual administrative expenses and sales expenses.

Tax expenses include premium or other taxes imposed by various state and local jurisdictions, as well as federal taxes imposed under Section 848 of the Internal Revenue Code. The amount charged may be more or less than the amount actually assessed by the state in which a particular policy owner lives.

Administrative expenses include actual expenses related to the maintenance of the policies including account and record keeping, and periodic reporting to policy owners.

Sales expenses include actual expenses paid to the broker or agent who is servicing the policy owner.

Nationwide does not expect to make a profit from this charge.

The sum of the Mortality and Expense Risk Charge and Other Expenses Charge will be at least $20 per month but will not exceed 0.60% of the daily net assets in the fixed account and 1.20% of the daily net assets in the variable account.


SURRENDER CHARGE


Nationwide deducts a surrender charge from the cash value of any policy that lapses or is surrendered in full during the first 20 policy years. The charge is deducted proportionally from the cash value in each sub-account and the fixed account.

The maximum initial surrender charge varies by issue age, sex, specified amount and underwriting classification. The maximum initial surrender charge will not exceed 30% of first year premiums up to the IRS guideline level premium. Surrender charges for years 2 through 20 are a percentage of the initial surrender charge as shown in the following chart:



POLICY         SURRENDER         POLICY        SURRENDER
 YEAR           CHARGE            YEAR          CHARGE

     1      100% of initial         11     50% of initial
            surrender charge               surrender
                                           charge

     2      95% of initial          12     45% of initial
            surrender charge               surrender
                                           charge

     3      90% of initial          13     40% of initial
            surrender charge               surrender
                                           charge

     4      85% of initial          14     35% of initial
            surrender charge               surrender
                                           charge

     5      80% of initial          15     30% of initial
            surrender charge               surrender
                                           charge

     6      75% of initial          16     25% of initial
            surrender charge               surrender
                                           charge

     7      70% of initial          17     20% of initial
            surrender charge               surrender
                                           charge

     8      65% of initial          18     15% of initial
            surrender charge               surrender
                                           charge

     9      60% of initial          19     10% of initial
            surrender charge               surrender
                                           charge

    10      55% of initial          20     5% of initial
            surrender charge               surrender
                                           charge

                                  21 and   0% of initial
                                  later    surrender
                                           charge

The surrender charge schedule will be fixed at the end of the first policy year and will remain the same for the life of the policy. The surrender charge schedule will not vary due to changes in specified amount or cash value.

It is possible that the surrender charge could exceed the policy's cash value. A policy owner should carefully consider the effect of the surrender charge on his or her policy's cash value. If the surrender charge exceeds the policy's cash value, the policy will lapse and the grace period will begin (see "Grace Period").


Surrender charges reimburse Nationwide for certain expenses related to the sale of the policies, including commissions, costs of sales literature, and other promotional activity. The surrender charges may be insufficient to recover certain expenses related to the sale of the policies. Unrecovered expenses are borne by Nationwide's general assets which may include profits, if any, from Mortality and Expense Risk Charges. Additional premiums and/or income earned on assets in the variable account have no effect on these charges.


PARTIAL SURRENDER PROCESSING FEE

Currently, Nationwide does not assess a fee for processing partial surrenders. However, Nationwide reserves the right to assess a Partial Surrender Processing Fee equal to the lesser of $25 or 2% of the amount surrendered for each partial surrender.


INCOME TAX

No charge is assessed to policy owners for income taxes incurred by Nationwide as a result of the operations of the sub-accounts. However, Nationwide reserves the right to assess a charge for income taxes against the variable account if income taxes are incurred.

REDUCTION OF CHARGES

The policy is available for purchase by individuals, corporations and other groups. Nationwide may reduce or eliminate certain charges (surrender charges, Administrative Expense Charge, Cost of Insurance Charge, or other charges) where the size or nature of the group results in savings in sales, underwriting, administrative or other costs to Nationwide.

Eligibility for reduction in charges and the amount of any reduction is determined by a number of factors, including:

     -    the number of insureds;

     -    the total premium expected to be paid;

     -    total assets under management for the policy owner;

     -    the nature of the relationship among individual insureds;

     -    the purpose for which the policies are being purchased;

     -    the expected persistency of individual policies; and

     - any other circumstances which are rationally related to the expected reduction in expenses.

The extent and nature of reductions may change from time to time. The charge structure may vary. Variations are determined in a manner not unfairly discriminatory to policy owners which reflects differences in costs of services.

SURRENDERING THE POLICY FOR CASH

SURRENDER (REDEMPTION)

Policies may be surrendered for the cash surrender value any time while the insured is living. The cancellation will be effective as of the date Nationwide receives the policy accompanied by a signed, written request for cancellation. In some cases, Nationwide may require additional documentation of a customary nature.

Nationwide is required by state law to reserve the right to postpone payment of assets in the fixed account for a period of up to 6 months from the date of surrender request.

CASH SURRENDER VALUE

The cash surrender value increases or decreases daily to reflect the investment experience of the variable account and the daily crediting of interest in the fixed account and the policy loan account.

The cash surrender value equals the policy's cash value, next computed after the date Nationwide receives a proper written request for surrender and the policy, minus any charges, indebtedness or other deductions due on that date, which may also include a surrender charge.

PARTIAL SURRENDERS

After the policy has been in force for one year, the policy owner may request a partial surrender. Partial surrenders will be deducted proportionately from the assets in each sub-account. Amounts will be deducted from the fixed account only to the extent that there are insufficient assets in the variable account.

Partial surrenders are permitted if they satisfy the following requirements:


     1)   the minimum partial surrender is $200;

     2) during the first 10 policy years, a partial surrender may not exceed 10% of the cash surrender value as of the beginning of that policy year;

     3) after the 10th policy year, the maximum partial surrender is limited to the cash surrender value less the greater of $500 or 3 month's policy charges;

     4) a partial surrender may not reduce the specified amount below the minimum specified amount; and


     5) after the partial surrender, the policy continues to qualify as life insurance.


When a policy owner takes a partial surrender, Nationwide reduces the policy's cash value by the amount of the partial surrender. Additionally, if death benefit Option 1 is in effect, Nationwide will reduce the specified amount in order to prevent the net amount at risk from increasing.

Nationwide reserves the right to limit the number of partial surrenders to one in each policy year.


Reduction of the Specified Amount


If death benefit Option 1 is in effect and a policy owner takes a partial surrender, in addition to reducing the cash value by the amount of the partial surrender, Nationwide will also reduce the specified amount. The reduction to the specified amount will be made as follows:


     1)   against the most recent increase in the specified amount;

     2) against the next most recent increases in the specified amount in succession; and

     3)   against the specified amount under the original application.

Certain partial surrenders may result in currently taxable income and tax penalties.

Nationwide reserves the right to assess a Partial Surrender Processing Fee equal to the lesser of $25 or 2% of the amount surrendered for each partial surrender.


INCOME TAX WITHHOLDING

Federal law requires Nationwide to withhold income tax from any portion of surrender proceeds subject to tax. Nationwide will withhold income tax unless the policy owner advises Nationwide, in writing, of his or her request not to withhold. If a policy owner requests that taxes not be withheld, or if the taxes withheld are insufficient, the policy owner may be liable for payment of an estimated tax. Policy owners should consult a tax adviser.

In certain employer-sponsored life insurance arrangements, participants may be required to report for income tax purposes, one or more of the following:

     1)   the value each year of the life insurance protection provided;

     2)   an amount equal to any employer-paid premiums; or

     3) some or all of the amount by which the current value exceeds the employer's interest in the policy.

Participants should consult with the sponsor or the administrator of the plan, and/or with their personal tax or legal adviser, to determine the tax consequences, if any, of their employer-sponsored life insurance arrangements.

VARIATION IN CASH VALUE

On any date during the policy year, the cash value equals;

     1)   the cash value on the preceding valuation date, plus

     2)   any net premium applied since the previous valuation date, minus

     3)   any partial surrenders, plus or minus

     4)   any investment results, minus


     5)   any surrender charge, minus

     6) any policy charges.


There is no guaranteed cash value. The cash value will vary with the investment experience of the variable account and/or the daily crediting of interest in the fixed account and policy loan account depending on the allocation of cash value by the policy owner.

POLICY PROVISIONS

POLICY OWNER

While the insured is living, all rights in this policy are vested in the policy owner named in the application or as subsequently changed, subject to assignment, if any.

The policy owner may name a contingent policy owner or a new policy owner while the insured is living. Any change must be in a written form satisfactory to Nationwide and received at Nationwide's home office. Once received, the change will be effective when signed. The change will not affect any payment made or action taken by Nationwide before it was received. Nationwide may require that the policy be submitted for endorsement before making a change.

If the policy owner is other than the insured, names no contingent policy owner, and dies before the insured, the policy owner's rights in this policy belong to the policy owner's estate.

BENEFICIARY

The beneficiary(ies) will be as named in the application or as subsequently changed, subject to assignment, if any.

The policy owner may name a new beneficiary while the insured is living. Any change must be in a written form satisfactory to Nationwide and received at Nationwide's home office. Once received, the change will be effective when signed. The change will not affect any payment made or action taken by Nationwide before it was received.

If any beneficiary predeceases the insured, that beneficiary's interest passes to any surviving beneficiary(ies), unless otherwise provided. Multiple beneficiaries will be paid in equal shares, unless otherwise provided. If no named beneficiary survives the insured, the death proceeds will be paid to the policy owner or the policy owner's estate.

CHANGES IN EXISTING INSURANCE COVERAGE

The policy owner may request certain changes in the insurance coverage under the policy. Requests must be in writing and received by Nationwide. No change in specified amount will take effect unless the cash surrender value after the change is sufficient to keep the policy in force for at least 3 months.

Specified Amount Increases

After the first policy year, the policy owner may request an increase to the specified amount. Any increase will be subject to the following conditions:

     1)   the request must be applied for in writing;

     2)   satisfactory evidence of insurability must be provided;

     3)   the increase must be for a minimum of $10,000;


     4) the cash surrender value is sufficient to keep the policy in force for at least 3 months; and


     5) the age at the time of increase must satisfy the same age requirements as new issues.


Any approved increase will have an effective date of the monthly anniversary date on or next following the date Nationwide approves the supplemental application. Nationwide reserves the right to limit the number of specified amount increases to one each policy year.


Specified Amount Decreases


After the first policy year, the policy owner may request a decrease to the specified amount. Any approved decrease will be effective on the monthly anniversary date on or next following the date Nationwide receives the request. Any such decrease shall reduce the insurance in the following order:


     1)   against insurance provided by the most recent increase;

     2)   against the next most recent increases successively; and

     3)   against insurance provided under the original application.

Nationwide reserves the right to limit the number of specified amount decreases to one each policy year. Nationwide will refuse a request for a decrease which would:

     1)   reduce the specified amount to less than the minimum specified amount;
          or

     2)   disqualify the policy as a contract for life insurance.

OPERATION OF THE POLICY

ALLOCATION OF PREMIUMS AND CASH VALUE


Nationwide allocates premium payments to sub-accounts and/or the fixed account, as instructed by policy owners. All percentage allocations must be in whole numbers, and must be at least 1%. The sum of allocations must equal 100%. Future premium allocations may be changed by giving written notice to Nationwide.


Premiums allocated to a sub-account on the application are allocated to the NSAT Money Market Fund during the period the policy owner may cancel the policy, unless a specific state requires premiums to be allocated to the fixed account. (In New York, premiums are allocated to either the NSAT Money Market Fund or the fixed account based on the policy owner's election.) At the expiration of this period, the premiums are used to purchase shares of the underlying mutual funds specified by the policy owner at net asset value for the respective sub-account(s).


The policy owner may change the allocation of premiums or may transfer cash value from one sub-account to another. Cash value transferred to the variable account from the fixed account, or between sub-accounts, will receive the accumulation unit value next determined after the transfer request is received. Allocation changes and transfers are subject to the terms and conditions imposed by each underlying mutual fund and those found in this prospectus. Premiums allocated to the fixed account at the time of application may not be transferred from the fixed account prior to the first policy anniversary (see "Transfers").


HOW THE INVESTMENT EXPERIENCE IS DETERMINED

The accumulation unit value for a valuation period is determined by multiplying the accumulation unit value for each sub-account for the immediately preceding valuation period by the net investment factor for the sub-account for the subsequent valuation period. Though the number of accumulation units will not change as a result of investment experience, the value of an accumulation unit may increase or decrease from valuation period to valuation period.

NET INVESTMENT FACTOR


Nationwide uses the net investment factor as a way to calculate the investment performance of a sub-account from valuation period to valuation period. For each sub-account, the net investment factor shows the investment performance of the underlying mutual fund in which a particular sub-account invests, including the charges assessed against that sub-account for a valuation period.


The net investment factor for any valuation period is determined by dividing (a) by (b) where:

a)   is the sum of:

     1) the net asset value per share of the underlying mutual fund held in the sub-account as of the end of the current valuation period; and

     2) the per share amount of any dividend or income distributions made by the underlying mutual fund (if the date of the dividend or income distribution occurs during the current valuation period).

b) is the net asset value per share of the underlying mutual fund determined as of the end of the immediately preceding valuation period.

The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

Currently, Nationwide does not maintain a tax reserve with respect to the policies since income with respect to the underlying mutual funds is not taxable to Nationwide or the variable account. Nationwide reserves the right to adjust the calculation of the net investment factor to reflect a tax reserve should such income or other items become taxable to Nationwide. It should be noted that changes in the net investment factor may not be directly proportional to changes in the net asset value of underlying mutual fund shares because of the deduction for Mortality and Expense Risk Charge, and any charge or credit for tax reserves.

DETERMINING THE CASH VALUE

The cash value is the sum of the value of all variable account accumulation units attributable to the policy plus amounts credited to the fixed account and the policy loan account. Nationwide will determine the value of the assets in a variable account at the end of each valuation day. The cash value will be determined at least monthly.

The number of accumulation units credited to each sub-account is determined by dividing the net amount allocated to the sub-account by the accumulation unit value for the sub-account for the valuation period during which the premium is received by Nationwide. In the event part or all of the cash value is surrendered, Nationwide will deduct an appropriate number of accumulation units from the variable account sub-accounts in the same proportion that the policy owner's interest in the variable account sub-accounts are allocated. Deductions will be taken from the fixed account only to the extent that there are insufficient assets in the sub-accounts.

The cash value in the fixed account and the policy loan account is credited with interest daily at an effective annual rate which Nationwide periodically declares. The annual effective rate will never be less than 3%. (For a description of the annual effective credited rates, see "The Fixed Account" and "Policy Loans.") Upon request, Nationwide will inform the policy owner of the then applicable rates for each account.

TRANSFERS

Policy owners can transfer allocations without penalty or adjustment subject to the following conditions:

     - Nationwide reserves the right to restrict transfers between the fixed account and the sub-accounts to one per policy year;

     - transfers made to the fixed account may not be made in the first policy year or within 12 months of a prior transfer;

     - Nationwide reserves the right to restrict the amount transferred from the fixed account to 20% of that portion of the cash value attributable to the fixed account as of the end of the previous policy year (subject to state restrictions). Policy owners who have entered into Dollar Cost Averaging agreements with Nationwide may transfer under the terms of that agreement;

     - Nationwide reserves the right to restrict the amount transferred to the fixed account to 20% of that portion of cash value attributable to the sub-accounts as of the close of business of the prior valuation period; and


     - Nationwide reserves the right to refuse a transfer to the fixed account if the fixed account value is greater than or equal to 30% of the policy's cash value.


Transfer Requests


Nationwide will accept transfer requests in writing, over the telephone or via the internet. Nationwide will use reasonable procedures to confirm that instructions received are genuine and will not be liable for following instructions it reasonably determined to be genuine. Nationwide may withdraw the telephone and/or internet exchange privilege upon 30 days written notice to policy owners.


Market-Timing Firms

Some policy owners may use market-timing firms or other third parties to make transfers on their behalf. Generally, in order to take advantage of perceived market trends, market-timing firms will submit transfer requests on behalf of multiple policy owners at the same time. Sometimes this can result in unusually large transfers of funds. These large transfers might interfere with the ability of Nationwide or the underlying mutual fund to process transactions. This can potentially disadvantage policy owners not using market-timing firms. To avoid this, Nationwide may modify the transfer rights of policy owners who use market-timing firms (or other third parties) to initiate transfers on their behalf.

The transfer rights of individual policy owners will not be modified in any way when instructions are submitted directly by the policy owner, or by the policy owner's representative (as authorized by the execution of a valid Nationwide Limited Power of Attorney Form).

To protect policy owners, Nationwide may refuse transfer requests:

     - submitted by any agent acting under a power of attorney on behalf of more than one policy owner; or

     - submitted on behalf of individual policy owners who have executed pre-authorized exchange forms which are submitted by market-timing firms (or other third parties) on behalf of more than one policy owner at the same time.

Nationwide will not restrict transfer rights unless Nationwide believes it to be necessary for the protection of all policy owners.

RIGHT TO REVOKE

A policy owner may cancel the policy by returning it by the latest of:

     -    10 days after receiving the policy;

     -    45 days after signing the application; or

     -    10 days after Nationwide delivers a Notice of Right of Withdrawal.


The policy can be mailed to the registered representative who sold it, or returned directly to Nationwide. The cancellation will be effective as of the date the request to cancel is postmarked, or if returned directly to Nationwide, the date Nationwide receives the returned policy and request to cancel.

Returned policies are deemed void from the beginning. Nationwide will refund the amount prescribed by the state in which the policy was issued within 7 days after it receives the policy. (In New York, Nationwide will refund any premiums paid.) The refunded amount will reflect the policy's investment experience from the time of issuance to the time of termination, as well as the deduction of any policy charges, unless a certain state requires another amount to be refunded.


POLICY LOANS

TAKING A POLICY LOAN


The policy owner may request a policy loan at any time using the policy as security. Policy loans are limited to 60% of the cash value, less the first year's surrender charge. Nationwide will not grant a loan for an amount less than $200. The maximum policy indebtedness at any given time is limited to 90% of the cash value, less the surrender charge. Policy indebtedness will be deducted from the death benefit, cash surrender value upon surrender, or the maturity proceeds.


Any request for a policy loan must be in written form. The request must be signed. Certain policy loans may result in currently taxable income and tax penalties.

A policy owner considering the use of policy loans in connection with his or her retirement income plan should consult his or her personal tax adviser regarding potential tax consequences that may arise if necessary payments are not made to keep the policy from lapsing. The amount of the payments necessary to prevent the policy from lapsing will increase with age.

EFFECT ON INVESTMENT PERFORMANCE

When a loan is made, an amount equal to the amount of the loan is transferred from the variable account to the policy loan account. If the assets relating to a policy are held in more than one sub-account, withdrawals from the sub-accounts will be made in proportion to the assets in each sub-account at the time of the loan. Policy loans will be transferred from the fixed account only when sufficient amounts are not available in the sub-accounts.

The amount taken out of the variable account will not be affected by the variable account's investment experience while the loan is outstanding.

INTEREST

The annual effective loan interest rate charged on policy loans is 3.9%.

On a current basis, the cash value in the policy loan account is credited with an annual effective rate of 3% during policy years 1 through 10 and an annual effective rate of 3.9% during the 11th and subsequent policy years. Nationwide may change the current interest crediting rate on the policy loans at any time at its sole discretion. However, the crediting rate is guaranteed never to be lower than 3% during policy years 1 through 10 and 3.65% during the 11th and subsequent policy years.

If it is determined that such loans will be treated, as a result of the differential between the interest crediting rate and the loan interest rate, as taxable distributions under any applicable ruling, regulation, or court decision, Nationwide retains the right to increase the net cost (by decreasing the interest crediting rate) on all subsequent policy loans to an amount that would result in the transaction being treated as a loan under federal tax law. If this amount is not prescribed by such ruling, regulation, or court decision, the amount will be that which Nationwide considers to be more likely to result in the transaction being treated as a loan under federal tax law.

Amounts transferred to the policy loan account will earn interest daily from the date of transfer. The earned interest is transferred from the policy loan account to the variable account or the fixed account on each policy anniversary, at the time a new loan is requested, or at the time of loan repayment. It will be allocated according to the fund allocation factors in effect at the time of the transfer.

Interest is charged daily and is payable at the end of each policy year or at the time of loan repayment. Unpaid interest will be added to the existing policy indebtedness as of the due date and will be charged interest at the same rate as the rest of the indebtedness.

Whenever the total policy indebtedness exceeds the cash value less any surrender charges, Nationwide will send a notice to the policy owner and the assignee, if any. The policy will terminate without value 61 days after the mailing of the notice unless a sufficient repayment is made during that period. A repayment is sufficient if it is large enough to reduce the total policy indebtedness to an amount equal to the total cash value less any surrender charge plus an amount sufficient to continue the policy in force for 3 months.

EFFECT ON DEATH BENEFIT AND CASH VALUE

A policy loan, whether or not repaid, will have a permanent effect on the death benefit and cash value because the investment results of the variable account or the fixed account will apply only to the non-loaned portion of the cash value. The longer the loan is outstanding, the greater the effect is likely to be. Depending on the investment results of the variable account or the fixed account while the loan is outstanding, the effect could be favorable or unfavorable.

REPAYMENT


All or part of the indebtedness may be repaid at any time while the policy is in force during the insured's lifetime. Any payment intended as a loan repayment, rather than a premium payment, must be identified as such. Loan repayments will be credited to the sub-accounts and the fixed account in proportion to the policy owner's underlying mutual fund allocation factors in effect at the time of the repayment. Each repayment must be at least $50. Nationwide reserves the right to require that any loan repayments resulting from policy loans transferred from the fixed account must be first allocated to the fixed account.


ASSIGNMENT


While the insured is living, the policy owner may assign his or her rights in the policy. The assignment must be in writing, signed by the policy owner and received at Nationwide's home office. Assignments will not affect any payments made or actions taken by Nationwide prior to Nationwide's receipt of the assignment request. Nationwide is not responsible for any assignment not submitted, nor is Nationwide responsible for the sufficiency of any assignment. Assignments are subject to any indebtedness owed to Nationwide before being recorded.


POLICY OWNER SERVICES

DOLLAR COST AVERAGING

Dollar Cost Averaging is a long-term transfer program that allows you to make regular, level investments over time. It involves the automatic transfer of a specified amount from the fixed account and/or certain sub-accounts into other sub-accounts. This program is not available in the State of New York. Nationwide does not guarantee that this program will result in profit or protect policy owners from loss.


Policy owners direct Nationwide to automatically transfer specified amounts from the fixed account, Federated Insurance Series - Federated Quality Bond Fund II, Fidelity VIP High Income Portfolio: Service Class, NSAT Government Bond Fund, NSAT Federated NSAT High Income Bond Fund (formerly, NSAT Nationwide High Income Bond Fund), and the NSAT Money Market Fund.


Transfers occur monthly or on another frequency if permitted by Nationwide. Nationwide will process transfers until either the value in the originating investment option is exhausted, or the policy owner instructs Nationwide in writing to stop the transfers.

Transfers from the fixed account must be equal to or less than 1/30th of the fixed account value at the time the program is requested.


No charge is assessed for using a Dollar Cost Averaging program. Nationwide reserves the right to stop establishing new Dollar Cost Averaging programs.


DEATH BENEFIT INFORMATION

CALCULATION OF THE DEATH BENEFIT

The policy qualifies as life insurance using the guideline premium/cash value corridor test of Section 7702 of the Internal Revenue Code.

While the policy is in force, the death benefit will never be less than the specified amount. The death benefit may vary with the cash value of the policy, which depends on investment performance.

The policy owner may choose one of two death benefit options.

Option 1. The death benefit will be the greater of the specified amount or minimum required death benefit. Under Option 1, the amount of the death benefit will ordinarily not change for several years to reflect the investment performance and may not change at all. If investment performance is favorable, the amount of the death benefit may increase. To see how and when investment performance will begin to affect death benefits, see the illustrations in Appendix B.

Option 2. The death benefit will be the greater of the specified amount plus the cash value as of the date of death, or the minimum required death benefit and will vary directly with the investment performance.

The calculation of the minimum required death benefit is shown on the policy data page. The minimum required death benefit is the lowest death benefit which will qualify the policy as life insurance under the guideline premium/cash value corridor test of Section 7702 of the Internal Revenue Code.

CHANGES IN THE DEATH BENEFIT OPTION


After the first policy year, the policy owner may elect to change the death benefit option under the policy. Only one change of death benefit option is permitted per policy year. The effective date of a change will be the monthly anniversary date following the date the change is approved by Nationwide.


In order for any change in the death benefit option to become effective, the cash surrender value, after the change, must be sufficient to keep the policy in force for at least 3 months.

Nationwide will adjust the specified amount so that the net amount at risk remains constant before and after the death benefit option change. A change in death benefit option will not be permitted if it results in the total premiums paid exceeding the then current maximum premium limitations under the guideline premium/cash value corridor test of Section 7702 of the Internal Revenue Code.

PROCEEDS PAYABLE ON DEATH

The actual death proceeds payable on the insured's death will be the death benefit as described above, less any policy indebtedness, and less any unpaid policy charges. Under certain circumstances, the death proceeds may be adjusted (see "Incontestability," "Error in Age or Sex," and "Suicide").

INCONTESTABILITY


Nationwide will not contest payment of the death proceeds based on the initial specified amount after the policy has been in force during the insured's lifetime for 2 years from the policy date. Nationwide will not contest payment of the death proceeds based on an increase in specified amount requiring evidence of insurability after it has been in force during the insured's lifetime for 2 years from its effective date.


ERROR IN AGE OR SEX

If the age or sex of the insured has been misstated, the death benefit and cash value will be adjusted. The cash value will be adjusted to reflect the cost of insurance charges on the correct age and sex from the policy date.

SUICIDE


If the insured dies by suicide, while sane or insane, within 2 years from the policy date, Nationwide will pay no more than the sum of the premiums paid, less any indebtedness and less any partial surrenders. If the insured dies by suicide, while sane or insane, within 2 years from the date Nationwide accepts an application for an increase in the specified amount, Nationwide will pay no more than the death benefit associated with the initial specified amount, plus the Cost of Insurance Charges associated with the increase in specified amount.


MATURITY PROCEEDS

The maturity date is the policy anniversary on or next following the insured's 100th birthday. If the policy is still in force, maturity proceeds are payable to the policy owner on the maturity date. Maturity proceeds are equal to the amount of the policy's cash value, less any indebtedness.

EXCHANGE RIGHTS


RIGHT OF EXCHANGE DURING THE FIRST TWO YEARS

The policy owner may, at any time during the first 24 months after a policy is issued, submit a written request to Nationwide for an irrevocable one-time election to transfer all sub-account cash value to the fixed account. This right of conversion is subject to state availability.

RIGHT OF EXCHANGE AFTER THE FIRST TWO YEARS

After 24 months from the date the policy is issued, a policy owner may exchange this policy for a new policy, subject to Nationwide's approval. In order to make such an exchange, the policy owner must provide evidence of insurability as required by Nationwide and the policy owner must bear all costs associated with the exchange. Costs associated with the change may include, but are not limited to, surrender charges and tax consequences. You should consult with your tax and/or financial adviser prior to electing to exchange the policy.


GRACE PERIOD


If the cash surrender value on a monthly anniversary date is not sufficient to cover that month's policy charges, a grace period will be allowed for the payment of a premium. Such premium must equal or exceed 4 times the estimated monthly charges.

Nationwide will send the policy owner a notice at the start of the grace period, at the address on the application or another address specified by the policy owner, stating the amount of premium required. The grace period will end 61 days after the date the notice is mailed. If sufficient premium is not received by Nationwide by the end of the grace period, the policy will lapse without value. If death proceeds become payable during the grace period, Nationwide will pay the death proceeds.


REINSTATEMENT

If the grace period ends and the policy owner has neither paid the required premium nor surrendered the policy for its cash surrender value, the policy owner may reinstate the policy by:

     1) submitting a written request at any time within 3 years after the end of the grace period and prior to the maturity date;

     2)   providing evidence of insurability satisfactory to Nationwide;

     3) paying sufficient premium to cover all policy charges that were due and unpaid during the grace period;

     4) paying sufficient premium to keep the policy in force for 3 months from the date of reinstatement; and

     5) paying or reinstating any indebtedness against the policy which existed at the end of the grace period.


The effective date of a reinstated policy will be the monthly anniversary date on or next following the date the application for reinstatement is approved by Nationwide. If the policy is reinstated, the cash value on the date of reinstatement, but prior to applying any premiums or loan repayments, will be set equal to the lesser of:


     1)   the cash value at the end of the grace period; or

     2) the surrender charge for the policy year in which the policy is reinstated.


Unless otherwise specified, all amounts will be invested according to the investment instructions in effect at the start of the grace period.


TAX MATTERS

POLICY PROCEEDS


Section 7702 of the Internal Revenue Code provides that if certain tests are met, a policy will be treated as a life insurance policy for federal tax purposes. Nationwide will monitor compliance with these tests. The policy should thus receive the same federal income tax treatment as fixed benefit life insurance. As a result, the death proceeds payable under a policy are generally excludable from gross income of the beneficiary under Section 101 of the Internal Revenue Code. However, if the policy is transferred for valuable consideration, then a portion of the death proceeds may be includable in the beneficiary's gross income.

Section 7702A of the Internal Revenue Code defines modified endowment contracts as those life insurance policies issued or materially changed on or after June 21, 1988 on which the total premiums paid during the first seven years exceed the amount that would have been paid if the policy provided for paid up benefits after seven level annual premiums (see "Information about the Policies").

As a general rule, distributions from a life insurance policy (other than a modified endowment contract) during the life of the insured are treated as the non-taxable return of premium, to the extent of premiums previously paid. For this purpose, dividends that are used to purchase riders are treated as distributions; dividends that are used to purchase paid-up additions or to reduce premiums are not treated as distributions. Aggregate amounts distributed in excess of aggregate premiums paid are generally treated as taxable ordinary income. A loan from a life insurance policy that is not a modified endowment contract generally is not treated as a taxable distribution. However, if the total loan is not repaid and is forgiven (such as if the life insurance policy lapses or is surrendered), then the amount of the outstanding loan balance is treated as a distribution to the policy owner and may be treated as ordinary income in whole or in part.

The Internal Revenue Code provides special rules for the taxation of surrenders, partial surrenders, loans, collateral assignments and other pre-death distributions from modified endowment contracts (other than certain distributions to terminally ill individuals). Under these special rules, such transactions are taxable to the extent the cash value of the policy exceeds, at the time of distribution, the premiums paid into the policy. In addition, a 10% tax penalty generally applies to the taxable portion of such distributions unless the policy owner is over age 59 1/2 or disabled, or the distribution is part of a series of substantially equal periodic payments as defined in the Internal Revenue Code.

Under certain circumstances, certain distributions made under a policy on the life of a "terminally ill individual," as that term is defined in the Internal Revenue Code, are treated as death proceeds and are subject to the death benefit rules of Section 101 of the Internal Revenue Code, described above.

The policies offered by this prospectus may or may not be issued as modified endowment contracts. If the policy is not issued as a modified endowment contract, Nationwide will monitor the premium payment and will notify the policy owner when the policy's non-modified endowment status is in jeopardy. If a policy is not a modified endowment contract, a cash distribution during the first 15 years after a policy is issued which causes a reduction in death benefits may still become fully or partially taxable to the policy owner pursuant to Section 7702(f)(7) of the Internal Revenue Code. The policy owner should carefully consider this potential effect and seek further information before initiating any changes in the terms of the policy. Under certain conditions, a policy may become a modified endowment, or may become subject to a new 7 year testing period, as a result of a material change or a reduction in benefits as defined by Section 7702A(c) of the Internal Revenue Code.

In addition to the tests required under Section 7702, Section 817(h) of the Internal Revenue Code requires that the investments of separate accounts such as the variable account be adequately diversified. Regulations under 817(h) provide that a variable life policy that fails to satisfy the diversification standards will not be treated as life insurance unless such failure was inadvertent, is corrected, and the policy owner or the issuer pays an amount to the IRS. The amount will be based on the tax that would have been paid by the policy owner if the income, for the period the policy was not diversified, had been received by the policy owner.

If the failure to diversify is not corrected in this manner, the policy owner will be deemed to be the owner of the underlying securities and taxed on the earnings of his or her account.


Representatives of the IRS have suggested, from time to time, that the number of underlying mutual funds available or the number of transfer opportunities available under a variable product may be relevant in determining whether the product qualifies for the desired tax treatment. No formal guidance has been issued in this area. Should the U.S. Secretary of the Treasury issue additional rules or regulations limiting the number of underlying mutual funds, transfers between underlying mutual funds, exchanges of underlying mutual funds or changes in investment objectives of underlying mutual funds such that the policy would no longer qualify as life insurance under Section 7702 of the Internal Revenue Code, Nationwide will take whatever steps are available to remain in compliance.

Nationwide will monitor compliance with these regulations and, to the extent necessary, will change the objectives or assets of the sub-account investments to remain in compliance.


A total surrender or cancellation of the policy by lapse or the maturity of the policy on its maturity date may have adverse tax consequences. If the amount received by the policy owner plus total policy indebtedness exceeds the premiums paid into the policy, then the excess generally will be treated as taxable income, regardless of whether or not the policy is a modified endowment contract.


WITHHOLDING


Distributions of income from a life insurance policy (including a modified endowment contract) are subject to federal income tax withholding; however, the recipient may elect not to have the withholding taken from the distribution. A distribution of income may be subject to mandatory back-up withholding (which cannot be waived). The mandatory back-up withholding rate is 31% of the income that is distributed and will arise of no taxpayer identification number is provided to Nationwide, or if the IRS notifies Nationwide that back-up withholding is required.


FEDERAL ESTATE AND GENERATION-SKIPPING TRANSFER TAXES

The federal estate tax is integrated with the federal gift tax under a unified tax rate schedule. In general, in 2001, an estate of less than $675,000 (inclusive of certain pre-death gifts) will not incur a federal estate tax liability. In addition, an unlimited marital deduction may be available for federal estate tax purposes, for certain amounts that pass to the surviving spouse.

When the insured dies, the death benefit will generally be included in the insured's federal gross estate if:

     1) the proceeds were payable to or for the benefit of the insured's estate; or

     2) the insured held any "incident of ownership" in the policy at death or at any time within 3 years of death. An incident of ownership is, in general, any right that may be exercised by the policy owner, such as the right to borrow on the policy, or the right to name a new beneficiary.

If the policy owner (whether or not he or she is the insured) transfers ownership of the policy to another person, such transfer may be subject to a federal gift tax. In addition, if such policy owner transfers the policy to someone two or more generations younger than the policy owner, the transfer may be subject to the federal generation-skipping transfer tax ("GSTT"), the taxable amount being the value of the policy.

Similarly, if the beneficiary is two or more generations younger than the insured, the payment of the death proceeds at the death of the insured may be subject to the GSTT. Pursuant to regulations recently promulgated by the U.S. Secretary of the Treasury, Nationwide may be required to withhold a portion of the death proceeds and pay them directly to the IRS as the GSTT liability.

The GSTT provisions generally apply to the same transfers that are subject to estate or gift taxes.

The tax rate is a flat rate equal to the maximum estate tax rate (currently 55%), and there is a provision for an aggregate $1 million exemption. Due to the complexity of these rules, the policy owner should consult with counsel and other competent advisors regarding these taxes.

NON-RESIDENT ALIENS

Pre-death distributions from modified endowment contracts to nonresident aliens ("NRAs") are generally subject to federal income tax and tax withholding, at a statutory rate of 30% of the amount of income that is distributed. Nationwide is required to withhold such amount from the distribution and remit it to the IRS. Distributions to certain NRAs may be subject to lower, or in certain instances zero, tax and withholding rates, if the United States has entered into an applicable treaty.

However, in order to obtain the benefits of such treaty provisions, the NRA must give to Nationwide sufficient proof of his or her residency and citizenship in the form and manner prescribed by the IRS. In addition, the NRA must obtain an individual taxpayer identification number from the IRS, and furnish that number to Nationwide prior to the distribution. If Nationwide does not have the proper proof of citizenship or residency and a proper individual taxpayer identification number prior to any distribution, Nationwide will be required to withhold 30% of the income, regardless of any treaty provision.

A pre-death distribution may not be subject to withholding where the recipient sufficiently establishes to Nationwide that such payment is effectively connected to the recipient's conduct of a trade or business in the United States and that such payment is includable in the recipient's gross income for United States federal income tax purposes. Any such distributions may be subject to back-up withholding at the statutory rate (currently 31%) if no taxpayer identification number, or an incorrect taxpayer identification number, is provided.

State and local estate, inheritance, income and other tax consequences of ownership or receipt of policy proceeds depend on the circumstances of each policy owner or beneficiary.

TAXATION OF NATIONWIDE

Nationwide is taxed as a life insurance company under the Internal Revenue Code. Since the variable account is not a separate entity from Nationwide and its operations form a part of Nationwide, it will not be taxed separately as a "regulated investment company" under Sub-chapter M of the Internal Revenue Code. Investment income and realized capital gains on the assets of the variable account are reinvested and taken into account in determining the value of accumulation units. As a result, such investment income and realized capital gains are automatically applied to increase reserves under the policies.

Nationwide does not initially expect to incur any federal income tax liability that would be chargeable to the variable account. Based upon these expectations, no charge is currently being made against the variable account for federal income taxes. If, however, Nationwide determines that on a separate company basis such taxes may be incurred, it reserves the right to assess a charge for such taxes against the variable account.

Nationwide may also incur state and local taxes (in addition to premium taxes) in several states. At present, these taxes are not significant. If they increase, however, charges for such taxes may be made.

TAX CHANGES

The foregoing discussion, which is based on Nationwide's understanding of federal tax laws as they are currently interpreted by the IRS, is general and is not intended as tax advice.

The Internal Revenue Code has been subjected to numerous amendments and changes, and it is reasonable to believe that it will continue to be revised. The United States Congress has, in the past, considered numerous legislative proposals that, if enacted, could change the tax treatment of the policies. It is reasonable to believe that such proposals, and future proposals, may be enacted into law. In addition, the U.S. Treasury Department may amend existing regulations, issue new regulations, or adopt new interpretations of existing law that may be at variance with its current positions on these matters. In addition, current state law (which is not discussed herein), and future amendments to state law, may affect the tax consequences of the policy.

If the policy owner, insured, or beneficiary or other person receiving any benefit or interest in or from the policy is not both a resident and citizen of the United States, there may be a tax imposed by a foreign country, in addition to any tax imposed by the United States. The foreign law (including regulations, rulings, and case law) may change and impose additional taxes on the policy, the death proceeds, or other distributions and/or ownership of the policy, or a treaty may be amended and all or part of the favorable treatment may be eliminated.

Any or all of the foregoing may change from time to time without any notice, and the tax consequences arising out of a policy may be changed retroactively. There is no way of predicting if, when, or to what extent any such change may take place. No representation is made as to the likelihood of the continuation of these current laws, interpretations, and policies.


The foregoing is a general explanation as to certain tax matters pertaining to insurance policies. It is not intended to be legal or tax advice. You should consult with your independent legal, tax and/or financial adviser for more information.


LEGAL CONSIDERATIONS

On July 6, 1983, the U.S. Supreme Court held in Arizona Governing Committee v. Norris that certain annuity benefits provided by employers' retirement and fringe benefit programs may not vary between men and women on the basis of sex. This decision applies only to benefits derived from premiums made on or after August 1, 1983. The policies offered by this prospectus are based upon actuarial tables which distinguish between men and women. Thus the policies provide different benefits to men and women of the same age. Accordingly, employers and employee organizations should consider, in consultation with legal counsel, the impact of Norris on any employment related insurance or benefit program before purchasing this policy.

STATE REGULATION

Nationwide is subject to the laws of Ohio governing insurance companies and to regulation by the Ohio Insurance Department. An annual statement in a prescribed form is filed with the Insurance Department each year covering the operation of Nationwide for the preceding year and its financial condition as of the end of such year. Regulation by the Insurance Department includes periodic examination to determine Nationwide's contract liabilities and reserves so that the Insurance Department may certify the items are correct. Nationwide's books and accounts are subject to review by the Insurance Department at all times and a full examination of its operations is conducted periodically by the National Association of Insurance Commissioners. Such regulation does not, however, involve any supervision of management or investment practices or policies. In addition, Nationwide is subject to regulation under the insurance laws of other jurisdictions in which it may operate.

REPORTS TO POLICY OWNERS

Nationwide will mail to the policy owner at the last known address of record:

     - an annual statement containing: the amount of the current death benefit, cash value, cash surrender value, premiums paid, monthly charges deducted, amounts invested in the fixed account and the sub-accounts, and policy indebtedness;

     - annual and semi-annual reports containing all applicable information and financial statements or their equivalent, which must be sent to the underlying mutual fund beneficial shareholders as required by the rules under the Investment Company Act of 1940 for the variable account; and

     - statements of significant transactions, such as changes in specified amount, changes in death benefit options, changes in future premium allocations, transfers among sub-accounts, premium payments, loans, loan repayments, reinstatement and termination.

ADVERTISING

Nationwide is ranked and rated by independent financial rating services, including Moody's, Standard & Poor's and A.M. Best Company. The purpose of these ratings is to reflect the financial strength or claims-paying ability of Nationwide. The ratings are not intended to reflect the investment experience or financial strength of the variable account. Nationwide may advertise these ratings from time to time. In addition, Nationwide may include in certain advertisements, endorsements in the form of a list of organizations, individuals or other parties which recommend Nationwide or the policies. Furthermore, Nationwide may occasionally include in advertisements comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits, relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. No class has been certified. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by Nationwide and other named defendants. Nationwide intends to defend this lawsuit vigorously.

There can be no assurance that any litigation relating to pricing or sales practices will not have a material adverse effect on Nationwide in the future.

The general distributor, NISC, is not engaged in any litigation of any material nature.

EXPERTS


The financial statements of Nationwide and Nationwide VLI Separate Account-4 have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


REGISTRATION STATEMENT


Nationwide has filed a registration statement with the SEC under the Securities Act of 1933, as amended, for the policies discussed in this prospectus. However, the prospectus does not contain all the information included in the registration statement. The registration statement may also contain amendments and exhibits that are not included in the prospectus. The prospectus is meant to be a summary and explanation of the policy, which is the legal binding instrument for the policies. Please refer to the policy for additional information.


DISTRIBUTION OF THE POLICIES

The policies will be sold by licensed insurance agents in those states where the policies may lawfully be sold. Agents are registered representatives of broker dealers registered under the Securities Exchange Act of 1934 who are member firms of the National Association of Securities Dealers, Inc. ("NASD"). The policies will be distributed by the general distributor, NISC. NISC was organized as an Oklahoma corporation on March 19, 1974. NISC is a wholly owned subsidiary of Nationwide and a member of the NASD.

NISC acts as general distributor for the following separate accounts, all of which are separate investment accounts of Nationwide or its affiliates:

     -    Nationwide VLI Separate Account-2;
     -    Nationwide VLI Separate Account-3;
     -    Nationwide VLI Separate Account-4;

     -    Nationwide VLI Separate Account-5;

     -    Nationwide Multi-Flex Variable Account;
     -    Nationwide Variable Account;
     -    Nationwide Variable Account-II;
     -    Nationwide Variable Account-5;
     -    Nationwide Variable Account-6;
     -    Nationwide Variable Account-8;
     -    Nationwide Variable Account-9;
     -    Nationwide Variable Account-10;
     -    Nationwide VA Separate Account-A;
     -    Nationwide VA Separate Account-B;
     -    Nationwide VA Separate Account-C;
     -    Nationwide VL Separate Account-A;
     -    Nationwide VL Separate Account-B;
     -    Nationwide VL Separate Account-C; and
     -    Nationwide VL Separate Account-D.


Gross first year commissions paid by Nationwide on the sale of these policies plus fees for marketing services are not more than 20% of the premiums paid up to commission target premium, 5% of premium in excess of commission target premium. Commission target premium is equal to the IRS guideline level premium.


No underwriting commissions have been paid by Nationwide to NISC.

NISC DIRECTORS AND OFFICERS

                                                                                 POSITIONS AND OFFICES
         NAME AND BUSINESS ADDRESS                                                 WITH UNDERWRITER
W. G. Jurgensen                                                               Chief Executive Officer and
One Nationwide Plaza                                                                   Director
Columbus, OH 43215

Joseph J. Gasper                                                          Chairman of the Board and Director
One Nationwide Plaza
Columbus, OH 43215

Richard A. Karas                                                              Vice Chairman and Director
One Nationwide Plaza
Columbus, OH 43215

Duane C. Meek                                                                          President
One Nationwide Plaza
Columbus, OH 43215

Philip C. Gath                                                                         Director
One Nationwide Plaza
Columbus, OH 43215

Susan A. Wolken                                                                        Director
One Nationwide Plaza
Columbus, OH 43215

Robert A. Oakley                                                  Executive Vice President - Chief Financial Officer
One Nationwide Plaza
Columbus, OH 43215

                                                                                 POSITIONS AND OFFICES
         NAME AND BUSINESS ADDRESS                                                 WITH UNDERWRITER
Robert J. Woodward, Jr.                                           Executive Vice President - Chief Investment Officer
One Nationwide Plaza
Columbus, OH 43215

Mark R. Thresher                                                          Senior Vice President and Treasurer
One Nationwide Plaza
Columbus, OH 43215

Barbara J. Shane                                                          Vice President - Compliance Officer
Two Nationwide Plaza
Columbus, OH 43215

Alan A. Todryk                                                                 Vice President - Taxation
One Nationwide Plaza
Columbus, OH 43215

John F. Delaloye                                                                  Assistant Secretary
One Nationwide Plaza
Columbus, OH 43215

Glenn W. Soden                                                          Associate Vice President and Secretary
One Nationwide Plaza
Columbus, OH 43215

E. Gary Berndt                                                                    Assistant Treasurer
One Nationwide Plaza
Columbus, OH 43215

Carol L. Dove                                            Associate Vice President - Treasury Services and Assistant Treasurer
One Nationwide Plaza
Columbus, OH 43215

Terry C. Smetzer                                                                  Assistant Treasurer
One Nationwide Plaza
Columbus, OH 43215


ADDITIONAL INFORMATION ABOUT NATIONWIDE

The life insurance business, including annuities, is the only business in which Nationwide is engaged.

Nationwide markets its policies through independent insurance brokers, general agents, and registered representatives of registered NASD broker/dealer firms.

Nationwide serves as depositor for the following separate investment accounts, each of which is a registered investment company:

  - Nationwide Variable Account;
  - Nationwide Variable Account-II;
  - Nationwide Variable Account-3;
  - Nationwide Variable Account-4;
  - Nationwide Variable Account-5;
  - Nationwide Variable Account-6;
  - Nationwide Fidelity Advisor Variable Account;
  - Nationwide Variable Account-8;
  - Nationwide Variable Account-9;
  - Nationwide Variable Account-10;
  - MFS Variable Account;
  - Nationwide Multi-Flex Variable Account;
  - Nationwide VLI Separate Account;
  - Nationwide VLI Separate Account-2;
  - Nationwide VLI Separate Account-3;

  - Nationwide VLI Separate Account-4; and
  - Nationwide VLI Separate Account-5.


Nationwide, in common with other insurance companies, is subject to regulation and supervision by the regulatory authorities of the states in which it is licensed to do business. A license from the state insurance department is a prerequisite to the transaction of insurance business in that state. In general, all states have statutory administrative powers. Such regulation relates, among other things, to licensing of insurers and their agents, the approval of policy forms, the methods of computing reserves, the form and content of statutory financial statements, the amount of policyholders' and stockholders' dividends, and the type of distribution of investments permitted.

Nationwide operates in the highly competitive field of life insurance. There are approximately 2,300 stock, mutual and other types of insurers in the life insurance business in the United States, and a large number of them compete with the registrant in the sale of insurance policies.

As is customary in insurance company groups, employees are shared with the other insurance companies in the group. In addition to its direct salaried employees, Nationwide shares employees with

Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company. Nationwide does not presently own or lease any materially important physical properties when its property holdings are viewed in relation to its total assets. Nationwide shares its home office, other facilities and equipment with Nationwide Mutual Insurance Company.

COMPANY MANAGEMENT

Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company, together with Nationwide Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, Nationwide Property and Casualty Insurance Company and Nationwide General Insurance Company and their affiliated companies comprise the Nationwide group of companies. The companies listed above have substantially common boards of directors and officers.

Nationwide Financial Services, Inc. ("NFS") is the sole shareholder of Nationwide. NFS serves as a holding company for other financial institutions. Nationwide is the sole owner of Nationwide Life and Annuity Insurance Company.


Each of the directors and officers listed below is a director or officer respectively of at least one or more of the other major insurance affiliates of the Nationwide group of companies. Messrs. Gasper and Woodward are also trustees of one or more of the registered investment companies distributed by NISC, a registered broker-dealer affiliated with the Nationwide group of companies.


DIRECTORS OF NATIONWIDE


  DIRECTORS OF THE DEPOSITOR NAME AND     POSITIONS AND OFFICES
      PRINCIPAL BUSINESS ADDRESS             WITH DEPOSITOR       PRINCIPAL OCCUPATION

Lewis J. Alphin                                 Director          Farm Owner and Operator, Bell Farms (1)
519 Bethel Church Road
Mount Olive, NC 28365-6107
A. I. Bell                                      Director          Farm Owner and Operator (1)
4121 North River Road West
Zanesville, OH 43701
Yvonne M. Curl                                  Director          Vice President, Chief Marketing Officer for Avaya Inc.(2)
Avaya Inc.
Room 3C322
211 Mt. Airy Road
Basing Ridge, NJ 07920
Kenneth D. Davis                                Director          Farm Owner and Operator (1)
7229 Woodmansee Road
Leesburg, OH 45135
Keith W. Eckel                                  Director          Partner, Fred W. Eckel Sons; President, Eckel Farms, Inc. (1)
1647 Falls Road
Clarks Summit, PA 18411
Willard J. Engel                                Director          Retired General Manager, Lyon County Co-operative Oil Company (1)
301 East Marshall Street
Marshall, MN 56258
Fred C. Finney                                  Director          Owner and Operator, Moreland Fruit Farm; Operator, Melrose
1558 West Moreland Road                                           Orchard (1)
Wooster, OH 44691
Joseph J. Gasper                           President and Chief    President and Chief Operating Officer, Nationwide Life Insurance
One Nationwide Plaza                      Operating Officer and   Company and Nationwide Life and Annuity Insurance Company (1)
Columbus, OH 43215                              Director
W.G. Jurgensen                               Chief Executive      Chairman and Chief Executive Officer (3)
One Nationwide Plaza                      Officer and Director
Columbus, OH 43215
David O. Miller                           Chairman of the Board   President, Owen Potato Farm, Inc.; Partner, M&M Enterprises (1)
115 Sprague Drive                             and Director
Hebron, OH 43025

  DIRECTORS OF THE DEPOSITOR NAME AND     POSITIONS AND OFFICES
      PRINCIPAL BUSINESS ADDRESS             WITH DEPOSITOR       PRINCIPAL OCCUPATION
Ralph M. Paige                                  Director          Executive Director Federation of Southern Cooperatives/Land
Federation of Southern                                            Assistance Fund (1)
Cooperatives/Land Assistance Fund
2769 Church Street
East Point, GA 30344
James F. Patterson                              Director          Vice President, Pattersons, Inc.; President, Patterson Farms,
8765 Mulberry Road                                                Inc. (1)
Chesterland, OH 44026
Arden L. Shisler                                Director          President and Chief Executive Officer, K&B Transport, Inc. (1)
1356 North Wenger Road
Dalton, OH 44618
Robert L. Stewart                               Director          Owner and Operator Sunnydale Farms and Mining (1)
88740 Fairview Road
Jewett, OH 43986


     (1)  Principal occupation for last 5 years.

     (2) Prior to assuming this current position, Ms. Curl held other executive management positions with the Xerox Corporation.
     (3) Prior to assuming this current position, Mr. Jurgensen was Executive Vice President of Bank One Corporation. Prior to that, Mr. Jurgensen was Executive Vice President of First Chicago NBD.

Each of the directors is a director of the other major insurance affiliates of the Nationwide group of companies except Mr. Gasper who is a director only of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. Mr. Gasper is a director of NISC, a registered broker-dealer.


Messrs. Miller, Patterson, and Shisler are directors of Nationwide Financial Services, Inc. Messrs. Gasper and Woodward are trustees of Nationwide Separate Account Trust and Nationwide Asset Allocation Trust, registered investment companies.

EXECUTIVE OFFICERS OF NATIONWIDE


OFFICERS OF THE DEPOSITOR
NAME AND PRINCIPAL BUSINESS ADDRESS                  OFFICES OF THE DEPOSITOR
Richard D. Headley                                   Executive Vice President
One Nationwide Plaza
Columbus, OH 43215
Michael S. Helfer                                    Executive Vice President - Corporate Strategy
One Nationwide Plaza
Columbus, OH 43215
Donna A. James                                       Executive Vice President - Chief Administrative Officer
One Nationwide Plaza
Columbus, OH 43215
Robert A. Oakley                                     Executive Vice President - Chief Financial Officer and Treasurer
One Nationwide Plaza
Columbus, OH 43215
Robert J. Woodward, Jr.                              Executive Vice President - Chief Investment Officer
One Nationwide Plaza
Columbus, OH 43215
John R. Cook, Jr.                                    Senior Vice President - Chief Communications Officer
One Nationwide Plaza
Columbus, OH 43215
Thomas L. Crumrine                                   Senior Vice President
One Nationwide Plaza
Columbus, OH 43215
David A. Diamond                                     Senior Vice President - Corporate Strategy
One Nationwide Plaza
Columbus, OH 43215

OFFICERS OF THE DEPOSITOR
NAME AND PRINCIPAL BUSINESS ADDRESS                  OFFICES OF THE DEPOSITOR
Philip C. Gath                                       Senior Vice President - Chief Actuary - Nationwide Financial
One Nationwide Plaza
Columbus, OH 43215
Patricia R. Hatler                                   Senior Vice President, General Counsel and Secretary
One Nationwide Plaza
Columbus, OH 43215
David K. Hollingsworth                               Senior Vice President - Business Development and Sponsor Relations
One Nationwide Plaza
Columbus, OH 43215
David R. Jahn                                        Senior Vice President - Product Management
One Nationwide Plaza
Columbus, OH 43215
Richard A. Karas                                     Senior Vice President - Sales - Financial Services
One Nationwide Plaza
Columbus, OH 43215
Gregory S. Lashutka                                  Senior Vice President - Corporate Relations
One Nationwide Plaza
Columbus, OH 43215
Edwin P. McCausland, Jr.                             Senior Vice President - Fixed Income Securities
One Nationwide Plaza
Columbus, OH 43215
Mark D. Phelan                                       Senior Vice President - Technology and Operations
One Nationwide Plaza
Columbus, OH 43215
Douglas C. Robinette                                 Senior Vice President - Claims
One Nationwide Plaza
Columbus, OH 43215
Mark R. Thresher                                     Senior Vice President - Finance - Nationwide Financial
One Nationwide Plaza
Columbus, OH 43215
Richard M. Waggoner                                  Senior Vice President - Operations
One Nationwide Plaza
Columbus, OH 43215
Susan A. Wolken                                      Senior Vice President - Product Management and Nationwide Financial
One Nationwide Plaza                                 Marketing
Columbus, OH 43215

W.G. JURGENSEN has been a Director and Chief Executive Officer since 2000. Previously, he was Executive Vice President of Bank One Corporation from 1998 to May 2000. Prior to Bank One's merger with First Chicago NBD, Mr. Jurgensen served from 1990 to 1998 as Executive Vice President with First Chicago, leading various business units. For 17 years, Mr. Jurgensen was with Norwest Corporation, beginning as a corporate banking officer and serving in increasingly responsible roles including president and CEO of Norwest Investment Services and management of the treasury function. Mr. Jurgensen's final post was Executive Vice President - Corporate Banking.

JOSEPH J. GASPER has been President and Chief Operating Officer and Director of Nationwide since April 1996. Previously, he was Executive Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company from April 1995 to April 1996. He was Senior Vice President - Property/Casualty Operations of Nationwide Mutual Insurance Company from September 1993 to April 1995. Prior to that time, Mr. Gasper held numerous positions within Nationwide. Mr. Gasper has been with Nationwide for 34 years.


LEWIS J. ALPHIN has been a Director of Nationwide since 1993. Mr. Alphin owns and operates an 800-acre farm in Mt. Olive, NC. He taught agriculture business at James Sprunt Community Collegy in Kenansville, NC for more than 22 years before retiring in 1994. He is the former board chairman of the Cape Fear Farm Credit Association, a member and former vice president, secretary/treasurer, and director of the Duplin County Agribusiness Council, and a former board member of the Southern States Cooperative (1986 to 1993). Mr. Alphin is a member of the Duplin County Farm Bureau, the North Carolina Farm Bureau, ad the Farm Credit Council. He is a member and former director of the Oak Wolfe Fire Department.

A. I. BELL has been a Director of Nationwide since April, 1998. Mr. Bell has served as a state trustee of the Ohio Farm Bureau Federation from 1991 to 1998 and as president that last four years. He oversees the Bell family farm in Zanesville, Ohio. The farm is the hub of a multi-family swine network, in addition to grain and beef operations. Mr. Bell has represented the Ohio Farm Bureau at state and national level activities, and has traveled internationally representing Ohio agriculture. In 1995, he was introduced into The Ohio State University Department of Animal Sciences Hall of Fame.


YVONNE M. CURL has been a Director of Nationwide since April 1998. Ms. Curl is Vice President - Chief Marketing Officer for Avaya Inc. located in Basking Ridge, NJ. Prior to joining Avaya Inc. in November 2000, she was employed by the Xerox Corporation. She joined Xerox in 1976 as a sales representative and progressed through management positions, including vice president - field operations; executive assistant to te chairman and CEO; and as corporate vice president serving as senior vice president and general manager, public sector worldwide/global solutions group.


JOHN R. COOK, JR. has been Senior Vice President - Chief Communications Officer since May 1997. Previously, Mr. Cook was Senior Vice President - Chief Communications Officer of USAA from July 1989 to May 1997. Mr. Cook has been with Nationwide for 3 years.


THOMAS L. CRUMRINE has been Senior Vice President of Nationwide since September 1997. Previously he was Senior Vice President - Property/Casualty from March 1996 to September 1997. Prior to that time, he was Senior Vice President - Claims from April 1995 to March 1996, Vice President - Claims from 1993 to March 1996, Vice President - Agency Sales from 1991 to 1993 and Vice President - Agency Services from 1989 to 1991. Prior to 1989 Mr. Crumrine held several positions with Nationwide.


KENNETH D. DAVIS has been a Director of Nationwide since April 1999. Mr. Davis is the immediate past president of the Ohio Farm Bureau Federation. He served as a member of the Ohio Farm Bureau Federation's board of trustees from 1989 until 1999. He served as first vice president of the board from 1994 until 1998. Mr. Davis serves on the board of directors of his local rural electric cooperatives and is a member of many agriculture organizations including the Ohio Corn Growers, Ohio Cattlemen's and Ohio Soybean associations.


DAVID A. DIAMOND has been Senior Vice President - Corporate Strategy since December 11, 2000. Previously, Mr. Diamond was Senior Vice President - Corporate Controller from August 1999 to December 2000. He was Vice President - Controller from October 1993 to August 1999. Prior to that time, Mr. Diamond held several positions within Nationwide. Mr. Diamond has been with Nationwide for 12 years.


KEITH W. ECKEL has been a Director of Nationwide since April 1996. Mr. Eckel is a partner of Fred W. Eckel Sons and president of Eckel Farms, Inc. in northeast Pennsylvania. He received the Master Farmer award from Penn State University in 1982. Mr. Eckel is a member of the Pennsylvania Agricultural Land Preservation Board. He is a former president of the Pennsylvania Farm Bureau, a position he held for 15 years, and the Lackawanna County Cooperative Extension Association. He has served as a board member and executive committee member of the American Farm Bureau Federation. He is a former vice president of the Pennsylvania Council of Cooperative Extension Associations and former board member of the Pennsylvania Vegetable Growers Association.

WILLARD J. ENGEL has been a Director of Nationwide since 1994. Mr. Engel served as general manager of Lyon County Co-Operative Oil Co. in Marshall, MN from 1975 to 1997, and occasionally serves on a consulting basis. He previously was a division manager of the Truman Farmers Elevator. He is a former director of the Western Co-op Transport in Montevideo, MN, a former director and legislative committee chairman of the Northwest Petroleum Association in St. Paul, and a former director of Farmland Industries in Kansas City.

FRED C. FINNEY has been a Director of Nationwide since 1992. Mr. Finney is the owner and operator of the Moreland Fruit Farm and operator of Melrose Orchard in Wooster, OH. He is past president of the Ohio Farm Bureau Federation, the Ohio Fruit Growers Society, Wayne County Farm Bureau, and the Westwood Ruritan Club. He is a member of the American Berry Cooperative.

PHILIP C. GATH has been Senior Vice President - Chief Actuary - Nationwide Financial since May 1998. Previously, Mr. Gath was Vice President - Product Manager - Individual Variable Annuity from July 1997 to May 1998. Mr. Gath was Vice President - Individual Life Actuary from August 1989 to July 1997. Prior to that time, Mr. Gath held several positions within Nationwide. Mr. Gath has been with Nationwide for 32 years.

PATRICIA R. HATLER has been Senior Vice President, General Counsel and Secretary since April 2000. Previously, she was Senior Vice President and General Counsel from July 1999 to April 2000. Prior to that time, she was General Counsel and Corporate Secretary of Independence Blue Cross from 1983 to July 1999.


RICHARD D. HEADLEY has been Executive Vice President for Nationwide since July 2000. Previously, he was Executive Vice President - Chief Information Technology Officer from May 1999 to July 2000. He was Senior Vice President - Chief Information Technology Officer from October 1997 to May 1999. Previously, Mr. Headly was Chairman and Chief Executive Officer of Banc One Services Corporation from 1992 to October 1997. From January 1975 until 1992, Mr. Headley held several positions with Banc One Corporation. Mr. Headley has been with Nationwide for 3 years.

MICHAEL S. HELFER has been Executive Vice President - Corporate Strategy since August 2000. He is a former partner and head of the financial institutions group at Wilmer, Cutler and Pickering, a 350-lawyer international law firm headquartered in Washington, D.C. He served as that firm's Chairman and Chief Executive Officer from 1995 to 1998.

DAVID K. HOLLINGSWORTH has been Senior Vice President - Business Development and Sponsor Relations since April 2000. Previouly, he was Senior Vice President - Multi Channel and Sponsor relations from August 1999 until April 2000. Previously, he was Senior Vice President - Marketing from June 1999 to August 1999. Prior to that time, Mr. Hollingsworth held numerous positions within Nationwide. Mr. Hollingsworth has been with Nationwide for 26 years.

DAVID R. JAHN has been Senior Vice President - Product Management since November 2000. Previously, he was Senior Vice President - Commercial Insurance from March 1998 to November 2000. Previously, he was Vice President - Property/Casualty Operations and Vice President - Resource Management from March 1996 to January 1998. Prior to that time, Mr. Jahn has held numerous positions within Nationwide. Mr. Jahn has been with Nationwide for 29 years.

DONNA A. JAMES has been Executive Vice President - Chief Administrative Officer since July 2000. Previously, she was Senior Vice President - Chief Human Resources Officer from May 1999 to July 2000. She was Senior Vice President - Human Resources from December 1997 to May 1999. Previously, she was Vice President - Human Resources from July 1996 to December 1997. Prior to that time, Ms. James was Vice President - Assistant to the CEO of Nationwide from March 1996 to July 1996. From May 1994 to March 1996, she was Associate Vice President
- Assistant to the CEO of Nationwide. Previously, Ms. James held several positions within Nationwide. Ms. James has been with Nationwide for 19 years.

RICHARD A. KARAS has been Senior Vice President - Sales - Financial Services since March 1993. Previously, he was Vice President - Sales - Financial Services from February 1989 to March 1993. Prior to that time, Mr. Karas held several positions within Nationwide. Mr. Karas has been with Nationwide for 36 years.


GREGORY S. LASHUTKA has been Senior Vice President - Corporate Relations since January 2000. Previously, he was the Mayor of the City of Columbus (Ohio) from January 1992 to December 1999. From January 1986 to December 1991, Mr. Lashutka was a Partner with Squire, Sanders & Dempsey. From January 1978 to December 1985, he was City Attorney for the City of Columbus (Ohio).

EDWIN P. MCCAUSLAND, JR. has been Senior Vice President - Fixed Income Securities since 1999. Mr. McCausland has 29 years of experience in insurance investments beginning his career in 1970 with Connecticut Mutual Life Insurance Company. He joined Phoenix Mutual Life Insurance Company in 1981 as second Vice President of Bond Investments and rising to Vice President of Pension Operations. He was Vice President and Managing Director of Mass Mutual Life Insurance Company prior to joining Nationwide.

DAVID O. MILLER has been a Director of Nationwide since November 1996. Mr. Miller has been Chairman of the Board since 1998. Mr. Miller is president of Owen Potato Farm, Inc. and a partner of M&M Enterprises in Licking County, OH. He is a director and board chairman of the National Cooperative Business Association, director of Cooperative Business International and the International Cooperative Alliance, and serves on the educational executive committee of the National Council of Farmer Cooperatives. He was president of the Ohio Farm Bureau Federation from 1981 to 1985 and was vice president for six years. Mr. Miller served a two year term on the board of the American Farm Bureau Association. He is past president of the Ohio Vegetable and Potato Growers Association, and was a director of Landmark, Inc., a farm supply cooperative which is now part of Indianapolis-based Countrymark.


ROBERT A. OAKLEY has been Executive Vice President - Chief Financial Officer and Treasurer since December 2000. Previously, Mr. Oakley was Executive Vice President - Chief Financial Officer from April 1995 to December 2000. Prior to that, Mr. Oakley was Senior Vice President - Chief Financial Officer from October 1993 to April 1995. Prior to that time, Mr. Oakley held several positions within Nationwide. Mr. Oakley has been with Nationwide for 25 years.


RALPH M. PAIGE has been a Director of Nationwide since April 1999. Mr. Paige has been the Executive Director of the Federation of Southern Cooperatives/Land Assistance Fund since 1969. Mr. Paige also served as the National Field Director/Georgia State Director from 1981 to 1984.

JAMES F. PATTERSON has been a Director of Nationwide since April 1989. Mr. Patterson is president of Patterson Farms, Inc. and has operated Patterson Fruit Farm in Chesterland, OH since 1964. Mr. Patterson is on the boards of The Ohio State University Hospitals Health System in Cleveland, Geauga Hospital, Inc. and the National Cooperative Business Association. He is past president of the Ohio Farm Bureau Federation and former member of Cleveland Foundation's Lake and Geauga Advisory Committees.


MARK D. PHELAN has been Senior Vice President - Technology and Operations since December 2000. Previously, he was Senior Vice President - Technology Services from 1998 to December 2000. His previous management experience includes five years (1977 - 1982) with the data processing division's sales group at IBM Corporation. From 1982 through 1990, Mr. Phelan served as Director of AT&T's Consumer Communications Services Group and he was subsequently promoted to Sales Vice President for the Eastern Region of the Business Communications Services Division. In 1992, he became Executive Vice President - Sales and Marketing for the Electronic Commerce Division of Checkfree Corporation, a position he held for five years. From 1997 until 1998, he was in private consulting.

DOUGLAS C. ROBINETTE has been Senior Vice President - Claims since November 2000. Previously he was Senior Vice President - Claims and Financial Services from 1999 to November 2000. Prior to that time, Mr. Robinette was Senior Vice President - Marketing and Product Management from May 1998 to 1999. Mr. Robinette was Executive Vice President, Customer Services of Employers Insurance of Wausau, a member of the Nationwide group until 1998, from September 1996 to May 1998. Prior to that time, he was Executive Vice President, Finance and Insurance Services of Wausau from May 1995 to September 1996. From November 1994 to May 1995, Mr. Robinette was Senior Vice President, Finance and Insurance Services of Wausau. From May 1993 to November 1994, he was Senior Vice President, Finance of Wausau. Prior to that time, Mr. Robinette held several positions within the Nationwide group. Mr. Robinette has been with Nationwide for 14 years.


ARDEN L. SHISLER has been a Director of Nationwide since 1984. Mr. Shisler is president and chief executive officer of K&B Transport, Inc., a trucking firm in Dalton, OH. He is a director of the National Cooperative Business Association in Washington, DC. He is a former board member and vice president of the Ohio Farm Bureau Federation and past president of the Ohio Agricultural Marketing Association, an Ohio Farm Bureau Federation subsidiary. He is a member of the Ohio Trucking Association, the Ohio Trucking Safety Council, the Wayne County Farm Bureau, Cornerstone Community Church, the Advisory Committee of The Ohio State University Agriculture Technical Institute and a board member of the Wilderness Center.

ROBERT L. STEWART has been a Director of Nationwide since 1989. Mr. Stewart is the owner and operator of Sunnydale Farms and Mining in Jewett, OH. He served on the board of the Ohio Farm Bureau Federation and as president of the Ohio Holstein Association board. Mr. Stewart was a director of the Ohio Agricultural Stabilization and Conservation Service board and Landmark, Inc. a farm supply cooperative which is now part of Indianapolis-based Countrymark.

MARK R. THRESHER has been Senior Vice President - Finance - Nationwide Financial since May 1999. He was Vice President - Controller from August 1996 to May 1999. He was Vice President and Treasurer from November 1996 to February 1997. Previously, he was Vice President and Treasurer from June 1996 to November 1996. Prior to joining Nationwide, Mr. Thresher served as a partner with KPMG LLP from July 1988 to June 1996.


RICHARD M. WAGGONER has been Senior Vice President - Operations since May 1999. Previously, he was President of Nationwide Services from May 1997 to May 1999. Prior to that time, Mr. Waggoner has held numerous positions within the Nationwide group of companies. Mr. Waggoner has been with Nationwide for 24 years.

SUSAN A. WOLKEN has been Senior Vice President - Product Management and Nationwide Financial Marketing since May 1999. Previously, Ms. Wolken was Senior Vice President - Life Company Operations from June 1997 to May 1999. She was Senior Vice President - Enterprise Administration from July 1996 to June 1997. Prior to that time, she was Senior Vice President - Human Resources from April 1995 to July 1996. From September 1993 to April 1995, Ms. Wolken was Vice President - Human Resources. From October 1989 to September 1993 she was Vice President - Individual Life and Health Operations. Ms. Wolken has been with Nationwide for 26 years.

ROBERT J. WOODWARD, JR. has been Executive Vice President - Chief Investment Officer since August 1995. Previously, he was Senior Vice President - Fixed Income Investments from March 1991 to August 1995. Prior to that time, Mr. Woodward held several positions within Nationwide. Mr. Woodward has been with Nationwide for 36 years.

APPENDIX A: OBJECTIVES FOR UNDERLYING MUTUAL FUNDS

The underlying mutual funds listed below are designed primarily as investment vehicles for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURY(SM) FAMILY OF INVESTMENTS.
American Century Variable Portfolios, Inc. was organized as a Maryland corporation in 1987. It is a diversified, open-end investment management company which offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. American Century Variable Portfolios, Inc. is managed by American Century Investment Management, Inc.

     AMERICAN CENTURY VP INCOME & GROWTH
     Investment Objective: Dividend growth, current income and capital appreciation. The Fund seeks to achieve its investment objective by investing in common stocks. The investment manager constructs the portfolio to match the risk characteristics of the S&P 500 Stock Index and then optimizes each portfolio to achieve the desired balance of risk and return potential. This includes targeting a dividend yield that exceeds that of the S&P 500. Such a management technique known as "portfolio optimization" may cause the Fund to be more heavily invested in some industries than in others. However, the Fund may not invest more than 25% of its total assets in companies whose principal business activities are in the same industry.

     AMERICAN CENTURY VP INTERNATIONAL
     Investment Objective: Capital growth. The Fund will seek to achieve its investment objective by investing primarily in securities of foreign companies that meet certain fundamental and technical standards of selection and, in the opinion of the investment manager, have potential for appreciation. Under normal conditions, the Fund will invest at least 65% of its assets in common stocks or other equity securities of issuers from at least three countries outside the United States. While securities of United States issuers may be included in the portfolio from time to time, it is the primary intent of the manager to diversify investments across a broad range of foreign issuers. Although the primary investment of the Fund will be common stocks (defined to include depository receipts for common stock and other equity equivalents), the Fund may also invest in other types of securities consistent with the Fund's objective. When the manager believes that the total capital growth potential of other securities equals or exceeds the potential return of common stocks, the Fund may invest up to 35% of its assets in such other securities.

     AMERICAN CENTURY VP VALUE
     Investment Objective: Long-term capital growth; income is a secondary objective. The equity securities in which the Fund will invest will be primarily securities of well-established companies with intermediate-to-large market capitalizations that are believed by management to be undervalued at the time of purchase. Under normal market conditions, the Fund expects to invest at least 80% of the value of its total assets in equity securities, including common and preferred stock, convertible preferred stock and convertible debt obligations.

DREYFUS INVESTMENT PORTFOLIOS
Dreyfus Investment Portfolios (the "Fund") is an open-end, management investment company known as a mutual fund. Shares are offered only to variable annuity and variable life insurance separate accounts established by insurance companies to fund variable annuity contracts and variable life insurance policies and to qualified pension and retirement plans. Individuals may not purchase shares directly from the Fund. The Dreyfus Corporation serves as the Fund's investment adviser.


     EUROPEAN EQUITY PORTFOLIO: INITIAL SHARES
     Investment Objective: Long-term capital growth. To pursue this goal, the Portfolio generally invests at least 80% of its total assets in stocks included within the universe of the 300 largest European companies. The Portfolio's stock investments may include common stocks, preferred stocks and convertible securities.

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.: INITIAL SHARES
The Dreyfus Socially Responsible Growth Fund, Inc. is an open-end, diversified, management investment company incorporated under Maryland law on July 20, 1992 and commenced operations on October 7, 1993. The Fund offers its share only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation serves as the Fund's investment adviser. NCM Capital Management Group, Inc. serves as the Fund's sub-investment adviser and provides day-to-day management of the Fund's portfolio.


     Investment Objective: Capital growth through equity investment in companies that, in the opinion of the Fund's advisers, not only meet traditional investment standards, but which also show evidence that they conduct their business in a manner that contributes to the enhancement of the quality of life in America. Current income is secondary to the primary goal.


DREYFUS STOCK INDEX FUND, INC.: INITIAL SHARES
The Dreyfus Stock Index Fund, Inc. ("Fund") is an open-end, non-diversified, management investment company incorporated under Maryland law on January 24, 1989 and commenced operations on September 29, 1989. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation ("Dreyfus") serves as the Fund's manager, while Mellon Equity Associates, an affiliate of Dreyfus, serves as the Fund's index manager. Dreyfus is a wholly-owned subsidiary of Mellon Bank, N.A., which is a wholly-owned subsidiary of Mellon Bank Corporation.


     Investment Objective: To provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.


DREYFUS VARIABLE INVESTMENT FUND
Dreyfus Variable Investment Fund ("Fund") is an open-end, management investment company. It was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on October 29, 1986 and commenced operations on August 31, 1990. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation serves as the Fund's manager. Fayez Sarofim & Company serves as the sub-adviser and provides day-to-day management of the portfolio.

     APPRECIATION PORTFOLIO: INITIAL SHARES (FORMERLY, CAPITAL APPRECIATION PORTFOLIO) Investment Objective: Primarily long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective. This Portfolio invests primarily in the common stocks of domestic and foreign issuers.


FEDERATED INSURANCE SERIES
Federated Insurance Series (the "Trust"), an open-end management investment company, was established as a Massachusetts business trust, under a Declaration of Trust dated September 15, 1993. The Trust offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Federated Investment Management Company serves as the investment adviser.

     FEDERATED QUALITY BOND FUND II
     Investment Objective: Current income by investing in investment grade fixed income securities.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
The Fidelity Variable Insurance Products Fund ("VIP") is an open-end, diversified, management investment company organized as a Massachusetts business trust on November 13, 1981. Shares of VIP are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager for VIP and its portfolios.

     VIP EQUITY-INCOME PORTFOLIO: SERVICE CLASS
     Investment Objective: Reasonable income by investing primarily in income-producing equity securities. In choosing these securities FMR also will consider the potential for capital appreciation. The Portfolio's goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's 500 Composite Stock Price Index.

     VIP GROWTH PORTFOLIO: SERVICE CLASS
     Investment Objective: Capital appreciation. This Portfolio will invest in the securities of both well-known and established companies, and smaller, less well-known companies which may have a narrow product line or whose securities are thinly traded. These latter securities will often involve greater risk than may be found in the ordinary investment security. FMR's analysis and expertise plays an integral role in the selection of securities and, therefore, the performance of the Portfolio. Many securities which FMR believes would have the greatest potential may be regarded as speculative, and investment in the Portfolio may involve greater risk than is inherent in other underlying mutual funds. It is also important to point out that this Portfolio makes sense for you if you can afford to ride out changes in the stock market because it invests primarily in common stocks. FMR can also make temporary investments in securities such as investment-grade bonds, high-quality preferred stocks and short-term notes, for defensive purposes when it believes market conditions warrant.

     VIP HIGH INCOME PORTFOLIO: SERVICE CLASS
     Investment Objective: High level of current income by investing primarily in high-risk, lower-rated, high-yielding, fixed-income securities, while also considering growth of capital. FMR will seek high current income normally by investing the Portfolio's assets as follows:

          - at least 65% in income-producing debt securities and preferred stocks, including convertible securities; and

          - up to 20% in common stocks and other equity securities when consistent with the Portfolio's primary objective or acquired as part of a unit combining fixed-income and equity securities

     Higher yields are usually available on securities that are lower-rated or that are unrated. Lower-rated securities are usually defined as Ba or lower by Moody's Investor Service, Inc. ("Moody's"); BB or lower by Standard & Poor's and may be deemed to be of a speculative nature. The Portfolio may also purchase lower-quality bonds such as those rated Ca3 by Moody's or C-by Standard & Poor's which provide poor protection for payment of principal and interest (commonly referred to as "junk bonds"). For a further discussion of lower-rated securities, please see the "Risks of Lower-Rated Debt Securities" section of the Portfolio's prospectus.

     VIP OVERSEAS PORTFOLIO: SERVICE CLASS
     Investment Objective: Long-term capital growth primarily through investments in foreign securities. This Portfolio provides a means for investors to diversify their own portfolios by participating in companies and economies outside the United States.


FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
The Fidelity Variable Insurance Products Fund II ("VIP II") is an open-end, diversified, management investment company organized as a Massachusetts business trust on March 21, 1988. VIP II's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager of VIP II and its portfolios.


     VIP II CONTRAFUND(R) PORTFOLIO: SERVICE CLASS
     Investment Objective: Capital appreciation by investing primarily in companies that FMR believes to be undervalued due to an overly pessimistic appraisal by the public. This strategy can lead to investments in domestic or foreign companies, small and large, many of which may not be well known. The Portfolio primarily invests in common stock and securities convertible into common stock, but it has the flexibility to invest in any type of security that may produce capital appreciation.


FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
The Fidelity Variable Insurance Products Fund III ("VIP III") is an open-end, diversified, management investment company organized as a Massachusetts business trust on July 14, 1994. VIP III's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager of VIP III and it's portfolios.


     VIP III GROWTH OPPORTUNITIES PORTFOLIO: SERVICE CLASS
     Investment Objective: Capital growth by investing primarily in common stocks and securities convertible into common stocks. The Portfolio, under normal conditions, will invest at least 65% of its total assets in securities of companies that FMR believes have long-term growth potential. Although the Portfolio invests primarily in common stock and securities convertible into common stock, it has the ability to purchase other securities, such as preferred stock and bonds that may produce capital growth. The Portfolio may invest in foreign securities without limitation.

JANUS ASPEN SERIES
The Janus Aspen Series is an open-end management investment company whose shares are offered in connection with investment in and payments under variable annuity contracts and variable life insurance policies, as well as certain qualified retirement plans. Janus Capital Corporation serves as investment adviser to each Portfolio.

     CAPITAL APPRECIATION PORTFOLIO: SERVICE SHARES
     Investment Objective: Long-term growth of capital by investing primarily in common stocks selected for their growth potential. The Portfolio may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies.

     GLOBAL TECHNOLOGY PORTFOLIO: SERVICE SHARES
     Investment Objective: Long-term growth of capital by investing primarily in equity securities of U.S. and foreign companies selected for their growth potential. Under normal circumstances, the Portfolio invests at least 65% of its total assets in securities of companies that the Portfolio manager believes will benefit significantly from advances or improvements in technology.

     INTERNATIONAL GROWTH PORTFOLIO: SERVICE SHARES
     Investment Objective: Long-term growth of capital by investing at least 65% of its total assets in securities of issuers from at least five different countries, excluding the United States. Although the Portfolio intends to invest substantially all of its assets in issuers located outside the United States, it may invest in U.S. issuers and it may at times invest all of its assets in fewer than five countries, or even a single country.

NATIONWIDE SEPARATE ACCOUNT TRUST
Nationwide Separate Account Trust ("NSAT") is a diversified open-end management investment company created under the laws of Massachusetts. NSAT offers shares in the mutual funds listed below, each with its own investment objectives. Shares of NSAT will be sold primarily to separate accounts to fund the benefits under variable life insurance policies and variable annuity contracts issued by life insurance companies. Villanova Global Asset Management Trust, an indirect subsidiary of Nationwide Mutual Insurance Company, manages the assets of the Gartmore NSAT Emerging Markets Fund and Gartmore NSAT International Growth Fund. The remaining assets of NSAT are managed by Villanova Mutual Fund Capital Trust ("VMF"), an indirect subsidiary of Nationwide Financial Services, Inc.


     CAPITAL APPRECIATION FUND
     Investment Objective: Long-term capital appreciation.

     DREYFUS NSAT MID CAP INDEX FUND (FORMERLY, NATIONWIDE MID CAP INDEX FUND) (FORMERLY, NATIONWIDE SELECT ADVISERS MID CAP FUND)
     Subadviser: The Dreyfus Corporation
     Investment Objective: Capital appreciation. The Fund seeks to match the performance of the Standard & Poor's MidCap 400 Index. To pursue this goal, the Fund generally is fully invested in all 400 stocks included in this index in proportion to their weighting in the index, and in futures whose performance is tied to the index. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.


     FEDERATED NSAT EQUITY INCOME FUND (FORMERLY, NATIONWIDE EQUITY INCOME FUND)
     Subadviser: Federated Investment Counseling
     Investment Objective: Above average income and capital appreciation by investing primarily in income producing U.S. and foreign equity securities and securities that are convertible into common stock.

     FEDERATED NSAT HIGH INCOME BOND FUND (FORMERLY, NATIONWIDE HIGH INCOME BOND
     FUND)
     Subadviser:  Federated Investment Counseling
     Investment Objective: High current income by investing at least 65% of the Fund's total assets in corporate bonds that are rated BBB or lower by a rating agency or that are unrated but of comparable quality. Such funds are commonly referred to as "junk bonds."

     GARTMORE NSAT EMERGING MARKETS FUND
     Subadviser: Gartmore Global Partners
     Investment Objective: Long-term capital growth by investing primarily in equity securities of companies located in emerging market countries.

     GARTMORE NSAT GLOBAL TECHNOLOGY AND COMMUNICATIONS FUND
     Investment Objective: Long-term capital appreciation by investing primarily and at least 65% of its total assets in equity securities issued by U.S. and foreign companies with business operations in technology and communications and technology and communication related industries.


     GARTMORE NSAT INTERNATIONAL GROWTH FUND
     Subadviser: Gartmore Global Partners
     Investment Objective: Long-term capital growth by investing primarily in equity securities of companies in Europe, Australia, the Far East and other regions, including developing countries. The Fund invests at least 65% of its assets in established companies located in at least three countries other than the U.S.

     GOVERNMENT BOND FUND
     Investment Objective: As high a level of income as is consistent with the preservation of capital by investing at least 65% of its total assets in U.S. government and agency bonds, bills and notes.

     J.P. MORGAN NSAT BALANCED FUND (FORMERLY, NATIONWIDE BALANCED FUND)
     Subadviser: J.P. Morgan Investment Management, Inc.
     Investment Objective: High total return from a diversified portfolio of equity and fixed income securities. Under normal circumstances, the Fund invests approximately 60% of its assets in equity securities and 40% of its assets in fixed income securities. The equity securities held by the Fund generally are common stocks of large and medium sized companies included in the Standard & Poor's 500 Index. Generally, most of the Fund's fixed income securities will consist of "investment grade" securities, but the Fund may invest in securities rated below investment grade or determined by the subadviser to be of comparable quality. These securities are commonly known as junk bonds.

     MAS NSAT MULTI SECTOR BOND FUND (FORMERLY, NATIONWIDE MULTI SECTOR BOND
     FUND)
     Subadviser:  Miller, Anderson & Sherrerd, LLP
     Investment Objective: Primarily, above average total return over a market cycle of three to five years. The Fund invests in a diversified portfolio of U.S. and foreign fixed income securities, including high yield securities (commonly referred to as "junk bonds") and emerging markets securities. The subadviser will use futures, swaps and other derivatives in managing the Fund.


     MONEY MARKET FUND
     Investment Objective: As high a level of current income as is considered consistent with the preservation of capital and maintenance of liquidity.

     NATIONWIDE GLOBAL 50 FUND (FORMERLY, NATIONWIDE GLOBAL EQUITY FUND)
     Subadviser:  J. P. Morgan Investment Management, Inc.
     Investment Objective: High total return from a globally diversified portfolio of equity securities.

     The Fund seeks its investment objective through stock selection and management of currency exposure. The Fund invests in approximately fifty stocks of primarily large and midcap companies located throughout the world.


     NATIONWIDE SMALL CAP GROWTH FUND (FORMERLY, NATIONWIDE SELECT ADVISERS SMALL CAP GROWTH FUND)
     Subadvisers: Miller Anderson & Sherrerd, LLP, Neuberger Berman, LLC, Waddell & Reed Investment Management Company
     Investment Objective: Capital growth by investing in a broadly diversified portfolio of equity securities issued by U.S. and foreign companies with market capitalizations in the range of companies represented by the Russell 2000, known as small cap companies. Under normal market conditions, the Fund will invest at least 65% of its total assets in the equity securities of small cap companies. The balance of the Fund's assets may be invested in equity securities of larger cap companies. The Fund may also invest in foreign securities.


     NATIONWIDE SMALL CAP VALUE FUND
     Subadviser:  The Dreyfus Corporation
     Investment Objective: Capital appreciation through investment in a diversified portfolio of equity securities of companies with a medial market capitalization of approximately $1 billion. Under normal market conditions, at least 75% of the Fund's total assets in equity securities of companies whose equity market capitalizations at the time of investment are similar to the market capitalizations of companies in the Russell 2000 Index.

     NATIONWIDE SMALL COMPANY FUND
     Subadvisers: The Dreyfus Corporation, Neuberger Berman, LLC, Lazard Asset Management, Strong Capital Management, Inc., Waddell & Reed Investment Management Company
     Investment Objective: Long-term growth of capital. Under normal market conditions, the Fund will invest at least 65% of its total assets in equity securities of companies whose equity market capitalizations at the time of investment are similar to the market capitalizations of companies in the Russell 2000 Index.

     STRONG NSAT MID CAP GROWTH FUND (FORMERLY, NATIONWIDE STRATEGIC GROWTH
     FUND)
     Subadviser:  Strong Capital Management Inc.
     Investment Objective: Capital growth by focusing on common stocks of U.S. and foreign companies that the subadviser believes are reasonably priced and have above-average growth potential. The Fund invests primarily in stocks of medium sized companies but its portfolio can include stocks of companies of any size.


     TOTAL RETURN FUND
     Investment Objective: To obtain a reasonable, long-term total return on invested capital.


     TURNER NSAT GROWTH FOCUS FUND
     Subadviser: Turner Investment Partners, Inc.
     Investment Objective: Long-term capital appreciation by investing primarily in U.S. common stocks, American depository receipts and foreign companies that demonstrate strong earnings growth potential. The Fund is non-diversified and typically focuses its investments in a core group of 20 to 30 common stocks.


NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST ("AMT")
Neuberger Berman AMT is an open-end, diversified management investment company that offers its portfolios in connection with variable annuity contracts and variable life insurance policies, and certain qualified plans. Prior to May 1, 2000, the portfolios invested through a two-tier master/feeder structure, whereby each portfolio invested its assets in another fund that served as a corresponding "master series;" the master series invested in securities. Effective May 1, 2000, the portfolios converted to a conventional one-tier structure, whereby each portfolio holds its securities directly. Neuberger Berman Management Inc. is the investment adviser.


     AMT GUARDIAN PORTFOLIO
     Investment Objective: Long-term capital growth, with current income as a secondary objective. The Portfolio pursues these goals by investing mainly in common stocks of large-capitalization companies.

     AMT MID-CAP GROWTH PORTFOLIO
     Investment Objective: Capital growth. The Portfolio pursues this goal by investing mainly in common stocks of mid-capitalization companies. The managers look for fast-growing companies that are in new or rapidly evolving industries and seek to reduce risk by diversifying among many companies, industries and sectors.

     AMT PARTNERS PORTFOLIO
     Investment Objective: Capital growth. The Portfolio pursues its goal by investing mainly in common stocks of mid- to large-capitalization companies.


OPPENHEIMER VARIABLE ACCOUNT FUNDS
The Oppenheimer Variable Account Funds are an open-end, diversified management investment company organized as a Massachusetts business trust in 1984. Shares of the Funds are sold to provide benefits under variable life insurance policies and variable annuity contracts. OppenheimerFunds, Inc. is the investment adviser.

     OPPENHEIMER AGGRESSIVE GROWTH FUND/VA (FORMERLY, OPPENHEIMER CAPITAL APPRECIATION FUND)
     Investment Objective: Capital appreciation by investing in "growth type" companies. Such companies are believed to have relatively favorable long-term prospects for increasing demand for their goods or services, or to be developing new products, services or markets and normally retain a relatively larger portion of their earnings for research, development and investment in capital assets. The Fund may also invest in cyclical industries in "special situations" that OppenheimerFunds, Inc. believes present opportunities for capital growth.

     OPPENHEIMER CAPITAL APPRECIATION FUND/VA (FORMERLY, OPPENHEIMER GROWTH
     FUND)
     Investment Objective: Capital appreciation by investing in securities of well-known established companies. Such securities generally have a history of earnings and dividends and are issued by seasoned companies (companies which have an operating history of at least five years including predecessors). Current income is a secondary consideration in the selection of the Fund's portfolio securities.

     OPPENHEIMER GLOBAL SECURITIES FUND/VA
     Investment Objective: Long-term capital appreciation by investing a substantial portion of assets in securities of foreign issuers, "growth-type" companies, cyclical industries and special appreciation possibilities. These securities may be considered speculative.

     OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA (FORMERLY, OPPENHEIMER GROWTH & INCOME FUND)
     Investment Objective: High total return, which stocks, preferred stocks, convertible securities and warrants. Debt investments will include bonds, participation includes growth in the value of its shares as well as current income from quality and debt securities. In seeking its investment objectives, the Fund may invest in equity and debt securities. Equity investments will include common interests, asset-backed securities, private-label mortgage-backed securities and CMOs, zero coupon securities and U.S. debt obligations, and cash and cash equivalents. From time to time, the Fund may focus on small to medium capitalization issuers, the securities of which may be subject to greater price volatility than those of larger capitalized issuers.

STRONG OPPORTUNITY FUND II, INC.
The Strong Opportunity Fund II, Inc. is a diversified, open-end management company commonly called a mutual fund. The Strong Opportunity Fund II, Inc. was incorporated in Wisconsin and may only be purchased by the separate accounts of insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Strong Capital Management, Inc. is the investment adviser for the Fund.

     Investment Objective: Capital appreciation through investments in a diversified portfolio of equity securities.

THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (FORMERLY, MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.)
The Universal Institutional Funds, Inc. is a mutual fund designed to provide investment vehicles for variable annuity contracts and variable life insurance policies and for certain tax-qualified investors.

     EMERGING MARKETS DEBT PORTFOLIO
     Investment Objective: High total return by investing primarily in dollar and non-dollar denominated fixed income securities of government and government-related issuers located in emerging market countries, which securities provide a high level of current income, while at the same time holding the potential for capital appreciation if the perceived creditworthiness of the issuer improves due to improving economic, financial, political, social or other conditions in the country in which the issuer is located. Morgan Stanley Dean Witter Investment Management, Inc. is the Portfolio's investment adviser.

     MID CAP GROWTH PORTFOLIO
     Investment Objective: Long-term capital growth by investing primarily in common stocks and other equity securities of issuers with equity capitalizations in the range of the companies represented in the Standard & Poor's Rating Group ("S&P") MidCap 400 Index. Such range is generally $500 million to $6 billion but the range fluctuates over time with changes in the equity market. Miller, Anderson & Sherrerd, LLP is the Portfolio's investment adviser.

     U. S. REAL ESTATE PORTFOLIO
     Investment Objective: Long-term capital growth by investing principally in a diversified portfolio of securities of companies operating in the real estate industry ("Real Estate Securities"). Current income is a secondary consideration. Real Estate Securities include equity securities, including common stocks and convertible securities, as well as non-convertible preferred stocks and debt securities of real estate industry companies. A "real estate industry company" is a company that derives at least 50% of its assets (marked to market), gross income or net profits from the ownership, construction, management or sale of residential, commercial or industrial real estate. Under normal market conditions, at least 65% of the Portfolio's total assets will be invested in Real Estate Securities, primarily equity securities of real estate investment trusts. The Portfolio may invest up to 25% of its total assets in securities issued by foreign issuers, some or all of which may also be Real Estate Securities. Morgan Stanley Asset Management, Inc. serves as the Portfolio's investment adviser.

VAN ECK WORLDWIDE INSURANCE TRUST
Van Eck Worldwide Insurance Trust ("Van Eck Trust") is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts on January 7, 1987. Shares of Van Eck Trust are offered only to separate accounts of insurance companies to fund the benefits of variable life insurance policies and variable annuity contracts. The investment advisor and manager is Van Eck Associates Corporation.

     WORLDWIDE EMERGING MARKETS FUND
     Investment Objective: Long-term capital appreciation by investing primarily in equity securities in emerging markets around the world. The Fund emphasizes investment in countries that, compared to the world's major economies, exhibit relatively low gross national product per capita, as well as the potential for rapid economic growth.

     WORLDWIDE HARD ASSETS FUND
     Investment Objective: Long-term capital appreciation by investing primarily in "Hard Asset Securities." For the Fund's purpose, "Hard Assets" are real estate, energy, timber, and industrial and precious metals. Income is a secondary consideration.

APPENDIX B: ILLUSTRATIONS OF CASH VALUES, CASH SURRENDER VALUES, AND DEATH BENEFITS

The illustrations in this prospectus have been prepared to help show how values under the policies change with investment performance. The illustrations illustrate how cash values, cash surrender values and death benefits under a policy would vary over time if the hypothetical gross investment rates of return were a uniform annual effective rate of either 0%, 6% or 12%. If the hypothetical gross investment rate of return averages 0%, 6% or 12% over a period of years, but fluctuates above or below those averages for individual years, the cash values, cash surrender values and death benefits may be different. For hypothetical returns of 0% and 6%, the illustrations also illustrate when the policies would go into default, at which time additional premium payments would be required to continue the policy in force. The illustrations also assume there is no policy indebtedness, no additional premium payments are made, no cash values are allocated to the fixed account, and there are no changes in the specified amount or death benefit option.


The amounts shown for the cash value, cash surrender value and death benefit as of each policy anniversary reflect the fact that the net investment return on the assets held in the sub-accounts is lower than the gross return. This is due to the deduction of underlying mutual fund investment advisory fees and other expenses, which are equivalent to an annual effective rate of 0.95%. This effective rate is based on the average of the fund expenses, after expense reimbursement, for the preceding year for all underlying mutual fund options available under the policy as of December 31, 2000. Some underlying mutual funds are subject to expense reimbursements and fee waivers. Absent expense reimbursement and fees waivers, the annual effective rate would have been 0.97%. Nationwide anticipates that the expense reimbursement and fee waiver arrangements will continue past the current year. Should there be an increase or decrease in the expense reimbursements or fee waivers of these underlying mutual funds, such change will be reflected in the net asset value of the corresponding underlying mutual fund.

Taking into account the underlying mutual fund expenses, gross annual rates of return of 0%, 6% and 12% correspond to net investment experience at constant annual rates of -0.95%, 5.05% and 11.05%.


The illustrations also reflect the fact that Nationwide makes monthly charges for providing insurance protection, recovering taxes, providing for administrative expenses, and assuming mortality and expense risks. Current values reflect current cost of insurance charges and guaranteed values reflect the maximum cost of insurance charges guaranteed in the policy. The values shown are for policies which are issued as standard. Policies issued on a substandard basis would result in lower cash values and death benefits than those illustrated.


The cash surrender values shown in the illustrations reflect the fact that Nationwide will deduct a surrender charge from the policy's cash value for any policy surrendered in full during the first 20 policy years.


The illustrations also reflect the fact that no charges for federal or state income taxes are currently made against the variable account. If such a charge is made in the future, it will require a higher gross investment return than illustrated in order to produce the net after-tax returns shown in the illustrations.

Upon request, Nationwide will furnish a comparable illustration based on the proposed insured's age, sex, smoking classification, rating classification and premium payment requested.

                             DEATH BENEFIT OPTION 1
                  $750 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                 CURRENT VALUES




                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1          788          364          60        50,000        397          92         50,000        429         125        50,000
    2         1,614         718         429        50,000        806          517        50,000        898         609        50,000
    3         2,483        1,061        787        50,000       1,229         955        50,000       1,412       1,138       50,000
    4         3,394        1,393       1,134       50,000       1,665        1,406       50,000       1,973       1,715       50,000
    5         4,351        1,714       1,470       50,000       2,114        1,871       50,000       2,589       2,346       50,000
    6         5,357        2,022       1,794       50,000       2,578        2,349       50,000       3,264       3,035       50,000
    7         6,412        2,318       2,105       50,000       3,055        2,841       50,000       4,004       3,790       50,000
    8         7,520        2,599       2,401       50,000       3,545        3,347       50,000       4,815       4,617       50,000
    9         8,683        2,865       2,682       50,000       4,047        3,865       50,000       5,704       5,522       50,000
   10         9,905        3,114       2,947       50,000       4,562        4,395       50,000       6,681       6,514       50,000
   11         11,188       3,342       3,190       50,000       5,085        4,933       50,000       7,750       7,597       50,000
   12         12,535       3,549       3,412       50,000       5,618        5,480       50,000       8,923       8,786       50,000
   13         13,949       3,732       3,610       50,000       6,157        6,035       50,000      10,211       10,089      50,000
   14         15,434       3,888       3,781       50,000       6,701        6,594       50,000      11,625       11,518      50,000
   15         16,993       4,014       3,922       50,000       7,248        7,157       50,000      13,179       13,087      50,000
   16         18,630       4,108       4,031       50,000       7,796        7,720       50,000      14,889       14,813      50,000
   17         20,349       4,165       4,104       50,000       8,342        8,281       50,000      16,773       16,713      50,000
   18         22,154       4,183       4,137       50,000       8,884        8,839       50,000      18,854       18,808      50,000
   19         24,049       4,144       4,113       50,000       9,406        9,376       50,000      21,141       21,111      50,000
   20         26,039       4,071       4,056       50,000       9,930        9,915       50,000      23,657       23,642      50,000
   21         28,129       3,939       3,939       50,000       10,434      10,434       50,000      26,415       26,415      50,000
   22         30,323       3,742       3,742       50,000       10,913      10,913       50,000      29,445       29,445      50,000
   23         32,626       3,471       3,471       50,000       11,361      11,361       50,000      32,784       32,784      50,000
   24         35,045       3,116       3,116       50,000       11,770      11,770       50,000      36,477       36,477      50,000
   25         37,585       2,668       2,668       50,000       12,131      12,131       50,000      40,574       40,574      50,000
   26         40,252       2,117       2,117       50,000       12,438      12,438       50,000      45,134       45,134      51,905
   27         43,052       1,448       1,448       50,000       12,679      12,679       50,000      50,145       50,145      56,663
   28         45,992        638         638        50,000       12,834      12,834       50,000      55,630       55,630      61,750
   29         49,079        (*)         (*)          (*)        12,853      12,853       50,000      61,638       61,638      67,186
   30         52,321        (*)         (*)          (*)        12,812      12,812       50,000      68,241       68,241      73,017



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 1
                  $750 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                GUARANTEED VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1          788          197           0         50,000        224          0         50,000        252          0         50,000
    2         1,614         371           82        50,000        438         149        50,000        509         220        50,000
    3         2,483         521          247        50,000        640         366        50,000        771         497        50,000
    4         3,394         647          388        50,000        828         569        50,000       1,039        780        50,000
    5         4,351         744          500        50,000        999         755        50,000       1,308       1,065       50,000
    6         5,357         812          583        50,000       1,150        921        50,000       1,579       1,351       50,000
    7         6,412         848          635        50,000       1,277       1,064       50,000       1,850       1,636       50,000
    8         7,520         849          651        50,000       1,375       1,177       50,000       2,115       1,917       50,000
    9         8,683         810          627        50,000       1,439       1,257       50,000       2,372       2,189       50,000
   10         9,905         730          563        50,000       1,466       1,299       50,000       2,618       2,451       50,000
   11        11,188         608          456        50,000       1,452       1,300       50,000       2,852       2,700       50,000
   12        12,535         445          308        50,000       1,395       1,258       50,000       3,073       2,936       50,000
   13        13,949         242          120        50,000       1,295       1,173       50,000       3,283       3,161       50,000
   14        15,434         (*)          (*)         (*)         1,150       1,043       50,000       3,480       3,374       50,000
   15        16,993         (*)          (*)         (*)          953         862        50,000       3,662       3,571       50,000
   16        18,630         (*)          (*)         (*)          694         618        50,000       3,819       3,743       50,000
   17        20,349         (*)          (*)         (*)          353         292        50,000       3,935       3,874       50,000
   18        22,154         (*)          (*)         (*)          (*)         (*)         (*)         3,988       3,943       50,000
   19        24,049         (*)          (*)         (*)          (*)         (*)         (*)         3,954       3,923       50,000
   20        26,039         (*)          (*)         (*)          (*)         (*)         (*)         3,808       3,792       50,000
   21        28,129         (*)          (*)         (*)          (*)         (*)         (*)         3,529       3,529       50,000
   22        30,323         (*)          (*)         (*)          (*)         (*)         (*)         3,095       3,095       50,000
   23        32,626         (*)          (*)         (*)          (*)         (*)         (*)         2,487       2,487       50,000
   24        35,045         (*)          (*)         (*)          (*)         (*)         (*)         1,672       1,672       50,000
   25        37,585         (*)          (*)         (*)          (*)         (*)         (*)          608         608        50,000
   26        40,252         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   27        43,052         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   28        45,992         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   29        49,079         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   30        52,321         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 1
                $1,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                 CURRENT VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,575         968          359       100,000       1,040        431       100,000       1,113        504       100,000
    2         3,229        1,913        1,334      100,000       2,119       1,540      100,000       2,334       1,756      100,000
    3         4,965        2,835        2,287      100,000       3,238       2,690      100,000       3,676       3,128      100,000
    4         6,788        3,734        3,217      100,000       4,399       3,881      100,000       5,151       4,633      100,000
    5         8,703        4,609        4,122      100,000       5,603       5,115      100,000       6,773       6,286      100,000
    6        10,713        5,459        5,002      100,000       6,851       6,394      100,000       8,558       8,101      100,000
    7        12,824        6,282        5,855      100,000       8,143       7,717      100,000      10,524       10,097     100,000
    8        15,040        7,075        6,679      100,000       9,481       9,085      100,000      12,688       12,292     100,000
    9        17,367        7,837        7,471      100,000      10,865       10,499     100,000      15,072       14,707     100,000
   10        19,810        8,566        8,231      100,000      12,295       11,960     100,000      17,702       17,367     100,000
   11        22,376        9,250        8,946      100,000      13,764       13,459     100,000      20,594       20,289     100,000
   12        25,069        9,895        9,621      100,000      15,278       15,004     100,000      23,752       23,478     100,000
   13        27,898        10,491       10,247     100,000      16,833       16,589     100,000      27,193       26,950     100,000
   14        30,868        11,035       10,821     100,000      18,427       18,214     100,000      30,948       30,734     100,000
   15        33,986        11,520       11,338     100,000      20,060       19,877     100,000      35,047       34,864     100,000
   16        37,261        11,943       11,791     100,000      21,712       21,559     100,000      39,528       39,376     100,000
   17        40,699        12,296       12,174     100,000      23,376       23,255     100,000      44,433       44,311     100,000
   18        44,309        12,574       12,483     100,000      25,053       24,962     100,000      49,811       49,719     100,000
   19        48,099        12,743       12,682     100,000      26,715       26,654     100,000      55,703       55,642     100,000
   20        52,079        12,848       12,818     100,000      28,404       28,374     100,000      62,202       62,172     100,000
   21        56,258        12,843       12,843     100,000      30,085       30,085     100,000      69,367       69,367     100,000
   22        60,646        12,714       12,714     100,000      31,753       31,753     100,000      77,286       77,286     100,000
   23        65,253        12,448       12,448     100,000      33,400       33,400     100,000      86,064       86,064     101,556
   24        70,091        12,027       12,027     100,000      35,019       35,019     100,000      95,704       95,704     111,974
   25        75,170        11,433       11,433     100,000      36,604       36,604     100,000      106,226     106,226     123,222
   26        80,504        10,649       10,649     100,000      38,148       38,148     100,000      117,711     117,711     135,368
   27        86,104        9,649        9,649      100,000      39,642       39,642     100,000      130,280     130,280     147,216
   28        91,984        8,389        8,389      100,000      41,065       41,065     100,000      144,042     144,042     159,886
   29        98,158        6,748        6,748      100,000      42,352       42,352     100,000      159,114     159,114     173,435
   30        104,641       4,918        4,918      100,000      43,632       43,632     100,000      175,681     175,681     187,978



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 1
                $1,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                GUARANTEED VALUES




                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,575         634           25       100,000        696          87       100,000        759         150       100,000
    2         3,229        1,221         642       100,000       1,385        806       100,000       1,557        979       100,000
    3         4,965        1,760        1,212      100,000       2,066       1,517      100,000       2,401       1,853      100,000
    4         6,788        2,249        1,731      100,000       2,735       2,217      100,000       3,292       2,774      100,000
    5         8,703        2,682        2,195      100,000       3,388       2,900      100,000       4,230       3,743      100,000
    6        10,713        3,057        2,600      100,000       4,019       3,562      100,000       5,220       4,763      100,000
    7        12,824        3,370        2,944      100,000       4,625       4,198      100,000       6,263       5,837      100,000
    8        15,040        3,612        3,216      100,000       5,195       4,799      100,000       7,359       6,963      100,000
    9        17,367        3,777        3,412      100,000       5,722       5,356      100,000       8,509       8,144      100,000
   10        19,810        3,864        3,529      100,000       6,201       5,866      100,000       9,720       9,385      100,000
   11        22,376        3,869        3,564      100,000       6,629       6,324      100,000      10,998       10,694     100,000
   12        25,069        3,793        3,519      100,000       7,003       6,729      100,000      12,356       12,082     100,000
   13        27,898        3,642        3,398      100,000       7,326       7,082      100,000      13,810       13,566     100,000
   14        30,868        3,415        3,202      100,000       7,596       7,383      100,000      15,376       15,163     100,000
   15        33,986        3,108        2,926      100,000       7,806       7,623      100,000      17,068       16,885     100,000
   16        37,261        2,703        2,551      100,000       7,936       7,784      100,000      18,889       18,736     100,000
   17        40,699        2,175        2,053      100,000       7,958       7,836      100,000      20,832       20,710     100,000
   18        44,309        1,486        1,395      100,000       7,831       7,739      100,000      22,870       22,779     100,000
   19        48,099         597          536       100,000       7,509       7,448      100,000      24,992       24,931     100,000
   20        52,079         (*)          (*)         (*)         6,956       6,925      100,000      27,201       27,170     100,000
   21        56,258         (*)          (*)         (*)         6,140       6,140      100,000      29,506       29,506     100,000
   22        60,646         (*)          (*)         (*)         5,033       5,033      100,000      31,930       31,930     100,000
   23        65,253         (*)          (*)         (*)         3,613       3,613      100,000      34,504       34,504     100,000
   24        70,091         (*)          (*)         (*)         1,843       1,843      100,000      37,258       37,258     100,000
   25        75,170         (*)          (*)         (*)          (*)         (*)         (*)        40,216       40,216     100,000
   26        80,504         (*)          (*)         (*)          (*)         (*)         (*)        43,393       43,393     100,000
   27        86,104         (*)          (*)         (*)          (*)         (*)         (*)        46,793       46,793     100,000
   28        91,984         (*)          (*)         (*)          (*)         (*)         (*)        50,428       50,428     100,000
   29        98,158         (*)          (*)         (*)          (*)         (*)         (*)        54,322       54,322     100,000
   30        104,641        (*)          (*)         (*)          (*)         (*)         (*)        58,527       58,527     100,000



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                  $750 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                 CURRENT VALUES






                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1          788          363           58        50,363        395          90        50,395        428         123        50,428
    2         1,614         714          424        50,714        801         512        50,801        893         604        50,893
    3         2,483        1,053         779        51,053       1,219        945        51,219       1,401       1,127       51,401
    4         3,394        1,380        1,121       51,380       1,648       1,389       51,648       1,954       1,695       51,954
    5         4,351        1,694        1,450       51,694       2,089       1,845       52,089       2,558       2,314       52,558
    6         5,357        1,994        1,766       51,994       2,541       2,312       52,541       3,216       2,987       53,216
    7         6,412        2,280        2,066       52,280       3,002       2,789       53,002       3,933       3,720       53,933
    8         7,520        2,549        2,351       52,549       3,474       3,276       53,474       4,715       4,517       54,715
    9         8,683        2,801        2,619       52,801       3,953       3,770       53,953       5,567       5,384       55,567
   10         9,905        3,035        2,867       53,035       4,440       4,272       54,440       6,494       6,327       56,494
   11        11,188        3,244        3,091       53,244       4,928       4,776       54,928       7,499       7,347       57,499
   12        12,535        3,430        3,293       53,430       5,419       5,282       55,419       8,593       8,456       58,593
   13        13,949        3,589        3,467       53,589       5,908       5,786       55,908       9,778       9,656       59,778
   14        15,434        3,717        3,611       53,717       6,391       6,285       56,391      11,063       10,956      61,063
   15        16,993        3,813        3,721       53,813       6,866       6,775       56,866      12,455       12,363      62,455
   16        18,630        3,872        3,796       53,872       7,329       7,253       57,329      13,961       13,885      63,961
   17        20,349        3,891        3,830       53,891       7,773       7,712       57,773      15,590       15,529      65,590
   18        22,154        3,867        3,821       53,867       8,196       8,150       58,196      17,351       17,306      67,351
   19        24,049        3,780        3,750       53,780       8,574       8,544       58,574      19,239       19,208      69,239
   20        26,039        3,657        3,642       53,657       8,934       8,919       58,934      21,288       21,273      71,288
   21        28,129        3,472        3,472       53,472       9,246       9,246       59,246      23,467       23,467      73,467
   22        30,323        3,217        3,217       53,217       9,500       9,500       59,500      25,781       25,781      75,781
   23        32,626        2,887        2,887       52,887       9,686       9,686       59,686      28,235       28,235      78,235
   24        35,045        2,472        2,472       52,472       9,791       9,791       59,791      30,832       30,832      80,832
   25        37,585        1,965        1,965       51,965       9,802       9,802       59,802      33,578       33,578      83,578
   26        40,252        1,359        1,359       51,359       9,707       9,707       59,707      36,479       36,479      86,479
   27        43,052         645          645        50,645       9,489       9,489       59,489      39,539       39,539      89,539
   28        45,992         (*)          (*)         (*)         9,121       9,121       59,121      42,750       42,750      92,750
   29        49,079         (*)          (*)         (*)         8,536       8,536       58,536      46,067       46,067      96,067
   30        52,321         (*)          (*)         (*)         7,837       7,837       57,837      49,616       49,616      99,616




(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                  $750 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                GUARANTEED VALUES




                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1          788          194           0         50,194        221          0         50,221        249          0         50,249
    2         1,614         364           75        50,364        430         141        50,430        500         210        50,500
    3         2,483         508          234        50,508        625         351        50,625        753         479        50,753
    4         3,394         626          367        50,626        803         544        50,803       1,008        749        51,008
    5         4,351         715          471        50,715        962         718        50,962       1,261       1,018       51,261
    6         5,357         773          545        50,773       1,097        869        51,097       1,510       1,281       51,510
    7         6,412         798          585        50,798       1,207        993        51,207       1,751       1,538       51,751
    8         7,520         787          589        50,787       1,283       1,085       51,283       1,981       1,783       51,981
    9         8,683         735          552        50,735       1,322       1,140       51,322       2,192       2,009       52,192
   10         9,905         642          475        50,642       1,321       1,154       51,321       2,383       2,215       52,383
   11        11,188         508          356        50,508       1,275       1,123       51,275       2,549       2,396       52,549
   12        12,535         333          196        50,333       1,184       1,047       51,184       2,689       2,551       52,689
   13        13,949         (*)          (*)         (*)         1,048        926        51,048       2,802       2,680       52,802
   14        15,434         (*)          (*)         (*)          865         758        50,865       2,886       2,780       52,886
   15        16,993         (*)          (*)         (*)          631         539        50,631       2,936       2,845       52,936
   16        18,630         (*)          (*)         (*)          333         257        50,333       2,939       2,863       52,939
   17        20,349         (*)          (*)         (*)          (*)         (*)         (*)         2,877       2,816       52,877
   18        22,154         (*)          (*)         (*)          (*)         (*)         (*)         2,724       2,678       52,724
   19        24,049         (*)          (*)         (*)          (*)         (*)         (*)         2,450       2,419       52,450
   20        26,039         (*)          (*)         (*)          (*)         (*)         (*)         2,031       2,015       52,031
   21        28,129         (*)          (*)         (*)          (*)         (*)         (*)         1,444       1,444       51,444
   22        30,323         (*)          (*)         (*)          (*)         (*)         (*)          669         669        50,669
   23        32,626         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   24        35,045         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   25        37,585         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   26        40,252         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   27        43,052         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   28        45,992         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   29        49,079         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   30        52,321         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                $1,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                 CURRENT VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,575         964          355       100,964       1,036        427       101,036       1,109        500       101,109
    2         3,229        1,903        1,324      101,903       2,108       1,529      102,108       2,322       1,743      102,322
    3         4,965        2,815        2,267      102,815       3,215       2,667      103,215       3,650       3,102      103,650
    4         6,788        3,701        3,183      103,701       4,359       3,841      104,359       5,103       4,586      105,103
    5         8,703        4,559        4,072      104,559       5,540       5,053      105,540       6,695       6,208      106,695
    6        10,713        5,387        4,931      105,387       6,758       6,301      106,758       8,438       7,982      108,438
    7        12,824        6,184        5,758      106,184       8,012       7,585      108,012      10,347       9,921      110,347
    8        15,040        6,947        6,551      106,947       9,301       8,905      109,301      12,437       12,041     112,437
    9        17,367        7,672        7,307      107,672      10,624       10,259     110,624      14,723       14,357     114,723
   10        19,810        8,359        8,024      108,359      11,980       11,645     111,980      17,225       16,890     117,225
   11        22,376        8,994        8,689      108,994      13,357       13,053     113,357      19,953       19,649     119,953
   12        25,069        9,581        9,307      109,581      14,761       14,487     114,761      22,911       22,637     122,911
   13        27,898        10,112       9,868      110,112      16,181       15,938     116,181      26,099       25,855     126,099
   14        30,868        10,580       10,367     110,580      17,614       17,400     117,614      29,533       29,320     129,533
   15        33,986        10,980       10,798     110,980      19,052       18,869     119,052      33,231       33,048     133,231
   16        37,261        11,306       11,154     111,306      20,484       20,332     120,484      37,210       37,057     137,210
   17        40,699        11,549       11,427     111,549      21,888       21,766     121,888      41,487       41,366     141,487
   18        44,309        11,704       11,613     111,704      23,258       23,167     123,258      46,087       45,996     146,087
   19        48,099        11,732       11,671     111,732      24,549       24,488     124,549      50,996       50,935     150,996
   20        52,079        11,686       11,656     111,686      25,814       25,784     125,814      56,300       56,270     156,300
   21        56,258        11,513       11,513     111,513      26,995       26,995     126,995      61,980       61,980     161,980
   22        60,646        11,200       11,200     111,200      28,075       28,075     128,075      68,057       68,057     168,057
   23        65,253        10,733       10,733     110,733      29,034       29,034     129,034      74,553       74,553     174,553
   24        70,091        10,095       10,095     110,095      29,850       29,850     129,850      81,489       81,489     181,489
   25        75,170        9,271        9,271      109,271      30,499       30,499     130,499      88,890       88,890     188,890
   26        80,504        8,248        8,248      108,248      30,961       30,961     130,961      96,785       96,785     196,785
   27        86,104        7,006        7,006      107,006      31,204       31,204     131,204      105,198     105,198     205,198
   28        91,984        5,506        5,506      105,506      31,181       31,181     131,181      114,136     114,136     214,136
   29        98,158        3,634        3,634      103,634      30,760       30,760     130,760      123,527     123,527     223,527
   30        104,641       1,617        1,617      101,617      30,156       30,156     130,156      133,649     133,649     233,649


(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                $1,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 45

                                GUARANTEED VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,575         628           18       100,628        689          80       100,689        751         142       100,751
    2         3,229        1,203         624       101,203       1,365        786       101,365       1,535        957       101,535
    3         4,965        1,726        1,178      101,726       2,026       1,478      102,026       2,355       1,807      102,355
    4         6,788        2,194        1,676      102,194       2,669       2,151      102,669       3,212       2,694      103,212
    5         8,703        2,602        2,114      102,602       3,286       2,798      103,286       4,103       3,615      104,103
    6        10,713        2,945        2,488      102,945       3,871       3,414      103,871       5,027       4,570      105,027
    7        12,824        3,221        2,795      103,221       4,420       3,994      104,420       5,984       5,557      105,984
    8        15,040        3,422        3,026      103,422       4,920       4,524      104,920       6,967       6,572      106,967
    9        17,367        3,539        3,174      103,539       5,363       4,997      105,363       7,973       7,608      107,973
   10        19,810        3,574        3,239      103,574       5,742       5,407      105,742       9,002       8,667      109,002
   11        22,376        3,522        3,218      103,522       6,052       5,748      106,052      10,052       9,747      110,052
   12        25,069        3,388        3,114      103,388       6,292       6,018      106,292      11,128       10,854     111,128
   13        27,898        3,176        2,932      103,176       6,462       6,219      106,462      12,238       11,994     112,238
   14        30,868        2,888        2,675      102,888       6,561       6,348      106,561      13,387       13,174     113,387
   15        33,986        2,522        2,339      102,522       6,580       6,398      106,580      14,575       14,392     114,575
   16        37,261        2,060        1,907      102,060       6,498       6,346      106,498      15,787       15,635     115,787
   17        40,699        1,479        1,357      101,479       6,285       6,163      106,285      17,001       16,879     117,001
   18        44,309         744          653       100,744       5,897       5,806      105,897      18,179       18,088     118,179
   19        48,099         (*)          (*)         (*)         5,289       5,228      105,289      19,279       19,218     119,279
   20        52,079         (*)          (*)         (*)         4,426       4,396      104,426      20,263       20,233     120,263
   21        56,258         (*)          (*)         (*)         3,285       3,285      103,285      21,100       21,100     121,100
   22        60,646         (*)          (*)         (*)         1,846       1,846      101,846      21,772       21,772     121,772
   23        65,253         (*)          (*)         (*)          102         102       100,102      22,269       22,269     122,269
   24        70,091         (*)          (*)         (*)          (*)         (*)         (*)        22,571       22,571     122,571
   25        75,170         (*)          (*)         (*)          (*)         (*)         (*)        22,638       22,638     122,638
   26        80,504         (*)          (*)         (*)          (*)         (*)         (*)        22,399       22,399     122,399
   27        86,104         (*)          (*)         (*)          (*)         (*)         (*)        21,740       21,740     121,740
   28        91,984         (*)          (*)         (*)          (*)         (*)         (*)        20,528       20,528     120,528
   29        98,158         (*)          (*)         (*)          (*)         (*)         (*)        18,611       18,611     118,611
   30        104,641        (*)          (*)         (*)          (*)         (*)         (*)        15,819       15,819     115,819



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 1
                 $1,200 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                 CURRENT VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,260         688          196        50,000        744         251        50,000        799         307        50,000
    2         2,583        1,354         886        50,000       1,508       1,040       50,000       1,670       1,202       50,000
    3         3,972        1,992        1,549       50,000       2,290       1,847       50,000       2,615       2,172       50,000
    4         5,431        2,601        2,182       50,000       3,088       2,670       50,000       3,642       3,223       50,000
    5         6,962        3,179        2,785       50,000       3,902       3,508       50,000       4,758       4,364       50,000
    6         8,570        3,723        3,354       50,000       4,730       4,361       50,000       5,973       5,604       50,000
    7        10,259        4,230        3,885       50,000       5,570       5,226       50,000       7,295       6,951       50,000
    8        12,032        4,699        4,379       50,000       6,422       6,102       50,000       8,738       8,418       50,000
    9        13,893        5,111        4,816       50,000       7,270       6,975       50,000      10,301       10,006      50,000
   10        15,848        5,492        5,221       50,000       8,138       7,868       50,000      12,024       11,754      50,000
   11        17,901        5,817        5,571       50,000       9,007       8,761       50,000      13,909       13,663      50,000
   12        20,056        6,081        5,860       50,000       9,872       9,650       50,000      15,976       15,754      50,000
   13        22,318        6,279        6,082       50,000      10,730       10,533      50,000      18,248       18,051      50,000
   14        24,694        6,402        6,230       50,000      11,576       11,404      50,000      20,752       20,579      50,000
   15        27,189        6,443        6,296       50,000      12,406       12,258      50,000      23,493       23,345      50,000
   16        29,808        6,395        6,272       50,000      13,216       13,093      50,000      26,504       26,381      50,000
   17        32,559        6,247        6,148       50,000      13,999       13,901      50,000      29,826       29,728      50,000
   18        35,447        5,978        5,905       50,000      14,744       14,670      50,000      33,506       33,432      50,000
   19        38,479        5,535        5,486       50,000      15,409       15,360      50,000      37,592       37,543      50,000
   20        41,663        5,009        4,985       50,000      16,072       16,047      50,000      42,194       42,170      50,000
   21        45,006        4,330        4,330       50,000      16,683       16,683      50,000      47,390       47,390      50,000
   22        48,517        3,452        3,452       50,000      17,214       17,214      50,000      53,163       53,163      55,822
   23        52,202        2,337        2,337       50,000      17,644       17,644      50,000      59,467       59,467      62,441
   24        56,073         941          941        50,000      17,952       17,952      50,000      66,346       66,346      69,664
   25        60,136         (*)          (*)         (*)        18,115       18,115      50,000      73,850       73,850      77,542
   26        64,403         (*)          (*)         (*)        18,099       18,099      50,000      82,029       82,029      86,130
   27        68,883         (*)          (*)         (*)        17,866       17,866      50,000      90,939       90,939      95,486
   28        73,587         (*)          (*)         (*)        17,369       17,369      50,000      100,639     100,639     105,671
   29        78,527         (*)          (*)         (*)        16,544       16,544      50,000      111,191     111,191     116,751
   30        83,713         (*)          (*)         (*)        15,300       15,300      50,000      122,660     122,660     128,793



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 1
                 $1,200 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                GUARANTEED VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,260         327           0         50,000        371          0         50,000        416          0         50,000
    2         2,583         615          147        50,000        724         256        50,000        839         372        50,000
    3         3,972         865          422        50,000       1,059        616        50,000       1,275        832        50,000
    4         5,431        1,078         660        50,000       1,378        960        50,000       1,726       1,307       50,000
    5         6,962        1,253         859        50,000       1,677       1,283       50,000       2,192       1,798       50,000
    6         8,570        1,381        1,012       50,000       1,947       1,578       50,000       2,667       2,298       50,000
    7        10,259        1,450        1,106       50,000       2,175       1,830       50,000       3,142       2,798       50,000
    8        12,032        1,444        1,124       50,000       2,340       2,020       50,000       3,601       3,281       50,000
    9        13,893        1,343        1,047       50,000       2,422       2,127       50,000       4,024       3,729       50,000
   10        15,848        1,135         865        50,000       2,405       2,134       50,000       4,399       4,128       50,000
   11        17,901         813          567        50,000       2,273       2,027       50,000       4,715       4,469       50,000
   12        20,056         370          149        50,000       2,016       1,795       50,000       4,963       4,741       50,000
   13        22,318         (*)          (*)         (*)         1,627       1,430       50,000       5,138       4,941       50,000
   14        24,694         (*)          (*)         (*)         1,090        918        50,000       5,230       5,057       50,000
   15        27,189         (*)          (*)         (*)          380         233        50,000       5,215       5,067       50,000
   16        29,808         (*)          (*)         (*)          (*)         (*)         (*)         5,057       4,934       50,000
   17        32,559         (*)          (*)         (*)          (*)         (*)         (*)         4,695       4,596       50,000
   18        35,447         (*)          (*)         (*)          (*)         (*)         (*)         4,049       3,976       50,000
   19        38,479         (*)          (*)         (*)          (*)         (*)         (*)         3,024       2,975       50,000
   20        41,663         (*)          (*)         (*)          (*)         (*)         (*)         1,501       1,477       50,000
   21        45,006         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   22        48,517         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   23        52,202         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   24        56,073         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   25        60,136         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   26        64,403         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   27        68,883         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   28        73,587         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   29        78,527         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   30        83,713         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 1
                $2,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                 CURRENT VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         2,625        1,715         731       100,000       1,840        855       100,000       1,965        980       100,000
    2         5,381        3,384        2,449      100,000       3,741       2,806      100,000       4,114       3,179      100,000
    3         8,275        4,998        4,112      100,000       5,699       4,813      100,000       6,461       5,575      100,000
    4        11,314        6,553        5,716      100,000       7,713       6,876      100,000       9,026       8,189      100,000
    5        14,505        8,045        7,258      100,000       9,783       8,996      100,000      11,831       11,044     100,000
    6        17,855        9,471        8,733      100,000      11,909       11,171     100,000      14,903       14,164     100,000
    7        21,373        10,825       10,135     100,000      14,089       13,400     100,000      18,268       17,579     100,000
    8        25,066        12,103       11,463     100,000      16,325       15,685     100,000      21,949       21,309     100,000
    9        28,945        13,272       12,682     100,000      18,589       17,998     100,000      25,924       25,334     100,000
   10        33,017        14,382       13,840     100,000      20,922       20,381     100,000      30,276       29,735     100,000
   11        37,293        15,385       14,893     100,000      23,271       22,778     100,000      35,014       34,521     100,000
   12        41,782        16,275       15,832     100,000      25,631       25,188     100,000      40,184       39,741     100,000
   13        46,497        17,040       16,646     100,000      27,999       27,606     100,000      45,841       45,448     100,000
   14        51,446        17,666       17,321     100,000      30,371       30,026     100,000      52,051       51,707     100,000
   15        56,644        18,141       17,846     100,000      32,742       32,447     100,000      58,893       58,598     100,000
   16        62,101        18,453       18,206     100,000      35,113       34,867     100,000      66,464       66,218     100,000
   17        67,831        18,581       18,384     100,000      37,479       37,282     100,000      74,878       74,681     100,000
   18        73,848        18,493       18,346     100,000      39,826       39,678     100,000      84,271       84,123     100,000
   19        80,165        18,090       17,992     100,000      42,095       41,997     100,000      94,796       94,697     103,327
   20        86,798        17,546       17,497     100,000      44,430       44,380     100,000      106,422     106,373     113,872
   21        93,763        16,734       16,734     100,000      46,759       46,759     100,000      119,199     119,199     125,159
   22        101,076       15,571       15,571     100,000      49,055       49,055     100,000      133,154     133,154     139,812
   23        108,755       13,991       13,991     100,000      51,307       51,307     100,000      148,390     148,390     155,809
   24        116,818       11,925       11,925     100,000      53,507       53,507     100,000      165,015     165,015     173,266
   25        125,284       9,294        9,294      100,000      55,657       55,657     100,000      183,147     183,147     192,305
   26        134,173       5,992        5,992      100,000      57,749       57,749     100,000      202,911     202,911     213,057
   27        143,506       1,887        1,887      100,000      59,780       59,780     100,000      224,440     224,440     235,662
   28        153,307        (*)          (*)         (*)        61,753       61,753     100,000      247,876     247,876     260,270
   29        163,597        (*)          (*)         (*)        63,664       63,664     100,000      273,369     273,369     287,037
   30        174,402        (*)          (*)         (*)        65,504       65,504     100,000      301,075     301,075     316,128



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                                DEATH BENEFIT OPTION 1
                $2,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                GUARANTEED VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         2,625         995           11       100,000       1,097        113       100,000       1,200        215       100,000
    2         5,381        1,912         977       100,000       2,180       1,244      100,000       2,461       1,526      100,000
    3         8,275        2,757        1,871      100,000       3,254       2,367      100,000       3,799       2,913      100,000
    4        11,314        3,531        2,694      100,000       4,321       3,484      100,000       5,227       4,390      100,000
    5        14,505        4,231        3,443      100,000       5,379       4,591      100,000       6,754       5,966      100,000
    6        17,855        4,842        4,103      100,000       6,412       5,674      100,000       8,379       7,640      100,000
    7        21,373        5,341        4,652      100,000       7,398       6,708      100,000      10,094       9,404      100,000
    8        25,066        5,695        5,055      100,000       8,301       7,661      100,000      11,882       11,242     100,000
    9        28,945        5,871        5,280      100,000       9,087       8,496      100,000      13,725       13,134     100,000
   10        33,017        5,845        5,304      100,000       9,728       9,187      100,000      15,620       15,078     100,000
   11        37,293        5,605        5,112      100,000      10,206       9,714      100,000      17,571       17,078     100,000
   12        41,782        5,140        4,697      100,000      10,506       10,063     100,000      19,592       19,148     100,000
   13        46,497        4,452        4,058      100,000      10,623       10,229     100,000      21,685       21,291     100,000
   14        51,446        3,529        3,184      100,000      10,537       10,192     100,000      23,865       23,520     100,000
   15        56,644        2,341        2,045      100,000      10,213       9,918      100,000      26,137       25,841     100,000
   16        62,101         830          584       100,000       9,586       9,340      100,000      28,491       28,245     100,000
   17        67,831         (*)          (*)         (*)         8,549       8,352      100,000      30,894       30,697     100,000
   18        73,848         (*)          (*)         (*)         6,970       6,822      100,000      33,309       33,161     100,000
   19        80,165         (*)          (*)         (*)         4,692       4,594      100,000      35,700       35,601     100,000
   20        86,798         (*)          (*)         (*)         1,534       1,485      100,000      38,037       37,988     100,000
   21        93,763         (*)          (*)         (*)          (*)         (*)         (*)        40,303       40,303     100,000
   22        101,076        (*)          (*)         (*)          (*)         (*)         (*)        42,491       42,491     100,000
   23        108,755        (*)          (*)         (*)          (*)         (*)         (*)        44,598       44,598     100,000
   24        116,818        (*)          (*)         (*)          (*)         (*)         (*)        46,615       46,615     100,000
   25        125,284        (*)          (*)         (*)          (*)         (*)         (*)        48,517       48,517     100,000
   26        134,173        (*)          (*)         (*)          (*)         (*)         (*)        50,252       50,252     100,000
   27        143,506        (*)          (*)         (*)          (*)         (*)         (*)        51,741       51,741     100,000
   28        153,307        (*)          (*)         (*)          (*)         (*)         (*)        52,875       52,875     100,000
   29        163,597        (*)          (*)         (*)          (*)         (*)         (*)        53,477       53,477     100,000
   30        174,402        (*)          (*)         (*)          (*)         (*)         (*)        53,341       53,341     100,000



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                 $1,200 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                 CURRENT VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,260         683          191        50,683        738         246        50,738        794         301        50,794
    2         2,583        1,339         872        51,339       1,492       1,024       51,492       1,652       1,184       51,652
    3         3,972        1,963        1,520       51,963       2,257       1,814       52,257       2,577       2,134       52,577
    4         5,431        2,553        2,134       52,553       3,031       2,612       53,031       3,573       3,154       53,573
    5         6,962        3,105        2,711       53,105       3,810       3,416       53,810       4,644       4,250       54,644
    6         8,570        3,617        3,248       53,617       4,592       4,223       54,592       5,794       5,425       55,794
    7        10,259        4,084        3,739       54,084       5,372       5,027       55,372       7,028       6,684       57,028
    8        12,032        4,504        4,184       54,504       6,147       5,827       56,147       8,352       8,032       58,352
    9        13,893        4,857        4,561       54,857       6,896       6,600       56,896       9,754       9,458       59,754
   10        15,848        5,170        4,899       55,170       7,644       7,373       57,644      11,270       10,999      61,270
   11        17,901        5,416        5,170       55,416       8,364       8,117       58,364      12,884       12,638      62,884
   12        20,056        5,589        5,367       55,589       9,046       8,825       59,046      14,599       14,378      64,599
   13        22,318        5,682        5,485       55,682       9,682       9,485       59,682      16,419       16,222      66,419
   14        24,694        5,686        5,514       55,686      10,259       10,087      60,259      18,345       18,172      68,345
   15        27,189        5,595        5,447       55,595      10,767       10,619      60,767      20,379       20,231      70,379
   16        29,808        5,401        5,277       55,401      11,192       11,069      61,192      22,502       22,379      72,502
   17        32,559        5,094        4,995       55,094      11,521       11,422      61,521      24,709       24,610      74,709
   18        35,447        4,655        4,582       54,655      11,727       11,654      61,727      26,986       26,912      76,986
   19        38,479        4,028        3,979       54,028      11,745       11,695      61,745      29,277       29,228      79,277
   20        41,663        3,325        3,300       53,325      11,679       11,654      61,679      31,704       31,679      81,704
   21        45,006        2,473        2,473       52,473      11,449       11,449      61,449      34,199       34,199      84,199
   22        48,517        1,433        1,433       51,433      11,006       11,006      61,006      36,728       36,728      86,728
   23        52,202         180          180        50,180      10,310       10,310      60,310      39,263       39,263      89,263
   24        56,073         (*)          (*)         (*)         9,324       9,324       59,324      41,782       41,782      91,782
   25        60,136         (*)          (*)         (*)         8,012       8,012       58,012      44,259       44,259      94,259
   26        64,403         (*)          (*)         (*)         6,330       6,330       56,330      46,663       46,663      96,663
   27        68,883         (*)          (*)         (*)         4,228       4,228       54,228      48,955       48,955      98,955
   28        73,587         (*)          (*)         (*)         1,663       1,663       51,663      51,099       51,099     101,099
   29        78,527         (*)          (*)         (*)          (*)         (*)         (*)        53,045       53,045     103,045
   30        83,713         (*)          (*)         (*)          (*)         (*)         (*)        54,730       54,730     104,730



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                 $1,200 ANNUAL PREMIUM: $50,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                GUARANTEED VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         1,260         317           0         50,317        361          0         50,361        405          0         50,405
    2         2,583         590          122        50,590        696         229        50,696        809         341        50,809
    3         3,972         821          378        50,821       1,008        565        51,008       1,216        773        51,216
    4         5,431        1,011         592        51,011       1,296        877        51,296       1,626       1,207       51,626
    5         6,962        1,158         764        51,158       1,555       1,162       51,555       2,037       1,643       52,037
    6         8,570        1,254         885        51,254       1,777       1,408       51,777       2,441       2,072       52,441
    7        10,259        1,288         943        51,288       1,946       1,601       51,946       2,824       2,479       52,824
    8        12,032        1,242         922        51,242       2,041       1,721       52,041       3,163       2,843       53,163
    9        13,893        1,099         804        51,099       2,041       1,746       52,041       3,437       3,141       53,437
   10        15,848         849          578        50,849       1,929       1,658       51,929       3,625       3,354       53,625
   11        17,901         487          241        50,487       1,693       1,447       51,693       3,712       3,466       53,712
   12        20,056         (*)          (*)         (*)         1,326       1,104       51,326       3,685       3,464       53,685
   13        22,318         (*)          (*)         (*)          823         626        50,823       3,535       3,338       53,535
   14        24,694         (*)          (*)         (*)          177          4         50,177       3,246       3,074       53,246
   15        27,189         (*)          (*)         (*)          (*)         (*)         (*)         2,793       2,645       52,793
   16        29,808         (*)          (*)         (*)          (*)         (*)         (*)         2,133       2,010       52,133
   17        32,559         (*)          (*)         (*)          (*)         (*)         (*)         1,201       1,102       51,201
   18        35,447         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   19        38,479         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   20        41,663         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   21        45,006         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   22        48,517         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   23        52,202         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   24        56,073         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   25        60,136         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   26        64,403         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   27        68,883         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   28        73,587         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   29        78,527         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   30        83,713         (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                $2,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                 CURRENT VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         2,625        1,704         720       101,704       1,828        843       101,828       1,952        967       101,952
    2         5,381        3,351        2,416      103,351       3,705       2,769      103,705       4,074       3,139      104,074
    3         8,275        4,931        4,045      104,931       5,622       4,736      105,622       6,373       5,487      106,373
    4        11,314        6,438        5,601      106,438       7,576       6,739      107,576       8,863       8,026      108,863
    5        14,505        7,868        7,080      107,868       9,562       8,775      109,562      11,558       10,770     111,558
    6        17,855        9,213        8,475      109,213      11,575       10,836     111,575      14,472       13,734     114,472
    7        21,373        10,467       9,777      110,467      13,606       12,916     113,606      17,621       16,932     117,621
    8        25,066        11,623       10,983     111,623      15,651       15,011     115,651      21,019       20,379     121,019
    9        28,945        12,642       12,051     112,642      17,667       17,076     117,667      24,610       24,019     124,610
   10        33,017        13,578       13,037     113,578      19,709       19,168     119,709      28,470       27,928     128,470
   11        37,293        14,378       13,885     114,378      21,698       21,206     121,698      32,566       32,073     132,566
   12        41,782        15,028       14,585     115,028      23,617       23,174     123,617      36,906       36,463     136,906
   13        46,497        15,516       15,122     115,516      25,446       25,052     125,446      41,499       41,105     141,499
   14        51,446        15,823       15,479     115,823      27,165       26,820     127,165      46,349       46,004     146,349
   15        56,644        15,936       15,641     115,936      28,751       28,456     128,751      51,462       51,167     151,462
   16        62,101        15,841       15,595     115,841      30,184       29,938     130,184      56,849       56,603     156,849
   17        67,831        15,518       15,321     115,518      31,436       31,239     131,436      62,513       62,316     162,513
   18        73,848        14,929       14,781     114,929      32,459       32,311     132,459      68,437       68,290     168,437
   19        80,165        13,959       13,860     113,959      33,124       33,025     133,124      74,523       74,425     174,523
   20        86,798        12,835       12,786     112,835      33,646       33,597     133,646      81,023       80,974     181,023
   21        93,763        11,411       11,411     111,411      33,869       33,869     133,869      87,821       87,821     187,821
   22        101,076       9,608        9,608      109,608      33,698       33,698     133,698      94,857       94,857     194,857
   23        108,755       7,376        7,376      107,376      33,062       33,062     133,062      102,099     102,099     202,099
   24        116,818       4,670        4,670      104,670      31,895       31,895     131,895      109,515     109,515     209,515
   25        125,284       1,455        1,455      101,455      30,135       30,135     130,135      117,080     117,080     217,080
   26        134,173        (*)          (*)         (*)        27,701       27,701     127,701      124,747     124,747     224,747
   27        143,506        (*)          (*)         (*)        24,509       24,509     124,509      132,465     132,465     232,465
   28        153,307        (*)          (*)         (*)        20,484       20,484     120,484      140,191     140,191     240,191
   29        163,597        (*)          (*)         (*)        15,508       15,508     115,508      147,852     147,852     247,852
   30        174,402        (*)          (*)         (*)         9,414       9,414      109,414      155,352     155,352     255,352



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) CURRENT VALUES REFLECT CURRENT COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                             DEATH BENEFIT OPTION 2
                $2,500 ANNUAL PREMIUM: $100,000 SPECIFIED AMOUNT
                            MALE: NON-TOBACCO: AGE 55

                                GUARANTEED VALUES





                                   0% HYPOTHETICAL                      6% HYPOTHETICAL                     12% HYPOTHETICAL
             PREMIUMS          GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN              GROSS INVESTMENT RETURN
            PAID PLUS                  CASH                                  CASH                                CASH
 POLICY    INTEREST AT      CASH       SURR.        DEATH        CASH        SURR.      DEATH         CASH       SURR.       DEATH
  YEAR          5%         VALUE       VALUE       BENEFIT      VALUE        VALUE     BENEFIT        VALUE      VALUE      BENEFIT
    1         2,625         973           0        100,973       1,073         88       101,073       1,174        189       101,174
    2         5,381        1,853         917       101,853       2,113       1,178      102,113       2,388       1,452      102,388
    3         8,275        2,646        1,760      102,646       3,125       2,239      103,125       3,651       2,764      103,651
    4        11,314        3,354        2,517      103,354       4,107       3,270      104,107       4,969       4,132      104,969
    5        14,505        3,974        3,186      103,974       5,053       4,265      105,053       6,345       5,557      106,345
    6        17,855        4,488        3,750      104,488       5,945       5,206      105,945       7,766       7,028      107,766
    7        21,373        4,875        4,186      104,875       6,754       6,064      106,754       9,212       8,522      109,212
    8        25,066        5,099        4,459      105,099       7,439       6,799      107,439      10,646       10,006     110,646
    9        28,945        5,126        4,536      105,126       7,958       7,367      107,958      12,031       11,440     112,031
   10        33,017        4,937        4,395      104,937       8,279       7,738      108,279      13,337       12,796     113,337
   11        37,293        4,520        4,028      104,520       8,380       7,888      108,380      14,543       14,050     114,543
   12        41,782        3,875        3,432      103,875       8,246       7,803      108,246      15,632       15,189     115,632
   13        46,497        3,010        2,616      103,010       7,872       7,478      107,872      16,601       16,207     116,601
   14        51,446        1,923        1,579      101,923       7,243       6,898      107,243      17,432       17,087     117,432
   15        56,644         597          302       100,597       6,324       6,029      106,324      18,088       17,793     118,088
   16        62,101         (*)          (*)         (*)         5,055       4,808      105,055      18,501       18,255     118,501
   17        67,831         (*)          (*)         (*)         3,334       3,137      103,334      18,557       18,360     118,557
   18        73,848         (*)          (*)         (*)         1,050        902       101,050      18,128       17,980     118,128
   19        80,165         (*)          (*)         (*)          (*)         (*)         (*)        17,065       16,967     117,065
   20        86,798         (*)          (*)         (*)          (*)         (*)         (*)        15,214       15,165     115,214
   21        93,763         (*)          (*)         (*)          (*)         (*)         (*)        12,420       12,420     112,420
   22        101,076        (*)          (*)         (*)          (*)         (*)         (*)         8,527       8,527      108,527
   23        108,755        (*)          (*)         (*)          (*)         (*)         (*)         3,376       3,376      103,376
   24        116,818        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   25        125,284        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   26        134,173        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   27        143,506        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   28        153,307        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   29        163,597        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)
   30        174,402        (*)          (*)         (*)          (*)         (*)         (*)          (*)         (*)         (*)



(1)  NO POLICY LOANS AND NO PARTIAL WITHDRAWALS HAVE BEEN MADE.
(2) GUARANTEED VALUES REFLECT GUARANTEED COST OF INSURANCE CHARGES AND AN ASSET CHARGE AS DESCRIBED IN THE PROSPECTUS.
(3) NET INVESTMENT RETURNS ARE CALCULATED AS THE HYPOTHETICAL GROSS INVESTMENT RETURN LESS ALL CHARGES AND DEDUCTIONS SHOWN IN THE PROSPECTUS APPENDIX.

(*)  UNLESS ADDITIONAL PREMIUM IS PAID, THE POLICY WILL LAPSE WITHOUT VALUE.

The hypothetical investment rates of return shown above and elsewhere in this prospectus are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual rates of return may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner, prevailing rates and rates of inflation. The death benefit and cash value for a policy would be different from those shown if the actual rates of return averaged 0%, 6%, and 12% over a period of years but also fluctuated above or below those averages for individual policy years. No representation can be made by Nationwide or the trust that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

APPENDIX C:  PERFORMANCE SUMMARY INFORMATION

The following performance tables display historical investments results of the underlying mutual fund sub-accounts. This information may be useful in helping potential investors in deciding which underlying mutual fund sub-accounts to choose and in assessing the competence of the underlying mutual funds' investment advisers. The performance figures shown be considered in light of the investment objectives and policies, characteristics and quality of the underlying portfolios of the underlying mutual funds, and the market conditions during the periods of time quoted. The performance figures should not be considered as estimates or predictions of future performance. Investment return and the principal value of the underlying mutual fund sub-accounts are not guaranteed and will fluctuate so that a policy owner's units, when redeemed, may be worth more or less than their original cost.


                                                                CASH VALUES

                                  1 YEAR TO 12/31/00    2 YEARS TO 12/31/00  3 YEARS TO 12/31/00    5 YEARS TO 12/31/00
                       FUND                    CASH                 CASH                  CASH                    CASH
     UNDERLYING      INCEPTION      ACCUM.     SURR.     ACCUM.     SURR.      ACCUM.     SURR.       ACCUM.      SURR.
INVESTMENT OPTIONS    DATE**        VALUE     VALUE      VALUE      VALUE      VALUE      VALUE       VALUE       VALUE
American Century VP    10/30/97   $  7,432   $  4,432   $ 16,313   $ 13,463   $ 27,516   $ 24,816         NA           NA
Income & Growth
American Century VP    05/01/94   $  6,874   $  3,874   $ 18,426   $ 15,576   $ 32,053   $ 29,353   $ 65,684   $   63,284
International
American Century VP    05/01/96   $  9,895   $  6,895   $ 19,700   $ 16,850   $ 29,828   $ 27,128         NA           NA
Value
Dreyfus Investment     04/30/99   $  8,219   $  5,219         NA         NA         NA         NA         NA           NA
Portfolios -
European Equity
Portfolio: Initial
Shares
Dreyfus Socially       10/06/93   $  7,449   $  4,449   $ 17,253   $ 14,403   $ 29,767   $ 27,067   $ 64,704   $   62,304
Responsible Growth
Fund, Inc.: Initial
Shares
Dreyfus Stock Index    09/29/89   $  7,572   $  4,572   $ 16,815   $ 13,965   $ 28,557   $ 25,857   $ 62,657   $   60,257
Fund, Inc.: Initial
Shares
Dreyfus Variable       04/05/93   $  8,337   $  5,337   $ 17,643   $ 14,793   $ 29,759   $ 27,059   $ 63,979   $   61,579
Investment Fund -
Appreciation
Portfolio: Initial
Shares
Federated Insurance    04/22/99   $  9,315   $  6,315         NA         NA         NA         NA         NA           NA
Series - Federated
Quality Bond Fund II
Fidelity VIP           10/09/86   $  9,067   $  6,067   $ 18,748   $ 15,898   $ 29,385   $ 26,685   $ 58,108   $   55,708
Equity-Income
Portfolio: Service
Class
Fidelity VIP Growth    10/09/86   $  7,471   $  4,471   $ 17,846   $ 14,996   $ 32,134   $ 29,434   $ 69,081   $   66,681
Portfolio: Service
Class
Fidelity VIP High      09/15/85   $  6,385   $  3,385   $ 13,419   $ 10,569   $ 19,979   $ 17,279   $ 36,293   $   33,893
Income Portfolio:
Service Class
Fidelity VIP           01/28/87   $  6,668   $  3,668   $ 16,423   $ 13,573   $ 27,236   $ 24,536   $ 52,326   $   49,926
Overseas Portfolio:
Service Class
Fidelity VIP II        01/03/95   $  7,795   $  4,795   $ 17,577   $ 14,727   $ 30,142   $ 27,442   $ 63,922   $   61,522
Contrafund(R)
Portfolio: Service
Class
Fidelity VIP III       01/03/95   $  6,858   $  3,858   $ 14,059   $ 11,209   $ 23,023   $ 20,323   $ 47,892   $   45,492
Growth
Opportunities
Portfolio: Service
Class
Janus Aspen Series     05/01/97   $  6,705   $  3,705   $ 18,285   $ 15,435   $ 36,281   $ 33,581         NA           NA
- Capital
Appreciation
Portfolio: Service
Shares
Janus Aspen Series     01/18/00         NA         NA         NA         NA         NA         NA         NA           NA
- Global Technology
Portfolio: Service
Shares
Janus Aspen Series     05/02/94   $  6,954   $  3,954   $ 19,816   $ 16,966   $ 34,691   $ 31,991   $ 75,422   $   73,022
- International
Growth Portfolio:
Service Shares
NSAT Capital           04/15/92   $  6,093   $  3,093   $ 12,512   $  9,662   $ 20,875   $ 18,175   $ 45,764      $43,364
Appreciation Fund
NSAT Dreyfus NSAT      10/31/97   $  9,814   $  6,814   $ 21,526   $ 18,676   $ 34,250   $ 31,550         NA           NA
Mid Cap Index Fund
NSAT Federated NSAT    10/31/97   $  7,501   $  4,501   $ 16,425   $ 13,575   $ 26,522   $ 23,822         NA           NA
Equity Income Fund
NSAT Federated NSAT    10/31/97   $  7,645   $  4,645   $ 15,562   $ 12,712   $ 23,846   $ 21,146         NA           NA
High Income Bond
Fund
NSAT Gartmore NSAT     08/30/00         NA         NA         NA         NA         NA         NA         NA           NA
Emerging Markets
Fund
NSAT Gartmore NSAT     06/30/00         NA         NA         NA         NA         NA         NA         NA           NA
Global Technology
and Communications
Fund
NSAT Gartmore NSAT     08/30/00         NA         NA         NA         NA         NA         NA         NA           NA
International
Growth Fund





                                       CASH VALUES

                         10 YEARS TO 12/31/00 INCEPTION TO 12/31/00
                                     CASH                   CASH
     UNDERLYING           ACCUM.     SURR.      ACCUM.      SURR.
INVESTMENT OPTIONS        VALUE      VALUE      VALUE       VALUE
American Century VP          NA         NA    $ 40,648   $ 38,098
Income & Growth
American Century VP          NA         NA    $ 99,247   $ 97,147
International
American Century VP          NA         NA    $ 55,560   $ 53,160
Value
Dreyfus Investment           NA         NA    $ 19,103   $ 16,253
Portfolios -
European Equity
Portfolio: Initial
Shares
Dreyfus Socially             NA         NA    $130,541   $128,591
Responsible Growth
Fund, Inc.: Initial
Shares
Dreyfus Stock Index     $204,765   $203,115   $261,743   $275,243
Fund, Inc.: Initial
Shares
Dreyfus Variable             NA          NA   $137,066   $135,116
Investment Fund -
Appreciation
Portfolio: Initial
Shares
Federated Insurance          NA          NA   $ 18,569   $ 15,719
Series - Federated
Quality Bond Fund II
Fidelity VIP            $192,585   $190,935   $355,036   $373,036
Equity-Income
Portfolio: Service
Class
Fidelity VIP Growth     $232,496   $230,846   $476,902   $494,902
Portfolio: Service
Class
Fidelity VIP High       $102,696   $101,046   $211,355   $230,855
Income Portfolio:
Service Class
Fidelity VIP            $135,282   $133,632   $218,511   $235,011
Overseas Portfolio:
Service Class
Fidelity VIP II              NA          NA   $ 89,788   $ 87,538
Contrafund(R)
Portfolio: Service
Class
Fidelity VIP III             NA          NA   $ 65,616   $ 63,366
Growth
Opportunities
Portfolio: Service
Class
Janus Aspen Series           NA          NA   $ 53,643   $ 51,093
- Capital
Appreciation
Portfolio: Service
Shares
Janus Aspen Series           NA          NA   $  5,456   $  2,456
- Global Technology
Portfolio: Service
Shares
Janus Aspen Series           NA          NA   $123,707   $121,607
- International
Growth Portfolio:
Service Shares
NSAT Capital                 NA               $115,891   $114,091
Appreciation Fund
NSAT Dreyfus NSAT            NA          NA   $ 46,609   $ 44,059
Mid Cap Index Fund
NSAT Federated NSAT          NA          NA   $ 36,981   $ 34,431
Equity Income Fund
NSAT Federated NSAT          NA          NA   $ 34,206   $ 31,656
High Income Bond
Fund
NSAT Gartmore NSAT           NA          NA   $  7,037   $  4,037
Emerging Markets
Fund
NSAT Gartmore NSAT           NA          NA   $  6,923   $  3,923
Global Technology
and Communications
Fund
NSAT Gartmore NSAT           NA          NA   $  8,118   $  5,118
International
Growth Fund



                                                                     CASH VALUES (CONTINUED)

                                   1 YEAR TO 12/31/00   2 YEARS TO 12/31/00   3 YEARS TO 12/31/00  5 YEARS TO 12/31/00
                         FUND                  CASH                  CASH                 CASH                  CASH
     UNDERLYING        INCEPTION    ACCUM.     SURR.     ACCUM.      SURR.     ACCUM.     SURR.     ACCUM.      SURR.
 INVESTMENT OPTIONS     DATE**      VALUE      VALUE     VALUE      VALUE      VALUE      VALUE     VALUE      VALUE
NSAT Government        11/08/82   $  9,506   $  6,506   $ 18,636   $ 15,786   $ 28,540   $25,840   $ 49,961    $ 47,561
Bond Fund
NSAT JP Morgan NSAT    10/31/97   $  8,373   $  5,373   $ 16,780   $ 13,930   $ 25,773   $23,073          NA         NA
Balanced Fund
NSAT MAS NSAT Multi    10/31/97   $  8,884   $  5,884   $ 17,817   $ 14,967   $ 26,873   $ 24,173         NA         NA
Sector Bond Fund
NSAT Money Market      11/10/81   $  8,935   $  5,935   $ 18,239   $ 15,389   $ 27,890   $ 25,190   $ 48,190   $ 45,790
Fund
NSAT Nationwide        10/31/97   $  7,292   $  4,292   $ 16,385   $ 13,535   $ 27,098   $ 24,398         NA         NA
Global 50 Fund
NSAT Nationwide        05/03/99   $  7,032   $  4,032         NA         NA         NA         NA         NA         NA
Small Cap Growth
Fund
NSAT Nationwide        10/31/97   $  9,456   $  6,456   $ 21,501   $ 18,651   $ 32,694   $ 29,994         NA         NA
Small Cap Value Fund
NSAT Nationwide        10/23/95   $  9,241   $  6,241   $ 22,425   $ 19,575   $ 35,379   $ 32,679   $ 69,265    $66,865
Small Company Fund
NSAT Strong NSAT       10/31/97   $  7,134   $  4,134   $ 20,581   $ 17,731   $ 35,345   $ 32,645         NA         NA
Mid Cap Growth Fund
NSAT Total Return      11/08/82   $  8,215   $  5,215   $ 17,003   $ 14,153   $ 27,301   $ 24,601   $ 56,364   $ 53,964
Fund
NSAT Turner NSAT       07/03/95         NA         NA         NA         NA         NA         NA         NA         NA
Growth Focus Fund
Neuberger Berman       11/03/97   $  8,518   $  5,518   $ 18,337   $ 15,487   $ 31,313   $ 28,613         NA         NA
AMT Guardian
Portfolio
Neuberger Berman       11/03/97   $  7,875   $  4,875   $ 19,811   $ 16,961   $ 36,478   $ 33,778         NA         NA
AMT Mid-Cap Growth
Portfolio
Neuberger Berman       03/22/94   $  8,424   $  5,424   $ 17,506   $ 14,656   $ 26,778   $ 24,078   $ 54,650   $ 52,250
AMT Partners
Portfolio
Oppenheimer            08/15/86   $  7,618   $  4,618   $ 21,572   $ 18,722   $ 36,679   $ 33,979   $ 73,507   $ 71,107
Variable Account
Funds - Oppenheimer
Aggressive Growth
Fund/VA
Oppenheimer            04/03/85   $  8,460   $  5,460   $ 20,450   $ 17,600   $ 35,045   $ 32,345   $ 76,168   $ 73,768
Variable Account
Funds - Oppenheimer
Capital
Appreciation Fund/VA
Oppenheimer            06/30/95   $  8,925   $  5,925   $ 23,065   $ 20,215   $ 38,836   $ 36,136   $ 80,339   $ 77,939
Variable Account
Funds - Oppenheimer
Global Securities
Fund/VA
Oppenheimer            07/05/95   $  7,631   $  4,631   $ 17,033   $ 14,183   $ 26,613   $ 23,913   $ 56,092   $ 53,692
Variable Account
Funds - Oppenheimer
Main Street Growth
& Income Fund/VA
Strong Opportunity     06/30/95   $  8,982   $  5,982   $ 21,202   $ 18,352   $ 34,726   $ 32,026   $ 71,153   $ 68,753
Fund II, Inc.
The Universal          06/16/97   $  9,442   $  6,442   $ 21,654   $ 18,804   $ 29,792   $ 27,092         NA         NA
Institutional
Funds, Inc. -
Emerging Markets
Debt Portfolio
The Universal          11/08/82   $  7,833   $  4,833         NA         NA         NA         NA         NA         NA
Institutional
Funds, Inc. - Mid
Cap Growth Portfolio
The Universal          07/03/95   $ 10,948   $  7,948   $ 21,266   $ 18,416   $ 30,061   $ 27,361   $ 56,067   $ 53,667
Institutional
Funds, Inc. - US
Real Estate
Portfolio
Van Eck Worldwide      12/27/95   $  4,697   $  1,697   $ 14,762   $ 11,912   $ 20,655   $ 17,955   $ 33,152   $ 30,752
Insurance Trust -
Worldwide Emerging
Markets Fund
Van Eck Worldwide      09/01/89   $  9,375   $  6,375   $ 20,818   $ 17,968   $ 28,089   $ 25,389   $ 44,187   $ 41,787
Insurance Trust -
Worldwide Hard
Assets Fund


                                CASH VALUES (CONTINUED)

                      10 YEARS TO 12/31/00         INCEPTION TO 12/31/00
                                    CASH                        CASH
     UNDERLYING          ACCUM.     SURR.           ACCUM.      SURR.
 INVESTMENT OPTIONS      VALUE      VALUE           VALUE       VALUE
NSAT Government        $117,530   $115,880         $321,951    $345,951
Bond Fund
NSAT JP Morgan NSAT           NA         NA         $ 35,548   $ 32,998
Balanced Fund
NSAT MAS NSAT Multi           NA         NA         $ 37,320   $ 34,770
Sector Bond Fund
NSAT Money Market       $103,601   $101,951         $261,649   $287,149
Fund
NSAT Nationwide               NA         NA         $ 38,525   $ 35,975
Global 50 Fund
NSAT Nationwide               NA         NA         $ 22,622   $ 19,772
Small Cap Growth
Fund
NSAT Nationwide               NA         NA         $ 45,107   $ 42,557
Small Cap Value Fund
NSAT Nationwide               NA         NA         $ 86,742   $ 84,492
Small Company Fund
NSAT Strong NSAT              NA         NA         $ 49,279   $ 46,729
Mid Cap Growth Fund
NSAT Total Return       $174,509   $172,859         $596,711   $620,711
Fund
NSAT Turner NSAT              NA         NA         $  5,416   $  2,416
Growth Focus Fund
Neuberger Berman              NA         NA         $ 42,817   $ 40,267
AMT Guardian
Portfolio
Neuberger Berman              NA         NA         $ 54,783   $ 52,233
AMT Mid-Cap Growth
Portfolio
Neuberger Berman              NA         NA         $ 93,769   $ 91,669
AMT Partners
Portfolio
Oppenheimer             $240,179   $238,529         $484,069   $502,069
Variable Account
Funds - Oppenheimer
Aggressive Growth
Fund/VA
Oppenheimer             $250,290   $248,640         $573,669   $593,169
Variable Account
Funds - Oppenheimer
Capital
Appreciation Fund/VA
Oppenheimer             $222,586   $220,936         $239,997   $251,997
Variable Account
Funds - Oppenheimer
Global Securities
Fund/VA
Oppenheimer                   NA         NA         $ 71,224   $ 68,974
Variable Account
Funds - Oppenheimer
Main Street Growth
& Income Fund/VA
Strong Opportunity            NA         NA         $177,870   $176,070
Fund II, Inc.
The Universal                 NA         NA         $ 37,265   $ 34,715
Institutional
Funds, Inc. -
Emerging Markets
Debt Portfolio
The Universal                 NA         NA         $ 19,179   $ 16,329
Institutional
Funds, Inc. - Mid
Cap Growth Portfolio
The Universal                 NA         NA         $ 69,838   $ 67,588
Institutional
Funds, Inc. - US
Real Estate
Portfolio
Van Eck Worldwide             NA         NA         $ 44,300   $ 42,050
Insurance Trust -
Worldwide Emerging
Markets Fund
Van Eck Worldwide       $103,303   $101,653         $122,116   $135,616
Insurance Trust -
Worldwide Hard
Assets Fund

**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance that the underlying mutual funds would have achieved (reduced by the current asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of the current asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE COST OF INSURANCE CHARGES AND SURRENDER CHARGES.


                                                            TOTAL RETURN
-----------------------------------------------------------------------------------------------------------------------------------
                                                        ANNUAL PERCENTAGE CHANGE              NON ANNUALIZED PERCENTAGE CHANGE
                                                    -------------------------------     -------------------------------------------
                              FUND       UNIT
                           INCEPTION    VALUES                                            1 MO.       1 YR.      2 YRS.     3 YRS.
  UNDERLYING INVESTMENT       DATE**   12/31/00       1998        1999        2000         TO          TO          TO         TO
         OPTIONS                                                                        12/31/00    12/31/00    12/31/00   12/31/00
------------------------------------------------------------------------------------------------------------------------------------
American Century VP         10/30/97     13.38      26.86%      18.02%      -10.62%       1.28%      -10.62%       5.49%      33.83%
Income & Growth

American Century VP         05/01/94     16.20      18.76%      64.04%      -16.83%       5.14%      -16.83%      36.44%      62.04%
International

American Century VP Value   05/01/96     12.28       4.81%      -0.85%       18.14%       5.71%       18.14%      17.14%      22.77%

Dreyfus Investment          04/30/99     12.67         NA          NA        -2.00%       6.60%       -2.00%         NA          NA
Portfolios - European
Equity Portfolio: Initial
Shares

Dreyfus Socially            10/06/93     14.97      29.38%      30.08%      -11.03%       0.13%      -11.03%      15.73%      49.73%
Responsible Growth Fund,
Inc: Initial Shares

Dreyfus Stock Index Fund,   09/29/89     14.03      28.21%      20.60%       -9.28%       0.49%       -9.28%       9.41%      40.28%
Inc.: Initial Shares

Dreyfus Variable            04/05/93     14.42      30.22%      11.46%       -0.65%      -0.01%       -0.65%      10.73%      44.19%
Investment Fund -
Appreciation Portfolio:
Initial Shares

Federated Insurance         04/22/99     10.90         NA          NA        10.45%       2.00%       10.45%         NA          NA
Series - Federated
Quality Bond Fund II

Fidelity VIP                10/09/86     12.84      11.54%       6.25%        8.30%       4.26%        8.30%      15.08%      28.36%
Equity-Income Portfolio:
Service Class

Fidelity VIP Growth         10/09/86     17.02      39.38%      37.29%      -11.07%       0.23%      -11.07%      22.09%      70.17%
Portfolio: Service Class

Fidelity VIP High Income    09/15/85      7.99      -4.42%       8.07%      -22.61%       2.13%      -22.61%     -16.36%     -20.06%
Portfolio: Service Class

Fidelity VIP Overseas       01/28/87     12.97      12.64%      42.46%      -19.15%       0.25%      -19.15%      15.18%      29.74%
Portfolio: Service Class

Fidelity VIP II             01/03/95     15.05      29.94%      24.15%       -6.71%       3.36%       -6.71%      15.81%      50.48%
Contrafund(R) Portfolio:
Service Class

Fidelity VIP III Growth     01/03/95     10.74      24.51%       4.18%      -17.18%       0.80%      -17.18%     -13.71%       7.43%
Opportunities Portfolio:
Service Class

Janus Aspen Series -        05/01/97      8.24      58.11%      66.95%      -19.35%       2.73%      -19.35%      34.64%     112.88%
Capital Appreciation
Portfolio: Service Shares

Janus Aspen Series -        01/18/00      6.58         NA          NA          NA        -1.51%          NA          NA          NA
Global Technology
Portfolio: Service Shares

Janus Aspen Series -        05/02/94      8.27      17.24%      82.31%      -16.97%       0.89%      -16.97%      51.38%      77.48%
International Growth
Portfolio: Service Shares

NSAT Capital Appreciation   04/15/92      9.96      29.96%       4.28%      -26.53%      -2.25%      -26.53%     -23.39%      -0.43%
Fund

NSAT Dreyfus NSAT Mid Cap   10/31/97     15.44      10.81%      20.92%       15.21%       7.36%       15.21%      39.31%      54.37%
Index Fund

NSAT Federated NSAT         10/31/97     12.19      15.13%      18.49%      -10.62%       2.38%      -10.62%       5.90%      21.93%
Equity Income Fund

NSAT Federated NSAT High    10/31/97     10.01       5.80%       3.19%       -8.28%       3.01%       -8.28%      -5.35%       0.14%
Income Bond Fund

NSAT Gartmore NSAT          08/30/00      8.71         NA          NA          NA         3.30%          NA          NA          NA
Emerging Markets Fund

NSAT Gartmore NSAT Global   06/30/00      6.02         NA          NA          NA        -0.87%          NA          NA          NA
Technology and
Communications Fund

NSAT Gartmore NSAT          08/30/00      9.25         NA          NA          NA         4.10%          NA          NA          NA
International Growth Fund

NSAT Government Bond Fund   11/08/82     11.97       8.91%      -2.35%       12.54%       1.89%       12.54%       9.90%      19.69%

NSAT JP Morgan NSAT         10/31/97     10.86       8.07%       0.87%       -0.35%       1.28%       -0.35%       0.51%       8.62%
Balanced Fund

NSAT MAS NSAT Multi         10/31/97     11.01       2.60%       1.56%        5.65%       3.41%        5.65%       7.30%      10.09%
Sector Bond Fund

NSAT Money Market Fund      11/10/81     11.70       5.27%       4.85%        6.03%       0.52%        6.03%      11.17%      17.03%

NSAT Nationwide Global 50   10/31/97     12.84      19.14%      22.92%      -12.32%       3.21%      -12.32%       7.78%      28.41%
Fund

NSAT Nationwide Small Cap   05/03/99     17.19         NA          NA       -16.17%       7.27%      -16.17%         NA          NA
Growth Fund

NSAT Nationwide Small Cap   10/31/97     13.78      -3.06%      27.84%       11.20%       7.53%       11.20%      42.15%      37.80%
Value Fund

NSAT Nationwide Small       10/23/95     15.84       1.01%      44.02%        8.90%       9.13%        8.90%      56.83%      58.42%
Company Fund

NSAT Strong NSAT Mid Cap    10/31/97     17.92      14.59%      84.75%      -15.38%      13.44%      -15.38%      56.34%      79.16%
Growth Fund

NSAT Total Return Fund      11/08/82     12.36      18.07%       6.94%       -2.12%       0.61%       -2.12%       4.67%      23.59%

NSAT Turner NSAT Growth     07/03/95      6.34         NA          NA          NA        -0.50%          NA          NA          NA
Focus Fund

Neuberger Berman AMT        11/03/97     15.30      31.67%      14.93%        1.13%       3.17%        1.13%      16.23%      53.04%
Guardian Portfolio

Neuberger Berman AMT        11/03/97     19.84      39.28%      53.89%       -7.46%       6.79%       -7.46%      42.41%      98.35%
Mid-Cap Growth Portfolio

Neuberger Berman AMT        03/22/94     11.27       4.21%       7.37%        0.70%       5.89%        0.70%       8.12%      12.67%
Partners Portfolio

Oppenheimer Variable        08/15/86     18.31      12.36%      83.60%      -11.24%       2.67%      -11.24%      62.97%      83.11%
Account Funds -
Oppenheimer Aggressive
Growth Fund/VA

Oppenheimer Variable        04/03/85     17.52      24.00%      41.66%       -0.23%       3.26%       -0.23%      41.33%      75.25%
Account Funds -
Oppenheimer Capital
Appreciation Fund/VA

Oppenheimer Variable        06/30/95      9.60      14.10%      58.48%        5.09%       5.53%        5.09%      66.55%      90.04%
Account Funds -
Oppenheimer Global
Securities Fund/VA



                                                  NON ANNUALIZED PERCENTAGE CHANGE    ANNUALIZED PERCENTAGE CHANGE
                              FUND       UNIT     -------------------------------- ---------------------------------
                           INCEPTION    VALUES
  UNDERLYING INVESTMENT       DATE**   12/31/00          5 YRS.     INCEPTION       3 YRS.      5 YRS.     INCEPTION
         OPTIONS                                           TO          TO             TO          TO          TO
                                                        12/31/00    12/31/00       12/31/00    12/31/00     12/31/00
--------------------------------------------------------------------------------------------------------------------
American Century VP         10/30/97     13.38              NA        44.27%         10.20%          NA       12.26%
Income & Growth

American Century VP         05/01/94     16.20          119.92%      134.44%         17.45%      17.07%       13.64%
International

American Century VP Value   05/01/96     12.28              NA        73.81%          7.08%          NA       12.58%

Dreyfus Investment          04/30/99     12.67              NA        26.62%            NA           NA       15.21%
Portfolios - European
Equity Portfolio: Initial
Shares

Dreyfus Socially            10/06/93     14.97          133.13%      241.79%         14.40%      18.45%       18.52%
Responsible Growth Fund,
Inc: Initial Shares

Dreyfus Stock Index Fund,   09/29/89     14.03          128.54%      372.79%         11.94%      17.98%       14.80%
Inc.: Initial Shares

Dreyfus Variable            04/05/93     14.42          131.81%      240.42%         12.97%      18.31%       17.16%
Investment Fund -
Appreciation Portfolio:
Initial Shares

Federated Insurance         04/22/99     10.90              NA         8.24%            NA           NA        4.80%
Series - Federated
Quality Bond Fund II

Fidelity VIP                10/09/86     12.84           87.85%      496.75%          8.68%      13.44%       13.38%
Equity-Income Portfolio:
Service Class

Fidelity VIP Growth         10/09/86     17.02          140.96%      763.87%         19.39%      19.23%       16.37%
Portfolio: Service Class

Fidelity VIP High Income    09/15/85      7.99            7.18%      239.56%         -7.19%       1.40%        8.33%
Portfolio: Service Class

Fidelity VIP Overseas       01/28/87     12.97           63.85%      207.59%          9.07%      10.38%        8.40%
Portfolio: Service Class

Fidelity VIP II             01/03/95     15.05          126.50%      216.24%         14.59%      17.76%       21.18%
Contrafund(R) Portfolio:
Service Class

Fidelity VIP III Growth     01/03/95     10.74           65.12%      118.81%          2.42%      10.55%       13.96%
Opportunities Portfolio:
Service Class

Janus Aspen Series -        05/01/97      8.24              NA       169.51%         28.64%          NA       31.07%
Capital Appreciation
Portfolio: Service Shares

Janus Aspen Series -        01/18/00      6.58              NA       -34.11%             NA          NA          NA
Global Technology
Portfolio: Service Shares

Janus Aspen Series -        05/02/94      8.27          183.19%      238.98%         21.07%      23.14%       20.11%
International Growth
Portfolio: Service Shares

NSAT Capital Appreciation   04/15/92      9.96           68.91%      151.05%         -0.15%      11.05%       11.15%
Fund

NSAT Dreyfus NSAT Mid Cap   10/31/97     15.44              NA        53.81%         15.57%          NA       14.56%
Index Fund

NSAT Federated NSAT         10/31/97     12.19              NA        24.09%          6.83%          NA        7.05%
Equity Income Fund

NSAT Federated NSAT High    10/31/97     10.01              NA         2.42%          0.05%          NA        0.76%
Income Bond Fund

NSAT Gartmore NSAT          08/30/00      8.71              NA       -24.83%             NA          NA          NA
Emerging Markets Fund

NSAT Gartmore NSAT Global   06/30/00      6.02              NA       -24.96%             NA          NA          NA
Technology and
Communications Fund

NSAT Gartmore NSAT          08/30/00      9.25              NA       -13.70%             NA          NA          NA
International Growth Fund

NSAT Government Bond Fund   11/08/82     11.97           35.83%      365.31%          6.17%       6.32%        8.84%

NSAT JP Morgan NSAT         10/31/97     10.86              NA        10.21%          2.80%          NA        3.12%
Balanced Fund

NSAT MAS NSAT Multi         10/31/97     11.01              NA        11.23%          3.26%          NA        3.42%
Sector Bond Fund

NSAT Money Market Fund      11/10/81     11.70           29.51%      251.64%          5.38%       5.31%        6.79%

NSAT Nationwide Global 50   10/31/97     12.84              NA        29.91%          8.69%          NA        8.62%
Fund

NSAT Nationwide Small Cap   05/03/99     17.19              NA        71.86%            NA           NA       38.61%
Growth Fund

NSAT Nationwide Small Cap   10/31/97     13.78              NA        35.58%         11.28%          NA       10.09%
Value Fund

NSAT Nationwide Small       10/23/95     15.84          128.34%      161.16%         16.57%      17.95%       20.33%
Company Fund

NSAT Strong NSAT Mid Cap    10/31/97     17.92              NA        83.09%         21.45%          NA       21.04%
Growth Fund

NSAT Total Return Fund      11/08/82     12.36           94.91%     1106.41%          7.32%      14.28%       14.71%

NSAT Turner NSAT Growth     07/03/95      6.34              NA       -40.30%             NA          NA          NA
Focus Fund

Neuberger Berman AMT        11/03/97     15.30              NA        61.00%         15.24%          NA       16.27%
Guardian Portfolio

Neuberger Berman AMT        11/03/97     19.84              NA       132.47%         25.65%          NA       30.62%
Mid-Cap Growth Portfolio

Neuberger Berman AMT        03/22/94     11.27           91.61%      155.48%          4.06%      13.89%       14.85%
Partners Portfolio

Oppenheimer Variable        08/15/86     18.31          145.85%      826.36%         22.34%      19.71%       16.75%
Account Funds -
Oppenheimer Aggressive
Growth Fund/VA

Oppenheimer Variable        04/03/85     17.52          177.99%      992.62%         20.56%      22.69%       16.40%
Account Funds -
Oppenheimer Capital
Appreciation Fund/VA

Oppenheimer Variable        06/30/95      9.60          174.06%      333.84%         23.86%      22.34%       15.58%
Account Funds -
Oppenheimer Global
Securities Fund/VA



                                                            TOTAL RETURN
-----------------------------------------------------------------------------------------------------------------------------------
                                                        ANNUAL PERCENTAGE CHANGE             NON ANNUALIZED PERCENTAGE CHANGE
                                                    -------------------------------  ----------------------------------------------
                              FUND       UNIT
                           INCEPTION    VALUES                                        1 MO.       1 YR.       2 YRS.      3 YRS.
  UNDERLYING INVESTMENT       DATE**   12/31/00       1998       1999       2000        TO          TO          TO          TO
         OPTIONS                                                                     12/31/00    12/31/00    12/31/00    12/31/00
------------------------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable        07/05/95     11.62        4.70%     21.71%     -8.78%       2.16%     -8.78%      11.03%       16.25%
Account Funds -
Oppenheimer Main Street
Growth & Income Fund/VA

Strong Opportunity Fund     06/30/95      9.85       13.54%     34.91%      6.35%       6.85%      6.35%      43.48%       62.91%
II, Inc.


The Universal               06/16/97     10.32      -28.38%     29.37%     11.39%       3.31%     11.39%      44.11%        3.21%
Institutional Funds, Inc.
- Emerging Markets Debt
Portfolio


The Universal               11/08/82      8.69          NA         NA      -7.33%       7.58%     -7.33%         NA           NA
Institutional Funds, Inc.
- Mid Cap Growth Portfolio


The Universal               07/03/95     10.94      -11.62%     -3.37%     28.06%       6.00%     28.06%      23.74%        9.36%
Institutional Funds, Inc.
- US Real Estate Portfolio


Van Eck Worldwide           12/27/95      7.67      -34.13%    100.28%    -41.87%      -2.47%    -41.87%      16.43%      -23.31%
Insurance Trust -
Worldwide Emerging
Markets Fund


Van Eck Worldwide           09/01/89      9.31      -30.97%     21.00%     11.40%      11.97%     11.40%      34.80%       -6.95%
Insurance Trust -
Worldwide Hard Assets Fund



                                                  NON ANNUALIZED PERCENTAGE CHANGE    ANNUALIZED PERCENTAGE CHANGE
                              FUND       UNIT     -------------------------------- ---------------------------------
                           INCEPTION    VALUES
  UNDERLYING INVESTMENT       DATE**   12/31/00       5 YRS.     INCEPTION     3 YRS.      5 YRS.     INCEPTION
         OPTIONS                                        TO          TO           TO          TO          TO
                                                     12/31/00    12/31/00     12/31/00    12/31/00     12/31/00
---------------------------------------------------------------------------------------------------------------------
Oppenheimer Variable        07/05/95     11.62        104.07%     155.61%      5.15%       15.33%       18.65%
Account Funds -
Oppenheimer Main Street
Growth & Income Fund/VA

Strong Opportunity Fund     06/30/95      9.85        141.47%     357.67%     17.67%       19.28%       19.24%
II, Inc.


The Universal               06/16/97     10.32            NA        4.01%      1.06%          NA         1.12%
Institutional Funds, Inc.
- Emerging Markets Debt
Portfolio


The Universal               11/08/82      8.69            NA       28.25%        NA           NA        23.01%
Institutional Funds, Inc.
- Mid Cap Growth Portfolio


The Universal               07/03/95     10.94         86.69%     102.27%      3.03%       13.30%       13.69%
Institutional Funds, Inc.
- US Real Estate Portfolio


Van Eck Worldwide           12/27/95      7.67        -14.02%     -14.88%     -8.46%       -2.98%       -3.15%
Insurance Trust -
Worldwide Emerging
Markets Fund


Van Eck Worldwide           09/01/89      9.31          8.02%      63.62%     -2.37%        1.55%        4.44%
Insurance Trust -
Worldwide Hard Assets Fund


**The underlying mutual fund Inception Date is the date the underlying mutual fund first became effective, which is not necessarily the same date the underlying mutual fund was first made available through the variable account. For those underlying mutual funds which have not been offered as sub-accounts through the variable account for one of the quoted periods, the total return figures will show the investment performance that the underlying mutual funds would have achieved (reduced by the current asset charge and fund investment advisory fees and expenses) had they been offered as sub-accounts through the variable account for the period quoted. Certain underlying mutual funds are not as old as some of the periods quoted, therefore, total return figures may not be available for all of the periods shown.

The preceding table displays three types of total return. Simply stated, total return shows the percent change in unit values, with dividends and capital gains reinvested, after the deduction of the current asset charge (and the deduction of applicable investment advisory fees and other expenses of the underlying mutual funds). The total return figures shown in the Annual Percentage Change and Annualized Percentage Change columns represent annualized figures, i.e., they show the rate of growth that would have produced the corresponding cumulative return had performance been constant over the entire period quoted. The Non-Annualized Percentage Change total return figures are not annual return figures but instead represent the total percentage change in unit value over the stated periods without annualization. THE TOTAL RETURN FIGURES DO NOT TAKE INTO ACCOUNT THE SEVERAL OTHER POLICY CHARGES WHICH ARE DESCRIBED IN THE "POLICY CHARGES" SECTION. THESE OTHER CHARGES INCLUDE COST OF INSURANCE CHARGES AND SURRENDER CHARGES.

--------------------------------------------------------------------------------


                          Independent Auditors' Report
                          ----------------------------



The Board of Directors of Nationwide Life Insurance Company and
   Contract Owners of Nationwide VLI Separate Account-4:

      We have audited the accompanying statement of assets, liabilities and contract owners' equity of Nationwide VLI Separate Account-4 (comprised of the sub-accounts listed in note 1(b)) (collectively, "the Account") as of December 31, 2000, and the related statements of operations and changes in contract owners' equity for each of the years in the two year period then ended and for the period February 18, 1998 (commencement of operations) through December 31, 1998, and the financial highlights for each of the years in the two year period then ended and for the period February 18, 1998 (commencement of operations) through December 31, 1998. These financial statements and financial highlights are the responsibility of the Account's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Account as of December 31, 2000, the results of its operations and its changes in contract owners' equity for each of the years in the two year period then ended and for the period February 18, 1998 (commencement of operations) through December 31, 1998, and the finan- cial highlights for each of the years in the two year period then ended and for the period February 18, 1998 (commencement of operations) through December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Columbus, Ohio
February 16, 2001


--------------------------------------------------------------------------------

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

          STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY

                                DECEMBER 31, 2000

ASSETS:
   Investments at fair value:

      American Century VP - American Century VP Income & Growth (ACVPIncGr)
         3,520,844 shares (cost $26,492,915) ...............................................   $  25,033,199

      American Century VP - American Century VP International (ACVPInt)
         4,327,440 shares (cost $50,107,521) ...............................................      44,269,706

      American Century VP - American Century VP Value (ACVPValue)
         1,110,522 shares (cost $6,655,647) ................................................       7,407,179

      The Dreyfus Socially Responsible Growth Fund, Inc. (DrySRGr)
         478,283 shares (cost $17,868,978) .................................................      16,486,409

      Dreyfus Stock Index Fund (DryStkIx)
         6,822,189 shares (cost $247,280,744) ..............................................     231,954,425

      Dreyfus IP - European Equity Portfolio (DryEuroEq)
         97,382 shares (cost $1,422,509) ...................................................       1,458,779

      Dreyfus VIF - Appreciation Portfolio (DryVApp)
         829,567 shares (cost $32,580,787) .................................................      32,278,459

      Federated Insurance Series - Quality Bond Fund II (FedQualBd2)
         4,888,937 shares (cost $49,393,596) ...............................................      52,409,408

      Fidelity VIP - Equity-Income Portfolio - Service Class (FidVEqInS)
         1,123,826 shares (cost $26,958,864) ...............................................      28,601,378

      Fidelity VIP - Growth Portfolio - Service Class (FidVGrS)
         2,288,448 shares (cost $112,282,101) ..............................................      99,547,490

      Fidelity VIP - High Income Portfolio - Service Class (FidVHiInS)
         1,742,262 shares (cost $17,700,937) ...............................................      14,199,438

      Fidelity VIP - Overseas Portfolio - Service Class (FidVOvSeS)
         1,219,554 shares (cost $26,879,872) ...............................................      24,317,914

      Fidelity VIP-II - Contrafund Portfolio - Service Class (FidVConS)
         2,001,473 shares (cost $50,647,030) ...............................................      47,374,866

      Fidelity VIP-III - Growth Opportunities Portfolio - Service Class (FidVGrOpS)
         800,720 shares (cost $16,998,621) .................................................      14,172,737

      Gartmore NSAT - Emerging Markets Fund (NSATEmMGM)
         2,782 shares (cost $20,588) .......................................................          20,895

      Gartmore NSAT - Global Technology & Communications Fund (NSATGTecGM)
         75,628 shares (cost $751,824) .....................................................         555,867

      Gartmore NSAT - International Growth Fund (NSATIntGGM)
         2,891 shares (cost $24,686) .......................................................          24,946

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

      Janus Aspen Series - Capital Appreciation Portfolio - Service Shares (JanACapApS)
         835,840 shares (cost $25,584,669) .................................................      22,183,187

      Janus Aspen Series - Global Technology Portfolio - Service Shares (JanAGlTchS)
         2,391,105 shares (cost $21,271,695) ...............................................      15,661,738

      Janus Aspen Series - International Growth Portfolio - Service Shares (JanAIntGrS)
         607,844 shares (cost $21,433,733) .................................................      18,624,342

      Nationwide SAT - Balanced Fund - J.P. Morgan (NSATBalJPM)
         679,412 shares (cost $7,039,214) ..................................................       6,787,329

      Nationwide SAT - Capital Appreciation Fund (NSATCapAp)
         1,479,309 shares (cost $34,225,912) ...............................................      21,716,260

      Nationwide SAT - Equity Income Fund - Federated (NSATEqIFED)
         180,950 shares (cost $2,405,433) ..................................................       2,169,595

      Nationwide SAT - Global 50 Fund (NSATGlob50)
         2,316,205 shares (cost $30,284,783) ...............................................      26,983,784

      Nationwide SAT - Government Bond Fund (NSATGvtBd)
         4,350,728 shares (cost $48,110,219) ...............................................      49,772,326

      Nationwide SAT - High Income Bond Fund - Federated (NSATHiIFED)
         1,949,660 shares (cost $17,083,991) ...............................................      15,363,317

      Nationwide SAT - Mid Cap Growth Fund - Strong (NSATMCpSTR)
         1,663,974 shares (cost $34,257,943) ...............................................      27,671,892

      Nationwide SAT - Mid Cap Index Fund - Dreyfus (NSATMCIxDR)
         494,827 shares (cost $6,960,647) ..................................................       6,704,912

      Nationwide SAT - Money Market Fund (NSATMMkt)
         232,950,632 shares (cost $232,950,632) ............................................     232,950,632

      Nationwide SAT - Multi Sector Bond Fund - MAS (NSATMBdMAS)
         2,835,859 shares (cost $26,553,198) ...............................................      26,316,776

      Nationwide SAT - Small Cap Growth Fund (NSATSmCapG)
         433,027 shares (cost $7,290,920) ..................................................       7,032,358

      Nationwide SAT - Small Cap Value Fund (NSATSmCapV)
         1,751,521 shares (cost $17,697,372) ...............................................      15,238,231

      Nationwide SAT - Small Company Fund (NSATSmCo)
         2,150,419 shares (cost $46,873,187) ...............................................      43,008,379

      Nationwide SAT - Strategic Value Fund (NSATStrVal)
         122,367 shares (cost $1,221,340) ..................................................       1,228,560

      Nationwide SAT - Total Return Fund (NSATTotRtn)
         2,841,975 shares (cost $46,180,109) ...............................................      33,080,588

      Neuberger & Berman AMT - Guardian Portfolio (NBAMTGuard)
         341,544 shares (cost $5,466,763) ..................................................       5,440,792

      Neuberger & Berman AMT - Mid-Cap Growth Portfolio (NBAMTMCGr)
         1,637,648 shares (cost $43,888,979) ...............................................      36,814,318

      Neuberger & Berman AMT - Partners Portfolio (NBAMTPart)
         601,581 shares (cost $10,164,616) .................................................       9,727,567

      Oppenheimer Aggressive Growth Fund/VA (OppAggGrVA)
         805,091 shares (cost $73,635,576) ................................................................      56,976,278

      Oppenheimer Capital Appreciation Fund/VA (OppCapApVA)
         966,962 shares (cost $47,676,455) ................................................................      45,089,423

      Oppenheimer Global Securities Fund/VA (OppGlSecVA)
         132,214 shares (cost $3,939,556) .................................................................       4,010,040

      Oppenheimer Main Street Growth & Income Fund/VA (OppMGrInVA)
         981,886 shares (cost $22,848,695) ................................................................      20,874,887

      Strong Opportunity Fund II, Inc. (StOpp2)
         211,464 shares (cost $5,540,840) .................................................................       5,062,438

      Turner NSAT - Growth Focus Fund (NSATGFocTU)
         13,155 shares (cost $82,744) .....................................................................          78,534

      The Universal Institutional Funds, Inc. - Emerging Markets Debt Portfolio ((MSUEmMkt)
      (formerly Morgan Stanley - Emerging Markets Debt Portfolio)
        216,626 shares (cost $1,602,945) ..................................................................       1,496,887

      The Universal Institutional Funds, Inc. - Mid Cap Growth Portfolio (MSUMCapGr)
      (formerly Morgan Stanley - Mid Cap Growth Portfolio)
        68,097 shares (cost $939,349) .....................................................................         840,998

      The Universal Institutional Funds, Inc. - U.S. Real Estate Portfolio (MSUUSRealE)
      (formerly Van Kampen American Capital - Morgan Stanley U.S. Real Estate Portfolio)
        437,348 shares (cost $4,980,785) ..................................................................       5,033,881

      Van Eck WIT - Worldwide Emerging Markets Fund (VEWwEmgMkt)
         435,385 shares (cost $4,582,831) .................................................................       3,609,340

      Van Eck WIT - Worldwide Hard Assets Fund (VEWwHrdAst)
         109,063 shares (cost $1,275,365) .................................................................       1,316,394

      Warburg Pincus Trust - Global Post Venture Capital Portfolio (WPTGloPVC)
         191,645 shares (cost $2,340,455) .................................................................       2,431,981

      Warburg Pincus Trust - International Equity Portfolio (WPTIntEq)
         225,970 shares (cost $3,107,770) .................................................................       2,424,657

      Warburg Pincus Trust - Value Portfolio (WPTValue)
         81,531 shares (cost $1,588,695) ..................................................................       1,110,451
                                                                                                                -----------
            Total investments..............................................................................   1,414,946,167

   Accounts receivable ....................................................................................          -
                                                                                                                -----------
            Total assets ..................................................................................   1,414,946,167

ACCOUNTS PAYABLE...........................................................................................          53,726
                                                                                                                -----------
CONTRACT OWNERS' EQUITY (NOTE 7) .......................................................................... $ 1,414,892,441
                                                                                                                ===========

See accompanying notes to financial statements.

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998





                                                                       Total                                         ACVPincGr
                                                       ------------------------------------------- -------------------------------
                                                         2000           1999            1998              2000          1999
                                                   -------------   -------------   -------------   -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................  $  21,039,631       6,784,764         795,996          89,434             345
  Mortality and expense risk charges (note 3) ...     (1,473,980)       (382,102)         (7,523)        (33,218)         (4,870)
                                                   -------------   -------------   -------------   -------------   -------------
    Net investment income .......................     19,565,651       6,402,662         788,473          56,216          (4,525)
                                                   -------------   -------------   -------------   -------------   -------------

    Proceeds from mutual funds shares sold ......    537,305,272     201,999,339      61,803,110       4,190,922       4,238,041
    Cost of mutual fund shares sold .............   (520,733,854)   (195,191,587)    (62,074,770)     (4,127,013)     (3,971,748)
                                                   -------------   -------------   -------------   -------------   -------------
    Realized gain (loss) on investment ..........     16,571,418       6,807,752        (271,660)         63,909         266,293
  Change in unrealized gain (loss)
    on investments ..............................   (178,984,942)     42,568,531       6,208,890      (2,277,235)        692,513
                                                   -------------   -------------   -------------   -------------   -------------
    Net gain (loss) on investments ..............   (162,413,524)     49,376,283       5,937,230      (2,213,326)        958,806
                                                   -------------   -------------   -------------   -------------   -------------
  Reinvested capital gains ......................     50,385,356       6,941,880         597,466            --              --
                                                   -------------   -------------   -------------   -------------   -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........  $ (92,462,517)     62,720,825       7,323,169      (2,157,110)        954,281
                                                   =============   =============   =============   =============   =============



                                                        ACVPincGr                           ACVPint
                                                   ---------------   ---------------------------------------------
                                                          1998             2000             1999              1998
                                                     -------------   -------------   -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................    $       5,125          29,817            --               355
  Mortality and expense risk charges (note 3) ...              (86)        (43,822)         (3,029)           (173)
                                                     -------------   -------------   -------------   -------------
    Net investment income .......................            5,039         (14,005)         (3,029)            182
                                                     -------------   -------------   -------------   -------------

    Proceeds from mutual funds shares sold ......           60,422      11,287,808       2,517,615         613,620
    Cost of mutual fund shares sold .............          (58,667)     (8,439,891)     (1,889,551)       (614,510)
                                                     -------------   -------------   -------------   -------------
    Realized gain (loss) on investment ..........            1,755       2,847,917         628,064            (890)
  Change in unrealized gain (loss)
    on investments ..............................          125,007     (10,029,310)      4,031,727         159,768
                                                     -------------   -------------   -------------   -------------
    Net gain (loss) on investments ..............          126,762      (7,181,393)      4,659,791         158,878
                                                     -------------   -------------   -------------   -------------
  Reinvested capital gains ......................             --           445,800            --             3,644
                                                     -------------   -------------   -------------   -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $     131,801      (6,749,598)      4,656,762         162,704
                                                     =============   =============   =============   =============




                                                                          ACVPValue                                   DrySRGr
                                                   ----------------------------------------------  --------------------------------
                                                         2000           1999            1998           2000            1999
                                                   -------------   -------------   -------------   -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................  $      29,260           9,053             169         133,052           1,039
  Mortality and expense risk charges (note 3) ...         (2,491)           (698)            (44)         (5,466)           (849)
                                                   -------------   -------------   -------------   -------------   -------------
    Net investment income .......................         26,769           8,355             125         127,586             190
                                                   -------------   -------------   -------------   -------------   -------------

  Proceeds from mutual funds shares sold ........      5,835,158       1,027,473         216,392       1,524,094         620,665
  Cost of mutual fund shares sold ...............     (5,829,916)     (1,065,502)       (220,562)     (1,237,290)       (483,300)
                                                   -------------   -------------   -------------   -------------   -------------
    Realized gain (loss) on investments .........  $       5,242         (38,029)         (4,170)        286,804         137,365
  Change in unrealized gain (loss)
    on investments ..............................        865,295        (142,040)         28,277      (2,392,732)        901,808
                                                   -------------   -------------   -------------   -------------   -------------
    Net gain (loss) on investments ..............        870,537        (180,069)         24,107      (2,105,928)      1,039,173
                                                   -------------   -------------   -------------   -------------   -------------
  Reinvested capital gains ......................         74,870          85,768           1,997            --           279,678
                                                   -------------   -------------   -------------   -------------   -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........  $     972,176         (85,946)         26,229      (1,978,342)      1,319,041
                                                   =============   =============   =============   =============   =============


                                                     DrySRGr                     DryStkix
                                                  -----------   ----------------------------------------------
                                                    1998           2000            1999           1998
                                                  ------------   -------------   -------------   -------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................  $     2,114       1,776,028         694,199          64,671
  Mortality and expense risk charges (note 3) ...          (96)       (301,447)        (80,224)         (1,001)
                                                  ------------   -------------   -------------   -------------
    Net investment income .......................        2,018       1,474,581         613,975          63,670
                                                  ------------   -------------   -------------   -------------

  Proceeds from mutual funds shares sold ........      292,403      17,394,755       3,651,059       2,855,607
  Cost of mutual fund shares sold ...............     (279,293)    (13,809,069)     (3,038,322)     (2,928,820)
                                                  ------------   -------------   -------------   -------------
    Realized gain (loss) on investments .........       13,110       3,585,686         612,737         (73,213)
  Change in unrealized gain (loss)
    on investments ..............................      108,355     (27,898,576)     11,117,238       1,455,019
                                                  ------------   -------------   -------------   -------------
    Net gain (loss) on investments ..............      121,465     (24,312,890)     11,729,975       1,381,806
                                                  ------------   -------------   -------------   -------------
  Reinvested capital gains ......................       47,900       3,654,055         672,634          12,311
                                                  ------------   -------------   -------------   -------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........  $   171,383     (19,184,254)     13,016,584       1,457,787
                                                  ============   =============   =============   =============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998




                                                                      DryEuroEq                                   DryVApp
                                                     ----------------------------------------  -------------------------------
                                                        2000           1999            1998         2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     3,040            266           --          209,082        102,225
  Mortality and expense risk charges (note 3) ...          (647)          --             --          (61,134)       (19,902)
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................         2,393            266           --          147,948         82,323
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     4,915,237          9,724           --        5,802,885      6,596,135
  Cost of mutual fund shares sold ...............    (4,976,743)        (9,364)          --       (5,449,137)    (6,226,765)
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........       (61,506)           360           --          353,748        369,370
  Change in unrealized gain (loss)
    on investments ..............................        26,273          9,997           --       (1,102,409)       649,339
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............       (35,233)        10,357           --         (748,661)     1,018,709
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................        39,799          1,251           --          355,671         68,742
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $     6,959         11,874           --         (245,042)     1,169,774
                                                    ===========    ===========    ===========    ===========    ===========


                                                       DryVApp                         FedQualBd2
                                                    -------------    ----------------------------------------
                                                          1998           2000            1999           1998
                                                      -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................     $     7,616        284,124           --             --
  Mortality and expense risk charges (note 3) ...            (108)       (36,034)        (3,162)          --
                                                      -----------    -----------    -----------    -----------
    Net investment income .......................           7,508        248,090         (3,162)          --
                                                      -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........         191,690      5,070,565        193,269           --
  Cost of mutual fund shares sold ...............        (192,584)    (4,943,810)      (195,176)          --
                                                      -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........            (894)       126,755         (1,907)          --
  Change in unrealized gain (loss)
    on investments ..............................         150,742      2,975,611         40,201           --
                                                      -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............         149,848      3,102,366         38,294           --
                                                      -----------    -----------    -----------    -----------
  Reinvested capital gains ......................            --             --             --             --
                                                      -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........     $   157,356      3,350,456         35,132           --
                                                      ===========    ===========    ===========    ===========




                                                                     FidVEqinS                             FidVGrS
                                                     ----------------------------------------  ------------------------------
                                                        2000           1999            1998         2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $   275,597         97,065           --           46,538          8,639
  Mortality and expense risk charges (note 3) ...       (12,713)        (3,265)          (402)      (106,544)       (12,917)
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................       262,884         93,800           (402)       (60,006)        (4,278)
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     8,769,366      2,794,623      1,186,510      8,193,032      1,070,026
  Cost of mutual fund shares sold ...............    (9,316,337)    (2,491,032)    (1,221,597)    (6,947,939)      (923,816)
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........      (546,971)       303,591        (35,087)     1,245,093        146,210
  Change in unrealized gain (loss)
    on investments ..............................     1,470,791       (277,459)       449,182    (19,309,179)     6,093,883
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............       923,820         26,132        414,095    (18,064,086)     6,240,093
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................     1,063,019        214,564           --        5,556,689        543,154
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ 2,249,723        334,496        413,693    (12,567,403)     6,778,969
                                                    ===========    ===========    ===========    ===========    ===========


                                                        FidVGrS                                      FidVHiInS
                                                     -------------   ----------------------------------------
                                                          1998           2000            1999           1998
                                                      -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................     $      --          711,532        364,862           --
  Mortality and expense risk charges (note 3) ...            (249)       (21,719)        (1,521)          (245)
                                                      -----------    -----------    -----------    -----------
    Net investment income .......................            (249)       689,813        363,341           (245)
                                                      -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........         759,197      5,669,988        926,716        848,212
  Cost of mutual fund shares sold ...............        (750,697)    (6,842,047)    (1,041,180)      (901,996)
                                                      -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........           8,500     (1,172,059)      (114,464)       (53,784)
  Change in unrealized gain (loss)
    on investments ..............................         480,684     (3,641,858)       103,063         37,295
                                                      -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............         489,184     (4,813,917)       (11,401)       (16,489)
                                                      -----------    -----------    -----------    -----------
  Reinvested capital gains ......................            --             --           13,640           --
                                                      -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........     $   488,935     (4,124,104)       365,580        (16,734)
                                                      ===========    ===========    ===========    ===========


                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                                    FidVOvSeS                                          FidVConS
                                                    -------------------------------------------    --------------------------------
                                                        2000           1999             1998            2000            1999
                                                    ------------    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $    217,766          21,110            --            93,712          26,713
  Mortality and expense risk charges (note 3) ...        (49,878)         (9,859)            (75)        (27,798)         (4,360)
                                                    ------------    ------------    ------------    ------------    ------------
    Net investment income .......................        167,888          11,251             (75)         65,914          22,353
                                                    ------------    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........     23,478,026       7,592,272         528,529       2,681,172       1,218,202
  Cost of mutual fund shares sold ...............    (25,243,216)     (6,861,807)       (553,402)     (2,152,820)     (1,003,352)
                                                    ------------    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........     (1,765,190)        730,465         (24,873)        528,352         214,850
  Change in unrealized gain (loss)
    on investments ..............................     (4,479,931)      1,849,661          68,313      (6,926,956)      3,006,379
                                                    ------------    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............   $  (6,245,121)      2,580,126          43,440      (6,398,604)      3,221,229
                                                    ------------    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................      1,409,432          34,048            --         3,401,735         195,897
                                                    ------------    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ (4,667,801)      2,625,425          43,365      (2,930,955)      3,439,479
                                                    ============    ============    ============    ============    ============

                                                  FidVConS                       FidVGrOpS
                                              --------------   -----------------------------------------
                                                  1998          2000            1999            1998
                                              ------------  ------------    ------------  ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ....................   $        --         125,878          28,246           --
  Mortality and expense risk
   charges (note 3) .......................           (330)      (11,570)         (3,130)          (168)
                                              ------------  ------------    ------------   ------------
    Net investment income .................           (330)      114,308          25,116           (168)
                                              ------------  ------------    ------------   ------------

  Proceeds from mutual funds shares sold ..        974,276     2,790,417         613,535        309,151
  Cost of mutual fund shares sold .........       (947,452)   (2,995,674)       (559,981)      (296,203)
                                              ------------  ------------    ------------   ------------
    Realized gain (loss) on investments ...         26,824      (205,257)         53,554         12,948
  Change in unrealized gain (loss)
    on investments ........................        648,413    (3,225,818)        137,134        262,800
                                              ------------  ------------    ------------   ------------
    Net gain (loss) on investments ........        675,237    (3,431,075)        190,688        275,748
                                              ------------  ------------    ------------   ------------
  Reinvested capital gains ................           --         662,022          55,207           --
                                              ------------  ------------    ------------   ------------
      Net increase (decrease) in contract
        owners' equity resulting from
        operations ........................   $    674,907    (2,654,745)        271,011        275,580
                                              ============  ============    ============   ============



                                                                     NSATEmMGM                                       NSATGTecGM
                                                    -------------------------------------------    --------------------------------
                                                        2000           1999             1998            2000            1999
                                                    ------------    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       --              --              --              --              --
  Mortality and expense risk charges (note 3) ...           --              --              --              --              --
                                                    ------------    ------------    ------------    ------------    ------------
    Net investment income .......................           --              --              --              --              --
                                                    ------------    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........        641,425            --              --             9,643            --
  Cost of mutual fund shares sold ...............       (644,443)           --              --           (14,069)           --
                                                    ------------    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........         (3,018)           --              --            (4,426)           --
  Change in unrealized gain (loss)
    on investments ..............................            336            --              --          (195,957)           --
                                                    ------------    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............         (2,682)           --              --          (200,383)           --
                                                    ------------    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................           --              --              --            10,013            --
                                                    ------------    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $     (2,682)           --              --          (190,370)           --
                                                    ============    ============    ============    ============    ============

                                                      NSATGTecGM                     NSATIntGGm
                                                    ------------   ---------------------------------------------
                                                        1998            2000            1999              1998
                                                    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $        --              --              --              --
  Mortality and expense risk charges (note 3) ...           --              --              --              --
                                                    ------------    ------------    ------------    ------------
    Net investment income .......................           --              --              --              --
                                                    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........           --           355,202            --              --
  Cost of mutual fund shares sold ...............           --          (354,541)           --              --
                                                    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........           --               661            --              --
  Change in unrealized gain (loss)
    on investments ..............................           --               260            --              --
                                                    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............           --               921            --              --
                                                    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................           --              --              --              --
                                                    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $        --               921            --              --
                                                    ============    ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998


                                                                   JanACapApS                                  JanAGlTchS
                                                    ----------------------------------------     ----------------------------
                                                       2000           1999            1998           2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $   135,185           --             --           94,337           --
  Mortality and expense risk charges (note 3) ...        (5,130)          --             --           (5,864)          --
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................       130,055           --             --           88,473           --
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     2,667,595           --             --        6,627,712           --
  Cost of mutual fund shares sold ...............    (3,199,056)          --             --       (8,282,161)          --
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........      (531,461)          --             --       (1,654,449)          --
  Change in unrealized gain (loss)
    on investments ..............................    (3,401,482)          --             --       (5,609,957)          --
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............    (3,932,943)          --             --       (7,264,406)          --
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................          --             --             --             --             --
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $(3,802,888)          --             --       (7,175,933)          --
                                                    ===========    ===========    ===========    ===========    ===========

                                                     JanAGlTchS                       JanAintGrS
                                                    --------------    ----------------------------------------
                                                            1998           2000          1999           1998
                                                       -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................      $      --          482,954           --             --
  Mortality and expense risk charges (note 3) ...             --           (5,407)          --             --
                                                       -----------    -----------    -----------    -----------
    Net investment income .......................             --          477,547           --             --
                                                       -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........             --        8,802,259           --             --
  Cost of mutual fund shares sold ...............             --      (10,182,763)          --             --
                                                       -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........             --       (1,380,504)          --             --
  Change in unrealized gain (loss)
    on investments ..............................             --       (2,809,392)          --             --
                                                       -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............             --       (4,189,896)          --             --
                                                       -----------    -----------    -----------    -----------
  Reinvested capital gains ......................             --             --             --             --
                                                       -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........      $      --       (3,712,349)          --             --
                                                       ===========    ===========    ===========    ===========

                                                                    NSATBalJPM                              NSATCapAp
                                                    ----------------------------------------     ----------------------------
                                                       2000           1999            1998           2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $   172,981         80,095          9,854         41,174         96,180
  Mortality and expense risk charges (note 3) ...        (5,434)        (1,605)           (51)       (10,414)        (2,498)
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................       167,547         78,490          9,803         30,760         93,682
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     5,501,271      2,788,299        316,297      6,534,873      4,176,681
  Cost of mutual fund shares sold ...............    (5,437,733)    (2,830,503)      (315,924)    (7,187,743)    (3,638,494)
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........        63,538        (42,204)           373       (652,870)       538,187
  Change in unrealized gain (loss)
    on investments ..............................      (241,628)       (33,063)        22,806    (11,341,220)    (1,637,699)
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............      (178,090)       (75,267)        23,179    (11,994,090)    (1,099,512)
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................          --              495          2,184      4,845,304      1,352,393
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $   (10,543)         3,718         35,166     (7,118,026)       346,563
                                                    ===========    ===========    ===========    ===========    ===========

                                                      NSATCapAp                      NSATEqIFED
                                                    ------------    ----------------------------------------
                                                         1998           2000          1999           1998
                                                     -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................    $    14,834         15,802          1,722            896
  Mortality and expense risk charges (note 3) ...           (440)        (1,543)           (71)           (17)
                                                     -----------    -----------    -----------    -----------
    Net investment income .......................         14,394         14,259          1,651            879
                                                     -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........        703,904      1,130,737        116,995         18,085
  Cost of mutual fund shares sold ...............       (686,965)    (1,084,332)      (100,117)       (17,928)
                                                     -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........         16,939         46,405         16,878            157
  Change in unrealized gain (loss)
    on investments ..............................        469,266       (334,972)        84,114         15,021
                                                     -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............        486,205       (288,567)       100,992         15,178
                                                     -----------    -----------    -----------    -----------
  Reinvested capital gains ......................        174,093           --              202          2,636
                                                     -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $   674,692       (274,308)       102,845         18,693
                                                     ===========    ===========    ===========    ===========

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                                     NSATGlob50                                      NSATGvtBd
                                                    -------------------------------------------     ------------------------------
                                                         2000           1999            1998           2000             1999
                                                    ------------    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $    199,386           8,364           1,950       2,182,498         798,788
  Mortality and expense risk charges (note 3) ...        (37,311)        (10,207)            (34)        (99,138)        (37,827)
                                                    ------------    ------------    ------------    ------------    ------------
    Net investment income .......................        162,075          (1,843)          1,916       2,083,360         760,961
                                                    ------------    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........      5,122,679       1,039,009          57,978       5,456,678      10,418,680
  Cost of mutual fund shares sold ...............     (5,037,852)       (930,501)        (57,852)     (5,620,925)    (11,072,171)
                                                    ------------    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........         84,827         108,508             126        (164,247)       (653,491)
  Change in unrealized gain (loss)
    on investments ..............................     (4,336,580)        997,392          38,188       2,189,054        (442,511)
                                                    ------------    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............     (4,251,753)      1,105,900          38,314       2,024,807      (1,096,002)
                                                    ------------    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................        945,098         456,545           3,213            --            35,939
                                                    ------------    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ (3,144,580)      1,560,602          43,443       4,108,167        (299,102)
                                                    ============    ============    ============    ============    ============
                                                      NSATGvtBd                          NSATHiIFED
                                                    -------------     --------------------------------------------
                                                         1998             2000            1999             1998
                                                      ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................     $     83,382       1,119,466         308,481          22,707
  Mortality and expense risk charges (note 3) ...             (327)         (9,331)         (3,120)            (68)
                                                      ------------    ------------    ------------    ------------
    Net investment income .......................           83,055       1,110,135         305,361          22,639
                                                      ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........        1,043,507       3,240,993         689,933         206,929
  Cost of mutual fund shares sold ...............       (1,033,771)     (3,550,410)       (687,767)       (213,860)
                                                      ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........            9,736        (309,417)          2,166          (6,931)
  Change in unrealized gain (loss)
    on investments ..............................          (84,436)     (1,573,020)       (155,595)          7,941
                                                      ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............          (74,700)     (1,882,437)       (153,429)          1,010
                                                      ------------    ------------    ------------    ------------
  Reinvested capital gains ......................           22,403            --               645            --
                                                      ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........     $     30,758        (772,302)        152,577          23,649
                                                      ============    ============    ============    ============




                                                                     NSATMCpSTR                               NSATMCIxDR
                                                    -------------------------------------------     ------------------------------
                                                         2000           1999            1998           2000             1999
                                                    ------------    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       --              --              --            24,820           1,219
  Mortality and expense risk charges (note 3) ...        (36,857)         (2,128)            (30)         (1,304)             (9)
                                                    ------------    ------------    ------------    ------------    ------------
    Net investment income .......................        (36,857)         (2,128)            (30)         23,516           1,210
                                                    ------------    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........     10,455,471       2,132,323         150,535       3,068,344         104,264
  Cost of mutual fund shares sold ...............     (9,038,986)     (1,804,973)       (150,564)     (2,777,066)        (89,446)
                                                    ------------    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........      1,416,485         327,350             (29)        291,278          14,818
  Change in unrealized gain (loss)
    on investments ..............................     (7,958,483)      1,323,586          48,847        (336,854)         51,305
                                                    ------------    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............     (6,541,998)      1,650,936          48,818         (45,576)         66,123
                                                    ------------    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................        922,208         515,885            --           238,697          47,431
                                                    ------------    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ (5,656,647)      2,164,693          48,788         216,637         114,764
                                                    ============    ============    ============    ============    ============

                                                      NSATMCIxDR                      NSATMMkt
                                                    ------------     --------------------------------------------
                                                        1998             2000            1999             1998
                                                     ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................    $        782      10,355,160       3,376,535         506,347
  Mortality and expense risk charges (note 3) ...             (21)       (307,209)       (139,891)         (1,751)
                                                     ------------    ------------    ------------    ------------
    Net investment income .......................             761      10,047,951       3,236,644         504,596
                                                     ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........          48,915     263,535,916     104,229,444      44,230,768
  Cost of mutual fund shares sold ...............         (51,817)   (263,535,916)   (104,229,444)    (44,230,768)
                                                     ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........          (2,902)           --              --              --
  Change in unrealized gain (loss)
    on investments ..............................          29,815            --              --              --
                                                     ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............          26,913            --              --              --
                                                     ------------    ------------    ------------    ------------
  Reinvested capital gains ......................            --              --              --              --
                                                     ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $     27,674      10,047,951       3,236,644         504,596
                                                     ============    ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                                   NSATMBdMAS                              NSATSmCapG
                                                    ----------------------------------------     ----------------------------
                                                        2000           1999            1998           2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $ 1,380,209        405,079         20,456           --             --
  Mortality and expense risk charges (note 3) ...       (35,618)        (8,904)           (64)        (1,793)           (31)
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................     1,344,591        396,175         20,392         (1,793)           (31)
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     1,457,359        824,473        678,560      4,671,162     11,249,953
  Cost of mutual fund shares sold ...............    (1,524,119)      (850,875)      (682,489)    (4,701,490)   (11,295,118)
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........       (66,760)       (26,402)        (3,929)       (30,328)       (45,165)
  Change in unrealized gain (loss)
    on investments ..............................      (112,147)      (125,056)           781     (1,279,267)     1,020,705
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............      (178,907)      (151,458)        (3,148)    (1,309,595)       975,540
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................          --             --              691         72,445        101,886
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ 1,165,684        244,717         17,935     (1,238,943)     1,077,395
                                                    ===========    ===========    ===========    ===========    ===========
                                                      NSATSmCapG                         NSATSmCapV
                                                    -------------   ------------------------------------------
                                                           1998           2000            1999           1998
                                                     -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       --             --             --             --
  Mortality and expense risk charges (note 3) ...           --           (6,507)          (609)           (72)
                                                     -----------    -----------    -----------    -----------
    Net investment income .......................           --           (6,507)          (609)           (72)
                                                     -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........           --        5,713,553      1,400,366        119,432
  Cost of mutual fund shares sold ...............           --       (5,334,666)    (1,184,849)      (127,976)
                                                     -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........           --          378,887        215,517         (8,544)
  Change in unrealized gain (loss)
    on investments ..............................           --       (2,383,146)      (194,598)       118,603
                                                     -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............           --       (2,004,259)        20,919        110,059
                                                     -----------    -----------    -----------    -----------
  Reinvested capital gains ......................           --        2,830,882        651,318           --
                                                     -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $      --          820,116        671,628        109,987
                                                     ===========    ===========    ===========    ===========




                                                                    NSATSmCo                                NSATStrVal
                                                    ----------------------------------------     ----------------------------
                                                        2000           1999            1998           2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     6,404           --             --           12,032          5,676
  Mortality and expense risk charges (note 3) ...       (24,879)        (4,091)          (112)          (439)          (137)
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................       (18,475)        (4,091)          (112)        11,593          5,539
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     5,986,277      1,854,552        303,745      6,700,644        173,459
  Cost of mutual fund shares sold ...............    (4,024,143)    (1,415,009)      (310,124)    (6,640,337)      (155,571)
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........     1,962,134        439,543         (6,379)        60,307         17,888
  Change in unrealized gain (loss)
    on investments ..............................    (6,709,330)     2,711,547        132,974         33,455        (70,115)
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............    (4,747,196)     3,151,090        126,595         93,762        (52,227)
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................     6,779,344        500,536           --             --           22,264
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $ 2,013,673      3,647,535        126,483        105,355        (24,424)
                                                    ===========    ===========    ===========    ===========    ===========

                                                    NSATStrVal                     NSATTotRtn
                                                   ------------   ------------------------------------------
                                                         1998           2000            1999           1998
                                                   -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................  $     1,052        193,418         96,396         27,487
  Mortality and expense risk charges (note 3) ...          (24)        (5,805)          (606)          (578)
                                                   -----------    -----------    -----------    -----------
    Net investment income .......................        1,028        187,613         95,790         26,909
                                                   -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........       81,326      3,055,349        806,876      1,201,208
  Cost of mutual fund shares sold ...............      (89,165)    (2,710,595)      (784,668)    (1,222,228)
                                                   -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........       (7,839)       344,754         22,208        (21,020)
  Change in unrealized gain (loss)
    on investments ..............................       43,881    (13,348,541)       (33,899)       283,836
                                                   -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............       36,042    (13,003,787)       (11,691)       262,816
                                                   -----------    -----------    -----------    -----------
  Reinvested capital gains ......................         --       11,991,779        809,302        321,440
                                                   -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........  $    37,070       (824,395)       893,401        611,165
                                                   ===========    ===========    ===========    ===========

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998


                                                                      NBAMTGuard                              NBAMTMCGr
                                                    --------------------------------------------    ------------------------------
                                                         2000           1999            1998           2000            1999
                                                    ------------    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $     16,882           3,977            --              --              --
  Mortality and expense risk charges (note 3) ...         (1,965)           (679)            (83)        (41,606)         (7,463)
                                                    ------------    ------------    ------------    ------------    ------------
    Net investment income .......................         14,917           3,298             (83)        (41,606)         (7,463)
                                                    ------------    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........      1,626,130         807,995         117,578      13,583,260       7,840,757
  Cost of mutual fund shares sold ...............     (1,517,104)       (670,629)       (123,077)     (9,016,924)     (6,652,007)
                                                    ------------    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........        109,026         137,366          (5,499)      4,566,336       1,188,750
  Change in unrealized gain (loss)
    on investments ..............................       (185,904)         77,047          82,886     (10,290,829)      3,039,884
                                                    ------------    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............        (76,878)        214,413          77,387      (5,724,493)      4,228,634
                                                    ------------    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................           --              --              --             6,497          37,807
                                                    ------------    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $    (61,961)        217,711          77,304      (5,759,602)      4,258,978
                                                    ============    ============    ============    ============    ============


                                                   BAMTMCGr                         NBAMTPart
                                                   ------------    ----------------------------------------------
                                                       1998           2000            1999           1998
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................          --            55,679          56,853             114
  Mortality and expense risk charges (note 3) ...  $        (52)         (5,009)         (2,109)           (290)
                                                   ------------    ------------    ------------    ------------
    Net investment income .......................           (52)         50,670          54,744            (176)
                                                   ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........       140,913       3,401,374         787,143         862,257
  Cost of mutual fund shares sold ...............      (137,009)     (3,678,166)       (785,895)       (875,740)
                                                   ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........         3,904        (276,792)          1,248         (13,483)
  Change in unrealized gain (loss)
    on investments ..............................       176,285        (888,222)        196,040         255,133
                                                   ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............       180,189      (1,165,014)        197,288         241,650
                                                   ------------    ------------    ------------    ------------
  Reinvested capital gains ......................          --         1,184,100          98,874           3,599
                                                   ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........  $    180,137          69,756         350,906         245,073
                                                   ============    ============    ============    ============



                                                                   OppAggGrVA                                OppCapApVA
                                                    --------------------------------------------    ------------------------------
                                                         2000           1999            1998           2000            1999
                                                    ------------    ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $       --              --                26          26,876          10,044
  Mortality and expense risk charges (note 3) ...        (52,493)         (2,942)            (80)        (35,238)         (4,168)
                                                    ------------    ------------    ------------    ------------    ------------
    Net investment income .......................        (52,493)         (2,942)            (54)         (8,362)          5,876
                                                    ------------    ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........     13,833,125       1,971,772         120,154       6,304,788         993,762
  Cost of mutual fund shares sold ...............     (9,344,555)     (1,353,384)       (118,908)     (4,511,928)       (802,267)
                                                    ------------    ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........      4,488,570         618,388           1,246       1,792,860         191,495
  Change in unrealized gain (loss)
    on investments ..............................    (19,721,439)      2,906,737         155,404      (5,403,446)      2,561,317
                                                    ------------    ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............    (15,232,869)      3,525,125         156,650      (3,610,586)      2,752,812
                                                    ------------    ------------    ------------    ------------    ------------
  Reinvested capital gains ......................        950,033            --               270       1,434,225         110,334
                                                    ------------    ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $(14,335,329)      3,522,183         156,866      (2,184,723)      2,869,022
                                                    ============    ============    ============    ============    ============
                                                     OppCapApVA                      OppGlSecVA
                                                    ------------     --------------------------------------------
                                                         1998           2000            1999           1998
                                                     ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................    $          8            --              --              --
  Mortality and expense risk charges (note 3) ...            (142)         (1,051)           --              --
                                                     ------------    ------------    ------------    ------------
    Net investment income .......................            (134)         (1,051)           --              --
                                                     ------------    ------------    ------------    ------------

  Proceeds from mutual funds shares sold ........         412,555       3,569,728            --              --
  Cost of mutual fund shares sold ...............        (391,820)     (3,708,378)           --              --
                                                     ------------    ------------    ------------    ------------
    Realized gain (loss) on investments .........          20,735        (138,650)           --              --
  Change in unrealized gain (loss)
    on investments ..............................         255,097          70,484            --              --
                                                     ------------    ------------    ------------    ------------
    Net gain (loss) on investments ..............         275,832         (68,166)           --              --
                                                     ------------    ------------    ------------    ------------
  Reinvested capital gains ......................             101            --              --              --
                                                     ------------    ------------    ------------    ------------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $    275,799         (69,217)           --              --
                                                     ============    ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998



                                                                  OppMGrInVA                                       StOpp2
                                                  ----------------------------------------     ------------------------------------
                                                     2000           1999            1998           2000            1999       1998
                                                  -----------    -----------    -----------    -----------    ----------   --------
INVESTMENT ACTIVITY:
  Reinvested dividends ........................   $    38,554         10,187             29           --            --           --
  Mortality and expense risk charges (note 3) .       (10,265)        (2,014)          (113)        (1,449)         --           --
                                                  -----------    -----------    -----------    -----------    ----------   --------
    Net investment income .....................        28,289          8,173            (84)        (1,449)         --           --
                                                  -----------    -----------    -----------    -----------    ----------   --------

  Proceeds from mutual funds shares sold ......     1,958,100        570,677        698,919      2,262,742          --           --
  Cost of mutual fund shares sold .............    (1,608,534)      (582,947)      (718,580)    (2,255,273)         --           --
                                                  -----------    -----------    -----------    -----------    ----------   --------
    Realized gain (loss) on investments .......       349,566        (12,270)       (19,661)         7,469          --           --
  Change in unrealized gain (loss)
    on investments ............................    (2,767,885)       713,752         80,325       (478,402)         --           --
                                                  -----------    -----------    -----------    -----------    ----------   --------
    Net gain (loss) on investments ............    (2,418,319)       701,482         60,664       (470,933)         --           --
                                                  -----------    -----------    -----------    -----------    ----------   --------
  Reinvested capital gains ....................       509,013         17,163            645        501,505          --           --
                                                  -----------    -----------    -----------    -----------    ----------   --------
      Net increase (decrease) in contract owners'
        equity resulting from operations .....   $(1,881,017)       726,818         61,225         29,123          --           --
                                                 ===========    ===========    ===========    ===========    ==========   =========

                                                              NSATGFocTU
                                                    ----------------------------------------
                                                         2000            1999           1998
                                                    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      --             --             --
  Mortality and expense risk charges (note 3) ...          --             --             --
                                                    -----------    -----------    -----------
    Net investment income .......................          --             --             --
                                                    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........       290,188           --             --
  Cost of mutual fund shares sold ...............      (317,405)          --             --
                                                    -----------    -----------    -----------
    Realized gain (loss) on investments .........       (27,217)          --             --
  Change in unrealized gain (loss)
    on investments ..............................        (4,210)          --             --
                                                    -----------    -----------    -----------
    Net gain (loss) on investments ..............       (31,427)          --             --
                                                    -----------    -----------    -----------
  Reinvested capital gains ......................          --             --             --
                                                    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $   (31,427)          --             --
                                                    ===========    ===========    ===========

                                                                    MSUEmMkt                                       MSUMCapGr
                                                    ----------------------------------------   -------------------------------------
                                                       2000         1999            1998           2000            1999       1998
                                                    -----------  -----------    -----------    -----------    ----------   ---------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $   151,314       85,097         18,594           --            --         --
  Mortality and expense risk charges (note 3) ...          (963)        (166)           (11)          (162)         --         --
                                                    -----------  -----------    -----------    -----------    ---------- ----------
    Net investment income .......................       150,351       84,931         18,583           (162)         --         --
                                                    -----------  -----------    -----------    -----------    ---------- ----------

  Proceeds from mutual funds shares sold ........     1,344,335      218,023        268,442        769,277          --         --
  Cost of mutual fund shares sold ...............    (1,256,230)    (200,881)      (301,322)      (782,583)         --         --
                                                    -----------  -----------    -----------    -----------    ---------- ----------
    Realized gain (loss) on investments .........        88,105       17,142        (32,880)       (13,306)         --         --
  Change in unrealized gain (loss)
    on investments ..............................      (119,691)      20,955         (7,323)       (98,350)         --         --
                                                    -----------  -----------    -----------    -----------    ---------- ----------
    Net gain (loss) on investments ..............       (31,586)      38,097        (40,203)      (111,656)         --         --
                                                    -----------  -----------    -----------    -----------    ---------- ----------
  Reinvested capital gains ......................          --           --             --              800          --         --
                                                    -----------  -----------    -----------    -----------    ---------- ----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $   118,765      123,028        (21,620)      (111,018)         --         --
                                                    ===========  ===========    ===========    ===========    ========== ==========

                                                                    MSUUSRealE
                                                    ----------------------------------------
                                                         2000            1999           1998
                                                    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $   265,214         54,408             34
  Mortality and expense risk charges (note 3) ...        (2,123)        (1,163)           (50)
                                                    -----------    -----------    -----------
    Net investment income .......................       263,091         53,245            (16)
                                                    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........    10,682,231     10,399,298        357,742
  Cost of mutual fund shares sold ...............   (10,383,636)   (10,439,502)      (388,797)
                                                    -----------    -----------    -----------
    Realized gain (loss) on investments .........       298,595        (40,204)       (31,055)
  Change in unrealized gain (loss)
    on investments ..............................       155,839       (130,048)        27,306
                                                    -----------    -----------    -----------
    Net gain (loss) on investments ..............       454,434       (170,252)        (3,749)
                                                    -----------    -----------    -----------
  Reinvested capital gains ......................        25,130           --              339
                                                    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $   742,655       (117,007)        (3,426)
                                                    ===========    ===========    ===========

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF OPERATIONS, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                                   VEWwEmgMkt                             VEWwHrdAst
                                                    -----------------------------------------    ----------------------------
                                                       2000           1999            1998           2000            1999
                                                    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $      --             --             --            6,160          2,469
  Mortality and expense risk charges (note 3) ...        (1,640)          (139)           (20)          (124)          (295)
                                                    -----------    -----------    -----------    -----------    -----------
    Net investment income .......................        (1,640)          (139)           (20)         6,036          2,174
                                                    -----------    -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........     8,541,759      1,092,848         70,482      6,042,759        718,765
  Cost of mutual fund shares sold ...............    (8,950,297)      (857,511)       (84,625)    (6,013,577)      (692,370)
                                                    -----------    -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........      (408,538)       235,337        (14,143)        29,182         26,395
  Change in unrealized gain (loss)
    on investments ..............................    (1,655,251)       663,413         18,347         20,687         22,444
                                                    -----------    -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............    (2,063,789)       898,750          4,204         49,869         48,839
                                                    -----------    -----------    -----------    -----------    -----------
  Reinvested capital gains ......................          --             --             --             --             --
                                                    -----------    -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $(2,065,429)       898,611          4,184         55,905         51,013
                                                    ===========    ===========    ===========    ===========    ===========
                                                      VEWwHrdAst                     WPTGloPVC
                                                   ------------      ----------------------------------------
                                                          1998           2000            1999           1998
                                                     -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................    $      --           25,366         10,150          4,521
  Mortality and expense risk charges (note 3) ...            (11)        (2,889)        (1,209)           (50)
                                                     -----------    -----------    -----------    -----------
    Net investment income .......................            (11)        22,477          8,941          4,471
                                                     -----------    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........         46,572      1,991,744        372,724        345,457
  Cost of mutual fund shares sold ...............        (49,623)    (1,898,600)      (375,164)      (337,050)
                                                     -----------    -----------    -----------    -----------
    Realized gain (loss) on investments .........         (3,051)        93,144         (2,440)         8,407
  Change in unrealized gain (loss)
    on investments ..............................         (2,102)        87,894         (2,238)         5,870
                                                     -----------    -----------    -----------    -----------
    Net gain (loss) on investments ..............         (5,153)       181,038         (4,678)        14,277
                                                     -----------    -----------    -----------    -----------
  Reinvested capital gains ......................           --           23,283         18,278           --
                                                     -----------    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $    (5,164)       226,798         22,541         18,748
                                                     ===========    ===========    ===========    ===========

                                                                    WPTInteq
                                                    -----------------------------------------
                                                       2000           1999            1998
                                                    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................   $    12,900         19,282          2,873
  Mortality and expense risk charges (note 3) ...        (1,340)           (81)           (42)
                                                    -----------    -----------    -----------
    Net investment income .......................        11,560         19,201          2,831
                                                    -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........       992,359        785,974        277,515
  Cost of mutual fund shares sold ...............      (749,434)      (670,363)      (301,573)
                                                    -----------    -----------    -----------
    Realized gain (loss) on investments .........       242,925        115,611        (24,058)
  Change in unrealized gain (loss)
    on investments ..............................    (1,294,832)       581,395         30,323
                                                    -----------    -----------    -----------
    Net gain (loss) on investments ..............    (1,051,907)       697,006          6,265
                                                    -----------    -----------    -----------
  Reinvested capital gains ......................       310,165           --             --
                                                    -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........   $  (730,182)       716,207          9,096
                                                    ===========    ===========    ===========

                                                                        WPTValue
                                                     ----------------------------------------
                                                         2000            1999           1998
                                                     -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Reinvested dividends ..........................    $      --             --             --
  Mortality and expense risk charges (note 3) ...         (1,199)          (154)           (13)
                                                     -----------    -----------    -----------
    Net investment income .......................         (1,199)          (154)           (13)
                                                     -----------    -----------    -----------

  Proceeds from mutual funds shares sold ........      1,772,806        364,939         87,326
  Cost of mutual fund shares sold ...............     (1,546,982)      (278,265)       (89,432)
                                                     -----------    -----------    -----------
    Realized gain (loss) on investments .........        225,824         86,674         (2,106)
  Change in unrealized gain (loss)
    on investments ..............................       (716,480)       208,276         29,961
                                                     -----------    -----------    -----------
    Net gain (loss) on investments ..............       (490,656)       294,950         27,855
                                                     -----------    -----------    -----------
  Reinvested capital gains ......................        141,743           --             --
                                                     -----------    -----------    -----------
      Net increase (decrease) in contract owners'
        equity resulting from operations ........    $  (350,112)       294,796         27,842
                                                     ===========    ===========    ===========


See accompanying notes to financial statements.

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                            Total                                       ACVPincGr
                                      ---------------------------------------------- ----------------------------------------------
                                            2000            1999            1998           2000            1999            1998
                                      --------------  --------------  --------------  --------------   -------------  -------------
INVESTMENT ACTIVITY:
  Net investment income............... $  19,565,651       6,402,662         788,473          56,216          (4,525)       5,039
  Realized gain (loss) on investments     16,571,418       6,807,752        (271,660)         63,909         266,293         1,755
  Change in unrealized gain (loss)
    on investments....................  (178,984,942)     42,568,531       6,208,888      (2,277,235)        692,513       125,007
  Reinvested capital gains............    50,385,356       6,941,880         597,466               -               -             -
                                      --------------  --------------  --------------  --------------   -------------  ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......   (92,462,517)     62,720,825       7,323,167      (2,157,110)        954,281       131,801
                                      --------------  --------------  --------------  --------------   -------------  ------------
EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners...................    947,537,536     515,112,072     106,894,981       9,141,279       4,843,884       168,731
  Transfers between funds.............              -               -               -       7,485,967       5,659,068       959,762
  Surrenders..........................    (10,694,705)     (2,953,250)       (205,540)       (307,329)        (25,955)          (64)
  Death benefits......................        (65,736)       (165,946)              -          (1,577)         (1,531)            -
  Policy loans (net of repayments)
    (note 5)..........................     (9,821,909)     (4,792,558)     (1,093,563)        (57,111)        (99,683)            -
  Deductions for surrender charges
    (note 2d).........................     (1,692,311)       (378,228)         (2,405)        (48,631)         (3,324)           (1)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c).................    (63,687,230)    (28,207,228)     (4,765,148)     (1,117,246)       (410,626)      (23,721)
  Asset charges (note 3):
    FPVUL & VEL contracts.............     (1,989,545)       (882,295)       (148,735)        (32,044)        (13,701)         (985)
    MSP contracts.....................       (359,299)        (49,709)           (535)         (6,176)         (1,582)           (4)
    SL contracts......................       (165,436)        (99,794)        (12,520)         (4,637)         (1,422)          (83)
                                       --------------  --------------  --------------  --------------   -------------  ------------
      Net equity transactions.........    859,061,365     477,583,064     100,666,535      15,052,495       9,945,128     1,103,635
                                       --------------  --------------  --------------  --------------   -------------  ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY......................    766,598,848     540,303,889     107,989,702      12,895,385      10,899,409     1,235,436
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD...........................    648,293,593     107,989,704               -      12,134,845       1,235,436             -
                                       --------------  --------------  --------------  --------------   -------------  ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD........................... $1,414,892,441     648,293,593     107,989,702      25,030,230      12,134,845     1,235,436
                                       ==============  ==============  ==============  ==============   =============  ============


CHANGES IN UNITS:
  Beginning units..............         50,045,344       9,506,248               -         874,749          97,382                -
                                      ------------  --------------  --------------  --------------   -------------   --------------
  Units purchased..............        109,550,329      66,964,330      16,180,186       1,358,922         990,326           99,550
  Units redeemed...............        (43,498,824)    (26,425,234)     (6,673,938)       (125,099)       (212,959)          (2,168
                                      ------------  --------------  --------------  --------------   -------------   --------------
  Ending units.................        116,096,849      50,045,344       9,506,248       2,108,572         874,749           97,382
                                      ============  ==============  ==============  ==============   =============   ==============
                                                          ACVPint
                                        -----------------------------------------------
                                            2000            1999               1998
                                        --------------  --------------  --------------
INVESTMENT ACTIVITY:
  Net investment income........ ........ $     (14,005)         (3,029)            182
  Realized gain (loss) on investments ..     2,847,917         628,064            (890)
  Change in unrealized gain (loss)
    on investments......................   (10,029,310)      4,031,727         159,768
  Reinvested capital gains..............       445,800               -           3,644
                                        --------------  --------------  --------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ........    (6,749,598)      4,656,762         162,704
                                        --------------  --------------  --------------
EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners.....................     17,266,035       3,440,338         489,914
  Transfers between funds...............     20,394,660       5,542,573       1,905,042
  Surrenders............................       (174,891)         (6,193)              -
  Death benefits........................         (5,691)         (3,352)              -
  Policy loans (net of repayments)
    (note 5)............................       (199,083)       (114,731)         (2,833)
  Deductions for surrender charges
    (note 2d)...........................        (27,674)           (793)              -
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c)...................     (1,602,834)       (514,310)        (73,254)
  Asset charges (note 3):
    FPVUL & VEL contracts...............        (60,820)        (21,791)         (2,574)
    MSP contracts.......................         (7,381)           (570)             (9)
    SL contracts........................         (7,846)         (1,478)           (217)
                                         --------------  --------------  --------------
      Net equity transactions...........     35,574,475       8,319,693       2,316,069
                                         --------------  --------------  --------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY........................     28,824,877      12,976,455       2,478,773
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD.............................     15,455,228       2,478,773               -
                                         --------------  --------------  --------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD............................. $   44,280,105      15,455,228       2,478,773
                                         ==============  ==============  ==============


CHANGES IN UNITS:
  Beginning units..............                 830,394         209,297               -
                                         --------------  --------------  --------------
  Units purchased..............               2,368,251         682,334         216,428
  Units redeemed...............                (135,307)        (61,237)         (7,131)
                                         --------------  --------------  --------------
  Ending units.................               3,063,338         830,394         209,297
                                         ==============  ==============  ==============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                          ACVPValue                                        DrySRGr
                                         --------------------------------------------   -----------------------------------------
                                             2000            1999            1998            2000            1999            1998
                                         ------------    ------------    ------------   ------------    ------------    ----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $     26,769           8,355             125        127,586             190         2,018
  Realized gain (loss) on investments           5,242         (38,029)         (4,170)       286,804         137,365        13,110
  Change in unrealized gain (loss)
    on investments ...................        865,295        (142,040)         28,277     (2,392,732)        901,808       108,355
  Reinvested capital gains ...........         74,870          85,768           1,997           --           279,678        47,900
                                         ------------    ------------    ------------   ------------    ------------    ----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......        972,176         (85,946)         26,229     (1,978,342)      1,319,041       171,383
                                         ------------    ------------    ------------   ------------    ------------    ----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      2,380,936         698,376         218,019      5,340,142       2,335,241       544,259
  Transfers between funds ............      2,477,656         905,970         409,201      6,492,229       4,065,765       721,262
  Surrenders .........................       (104,084)         (7,715)            (20)      (161,374)        (13,484)          (97)
  Death benefits .....................           --              --              --           17,714         (18,063)         --
  Policy loans (net of repayments)
    (note 5) .........................         (8,731)        (15,452)         (1,893)      (253,461)        (33,299)       (1,497)
  Deductions for surrender charges
    (note 2d) ........................        (16,470)           (988)           --          (25,536)         (1,727)           (1)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (264,459)       (132,120)        (23,676)    (1,388,349)       (506,680)      (61,633)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (10,699)         (5,363)           (827)       (49,907)        (17,385)       (1,607)
    MSP contracts ....................           (992)           (203)             (3)        (4,193)           (332)           (6)
    SL contracts .....................           (751)           (147)            (70)        (2,607)           (913)         (135)
                                         ------------    ------------    ------------   ------------    ------------    ----------
      Net equity transactions ........      4,452,406       1,442,358         600,731      9,964,658       5,809,123     1,200,545
                                         ------------    ------------    ------------   ------------    ------------    ----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................      5,424,582       1,356,412         626,960      7,986,316       7,128,164     1,371,928
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................      1,983,372         626,960            --        8,500,092       1,371,928          --
                                         ------------    ------------    ------------   ------------    ------------    ----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $  7,407,954       1,983,372         626,960     16,486,408       8,500,092     1,371,928
                                         ============    ============    ============   ============    ============    ==========


CHANGES IN UNITS:
  Beginning units ....................        193,386          59,864            --          509,172         106,093          --
                                         ------------    ------------    ------------   ------------    ------------    ----------
  Units purchased ....................        464,887         171,328          62,522        741,714         445,091       111,810
  Units redeemed .....................        (40,889)        (37,806)         (2,658)      (118,327)        (42,012)       (5,717)
                                         ------------    ------------    ------------   ------------    ------------    ----------
  Ending units .......................        617,384         193,386          59,864      1,132,559         509,172       106,093
                                         ============    ============    ============   ============    ============    ==========

                                                           DryStkIx
                                        -----------------------------------------
                                              2000            1999            1998
                                         ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............   $  1,474,581         613,975          63,670
  Realized gain (loss) on investments       3,585,686         612,737         (73,213)
  Change in unrealized gain (loss)
    on investments ...................    (27,898,576)     11,117,238       1,455,019
  Reinvested capital gains ...........      3,654,055         672,634          12,311
                                         ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......    (19,184,254)     13,016,584       1,457,787
                                         ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     68,654,997      41,330,848       3,047,695
  Transfers between funds ............     72,727,790      57,817,925      10,358,645
  Surrenders .........................     (1,341,027)       (626,906)           (430)
  Death benefits .....................          2,224         (24,555)           --
  Policy loans (net of repayments)
    (note 5) .........................       (792,260)       (192,790)         (9,416)
  Deductions for surrender charges
    (note 2d) ........................       (212,202)        (80,289)             (5)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................     (8,955,356)     (4,045,059)       (463,310)
  Asset charges (note 3):
    FPVUL & VEL contracts ............       (279,995)       (134,875)        (15,073)
    MSP contracts ....................        (49,600)         (4,126)            (54)
    SL contracts .....................        (28,362)        (11,443)         (1,269)
                                         ------------    ------------    ------------
      Net equity transactions ........    129,726,209      94,028,730      12,916,783
                                         ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................    110,541,955     107,045,314      14,374,570
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................    121,419,884      14,374,570            --
                                         ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $231,961,839     121,419,884      14,374,570
                                         ============    ============    ============


CHANGES IN UNITS:
  Beginning units ....................      8,707,267       1,136,754            --
                                         ------------    ------------    ------------
  Units purchased ....................     11,088,744       7,959,543       1,180,333
  Units redeemed .....................       (888,358)       (389,030)        (43,579)
                                         ------------    ------------    ------------
  Ending units .......................     18,907,653       8,707,267       1,136,754
                                         ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998



                                                   DryEuroEq                                         DryVApp
                                         --------------------------------------------   -----------------------------------------
                                            2000            1999            1998             2000          1999           1998
                                         -----------    -----------    --------------   -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $     2,393            266              --         147,948         82,323          7,508
  Realized gain (loss) on investments        (61,506)           360              --         353,748        369,370           (894)
  Change in unrealized gain (loss)
    on investments ...................        26,273          9,997              --      (1,102,409)       649,339        150,742
  Reinvested capital gains ...........        39,799          1,251              --         355,671         68,742           --
                                         -----------    -----------    --------------   -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......         6,959         11,874              --        (245,042)     1,169,774        157,356
                                         -----------    -----------    --------------   -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       298,004          8,625              --      13,754,528     12,955,621        381,182
  Transfers between funds ............     1,063,297        114,306              --       1,480,475      4,076,889      1,070,054
  Surrenders .........................           (23)          --                --        (176,111)       (56,786)           (44)
  Death benefits .....................          --             --                --            --           (6,440)          --
  Policy loans (net of repayments)
    (note 5) .........................          (310)          --                --        (114,896)       (32,681)          (289)
  Deductions for surrender charges
    (note 2d) ........................            (4)          --                --         (27,867)        (7,273)            (1)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (41,463)           (92)             --      (1,277,668)      (701,318)       (58,099)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (1,518)           (32)             --         (33,727)       (17,976)        (1,594)
    MSP contracts ....................          (296)            (8)             --          (5,950)          (683)            (6)
    SL contracts .....................          (300)          --                --          (1,121)        (1,755)          (134)
                                         -----------    -----------    --------------   -----------    -----------    -----------
      Net equity transactions ........     1,317,387        122,799              --      13,597,663     16,207,598      1,391,069
                                         -----------    -----------    --------------   -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     1,324,346        134,673              --      13,352,621     17,377,372      1,548,425
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       134,673           --                --      18,925,797      1,548,425           --
                                         -----------    -----------    --------------   -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 1,459,019        134,673              --      32,278,418     18,925,797      1,548,425
                                         ===========    ===========    ==============   ===========    ===========    ===========


CHANGES IN UNITS:

  Beginning units ....................        10,415           --                --       1,466,981        120,461           --
                                         -----------    -----------    --------------   -----------    -----------    -----------

  Units purchased ..................         110,285         10,455              --       1,345,193      1,811,470        125,573

  Units redeemed ...................          (5,477)           (40)             --        (224,132)      (464,950)        (5,112)
                                         -----------    -----------    --------------   -----------    -----------    -----------
  Ending units .......................       115,223         10,415             --        2,588,042      1,466,981        120,461
                                         ===========    ===========    ==============   ===========    ===========    ===========


                                                         FedQualBd2
                                           ---------------------------------------------
                                                2000            1999            1998
                                           -----------    -----------    --------------
INVESTMENT ACTIVITY:
  Net investment income ..............         248,090         (3,162)             --
  Realized gain (loss) on investments          126,755         (1,907)             --
  Change in unrealized gain (loss)
    on investments ...................       2,975,611         40,201              --
  Reinvested capital gains ...........            --             --                --
                                           -----------    -----------    --------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       3,350,456         35,132              --
                                           -----------    -----------    --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      18,965,217      3,119,190              --
  Transfers between funds ............      19,532,260      8,049,110              --
  Surrenders .........................            --             --                --
  Death benefits .....................          (5,851)          --                --
  Policy loans (net of repayments)
    (note 5) .........................          (6,815)          --                --
  Deductions for surrender charges
    (note 2d) ........................            --             --                --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................        (606,106)       (20,060)             --
  Asset charges (note 3):
    FPVUL & VEL contracts ............          (2,155)           (31)             --
    MSP contracts ....................            (611)           (21)             --
    SL contracts .....................            (235)          --                --
                                           -----------    -----------    --------------
      Net equity transactions ........      37,875,704     11,148,188              --
                                           -----------    -----------    --------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................      41,226,160     11,183,320              --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................      11,183,320           --                --
                                           -----------    -----------    --------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................      52,409,480     11,183,320              --
                                           ===========    ===========    ==============


CHANGES IN UNITS:

  Beginning units ....................       1,133,916           --                --

  Units purchased ......................     3,748,621      1,141,400              --

  Units redeemed .......................       (63,800)        (7,484)             --
                                           -----------    -----------    --------------

  Ending units .......................       4,818,737      1,133,916              --
                                           ===========    ===========    ==============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                        FIDVEQINS                                         FIDVGRS
                                       --------------------------------------------    --------------------------------------------
                                           2000            1999          1998             2000            1999            1998
                                       ------------    ------------  ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income .............. $    262,884          93,800          (402)        (60,006)         (4,278)           (249)
  Realized gain (loss) on investments      (546,971)        303,591       (35,087)      1,245,093         146,210           8,500
  Change in unrealized gain (loss)
    on investments ...................    1,470,791        (277,459)      449,182     (19,309,179)      6,093,883         480,684
  Reinvested capital gains ...........    1,063,019         214,564          --         5,556,689         543,154            --
                                       ------------    ------------  ------------    ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......    2,249,723         334,496       413,693     (12,567,403)      6,778,969         488,935
                                       ------------    ------------  ------------    ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................    7,850,333       4,448,956     1,622,388      37,211,019      13,666,314         742,777
  Transfers between funds ............    4,967,158       6,896,656     3,964,871      39,402,444      20,406,545       2,489,085
  Surrenders .........................     (341,944)        (80,452)         (401)       (572,831)        (63,057)         (1,445)
  Death benefits .....................       (6,617)         (1,391)         --           (17,086)        (10,491)           --
  Policy loans (net of repayments)
    (note 5) .........................     (315,976)       (144,802)       (6,242)       (799,676)       (177,397)         (5,968)
  Deductions for surrender charges
    (note 2d) ........................      (54,109)        (10,304)           (5)        (90,644)         (8,076)            (17)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................   (1,698,463)     (1,124,439)     (217,638)     (5,241,119)     (1,671,275)       (140,842)
  Asset charges (note 3):
    FPVUL & VEL contracts ............      (68,189)        (43,634)       (6,715)       (178,345)        (55,807)         (4,257)
    MSP contracts ....................       (4,739)         (1,965)          (24)        (24,381)         (2,486)            (15)
    SL contracts .....................       (5,991)         (1,316)         (565)        (12,861)         (3,848)           (358)
                                       ------------    ------------  ------------    ------------    ------------    ------------
      Net equity transactions ........   10,321,463       9,937,309     5,355,669      69,676,520      32,080,422       3,078,960
                                       ------------    ------------  ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................   12,571,186      10,271,805     5,769,362      57,109,117      38,859,391       3,567,895
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................   16,041,167       5,769,362          --        42,427,286       3,567,895            --
                                       ------------    ------------  ------------    ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD .......................... $ 28,612,353      16,041,167     5,769,362      99,536,403      42,427,286       3,567,895
                                       ============    ============  ============    ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................    1,374,484         517,910          --         2,322,709         256,014            --
                                       ------------    ------------  ------------    ------------    ------------    ------------
  Units purchased ....................    1,252,718         975,907       540,577       4,664,500       2,192,613         268,539
  Units redeemed .....................     (329,618)       (119,333)      (22,667)       (425,983)       (125,918)        (12,525)
                                       ------------    ------------  ------------    ------------    ------------    ------------
  Ending units .......................    2,297,584       1,374,484       517,910       6,561,226       2,322,709         256,014
                                       ============    ============  ============    ============    ============    ============

                                                            FIDVHIINS
                                          ---------------------------------------------
                                               2000            1999            1998
                                          ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............         689,813         363,341            (245)
  Realized gain (loss) on investments       (1,172,059)       (114,464)        (53,784)
  Change in unrealized gain (loss)
    on investments ...................      (3,641,858)        103,063          37,295
  Reinvested capital gains ...........            --            13,640            --
                                          ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......      (4,124,104)        365,580         (16,734)
                                          ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       7,533,788       2,442,012         685,592
  Transfers between funds ............       3,220,351       3,417,897       2,964,332
  Surrenders .........................        (716,896)        (30,819)           --
  Death benefits .....................            --            (1,204)           --
  Policy loans (net of repayments)
    (note 5) .........................          (1,732)       (134,160)         (1,581)
  Deductions for surrender charges
    (note 2d) ........................        (113,440)         (3,947)           --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................        (677,508)       (455,068)       (103,400)
  Asset charges (note 3):
    FPVUL & VEL contracts ............         (22,619)        (18,072)         (3,432)
    MSP contracts ....................          (3,871)         (1,135)            (12)
    SL contracts .....................          (2,510)         (1,596)           (289)
                                          ------------    ------------    ------------
      Net equity transactions ........       9,215,563       5,213,908       3,541,210
                                          ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................       5,091,459       5,579,488       3,524,476
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       9,103,964       3,524,476            --
                                          ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................      14,195,423       9,103,964       3,524,476
                                          ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................         895,631         368,766            --
                                          ------------    ------------    ------------
  Units purchased ....................       1,222,377         623,361         380,291
  Units redeemed .....................        (310,119)        (96,496)        (11,525)
                                          ------------    ------------    ------------
  Ending units .......................       1,807,889         895,631         368,766
                                          ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                           FIDVOVSES                                      FIDVCONS
                                         ------------------------------------------    --------------------------------------------
                                              2000            1999          1998             2000            1999            1998
                                         ------------    ------------  ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    167,888          11,251           (75)         65,914          22,353            (330)
  Realized gain (loss) on investments      (1,765,190)        730,465       (24,873)        528,352         214,850          26,824
  Change in unrealized gain (loss)
    on investments ...................     (4,479,931)      1,849,661        68,313      (6,926,956)      3,006,379         648,413
  Reinvested capital gains ...........      1,409,432          34,048          --         3,401,735         195,897            --
                                         ------------    ------------  ------------    ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......     (4,667,801)      2,625,425        43,365      (2,930,955)      3,439,479         674,907
                                         ------------    ------------  ------------    ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      8,505,042       1,371,398       233,314      13,331,258       6,884,353       1,117,315
  Transfers between funds ............      8,652,600       8,415,589       835,812      16,551,717      11,647,164       3,133,469
  Surrenders .........................       (105,541)        (26,372)          (16)       (475,190)       (454,009)           (165)
  Death benefits .....................        (10,322)           (308)         --           (21,261)         (4,599)           --
  Policy loans (net of repayments)
    (note 5) .........................        (59,458)        (21,644)       (1,574)       (383,633)       (155,019)         (2,052)
  Deductions for surrender charges
    (note 2d) ........................        (16,701)         (3,377)         --           (75,193)        (58,146)             (2)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................     (1,042,254)       (318,257)      (34,849)     (3,087,387)     (1,389,362)       (173,162)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (27,681)        (10,339)       (1,230)       (119,105)        (50,526)         (5,299)
    MSP contracts ....................         (7,325)           (724)           (4)        (13,801)         (1,103)            (19)
    SL contracts .....................         (2,147)           (955)         (103)         (4,789)         (2,492)           (446)
                                         ------------    ------------  ------------    ------------    ------------    ------------
      Net equity transactions ........     15,886,213       9,405,011     1,031,350      25,702,616      16,416,261       4,069,639
                                         ------------    ------------  ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     11,218,412      12,030,436     1,074,715      22,771,661      19,855,740       4,744,546
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     13,105,151       1,074,715          --        24,600,286       4,744,546            --
                                         ------------    ------------  ------------    ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 24,323,563      13,105,151     1,074,715      47,371,947      24,600,286       4,744,546
                                         ============    ============  ============    ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................        897,019          95,893          --         1,555,137         365,486            --
                                         ------------    ------------  ------------    ------------    ------------    ------------
  Units purchased ....................      1,314,737         863,392        99,416       2,019,106       1,338,819         381,598
  Units redeemed .....................       (114,723)        (62,266)       (3,523)       (278,479)       (149,168)        (16,112)
                                         ------------    ------------  ------------    ------------    ------------    ------------
  Ending units .......................      2,097,033         897,019        95,893       3,295,764       1,555,137         365,486
                                         ============    ============  ============    ============    ============    ============

                                                              FIDVGROPS
                                           ---------------------------------------------
                                                 2000            1999            1998
                                           ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............          114,308          25,116            (168)
  Realized gain (loss) on investments          (205,257)         53,554          12,948
  Change in unrealized gain (loss)
    on investments ...................       (3,225,818)        137,134         262,800
  Reinvested capital gains ...........          662,022          55,207            --
                                           ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       (2,654,745)        271,011         275,580
                                           ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................        4,026,349       3,045,388         584,874
  Transfers between funds ............        4,007,402       5,377,081       1,646,479
  Surrenders .........................         (106,913)       (191,409)            (36)
  Death benefits .....................          (14,827)         (1,216)           --
  Policy loans (net of repayments)
    (note 5) .........................         (182,797)        (42,620)             29
  Deductions for surrender charges
    (note 2d) ........................          (16,918)        (24,514)           --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (1,045,761)       (632,760)        (84,140)
  Asset charges (note 3):
    FPVUL & VEL contracts ............          (39,737)        (23,008)         (2,917)
    MSP contracts ....................           (3,764)         (1,943)            (10)
    SL contracts .....................           (3,068)         (1,552)           (245)
                                           ------------    ------------    ------------
      Net equity transactions ........        6,619,966       7,503,447       2,144,034
                                           ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................        3,965,221       7,774,458       2,419,614
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       10,194,072       2,419,614            --
                                           ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................       14,159,293      10,194,072       2,419,614
                                           ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................          798,468         194,457            --
                                           ------------    ------------    ------------
  Units purchased ....................          797,422         679,802         202,309
  Units redeemed .....................         (236,089)        (75,791)         (7,852)
                                           ------------    ------------    ------------
  Ending units .......................        1,359,801         798,468         194,457
                                           ============    ============    ============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                              NSATEMMGM                                        NSATGTECGM
                                         ----------------------------------------------  ------------------------------------------
                                                 2000            1999          1998             2000            1999         1998
                                         --------------    --------------  ------------  --------------   ---------   -------------
INVESTMENT ACTIVITY:
  Net investment income.......           $              -                -           -               -            -              -
  Realized gain (loss) on investments               (3,018)              -           -          (4,426)           -              -
  Change in unrealized gain (loss)
    on investments.............                        336               -           -        (195,957)           -              -
  Reinvested capital gains.....                          -               -           -          10,013            -              -
                                            --------------  --------------  ----------  --------------   ----------   ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations                     (2,682)              -           -        (190,370)           -              -
                                            --------------  --------------  ----------  --------------   ----------   ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners............                        430               -           -          36,330            -              -
  Transfers between funds......                     23,571               -           -         719,894            -              -
  Surrenders...................                          -               -           -               -            -              -
  Death benefits...............                          -               -           -               -            -              -
  Policy loans (net of repayments)
    (note 5)...................                          -               -           -             (22)           -              -
  Deductions for surrender charges
    (note 2d)..................                          -               -           -               -            -              -
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c)..........                       (398)              -           -         (14,760)           -              -
  Asset charges (note 3):
    FPVUL & VEL contracts......                        (17)              -           -            (358)           -              -
    MSP contracts..............                          -               -           -              (4)           -              -
    SL contracts...............                        (73)              -           -            (108)           -              -
                                            --------------  --------------  ----------  --------------   ----------   ------------
      Net equity transactions..                     23,513               -           -         740,972            -              -
                                            --------------  --------------  ----------  --------------   ----------   ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY...............                     20,831               -           -         550,602            -              -
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD....................                          -               -           -               -            -              -
                                            --------------  --------------  ----------  --------------   ----------   ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................                    $20,831               -           -         550,602            -              -
                                            ==============  ==============  ==========  ==============   ==========   ============

CHANGES IN UNITS:
  Beginning units..............                          -               -           -               -                           -
                                            --------------  --------------  ----------  --------------   ----------   ------------
  Units purchased..............                      2,438               -           -          92,911            -              -
  Units redeemed...............                        (47)              -           -          (1,413)           -              -
                                             --------------  --------------  ----------  --------------   ----------   -----------
  Ending units.................                      2,391               -           -          91,498            -              -
                                            ==============  ==============  ==========  ==============   ==========   ============

                                                        NSATINTGGM
                                        ---------------------------------------------
                                             2000            1999            1998
                                        -------------  --------------  --------------
INVESTMENT ACTIVITY:
  Net investment income.......                       -               -               -
  Realized gain (loss) on investments              661               -               -
  Change in unrealized gain (loss)
    on investments.............                    260               -               -
  Reinvested capital gains.....                      -               -               -
                                        --------------  --------------  --------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations                    921               -               -
                                        --------------  --------------  --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners............                  1,248               -               -
  Transfers between funds......                 23,447               -               -
  Surrenders...................                      -               -               -
  Death benefits...............                      -               -               -
  Policy loans (net of repayments)
    (note 5)...................                      -               -               -
  Deductions for surrender charges
    (note 2d)..................                      -               -               -
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c)..........                   (576)              -               -
  Asset charges (note 3):
    FPVUL & VEL contracts......                    (20)              -               -
    MSP contracts..............                      -               -               -
    SL contracts...............                    (73)              -               -
                                        --------------  --------------  --------------
      Net equity transactions..                 24,026               -               -
                                        --------------  --------------  --------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY...............                 24,947               -               -
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD....................                      -               -               -
                                        --------------  --------------  --------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................                 24,947               -               -
                                        ==============  ==============  ==============

CHANGES IN UNITS:
  Beginning units..............                    -                -               -
                                        --------------  --------------  --------------
  Units purchased..............                  2,770               -               -
  Units redeemed...............                    (73)              -               -
                                         --------------  --------------  --------------
  Ending units.................                  2,697               -               -
                                        ==============  ==============  ==============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998


                                                                  JANACAPAPS                                   JANAGLTCHS
                                                  ---------------------------------------------   --------------------------------
                                                         2000            1999            1998             2000            1999
                                                  --------------  --------------  --------------  --------------   -------------
INVESTMENT ACTIVITY:
  Net investment income........                   $      130,055               -               -          88,473               -
  Realized gain (loss) on investments                   (531,461)              -               -      (1,654,449)              -
  Change in unrealized gain (loss)
    on investments.............                       (3,401,482)              -               -      (5,609,957)              -
  Reinvested capital gains.....                                -               -               -               -               -
                                                  --------------  --------------  --------------  --------------   -------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations                       (3,802,888)              -               -      (7,175,933)              -
                                                  --------------  --------------  --------------  --------------   -------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners............                        4,655,897               -               -       5,576,181               -
  Transfers between funds......                       22,374,018               -               -      18,371,062               -
  Surrenders...................                          (74,366)              -               -         (65,589)              -
  Death benefits...............                                -               -               -            (282)              -
  Policy loans (net of repayments)
    (note 5)...................                          (27,728)              -               -         (67,411)              -
  Deductions for surrender charges
    (note 2d)..................                          (11,767)              -               -         (10,379)              -
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c)..........                         (892,334)              -               -        (930,882)              -
  Asset charges (note 3):
    FPVUL & VEL contracts......                          (33,096)              -               -         (32,832)              -
    MSP contracts..............                           (4,072)              -               -          (5,353)              -
    SL contracts...............                           (1,406)              -               -            (670)              -
                                                  --------------  --------------  --------------  --------------   -------------
      Net equity transactions..                       25,985,146               -               -      22,833,845               -
                                                  --------------  --------------  --------------  --------------   -------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY...............                       22,182,258               -               -      15,657,912               -
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD....................                                -               -               -               -               -
                                                  --------------  --------------  --------------  --------------   -------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................                      $22,182,258               -               -      15,657,912               -
                                                  ==============  ==============  ==============  ==============   =============

CHANGES IN UNITS:
  Beginning units..............                                -               -               -               -               -
                                                  --------------  --------------  --------------  --------------   -------------
  Units purchased..............                        2,815,308               -               -       2,513,806               -
  Units redeemed...............                         (120,018)              -               -        (133,644)              -
                                                  --------------  --------------  --------------  --------------   -------------
  Ending units.................                        2,695,290               -               -       2,380,162               -

                                                  ==============  ==============  ==============  ==============   =============

                                                  JANAGLTCHS                        JANAINTGRS
                                               ---------------  ----------------------------------------------
                                                       1998            2000            1999            1998
                                                --------------  --------------  --------------  --------------
INVESTMENT ACTIVITY:
  Net investment income........                             -         477,547                -               -
  Realized gain (loss) on investments                        -      (1,380,504)              -               -
  Change in unrealized gain (loss)
    on investments.............                              -      (2,809,392)              -               -
  Reinvested capital gains.....                              -               -               -               -
                                                --------------  --------------  --------------  --------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations                              -      (3,712,349)              -               -
                                                --------------  --------------  --------------  --------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners............                              -       3,860,854               -               -
  Transfers between funds......                              -      19,317,238               -               -
  Surrenders...................                              -         (64,857)              -               -
  Death benefits...............                              -          (1,321)              -               -
  Policy loans (net of repayments)
    (note 5)...................                              -         (44,077)              -               -
  Deductions for surrender charges
    (note 2d)..................                              -         (10,263)              -               -
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c)..........                              -        (688,560)              -               -
  Asset charges (note 3):
    FPVUL & VEL contracts......                              -         (25,778)              -               -
    MSP contracts..............                              -          (2,921)              -               -
    SL contracts...............                              -            (733)              -               -
                                                --------------  --------------  --------------  --------------
      Net equity transactions..                              -      22,339,582               -               -
                                                --------------  --------------  --------------  --------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY...............                              -      18,627,233               -               -
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD....................                              -               -               -               -
                                                --------------  --------------  --------------  --------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................                              -      18,627,233               -               -
                                                ==============  ==============  ==============  ==============

CHANGES IN UNITS:
  Beginning units..............                              -               -               -               -
                                                --------------  --------------  --------------  --------------
  Units purchased..............                              -       2,353,803               -               -
  Units redeemed...............                              -        (100,741)              -               -
                                                --------------  --------------  --------------  --------------
  Ending units.................                              -       2,253,062               -               -
                                                ==============  ==============  ==============  ==============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                  NSATBALJPM                                          NSATCAPAP
                                         -----------------------------------------    -----------------------------------------
                                             2000          1999            1998           2000            1999            1998
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY
  Net investment income ..............   $   167,547         78,490          9,803         30,760         93,682         14,394
  Realized gain (loss) on investments         63,538        (42,204)           373       (652,870)       538,187         16,939
  Change in unrealized gain (loss)
    on investments ...................      (241,628)       (33,063)        22,806    (11,341,220)    (1,637,699)       469,266
  Reinvested capital gains ...........          --              495          2,184      4,845,304      1,352,393        174,093
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       (10,543)         3,718         35,166     (7,118,026)       346,563        674,692
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     1,988,633      1,611,897         87,905      8,485,213      9,062,429      1,531,297
  Transfers between funds ............     1,908,503      1,487,269        640,480      1,967,580      7,693,905      4,379,971
  Surrenders .........................      (157,913)      (107,959)          --         (306,983)      (206,070)          (118)
  Death benefits .....................       (11,305)          --             --           10,787        (17,696)          --
  Policy loans (net of repayments)
    (note 5) .........................       (49,949)       (10,080)        (2,200)      (245,557)       (72,988)           731
  Deductions for surrender charges
    (note 2d) ........................       (24,988)       (13,826)          --          (48,576)       (26,392)            (1)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................      (312,300)      (211,528)       (28,998)    (2,322,085)    (1,637,150)      (265,208)
  Asset charges (note 3):
    FPVUL & VEL contracts ............       (10,757)        (6,440)          (840)       (83,996)       (57,366)        (7,161)
    MSP contracts ....................        (2,649)          (439)            (3)        (5,475)        (1,785)           (26)
    SL contracts .....................        (1,847)          (638)           (71)        (4,898)        (1,205)          (603)
                                         -----------    -----------    -----------    -----------    -----------    -----------
      Net equity transactions ........     3,325,428      2,748,256        696,273      7,446,010     14,735,682      5,638,882
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     3,314,885      2,751,974        731,439        327,984     15,082,245      6,313,574
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     3,483,413        731,439           --       21,395,819      6,313,574           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 6,798,298      3,483,413        731,439     21,723,803     21,395,819      6,313,574
                                         ===========    ===========    ===========    ===========    ===========    ===========

CHANGES IN UNITS:
  Beginning units ....................       327,982         67,709           --        1,644,036        485,911           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................       449,447        353,956         70,786      1,198,867      1,379,462        509,866
  Units redeemed .....................      (129,366)       (93,683)        (3,077)      (494,498)      (221,337)       (23,955)
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................       648,063        327,982         67,709      2,348,405      1,644,036        485,911
                                         ===========    ===========    ===========    ===========    ===========    ===========

                                                          NSATEQIFED
                                          -----------------------------------------
                                              2000            1999            1998
                                          -----------    -----------    -----------
INVESTMENT ACTIVITY
  Net investment income ..............         14,259          1,651            879
  Realized gain (loss) on investments          46,405         16,878            157
  Change in unrealized gain (loss)
    on investments ...................       (334,972)        84,114         15,021
  Reinvested capital gains ...........           --              202          2,636
                                          -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       (274,308)       102,845         18,693
                                          -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................        473,028        100,722         28,736
  Transfers between funds ............      1,253,216        527,196        202,838
  Surrenders .........................         (6,869)          (207)          --
  Death benefits .....................           --             --             --
  Policy loans (net of repayments)
    (note 5) .........................        (32,403)        (1,768)          --
  Deductions for surrender charges
    (note 2d) ........................         (1,087)           (26)          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (157,503)       (48,952)        (5,984)
  Asset charges (note 3):
    FPVUL & VEL contracts ............         (5,044)        (1,993)          (247)
    MSP contracts ....................           (589)           (80)            (1)
    SL contracts .....................           (503)           (77)           (21)
                                          -----------    -----------    -----------
      Net equity transactions ........      1,522,246        574,815        225,321
                                          -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................      1,247,938        677,660        244,014
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................        921,674        244,014           --
                                          -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................      2,169,612        921,674        244,014
                                          ===========    ===========    ===========

CHANGES IN UNITS:
  Beginning units ....................         67,642         21,211           --
                                          -----------    -----------    -----------
  Units purchased ....................        135,367         51,440         21,799
  Units redeemed .....................        (22,437)        (5,009)          (588)
                                          -----------    -----------    -----------
  Ending units .......................        180,572         67,642         21,211
                                          ===========    ===========    ===========

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                          NSATGLOB50                                      NSATGVTBD
                                         --------------------------------------------  --------------------------------------------
                                             2000            1999            1998           2000            1999            1998
                                         ------------    ------------    ------------  ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    162,075          (1,843)          1,916     2,083,360         760,961          83,055
  Realized gain (loss) on investments          84,827         108,508             126      (164,247)       (653,491)          9,736
  Change in unrealized gain (loss)
    on investments ...................     (4,336,580)        997,392          38,188     2,189,054        (442,511)        (84,436)
  Reinvested capital gains ...........        945,098         456,545           3,213          --            35,939          22,403
                                         ------------    ------------    ------------  ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......     (3,144,580)      1,560,602          43,443     4,108,167        (299,102)         30,758
                                         ------------    ------------    ------------  ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     12,463,148       1,045,536          96,340    17,668,928       5,188,264         480,508
  Transfers between funds ............      2,956,853      12,602,010         374,760     9,887,594      10,824,196       4,241,272
  Surrenders .........................        (17,060)       (149,120)            (20)      (72,334)         (7,882)            (58)
  Death benefits .....................           --              (783)           --            (652)           (779)           --
  Policy loans (net of repayments)
    (note 5) .........................        (18,038)         (3,556)           (199)     (103,358)        (10,210)           (822)
  Deductions for surrender charges
    (note 2d) ........................         (2,700)        (19,098)           --         (11,446)         (1,010)             (1)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (486,956)       (215,865)        (19,705)   (1,298,442)       (747,310)        (51,451)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (10,018)         (4,771)           (571)      (21,054)        (13,896)         (2,112)
    MSP contracts ....................        (54,582)            (78)             (2)       (3,139)         (3,046)             (8)
    SL contracts .....................           (649)         (8,899)            (48)       (7,679)         (1,057)           (178)
                                         ------------    ------------    ------------  ------------    ------------    ------------
      Net equity transactions ........     14,829,998      13,245,376         450,555    26,038,418      15,227,270       4,667,150
                                         ------------    ------------    ------------  ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     11,685,418      14,805,978         493,998    30,146,585      14,928,168       4,697,908
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     15,299,976         493,998            --      19,626,076       4,697,908            --
                                         ------------    ------------    ------------  ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 26,985,394      15,299,976         493,998    49,772,661      19,626,076       4,697,908
                                         ============    ============    ============  ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................      1,116,697          41,464            --       1,882,004         436,992            --
                                         ------------    ------------    ------------  ------------    ------------    ------------
  Units purchased ....................      1,201,157       1,104,898          43,495     2,670,982       1,601,216         442,110
  Units redeemed .....................        (61,297)        (29,665)         (2,031)     (282,166)       (156,204)         (5,118)
                                         ------------    ------------    ------------  ------------    ------------    ------------
  Ending units .......................      2,256,557       1,116,697          41,464     4,270,820       1,882,004         436,992
                                         ============    ============    ============  ============    ============    ============

                                                           NSATHIIFED
                                        --- -----------------------------------------
                                              2000            1999            1998
                                         ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............      1,110,135         305,361          22,639
  Realized gain (loss) on investments        (309,417)          2,166          (6,931)
  Change in unrealized gain (loss)
    on investments ...................     (1,573,020)       (155,595)          7,941
  Reinvested capital gains ...........           --               645            --
                                         ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       (772,302)        152,577          23,649
                                         ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      5,531,190       4,145,976         116,422
  Transfers between funds ............      2,945,536       3,041,733         850,224
  Surrenders .........................       (202,047)         (1,402)           --
  Death benefits .....................           (243)           --              --
  Policy loans (net of repayments)
    (note 5) .........................         27,348          (1,976)           --
  Deductions for surrender charges
    (note 2d) ........................        (31,972)           (180)           --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (295,849)       (134,672)        (18,455)
  Asset charges (note 3):
    FPVUL & VEL contracts ............         (5,820)         (4,222)           (756)
    MSP contracts ....................           (873)            (16)             (3)
    SL contracts .....................           (176)           (549)            (64)
                                         ------------    ------------    ------------
      Net equity transactions ........      7,967,094       7,044,692         947,368
                                         ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................      7,194,792       7,197,269         971,017
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................      8,168,286         971,017            --
                                         ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................     15,363,078       8,168,286         971,017
                                         ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................        805,022          92,454            --
                                         ------------    ------------    ------------
  Units purchased ....................        918,997         756,587          94,321
  Units redeemed .....................        (63,618)        (44,019)         (1,867)
                                         ------------    ------------    ------------
  Ending units .......................      1,660,401         805,022          92,454
                                         ============    ============    ============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998


                                                        NSATMCPSTR                                      NSATMCIXDR
                                        --------------------------------------------    ------------------------------------------
                                            2000            1999            1998             2000          1999            1998
                                        ------------    ------------    ------------    ------------  ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............  $    (36,857)         (2,128)            (30)         23,516         1,210             761
  Realized gain (loss) on investments      1,416,485         327,350             (29)        291,278        14,818          (2,902)
  Change in unrealized gain (loss)
    on investments ...................    (7,958,483)      1,323,586          48,847        (336,854)       51,305          29,815
  Reinvested capital gains ...........       922,208         515,885            --           238,697        47,431            --
                                        ------------    ------------    ------------    ------------  ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......    (5,656,647)      2,164,693          48,788         216,637       114,764          27,674
                                        ------------    ------------    ------------    ------------  ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................    11,164,429       2,422,960         106,807       1,349,384        29,706          38,598
  Transfers between funds ............    12,673,990       6,109,550         294,315       4,514,754       418,208         239,349
  Surrenders .........................      (176,519)         (8,289)           --            (1,416)         (445)           --
  Death benefits .....................          (276)         (1,613)           --              --            --              --
  Policy loans (net of repayments)
    (note 5) .........................      (111,058)        (24,425)           (514)         (1,227)       (3,245)           --
  Deductions for surrender charges
    (note 2d) ........................       (27,932)         (1,062)           --              (224)          (57)           --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................    (1,032,843)       (166,998)        (20,594)       (182,757)      (35,179)         (6,590)
  Asset charges (note 3):
    FPVUL & VEL contracts ............       (33,805)         (5,799)           (658)         (7,127)       (2,054)           (289)
    MSP contracts ....................        (2,152)            (79)             (2)         (2,018)          (35)             (1)
    SL contracts .....................        (1,262)           (147)            (55)           (272)          (34)            (24)
                                        ------------    ------------    ------------    ------------  ------------    ------------
      Net equity transactions ........    22,452,572       8,324,098         379,299       5,669,097       406,865         271,043
                                        ------------    ------------    ------------    ------------  ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................    16,795,925      10,488,791         428,087       5,885,734       521,629         298,717
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................    10,916,878         428,087            --           820,346       298,717            --
                                        ------------    ------------    ------------    ------------  ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................  $ 27,712,803      10,916,878         428,087       6,706,080       820,346         298,717
                                        ============    ============    ============    ============  ============    ============

CHANGES IN UNITS:
  Beginning units ....................       580,219          37,396            --            61,224        26,958            --
                                        ------------    ------------    ------------    ------------  ------------    ------------
  Units purchased ....................     1,233,405         556,514          39,590         399,626        37,816          27,645
  Units redeemed .....................       (97,413)        (13,691)         (2,194)        (13,571)       (3,550)           (687)
                                        ------------    ------------    ------------    ------------  ------------    ------------
  Ending units .......................     1,716,211         580,219          37,396         447,279        61,224          26,958
                                        ============    ============    ============    ============  ============    ============

                                                             NSATMMKT
                                           -----------------------------------------
                                               2000            1999            1998
                                          ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............      10,047,951       3,236,644         504,596
  Realized gain (loss) on investments             --              --              --
  Change in unrealized gain (loss)
    on investments ...................            --              --              --
  Reinvested capital gains ...........            --              --              --
                                          ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......      10,047,951       3,236,644         504,596
                                          ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     551,344,398     352,373,390      88,272,542
  Transfers between funds ............    (450,193,315)   (230,478,324)    (60,507,727)
  Surrenders .........................      (1,793,468)       (235,503)       (201,196)
  Death benefits .....................            --           (27,182)           --
  Policy loans (net of repayments)
    (note 5) .........................      (3,989,346)     (2,684,887)     (1,000,116)
  Deductions for surrender charges
    (note 2d) ........................        (283,795)        (30,161)         (2,354)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................     (11,953,409)     (7,099,744)     (1,866,745)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (251,927)       (155,882)        (58,762)
    MSP contracts ....................         (45,487)        (18,983)           (210)
    SL contracts .....................         (26,948)        (43,454)         (4,947)
                                          ------------    ------------    ------------
      Net equity transactions ........      82,806,703     111,599,270      24,630,485
                                          ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................      92,854,654     114,835,914      25,135,081
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     139,970,995      25,135,081            --
                                          ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................     232,825,649     139,970,995      25,135,081
                                          ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................      13,058,280       2,395,406            --
                                          ------------    ------------    ------------
  Units purchased ....................      44,348,389      33,458,797       8,773,206
  Units redeemed .....................     (36,845,146)    (22,795,923)     (6,377,800)
                                          ------------    ------------    ------------
  Ending units .......................      20,561,523      13,058,280       2,395,406
                                          ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                        NSATMBDMAS                                       NSATSMCAPG
                                         --------------------------------------------    -----------------------------------------
                                             2000            1999            1998             2000            1999          1998
                                         ------------    ------------    ------------    ------------    ------------    ----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $  1,344,591         396,175          20,392          (1,793)            (31)         --
  Realized gain (loss) on investments         (66,760)        (26,402)         (3,929)        (30,328)        (45,165)         --
  Change in unrealized gain (loss)
    on investments ...................       (112,147)       (125,056)            781      (1,279,267)      1,020,705          --
  Reinvested capital gains ...........           --              --               691          72,445         101,886          --
                                         ------------    ------------    ------------    ------------    ------------    ----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......      1,165,684         244,717          17,935      (1,238,943)      1,077,395          --
                                         ------------    ------------    ------------    ------------    ------------    ----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      9,346,749       3,583,938         238,773       1,154,557       1,120,048          --
  Transfers between funds ............      3,298,958       8,648,087         687,922       4,644,251         516,673          --
  Surrenders .........................        (62,839)         (4,080)           --            (1,187)           --            --
  Death benefits .....................           --                21            --              --              --            --
  Policy loans (net of repayments)
    (note 5) .........................        (10,119)         (7,035)           (427)        (11,214)           --            --
  Deductions for surrender charges
    (note 2d) ........................         (9,943)           (523)           --              (188)           --            --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (538,746)       (202,496)        (20,588)       (216,886)         (3,049)         --
  Asset charges (note 3):
    FPVUL & VEL contracts ............         (8,327)         (5,111)           (994)         (7,874)           (190)         --
    MSP contracts ....................        (37,227)           (340)             (4)         (1,016)            (16)         --
    SL contracts .....................           (891)         (6,384)            (84)           (401)            (68)         --
                                         ------------    ------------    ------------    ------------    ------------    ----------
      Net equity transactions ........     11,977,615      12,006,077         904,598       5,560,042       1,633,398          --
                                         ------------    ------------    ------------    ------------    ------------    ----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     13,143,299      12,250,794         922,533       4,321,099       2,710,793          --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     13,173,327         922,533            --         2,710,793            --            --
                                         ------------    ------------    ------------    ------------    ------------    ----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 26,316,626      13,173,327         922,533       7,031,892       2,710,793          --
                                         ============    ============    ============    ============    ============    ==========

CHANGES IN UNITS:
  Beginning units ....................      1,283,724          90,322            --           132,226            --            --
                                         ------------    ------------    ------------    ------------    ------------    ----------
  Units purchased ....................      1,242,287       1,252,855          96,867         290,611         132,396          --
  Units redeemed .....................        (92,882)        (59,453)         (6,545)        (13,237)           (170)         --
                                         ------------    ------------    ------------    ------------    ------------    ----------
  Ending units .......................      2,433,129       1,283,724          90,322         409,600         132,226          --
                                         ============    ============    ============    ============    ============    ==========
                                                            NSATSMCAPV
                                         ---------------------------------------------
                                              2000           1999            1998
                                         ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............         (6,507)           (609)            (72)
  Realized gain (loss) on investments         378,887         215,517          (8,544)
  Change in unrealized gain (loss)
    on investments ...................     (2,383,146)       (194,598)        118,603
  Reinvested capital gains ...........      2,830,882         651,318            --
                                         ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......        820,116         671,628         109,987
                                         ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      4,858,757         837,148         186,610
  Transfers between funds ............      6,033,116       2,112,202         774,453
  Surrenders .........................        (80,683)         (7,439)           --
  Death benefits .....................           --               222            --
  Policy loans (net of repayments)
    (note 5) .........................        (42,449)        (13,801)         (2,782)
  Deductions for surrender charges
    (note 2d) ........................        (12,767)           (953)           --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (687,469)       (244,824)        (34,791)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (26,379)        (10,039)         (1,048)
    MSP contracts ....................         (2,432)           (356)             (4)
    SL contracts .....................         (1,182)           (386)            (88)
                                         ------------    ------------    ------------
      Net equity transactions ........     10,038,512       2,671,774         922,350
                                         ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     10,858,628       3,343,402       1,032,337
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................      4,375,739       1,032,337            --
                                         ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................     15,234,367       4,375,739       1,032,337
                                         ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................        354,123         106,497            --
                                         ------------    ------------    ------------
  Units purchased ....................        821,558         273,364         110,966
  Units redeemed .....................        (69,600)        (25,738)         (4,469)
                                         ------------    ------------    ------------
  Ending units .......................      1,106,081         354,123         106,497
                                         ============    ============    ============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                           NSATSMCO                                        NSATSTRVAL
                                         --------------------------------------------    ------------------------------------------
                                             2000            1999            1998             2000            1999          1998
                                         ------------    ------------    ------------    ------------    ------------    ----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    (18,475)         (4,091)           (112)         11,593           5,539         1,028
  Realized gain (loss) on investments       1,962,134         439,543          (6,379)         60,307          17,888        (7,839)
  Change in unrealized gain (loss)
    on investments ...................     (6,709,330)      2,711,547         132,974          33,455         (70,115)       43,881
  Reinvested capital gains ...........      6,779,344         500,536            --              --            22,264          --
                                         ------------    ------------    ------------    ------------    ------------    ----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......      2,013,673       3,647,535         126,483         105,355         (24,424)       37,070
                                         ------------    ------------    ------------    ------------    ------------    ----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     13,832,839       2,908,526         360,233         217,062         113,739        26,097
  Transfers between funds ............     15,651,034       5,337,212       1,192,844          36,281         555,257       290,790
  Surrenders .........................       (181,834)         (6,177)            (43)         (2,555)           (534)         --
  Death benefits .....................         (2,655)         (1,172)           --              --              --            --
  Policy loans (net of repayments)
    (note 5) .........................       (173,061)        (23,244)         (2,442)          5,717          (6,758)          368
  Deductions for surrender charges
    (note 2d) ........................        (28,773)           (791)             (1)           (404)            (68)         --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................     (1,154,682)       (349,442)        (64,333)        (70,189)        (38,618)       (7,966)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (39,974)        (13,385)         (2,107)         (3,692)         (2,342)         (354)
    MSP contracts ....................         (4,563)           (382)             (8)           (245)            (47)           (1)
    SL contracts .....................         (2,226)           (788)           (177)           (704)            (54)          (30)
                                         ------------    ------------    ------------    ------------    ------------    ----------
      Net equity transactions ........     27,896,105       7,850,357       1,483,966         181,271         620,575       308,904
                                         ------------    ------------    ------------    ------------    ------------    ----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     29,909,778      11,497,892       1,610,449         286,626         596,151       345,974
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     13,108,341       1,610,449            --           942,125         345,974          --
                                         ------------    ------------    ------------    ------------    ------------    ----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 43,018,119      13,108,341       1,610,449       1,228,751         942,125       345,974
                                         ============    ============    ============    ============    ============    ==========

CHANGES IN UNITS:
  Beginning units ....................        900,802         159,462            --            96,897          34,463          --
                                         ------------    ------------    ------------    ------------    ------------    ----------
  Units purchased ....................      1,953,863         777,178         167,063          45,789          67,374        35,384
  Units redeemed .....................       (108,007)        (35,838)         (7,601)        (25,096)         (4,940)         (921)
                                         ------------    ------------    ------------    ------------    ------------    ----------
  Ending units .......................      2,746,658         900,802         159,462         117,590          96,897        34,463
                                         ============    ============    ============    ============    ============    ==========
                                                             NSATTOTRTN
                                           -----------------------------------------
                                                2000            1999            1998
                                           ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............          187,613          95,790          26,909
  Realized gain (loss) on investments           344,754          22,208         (21,020)
  Change in unrealized gain (loss)
    on investments ...................      (13,348,541)        (33,899)        283,836
  Reinvested capital gains ...........       11,991,779         809,302         321,440
                                           ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......         (824,395)        893,401         611,165
                                           ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       10,272,164       7,871,786       2,620,309
  Transfers between funds ............        4,280,493       9,589,090       5,463,668
  Surrenders .........................         (358,609)       (153,144)            (81)
  Death benefits .....................           16,036         (25,003)           --
  Policy loans (net of repayments)
    (note 5) .........................         (580,464)       (318,100)         (4,594)
  Deductions for surrender charges
    (note 2d) ........................          (56,746)        (19,613)             (1)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (3,360,137)     (2,208,818)       (385,652)
  Asset charges (note 3):
    FPVUL & VEL contracts ............         (122,772)        (73,719)        (10,105)
    MSP contracts ....................           (6,483)         (3,448)            (36)
    SL contracts .....................          (10,831)         (2,037)           (851)
                                           ------------    ------------    ------------
      Net equity transactions ........       10,072,651      14,656,994       7,682,657
                                           ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................        9,248,256      15,550,395       8,293,822
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       23,844,217       8,293,822            --
                                           ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................       33,092,473      23,844,217       8,293,822
                                           ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................        1,894,394         702,435            --
                                           ------------    ------------    ------------
  Units purchased ....................        1,307,532       1,426,646         740,122
  Units redeemed .....................         (485,526)       (234,687)        (37,687)
                                           ------------    ------------    ------------
  Ending units .......................        2,716,400       1,894,394         702,435
                                           ============    ============    ============

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                          NBAMTGUARD                                        NBAMTMCGR
                                         -----------------------------------------    -----------------------------------------
                                             2000         1999            1998           2000            1999            1998
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    14,917          3,298            (83)       (41,606)        (7,463)           (52)
  Realized gain (loss) on investments        109,026        137,366         (5,499)     4,566,336      1,188,750          3,904
  Change in unrealized gain (loss)
    on investments ...................      (185,904)        77,047         82,886    (10,290,829)     3,039,884        176,285
  Reinvested capital gains ...........          --             --             --            6,497         37,807           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       (61,961)       217,711         77,304     (5,759,602)     4,258,978        180,137
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       791,413        436,993        246,176     15,764,083      9,784,832         57,715
  Transfers between funds ............     2,086,291      1,360,544        891,240     16,272,282     (2,147,643)       560,630
  Surrenders .........................       (37,547)       (62,331)            (2)       (82,297)       (16,427)           (20)
  Death benefits .....................          --             --             --           (5,370)        (4,321)          --
  Policy loans (net of repayments)
    (note 5) .........................       (16,305)        (3,869)          (318)      (106,262)       (67,280)          (140)
  Deductions for surrender charges
    (note 2d) ........................        (5,941)        (7,983)          --          (13,023)        (2,104)          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................      (259,871)      (169,963)       (17,719)    (1,383,172)      (350,946)       (55,646)
  Asset charges (note 3):
    FPVUL & VEL contracts ............       (12,978)        (8,142)          (742)       (48,371)       (11,378)        (1,407)
    MSP contracts ....................          (543)          (127)            (3)        (5,311)          (459)            (5)
    SL contracts .....................          (579)          (100)           (62)        (2,701)          (716)          (118)
                                         -----------    -----------    -----------    -----------    -----------    -----------
      Net equity transactions ........     2,543,940      1,545,022      1,118,570     30,389,858      7,183,558        561,009
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     2,481,979      1,762,733      1,195,874     24,630,256     11,442,536        741,146
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     2,958,607      1,195,874           --       12,183,682        741,146           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................   $ 5,440,586      2,958,607      1,195,874     36,813,938     12,183,682        741,146
                                         ===========    ===========    ===========    ===========    ===========    ===========

CHANGES IN UNITS:
  Beginning units ....................       202,892         56,533           --          640,951         85,872           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Units purchased ....................       252,130        167,370         58,160      1,560,513        995,573         90,761
  Units redeemed .....................       (58,231)       (21,011)        (1,627)       (79,404)      (440,494)        (4,889)
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Ending units .......................       396,791        202,892         56,533      2,122,060        640,951         85,872
                                         ===========    ===========    ===========    ===========    ===========    ===========
                                                          NBAMTPART
                                          ---------------------------------------
                                           2000            1999            1998
                                         -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............        50,670         54,744           (176)
  Realized gain (loss) on investments       (276,792)         1,248        (13,483)
  Change in unrealized gain (loss)
    on investments ...................      (888,222)       196,040        255,133
  Reinvested capital gains ...........     1,184,100         98,874          3,599
                                         -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......        69,756        350,906        245,073
                                         -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     2,034,154      2,049,277        831,946
  Transfers between funds ............     1,022,755      1,699,822      3,231,525
  Surrenders .........................      (165,342)       (78,561)           (16)
  Death benefits .....................          (502)        (2,713)          --
  Policy loans (net of repayments)
    (note 5) .........................       (95,808)      (216,206)          (174)
  Deductions for surrender charges
    (note 2d) ........................       (26,163)       (10,061)          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................      (540,817)      (464,515)      (144,625)
  Asset charges (note 3):
    FPVUL & VEL contracts ............       (25,778)       (22,616)        (4,977)
    MSP contracts ....................        (3,445)          (622)           (18)
    SL contracts .....................        (1,681)        (1,766)          (419)
                                         -----------    -----------    -----------
      Net equity transactions ........     2,197,373      2,952,039      3,913,242
                                         -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     2,267,129      3,302,945      4,158,315
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     7,461,260      4,158,315           --
                                         -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD ..........................     9,728,389      7,461,260      4,158,315
                                         ===========    ===========    ===========

CHANGES IN UNITS:
  Beginning units ....................       676,989        401,819           --
                                         -----------    -----------    -----------
  Units purchased ....................       383,557        382,626        417,585
  Units redeemed .....................      (170,279)      (107,456)       (15,766)
                                         -----------    -----------    -----------
  Ending units .......................       890,267        676,989        401,819
                                         ===========    ===========    ===========

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                        OPPAGGGRVA                                       OPPCAPAPVA
                                         -------------------------------------------    -----------------------------------------
                                            2000            1999          1998             2000            1999            1998
                                         ------------    ------------  ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    (52,493)         (2,942)          (54)         (8,362)          5,876            (134)
  Realized gain (loss) on investments       4,488,570         618,388         1,246       1,792,860         191,495          20,735
  Change in unrealized gain (loss)
    on investments ...................    (19,721,439)      2,906,737       155,404      (5,403,446)      2,561,317         255,097
  Reinvested capital gains ...........        950,033            --             270       1,434,225         110,334             101
                                         ------------    ------------  ------------    ------------    ------------    ------------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......    (14,335,329)      3,522,183       156,866      (2,184,723)      2,869,022         275,799
                                         ------------    ------------  ------------    ------------    ------------    ------------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     24,690,515       2,894,019       298,181      12,133,627       2,754,479         522,163
  Transfers between funds ............     38,617,778       4,290,831       753,401      25,912,373       7,064,837       1,352,464
  Surrenders .........................       (184,820)        (25,306)         (318)     (1,774,425)       (254,161)           (369)
  Death benefits .....................         (6,793)            295          --            (7,097)           (300)           --
  Policy loans (net of repayments)
    (note 5) .........................       (384,286)        (37,694)       (2,146)       (290,219)        (72,268)        (10,091)
  Deductions for surrender charges
    (note 2d) ........................        (29,245)         (3,241)           (4)       (280,781)        (32,551)             (4)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................     (2,643,790)       (416,901)      (60,958)     (2,024,385)       (655,772)        (91,465)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (84,929)        (13,629)       (1,372)        (73,662)        (23,800)         (2,763)
    MSP contracts ....................        (14,660)           (182)           (5)         (8,607)           (983)            (10)
    SL contracts .....................         (7,197)           (488)         (115)         (4,224)           (390)           (233)
                                         ------------    ------------  ------------    ------------    ------------    ------------
      Net equity transactions ........     59,952,573       6,687,704       986,664      33,582,600       8,779,091       1,769,692
                                         ------------    ------------  ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     45,617,244      10,209,887     1,143,530      31,397,877      11,648,113       2,045,491
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     11,353,417       1,143,530          --        13,693,604       2,045,491            --
                                         ------------    ------------  ------------    ------------    ------------    ------------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....     56,970,661      11,353,417     1,143,530      45,091,481      13,693,604       2,045,491
                                         ============    ============  ============    ============    ============    ============

CHANGES IN UNITS:
  Beginning units ....................        570,019         101,944          --           806,675         165,067            --
                                         ------------    ------------  ------------    ------------    ------------    ------------
  Units purchased ....................      3,007,222         544,229       108,530       2,290,226         715,374         174,797
  Units redeemed .....................       (149,167)        (76,154)       (6,586)       (257,837)        (73,766)         (9,730)
                                         ------------    ------------  ------------    ------------    ------------    ------------
  Ending units .......................      3,428,074         570,019       101,944       2,839,064         806,675         165,067
                                         ============    ============  ============    ============    ============    ============
                                                           OPPGLSECVA
                                          -----------------------------------------
                                               2000          1999         1998
                                           ------------    ---------   ---------
INVESTMENT ACTIVITY:
  Net investment income ..............           (1,051)        --          --
  Realized gain (loss) on investments          (138,650)        --          --
  Change in unrealized gain (loss)
    on investments ...................           70,484         --          --
  Reinvested capital gains ...........             --           --          --
                                           ------------    ---------   ---------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......          (69,217)        --          --
                                           ------------    ---------   ---------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................          756,191         --          --
  Transfers between funds ............        3,400,619         --          --
  Surrenders .........................           (1,589)        --          --
  Death benefits .....................             --           --          --
  Policy loans (net of repayments)
    (note 5) .........................           (2,407)        --          --
  Deductions for surrender charges
    (note 2d) ........................             (252)        --          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................          (70,452)        --          --
  Asset charges (note 3):
    FPVUL & VEL contracts ............           (1,673)        --          --
    MSP contracts ....................           (1,076)        --          --
    SL contracts .....................              (94)        --          --
                                           ------------    ---------   ---------
      Net equity transactions ........        4,079,267         --          --
                                           ------------    ---------   ---------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................        4,010,050         --          --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................             --           --          --
                                           ------------    ---------   ---------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....        4,010,050         --          --
                                           ============    =========   =========

CHANGES IN UNITS:
  Beginning units ....................             --           --          --
                                           ------------    ---------   ---------
  Units purchased ....................          426,089         --          --
  Units redeemed .....................           (8,082)        --          --
                                           ------------    ---------   ---------
  Ending units .......................          418,007         --          --
                                           ============    =========   =========

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                  OPPMGRINVA                                         STOPP2
                                         --------------------------------------------    ---------------------------------------
                                             2000            1999            1998             2000          1999        1998
                                         ------------    ------------    ------------    ------------    ---------   ---------
INVESTMENT ACTIVITY:
  Net investment income ..............   $     28,289           8,173             (84)         (1,449)        --          --
  Realized gain (loss) on investments         349,566         (12,270)        (19,661)          7,469         --          --
  Change in unrealized gain (loss)
    on investments ...................     (2,767,885)        713,752          80,325        (478,402)        --          --
  Reinvested capital gains ...........        509,013          17,163             645         501,505         --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......     (1,881,017)        726,818          61,225          29,123         --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................      6,051,658       1,687,758         284,513       1,381,833         --          --
  Transfers between funds ............     11,215,475       3,276,499       1,343,627       3,738,013         --          --
  Surrenders .........................       (108,972)        (24,107)           (418)        (11,246)        --          --
  Death benefits .....................          7,734          (9,603)           --              --           --          --
  Policy loans (net of repayments)
    (note 5) .........................       (207,915)        (23,549)        (16,228)        (10,320)        --          --
  Deductions for surrender charges
    (note 2d) ........................        (17,244)         (3,088)             (5)         (1,779)        --          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................     (1,065,069)       (314,964)        (43,383)        (61,655)        --          --
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (39,206)        (12,409)         (1,608)         (1,167)        --          --
    MSP contracts ....................         (6,649)           (626)             (6)           (206)        --          --
    SL contracts .....................         (3,480)           (620)           (135)           (147)        --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------
      Net equity transactions ........     15,826,332       4,575,291       1,566,357       5,033,326         --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     13,945,315       5,302,109       1,627,582       5,062,449         --          --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................      6,929,691       1,627,582            --              --           --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....     20,875,006       6,929,691       1,627,582       5,062,449         --          --
                                         ============    ============    ============    ============    =========   =========

CHANGES IN UNITS:
  Beginning units ....................        558,424         158,153            --              --           --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------
  Units purchased ....................      1,423,961         436,576         164,578         523,047         --          --
  Units redeemed .....................       (119,721)        (36,305)         (6,425)         (8,938)        --          --
                                         ------------    ------------    ------------    ------------    ---------   ---------
  Ending units .......................      1,862,664         558,424         158,153         514,109         --          --
                                         ============    ============    ============    ============    =========   =========

                                                          NSATGFOCTU
                                        -----------------------------------------
                                             2000          1999        1998
                                        ------------    ---------   ---------
INVESTMENT ACTIVITY:
  Net investment income ..............          --           --          --
  Realized gain (loss) on investments        (27,217)        --          --
  Change in unrealized gain (loss)
    on investments ...................        (4,210)        --          --
  Reinvested capital gains ...........          --           --          --
                                        ------------    ---------   ---------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       (31,427)        --          --
                                        ------------    ---------   ---------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................         8,564         --          --
  Transfers between funds ............       102,537         --          --
  Surrenders .........................          --           --          --
  Death benefits .....................          --           --          --
  Policy loans (net of repayments)
    (note 5) .........................          --           --          --
  Deductions for surrender charges
    (note 2d) ........................          --           --          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................        (1,091)        --          --
  Asset charges (note 3):
    FPVUL & VEL contracts ............           (35)        --          --
    MSP contracts ....................            (4)        --          --
    SL contracts .....................            (8)        --          --
                                        ------------    ---------   ---------
      Net equity transactions ........       109,963         --          --
                                        ------------    ---------   ---------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................        78,536         --          --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................          --           --          --
                                        ------------    ---------   ---------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....        78,536         --          --
                                        ============    =========   =========

CHANGES IN UNITS:
  Beginning units ....................          --           --          --
                                        ------------    ---------   ---------
  Units purchased ....................        12,533         --          --
  Units redeemed .....................          (154)        --          --
                                        ------------    ---------   ---------
  Ending units .......................        12,379         --          --
                                        ============    =========   =========

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                   MSUEMMKT                                         MSUMCAPGR
                                        -----------------------------------------    -----------------------------------------
                                             2000            1999         1998             2000          1999            1998
                                         -----------    -----------    -----------    -----------    -------------   -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $   150,351         84,931         18,583           (162)            --            --
  Realized gain (loss) on investments         88,105         17,142        (32,880)       (13,306)            --            --
  Change in unrealized gain (loss)
    on investments ...................      (119,691)        20,955         (7,323)       (98,350)            --            --
  Reinvested capital gains ...........          --             --             --              800             --            --
                                         -----------    -----------    -----------    -----------    -------------   -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       118,765        123,028        (21,620)      (111,018)            --            --
                                         -----------    -----------    -----------    -----------    -------------   -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       423,869        176,047         41,423         88,544             --            --
  Transfers between funds ............       353,545        265,717        144,407        877,199             --            --
  Surrenders .........................          (956)          (137)          --             (650)            --            --
  Death benefits .....................          --             --             --             --               --            --
  Policy loans (net of repayments)
    (note 5) .........................        (6,273)          (792)          --              (83)            --            --
  Deductions for surrender charges
    (note 2d) ........................          (151)           (17)          --             (103)            --            --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (78,727)       (30,191)        (6,534)       (12,506)            --            --
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (3,151)        (1,369)          (152)          (300)            --            --
    MSP contracts ....................          (105)            (2)            (1)           (74)            --            --
    SL contracts .....................          (173)            (2)           (13)            (2)            --            --
                                         -----------    -----------    -----------    -----------    -------------   -----------
      Net equity transactions ........       687,878        409,254        179,130        952,025             --            --
                                         -----------    -----------    -----------    -----------    -------------   -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................       806,643        532,282        157,510        841,007             --            --
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................       689,792        157,510           --             --               --            --
                                         -----------    -----------    -----------    -----------    -------------   -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....     1,496,435        689,792        157,510        841,007             --            --
                                         ===========    ===========    ===========    ===========    =============   ===========

CHANGES IN UNITS: ....................
  Beginning units ....................        75,186         21,992           --             --               --            --
                                                --             --             --             --               --            --
  Units purchased ....................        90,977         57,926         22,914         98,221             --            --
  Units redeemed .....................       (19,742)        (4,732)          (922)        (1,379)            --            --
                                                --             --             --             --               --            --
  Ending units .......................       146,421         75,186         21,992         96,842             --            --
                                         ===========    ===========    ===========    ===========    =============   ===========

                                                         MSUUSREALE
                                           -----------------------------------------
                                             2000            1999            1998
                                         -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............       263,091         53,245            (16)
  Realized gain (loss) on investments        298,595        (40,204)       (31,055)
  Change in unrealized gain (loss)
    on investments ...................       155,839       (130,048)        27,306
  Reinvested capital gains ...........        25,130           --              339
                                         -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......       742,655       (117,007)        (3,426)
                                         -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     1,587,036        754,790        233,023
  Transfers between funds ............     1,297,880        440,087        517,845
  Surrenders .........................       (14,855)        (8,017)          --
  Death benefits .....................          (503)        (1,020)          --
  Policy loans (net of repayments)
    (note 5) .........................         8,244         (8,547)          (834)
  Deductions for surrender charges
    (note 2d) ........................        (2,351)        (1,027)          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................      (156,453)      (188,335)       (28,277)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (7,652)        (4,322)        (1,116)
    MSP contracts ....................          (893)          (107)            (4)
    SL contracts .....................          (715)          (227)           (94)
                                         -----------    -----------    -----------
      Net equity transactions ........     2,709,738        983,275        720,543
                                         -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................     3,452,393        866,268        717,117
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     1,583,385        717,117           --
                                         -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....     5,035,778      1,583,385        717,117
                                         ===========    ===========    ===========

CHANGES IN UNITS: ....................
  Beginning units ....................       185,170         81,141           --
                                                --             --             --
  Units purchased ....................       321,028        119,546         84,716
  Units redeemed .....................       (50,354)       (15,517)        (3,575)
                                                --             --             --
  Ending units .......................       455,844        185,170         81,141
                                         ===========    ===========    ===========

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                  VEWWEMGMKT                                       VEWWHRDAST
                                         -----------------------------------------    -----------------------------------------
                                            2000            1999          1998            2000           1999          1998
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    (1,640)          (139)           (20)         6,036          2,174            (11)
  Realized gain (loss) on investments       (408,538)       235,337        (14,143)        29,182         26,395         (3,051)
  Change in unrealized gain (loss)
    on investments ...................    (1,655,251)       663,413         18,347         20,687         22,444         (2,102)
  Reinvested capital gains ...........          --             --             --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......    (2,065,429)       898,611          4,184         55,905         51,013         (5,164)
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................     1,719,241        322,588         90,144        140,736        201,802         23,363
  Transfers between funds ............     1,679,789      1,279,757        207,921        728,352         69,474        144,721
  Surrenders .........................       (45,027)        (1,334)          --           (5,248)          (679)          --
  Death benefits .....................          --           (1,149)          --             --             --             --
  Policy loans (net of repayments)
    (note 5) .........................       (19,011)        (5,485)           410          3,590            216            235
  Deductions for surrender charges
    (note 2d) ........................        (7,125)          (171)          --             (831)           (87)          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................      (324,544)       (90,731)       (13,062)       (48,413)       (29,846)        (8,707)
  Asset charges (note 3):
    FPVUL & VEL contracts ............       (13,663)        (4,040)          (370)        (2,162)        (1,079)          (186)
    MSP contracts ....................        (1,248)          (151)            (1)          (343)            (2)            (1)
    SL contracts .....................        (1,292)          (184)           (31)          (135)          (159)           (16)
                                         -----------    -----------    -----------    -----------    -----------    -----------
      Net equity transactions ........     2,987,120      1,499,100        285,011        815,546        239,640        159,409
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................       921,691      2,397,711        289,195        871,451        290,653        154,245
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     2,686,906        289,195           --          444,898        154,245           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....     3,608,597      2,686,906        289,195      1,316,349        444,898        154,245
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS: ....................       204,110         43,904           --           53,265         22,344           --
  Beginning units ....................          --             --             --             --             --             --
                                             316,404        171,741         46,042        106,332         51,882         23,601
  Units purchased ....................       (53,994)       (11,535)        (2,138)       (18,085)       (20,961)        (1,257)
  Units redeemed .....................          --             --             --             --             --             --
                                             466,520        204,110         43,904        141,512         53,265         22,344
  Ending units .......................   ============== ============== ============== ============== =============  ============
                                                           WPTGLOPVC
                                         -----------------------------------------
                                              2000            1999            1998
                                          -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............         22,477          8,941          4,471
  Realized gain (loss) on investments          93,144         (2,440)         8,407
  Change in unrealized gain (loss)
    on investments ...................         87,894         (2,238)         5,870
  Reinvested capital gains ...........         23,283         18,278           --
                                          -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......        226,798         22,541         18,748
                                          -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................        576,937        486,214         76,711
  Transfers between funds ............        628,024           (106)       655,643
  Surrenders .........................         (4,490)        (2,612)          --
  Death benefits .....................           --             --             --
  Policy loans (net of repayments)
    (note 5) .........................        (20,705)        (3,476)       (17,477
  Deductions for surrender charges
    (note 2d) ........................           (710)          (334)          --
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................       (131,580)       (53,820)       (13,090
  Asset charges (note 3):
    FPVUL & VEL contracts ............         (4,272)        (2,591)          (558
    MSP contracts ....................           (428)           (46)            (2
    SL contracts .....................           (681)           (57)           (47
                                          -----------    -----------    -----------
      Net equity transactions ........      1,042,095        423,172        701,180
                                          -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................      1,268,893        445,713        719,928
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................      1,165,641        719,928           --
                                          -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....      2,434,534      1,165,641        719,928
                                          ===========    ===========    ===========


CHANGES IN UNITS: ....................        102,845         66,036           --
  Beginning units ....................           --             --             --
                                              114,059         67,676         69,022
  Units purchased ....................        (16,387)       (30,867)        (2,986
  Units redeemed .....................           --             --             --
                                              200,517        102,845         66,036
  Ending units .......................    ============== ============== ==============

                                                                     (Continued)

NATIONWIDE VLI SEPARATE ACCOUNT-4
STATEMENTS OF CHANGES IN CONTRACT OWNERS' EQUITY, CONTINUED

YEARS ENDED DECEMBER 31, 2000 AND 1999 AND FOR THE PERIOD FEBRUARY 18, 1998 (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1998

                                                          WPTINTEQ                                     WPTVALUE
                                         -----------------------------------------    -----------------------------------------
                                             2000          1999            1998           2000            1999            1998
                                         -----------    -----------    -----------    -----------    -----------    -----------
INVESTMENT ACTIVITY:
  Net investment income ..............   $    11,560         19,201          2,831         (1,199)          (154)           (13)
  Realized gain (loss) on investments        242,925        115,611        (24,058)       225,824         86,674         (2,106)
  Change in unrealized gain (loss)
    on investments ...................    (1,294,832)       581,395         30,323       (716,480)       208,276         29,961
  Reinvested capital gains ...........       310,165           --             --          141,743           --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
    Net increase (decrease) in
      contract owners' equity
      resulting from operations ......      (730,182)       716,207          9,096       (350,112)       294,796         27,842
                                         -----------    -----------    -----------    -----------    -----------    -----------

EQUITY TRANSACTIONS:
  Purchase payments received from
    contract owners ..................       467,135        386,407        114,374        381,654        170,257         48,012
  Transfers between funds ............       625,009        716,698        495,343        297,999        306,681        118,060
  Surrenders .........................       (33,371)        (6,378)          --          (12,588)        (1,792)          (163)
  Death benefits .....................          --             --             --             --             --             --
  Policy loans (net of repayments)
    (note 5) .........................       (16,955)        (4,356)          (891)        (6,839)        (2,901)           404
  Deductions for surrender charges
    (note 2d) ........................        (5,281)          (817)          --           (1,992)          (229)            (2)
  Redemptions to pay cost of insurance
    charges and administrative charges
    (notes 2b and 2c) ................      (157,048)      (114,080)       (19,101)       (83,921)       (61,093)        (7,797)
  Asset charges (note 3):
    FPVUL & VEL contracts ............        (8,846)        (5,328)          (733)        (4,492)        (1,843)          (237)
    MSP contracts ....................          (866)          (367)            (3)          (481)           (24)            (1)
    SL contracts .....................          (834)          (328)           (62)          (736)           (63)           (20)
                                         -----------    -----------    -----------    -----------    -----------    -----------
      Net equity transactions ........       868,943        971,451        588,927        568,604        408,993        158,256
                                         -----------    -----------    -----------    -----------    -----------    -----------

NET CHANGE IN CONTRACT
  OWNERS' EQUITY .....................       138,761      1,687,658        598,023        218,492        703,789        186,098
CONTRACT OWNERS' EQUITY BEGINNING
  OF PERIOD ..........................     2,285,681        598,023           --          889,887        186,098           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
CONTRACT OWNERS' EQUITY END
  OF PERIOD....................$ .....     2,424,442      2,285,681        598,023      1,108,379        889,887        186,098
                                         ===========    ===========    ===========    ===========    ===========    ===========


CHANGES IN UNITS: ....................       141,958         56,767           --           51,860         17,619           --
                                         -----------    -----------    -----------    -----------    -----------    -----------
  Beginning units ....................          --             --             --             --             --             --
                                              84,215         98,872         58,807         43,425         38,599         18,507
  Units purchased ....................       (15,819)       (13,681)        (2,040)       (15,055)        (4,358)          (888)
  Units redeemed .....................          --             --             --             --             --             --
                                         -----------    -----------    -----------    -----------    -----------    -----------
                                             210,354        141,958         56,767         80,230         51,860         17,619
  Ending units .......................   ============== ============== ============== ============== =============  ==============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------


                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Organization and Nature of Operations

         The Nationwide VLI Separate Account-4 (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on December 3, 1997. The Account has been registered as a unit investment trust under the Investment Company Act of 1940. On May 3, 1999, the Company (Depositor) transferred to the Account 100,000 shares of the Nationwide SAT - Small Cap Growth Fund for which the Account was credited with 100,000 units of the Nationwide SAT - Small Cap Growth Fund. The value of the units purchased by the Company on May 3, 1999 was $1,000,000.

         The Company offers Flexible Premium, Modified Single Premium and Survivorship Life Variable Life Insurance Policies through the Account.

     (b) The Contracts

         Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of policy charges and note 3 for asset charges.

         Contract owners may invest in the following:

              Portfolios of the American Century Variable Portfolios, Inc.
                  (American Century VP);
                American Century VP - American Century VP Income & Growth
                  (ACVPIncGr)
                American Century VP - American Century VP International
                  (ACVPInt)
                American Century VP - American Century VP Value (ACVPValue)

              The Dreyfus Socially Responsible Growth Fund, Inc. (DrySRGr)

              Dreyfus Stock Index Fund (DryStkIx)

              Dreyfus IP - European Equity Portfolio (DryEuroEq)

              Portfolio of the Dreyfus Variable Investment Fund (Dreyfus VIF);
                Dreyfus VIF - Appreciation Portfolio (DryVApp)

              Federated Insurance Series - Quality Bond Fund II (FedQualBd2)

              Portfolios of the Fidelity Variable Insurance Products Fund
                  (Fidelity VIP);
                Fidelity VIP - Equity-Income Portfolio - Service Class
                  (FidVEqInS)
                Fidelity VIP - Growth Portfolio - Service Class (FidVGrS) Fidelity VIP - High Income Portfolio - Service Class (FidVHiInS) Fidelity VIP - Overseas Portfolio - Service Class (FidVOvSeS)

              Portfolio of the Fidelity Variable Insurance Products Fund II
                (Fidelity VIP-II);
                Fidelity VIP-II - Contrafund Portfolio - Service Class
                  (FidVConS)

              Portfolio of the Fidelity Variable Insurance Products Fund III
               (Fidelity VIP-III);
                Fidelity VIP-III - Growth Opportunities Portfolio - Service Class (FidVGrOpS)

              Funds of the Gartmore NSAT;
                Gartmore NSAT - Emerging Markets Fund (NSATEmMGM)
                Gartmore NSAT - Global Technology & Communication Fund
                  (NSATGTecGM)
                Gartmore NSAT - International Growth Fund (NSATIntGGM)


                                                                     (Continued)

              Portfolios of Janus Aspen Series;
                Janus Aspen Series - Capital Appreciation Portfolio - Service
                  Shares (JanACapApS)
                Janus Aspen Series - Global Technology Portfolio - Service
                  Shares (JanAGlTchS)
                Janus Aspen Series - International Growth Portfolio - Service
                  Shares (JanAIntGrS)

              Funds of the Nationwide Separate Account Trust (Nationwide SAT) (managed for a fee by an affiliated investment advisor);
                Nationwide SAT - Balanced Fund - J.P. Morgan (NSATBalJPM) Nationwide SAT - Capital Appreciation Fund (NSATCapAp) Nationwide SAT - Equity Income Fund - Federated (NSATEqIFED) Nationwide SAT - Global 50 Fund (NSATGlob50)
                Nationwide SAT - Government Bond Fund (NSATGvtBd)
                Nationwide SAT - High Income Bond Fund - Federated (NSATHiIFED) Nationwide SAT - Mid Cap Growth Fund - Strong (NSATMCpSTR) Nationwide SAT - Mid Cap Index Fund - Dreyfus (NSATMCIxDR) Nationwide SAT - Money Market Fund (NSATMMkt)
                Nationwide SAT - Multi Sector Bond Fund - MAS (NSATMBdMAS) Nationwide SAT - Small Cap Growth Fund (NSATSmCapG)
                Nationwide SAT - Small Cap Value Fund (NSATSmCapV)
                Nationwide SAT - Small Company Fund (NSATSmCo)
                Nationwide SAT - Strategic Value Fund (NSATStrVal)
                Nationwide SAT - Total Return Fund (NSATTotRtn)

              Portfolios of the Neuberger & Berman Advisers Management Trust
                (Neuberger &Berman AMT);
                Neuberger & Berman AMT - Guardian Portfolio (NBAMTGuard) Neuberger & Berman AMT - Mid-Cap Growth Portfolio (NBAMTMCGr) Neuberger & Berman AMT - Partners Portfolio (NBAMTPart)

              Funds of the Oppenheimer Variable Account Funds;
                Oppenheimer Aggressive Growth Fund/VA (OppAggGrVA) Oppenheimer Capital Appreciation Fund/VA (OppCapApVA) Oppenheimer Global Securities Fund/VA (OppGlSecVA) Oppenheimer Growth & Income Fund/VA (OppMGrInVA)

              Strong Opportunity Fund II, Inc. (StOpp2)

              Turner NSAT - Growth Focus Fund (NSATGFocTU)

              Portfolios of The Universal Institutional Funds, Inc.
                The Universal Institutional Funds, Inc. - Emerging Markets Debt
                 Portfolio (MSUEmMkt)
                  (formerly Morgan Stanley - Emerging Markets Debt Portfolio)
                The Universal Institutional Funds, Inc. - Mid Cap Growth
                   Portfolio (MSUMCapGr)
                  (formerly Morgan Stanley - Mid Cap Growth Portfolio)
                The Universal Institutional Funds, Inc. - U.S. Real Estate
                   Portfolio (MSUUSRealE)
                  (formerly Van Kampen Morgan Stanley - U.S. Real Estate
                     Portfolio)

              Funds of the Van Eck Worldwide Insurance Trust (Van Eck WIT);
                Van Eck WIT - Worldwide Emerging Markets Fund (VEWwEmgMkt) Van Eck WIT - Worldwide Hard Assets Fund (VEWwHrdAst)

              Portfolios of the Warburg Pincus Trust;
                Warburg Pincus Trust - Global Post - Venture Capital Portfolio
                  (WPTGloPVC)
                Warburg Pincus Trust - International Equity Portfolio (WPTIntEq) Warburg Pincus Trust - Value Portfolio (WPTValue)

         At December 31, 2000, contract owners have invested in all of the above funds. The contract owners' equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see notes 2 and 3). The accompanying financial statements include only contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

         A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

         Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     (c) Security Valuation, Transactions and Related Investment Income

         The fair value of the underlying mutual funds is based on the closing net asset value per share at December 31, 2000. The cost of investments sold is determined on the specific identification basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date.

     (d) Federal Income Taxes

         Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

         The Company does not provide for income taxes within the Account. Taxes are the responsibility of the contract owner upon termination or withdrawal.

     (e) Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  POLICY CHARGES

     (a) Deductions from Premium

         On flexible premium, modified single premium and survivorship life variable life insurance contracts, the Company deducts a charge for state premium taxes not to exceed 2.5% of all premiums received to cover the payment of these premium taxes. Additionally, the Company deducts a front-end sales load of up to 3.5% from each premium payment received. The Company may at its sole discretion reduce this sales loading.

     (b) Cost of Insurance

         A cost of insurance charge is assessed monthly against each contract. The amount of the charge is based upon age, sex, rate class and net amount at risk (death benefit less total contract value).


                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

     (c) Administrative Charges

         For flexible premium, modified single premium and survivorship life variable life insurance contracts, the Company currently deducts a monthly administrative charge of $10 during the first policy year and $5 per month thereafter (may deduct up to $7.50, maximum) to recover policy maintenance, accounting, record keeping and other administrative expenses.

         The above charges are assessed against each contract by liquidating units.

     (d) Surrender Charges

         Policy surrenders result in a redemption of the contract value from the Account and payment of the surrender proceeds to the contract owner or designee. The surrender proceeds consist of the contract value, less any outstanding policy loans, and less a surrender charge, if applicable. The amount of the charge is based upon a specified percentage of the initial surrender charge which varies by issue age, sex and rate class. For flexible premium contracts, the charge is 100% of the initial surrender charge in the first year, declining to 30% of the initial surrender charge in the eighth year.

         No surrender charge is assessed on any contract surrendered after the eighth year.

         The Company may waive the surrender charge for certain contracts in which the sales expenses normally associated with the distribution of a contract are not incurred. No charges were deducted from the initial funding, or from earnings thereon.

(3)  ASSET CHARGES

     For flexible premium variable universal life (FPVUL) and variable executive life (VEL) contracts, the Company deducts a charge equal to an annual effective rate multiplied by the Cash Value attributable to the Variable Account. The annual effective rate is 0.60% for the first $25,000 of Cash Value attributable to the Variable Account, 0.30% for the next $225,000 of Cash Value attributable to the Variable Account and 0.10% for all Cash Value attributable to the Variable Account in excess of $250,000. This charge is assessed monthly against each contract by liquidating units.

     For modified single premium contracts (MSP), the Company deducts an annual rate of .70% charged against the cash value of the contracts. This charge is assessed monthly against each contract by liquidating units.

     For surivorship life contracts (SL), the Company deducts an annual rate of .55% in policy years one through ten. In policy years eleven and greater, the Company deducts an annual rate of .55% if the cash value of the contract is less than $25,000. If the cash value is greater than $25,000 but less than $100,000, the Company reduces the annual rate to .35%. If the cash value is greater than $100,000, the company reduces the annual rate to .20%. This charge is assessed monthly by liquidating units.

     For Corporate Variable Universal Life Series, the Company deducts on a daily basis from the assets of the Variable Account, a charge to provide for mortality and expense risks. This charge is guaranteed not to exceed an annual effective rate of 0.75% of the daily net assets of the Variable Account. Currently, this rate is 0.40% during the first through fourth Policy Years, 0.25% during the fifth through twentieth Policy Years, and 0.10% thereafter. This charge is assessed through the daily unit value calculation.

     Nationwide may reduce or eliminate certain charges where the size or nature of the group results in savings in sales, underwriting, administrative or other costs to Nationwide. These charges may be reduced in certain group sponsored arrangements or special exchange programs made available by Nationwide.

(4)  DEATH BENEFITS

     Death benefit proceeds result in a redemption of the contract value from the Account and payment of those proceeds, less any outstanding policy loans (and policy charges), to the legal beneficiary. For last survivor flexible premium contracts, the proceeds are payable on the death of the last surviving insured. In the event that the guaranteed death benefit exceeds the contract value on the date of death, the excess is paid by the Company's general account.

(5)  POLICY LOANS (NET OF REPAYMENTS)

     Contract provisions allow contract owners to borrow 90% of a policy's cash surrender value. Interest is charged on the outstanding loan and is due and payable in advance on the policy anniversary.

     At the time the loan is granted, the amount of the loan is transferred from the Account to the Company's general account as collateral for the outstanding loan. Collateral amounts in the general account are credited with the stated rate of interest in effect at the time the loan is made, subject to a guaranteed minimum rate. Interest credited is paid by the Company's general account to the Account. Loan repayments result in a transfer of collateral including interest back to the Account.

(6)  RELATED PARTY TRANSACTIONS

     The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.


                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

(7)  FINANCIAL HIGHLIGHTS

     The following is a summary of units, unit fair values and contract owners' equity outstanding for variable life and annuity contracts as of the end of the period indicated, and the expense ratios and total return for each of the years in the period ended December 31, 2000, and the period February 18, 1998 (commencement of operations) through December 1998.

     The following is a summary for 2000:

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

The BEST of AMERICA(R)
America's FUTURE Life Series(SM):

  American Century VP -
   American Century VP Income & Growth ..............       804,658        $13.383115      $10,768,831     0.00%      (10.62)%

  American Century VP -
   American Century VP International ................     1,252,780         16.203538       20,299,468     0.00%      (16.83)%

  American Century VP -
   American Century VP Value ........................       380,941         12.277397        4,676,964     0.00%       18.14%

  The Dreyfus Socially Responsible
   Growth Fund, Inc. ................................       953,352         14.972899       14,274,443     0.00%      (11.03)%

  Dreyfus Stock Index Fund ..........................     6,631,938         14.027609       93,030,233     0.00%       (9.28)%

  Dreyfus IP - European Equity Portfolio ............        70,183         12.672265          889,378     0.00%       (0.65)%

  Dreyfus VIF - Appreciation Portfolio ..............       721,134         14.418721       10,397,830     0.00%       (2.00)%

  Federated Insurance Series -
   Quality Bond Fund II .............................       184,168         10.900349        2,007,495     0.00%       10.45%

  Fidelity VIP -
   Equity-Income Portfolio - Service Class ..........     1,731,014         12.835974       22,219,251     0.00%        8.30%

  Fidelity VIP - Growth Portfolio - Service Class ...     3,245,205         17.016859       55,223,196     0.00%      (11.07)%

  Fidelity VIP -
   High Income Portfolio - Service Class ............       775,357          7.993621        6,197,910     0.00%      (22.61)%

  Fidelity VIP -
   Overseas Portfolio - Service Class ...............       709,131         12.973519        9,199,925     0.00%      (19.15)%

  Fidelity VIP-II -
   Contrafund Portfolio - Service Class .............     2,414,828         15.048072       36,338,506     0.00%       (6.71)%

  Fidelity VIP-III - Growth Opportunities Portfolio -
   Service Class ....................................       959,519         10.743116       10,308,224     0.00%      (17.18)%

  Gartmore NSAT Emerging Markets Fund ...............         2,391          8.712299           20,831     0.00%      (51.70)%***

  Gartmore NSAT Global Technology &
   Communications Fund ..............................        91,498          6.017639          550,602     0.00%     (159.83)%***

  Gartmore NSAT International Growth Fund ...........         2,697          9.249730           24,947     0.00%      (30.10)%***

  Janus Aspen Series - Capital Appreciation
   Portfolio - Service Shares .......................     2,083,464          8.236248       17,159,926     0.00%      (18.95)%***

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

Janus Aspen Series -
 Global Technology Portfolio - Service Shares .......     1,878,974          6.582411       12,368,179     0.00%      (36.72)%***

Janus Aspen Series - International Growth
 Portfolio - Service Shares .........................     1,639,208          8.273482       13,561,958     0.00%      (18.55)%***

Nationwide SAT - Balanced Fund ......................       382,020         10.862308        4,149,619     0.00%       (0.35)%

Nationwide SAT - Capital Appreciation Fund ..........     1,582,653          9.956531       15,757,734     0.00%      (26.53)%

Nationwide SAT - Equity Income Fund .................       150,717         12.193117        1,837,710     0.00%      (10.62)%

Nationwide SAT - Global 50 Fund .....................     1,172,113         12.840541       15,050,565     0.00%      (12.32)%

Nationwide SAT - Government Bond Fund ...............       796,198         11.968657        9,529,421     0.00%       12.54%

Nationwide SAT - High Income Bond Fund ..............       167,390         10.013612        1,676,179     0.00%       (8.28)%

Nationwide SAT - Mid Cap Growth Portfolio
 (formerly Nationwide SAT -
 Strategic Growth Portfolio) ........................       569,923         17.915535       10,210,475     0.00%      (15.38)%

Nationwide SAT - Mid Cap Index Fund .................       312,214         15.436663        4,819,542     0.00%       15.21%

Nationwide SAT - Money Market Fund ..................     6,735,623         11.702768       78,825,433     0.00%        6.03%

Nationwide SAT - Multi Sector Bond Fund .............     1,105,931         11.008804       12,174,978     0.00%        5.65%

Nationwide SAT - Small Cap Growth Fund ..............       220,651         17.186287        3,792,171     0.00%      (16.17)%

Nationwide SAT - Small Cap Growth Fund
 Initial Funding by Depositor (note 1a) .............       100,000         17.186295        1,718,630     0.00%      (16.17)%

Nationwide SAT - Small Cap Value Fund ...............       731,305         13.779795       10,077,233     0.00%       11.20%

Nationwide SAT - Small Company Fund .................       922,404         15.841678       14,612,427     0.00%        8.90%

Nationwide SAT - Strategic Value Fund ...............       114,604         10.471261        1,200,048     0.00%        7.61%

Nationwide SAT - Total Return Fund ..................     2,459,963         12.359389       30,403,640     0.00%       (2.12)%

Neuberger & Berman AMT - Guardian Portfolio .........       253,627         15.303939        3,881,492     0.00%        1.13%

Neuberger & Berman AMT -
 Mid Cap Growth Portfolio ...........................       903,690         19.835316       17,924,977     0.00%       (7.46)%

Neuberger & Berman AMT - Partners Portfolio .........       648,616         11.267369        7,308,196     0.00%        0.70%

Oppenheimer Aggressive Growth Fund / VA .............     1,531,755         18.311377       28,048,543     0.00%      (11.24)%

Oppenheimer Capital Appreciation Fund / VA ..........     1,394,931         17.524709       24,445,760     0.00%       (0.23)%

Oppenheimer Global Securities Fund / VA .............       228,958          9.598100        2,197,562     0.00%       (5.99)%***

Oppenheimer
 Main Street Growth & Income / VA ...................     1,325,991         11.624742       15,414,303     0.00%       (8.78)%

Strong Opportunity Fund II, Inc. ....................       156,475          9.854316        1,541,954     0.00%       (1.83)%***

The Universal Institutional Funds, Inc. -
 Emerging Markets Debt Portfolio
 (formerly Morgan Stanley -
 Emerging Markets Debt Portfolio) ...................       116,206         10.321107        1,199,375     0.00%       11.39%

 The Universal Institutional Funds, Inc. -
  Mid Cap Growth  Portfolio
  (formerly Morgan Stanley -
  Mid Cap Growth Portfolio) ........................         38,928          8.689212          338,254     0.00%      (19.54)%***








                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------



  The Universal Institutional Funds, Inc. -
   U.S. Real Estate Portfolio
   (formerly Van Kampen American Capital -
   Morgan Stanley U.S. Real Estate Portfolio) .......       320,762         10.935907        3,507,823     0.00%       15.43%***

  Turner NSAT Growth Focus Fund .....................        12,379          6.344311           78,536     0.00%     (146.74)%***

  Van Eck WIT -
   Worldwide Emerging Markets Fund ..................       408,641          7.669407        3,134,034     0.00%      (41.87)%

  Van Eck WIT - Worldwide Hard Assets Fund ..........       138,471          9.305371        1,288,524     0.00%       11.40%

  Warburg Pincus Trust -
   Global Post-Venture Capital Portfolio ............        93,621         12.974256        1,214,663     0.00%      (18.94)%

  Warburg Pincus Trust -
   International Equity Portfolio ...................       161,421         11.977804        1,933,469     0.00%      (25.90)%

  Warburg Pincus Trust - Value Portfolio ............        69,236         14.116099          977,342     0.00%        8.91%

The BEST of AMERICA(R)
Corporate Variable Universal Life SeriesSM:

  American Century VP -
   American Century VP Income & Growth ..............       763,555         11.398555        8,703,424     0.31%      (10.97)%

  American Century VP -
   American Century VP International ................     1,191,245         13.221985       15,750,624     0.30%      (17.16)%

  American Century VP -
   American Century VP Value ........................       111,911         10.893612        1,219,115     0.16%       17.67%

  The Dreyfus Socially Responsible
   Growth Fund, Inc. ................................       136,511         12.795380        1,746,710     0.40%      (11.39)%

  Dreyfus Stock Index Fund ..........................     7,299,831         11.972080       87,394,161     0.28%       (9.64)%

  Dreyfus IP - European Equity Portfolio ............         8,448         12.608842          106,519     0.23%       (1.05)%

  Dreyfus VIF - Appreciation Portfolio ..............     1,368,457         12.111451       16,574,000     0.34%       (2.39)%

  Federated Insurance Series -
   Quality Bond Fund II .............................       607,272         10.828312        6,575,731     0.14%       10.01%

  Fidelity VIP -
   Equity-Income Portfolio - Service Class ..........       351,542         11.310203        3,976,011     0.30%        7.87%

  Fidelity VIP - Growth Portfolio - Service Class ...     2,131,137         14.593603       31,100,967     0.34%      (11.42)%

  Fidelity VIP -
   High Income Portfolio - Service Class ............       441,041          7.470194        3,294,662     0.32%      (22.92)%

  Fidelity VIP -
   Overseas Portfolio - Service Class ...............     1,216,616         10.864367       13,217,763     0.44%      (19.47)%

  Fidelity VIP-II -
   Contrafund Portfolio - Service Class .............       671,658         13.026647        8,749,452     0.37%       (7.09)%

  Fidelity VIP-III - Growth Opportunities Portfolio -
   Service Class ....................................       397,095          9.628054        3,823,252     0.43%      (17.51)%

  Janus Aspen Series -
   Capital Appreciation Portfolio - Service Class ...       535,891          8.205940        4,397,489     0.22%***   (19.27)%***

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Janus Aspen Series -
    Global Technology Portfolio - Service Class .....       343,351          6.558143        2,251,745     0.38%***   (36.98)%***

   Janus Aspen Series -
    International Growth Portfolio - Service Class ..       383,403          8.243024        3,160,400     0.23%***   (18.87)%***

   Nationwide SAT - Balanced Fund ...................       117,858          9.980967        1,176,337     0.30%       (0.75)%

   Nationwide SAT - Capital Appreciation Fund .......       178,360          8.505270        1,517,000     0.23%      (26.82)%

   Nationwide SAT - Equity Income Fund ..............        29,855         11.117142          331,902     0.90%      (10.98)%

   Nationwide SAT - Global 50 Fund ..................       942,496         11.093053       10,455,158     0.40%      (12.67)%

   Nationwide SAT - Government Bond Fund ............     3,170,399         11.626380       36,860,264     0.36%       12.09%

   Nationwide SAT - High Income Bond Fund ...........       224,564          9.436226        2,119,037     0.10%       (8.64)%

   Nationwide SAT - Mid Cap Growth Fund .............       647,094         16.319202       10,560,058     0.42%      (15.72)%

   Nationwide SAT - Mid Cap Index Fund ..............        38,007         13.573326          515,881     0.14%       14.75%

   Nationwide SAT - Money Market Fund ...............     5,646,634         11.380873       64,263,624     0.24%        5.60%

   Nationwide SAT - Multi Sector Bond Fund ..........     1,055,243         10.635225       11,222,747     0.36%        5.23%

   Nationwide SAT - Small Cap Growth Fund ...........        59,757         17.072794        1,020,219     0.24%      (16.50)%

   Nationwide SAT - Small Cap Value Fund ............       152,675         12.101060        1,847,529     0.24%       10.76%

   Nationwide SAT - Small Company Fund ..............       493,035         14.091380        6,947,544     0.15%        8.47%

   Nationwide SAT - Strategic Value Fund ............         2,481          9.402302           23,327     0.59%        7.18%

   Nationwide SAT - Total Return Fund ...............       212,989         10.534111        2,243,650     0.36%       (2.51)%

   Neuberger & Berman AMT - Guardian Portfolio ......        86,066         10.768698          926,819     0.20%        0.73%

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................       827,220         15.959556       13,202,064     0.31%       (7.83)%

   Neuberger & Berman AMT - Partners Portfolio ......       241,651         10.015242        2,420,193     0.30%        0.03%

   Oppenheimer Aggressive Growth Fund / VA ..........     1,068,591         15.659821       16,733,944     0.32%      (11.59)%

   Oppenheimer Capital Appreciation Fund / VA .......       911,021         14.945030       13,615,236     0.28%       (0.63)%

   Oppenheimer Global Securities Fund / VA ..........        43,440          9.572769          415,841     0.17%***    (6.37)%***

   Oppenheimer
    Main Street Growth & Income / VA ................       327,513          9.845729        3,224,604     0.28%       (9.14)%

   Strong Opportunity Fund II, Inc. .................        72,473          9.828296          712,286     0.28%       (1.49)%

   The Universal Institutional Funds, Inc. -
    Emerging Markets Debt Portfolio .................        28,939          9.671636          279,887     0.47%       10.94%

   The Universal Institutional Funds, Inc. -
    Mid Cap Growth  Portfolio .......................         8,201          8.666239           71,072     0.54%***   (19.89)%***

   The Universal Institutional Funds, Inc. -
    U.S. Real Estate Portfolio ......................       111,390         10.960329        1,220,871     0.38%***    15.00%***

   Van Eck WIT - Worldwide Emerging Markets Fund ....        41,537          7.303734          303,375     0.49%      (42.10)%

   Van Eck WIT - Worldwide Hard Assets Fund .........         3,041          9.149843           27,825     0.83%       10.96%

                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Warburg Pincus Trust -
    Global Post-Venture Capital Portfolio ...........       106,896         11.411760        1,219,871     0.59%      (19.26)%

   Warburg Pincus Trust -
    International Equity Portfolio ..................        48,933         10.033586          490,973     0.50%      (26.19)%

   Warburg Pincus Trust - Value Portfolio ...........        10,994         11.918959          131,037     0.35%        8.48%

 The BEST of AMERICA(R)
 Corporate Variable Universal Life SeriesSM:
 Reduced Fee Tier:

   American Century VP -
    American Century VP Income & Growth .............       540,359         10.285709        5,557,975     0.42%      (10.70)%

   American Century VP -
    American Century VP International ...............       619,313         13.288939        8,230,013     0.37%      (16.91)%

   American Century VP -
    American Century VP Value .......................       124,532         12.140456        1,511,875     0.18%       18.02%

   The Dreyfus Socially Responsible
    Growth Fund, Inc. ...............................        42,696         10.896922          465,255     0.49%      (11.12)%

   Dreyfus Stock Index Fund .........................     4,975,884         10.357445       51,537,445     0.34%       (9.37)%

   Dreyfus IP - European Equity Portfolio ...........        36,592         12.656379          463,122     0.23%       (0.75)%

   Dreyfus VIF - Appreciation Portfolio .............       498,451         10.646157        5,306,588     0.45%       (2.10)%

 Federated Insurance Series -
 Quality Bond Fund II ...............................     4,027,297         10.882300       43,826,254     0.11%       10.34%

   Fidelity VIP -
    Equity-Income Portfolio - Service Class .........       215,028         11.240819        2,417,091     0.32%        8.20%

   Fidelity VIP - Growth Portfolio - Service Class ..     1,184,884         11.150661       13,212,240     0.48%      (11.16)%

   Fidelity VIP -
    High Income Portfolio - Service Class ...........       591,491          7.950841        4,702,851     0.54%      (22.69)%

   Fidelity VIP -
    Overseas Portfolio - Service Class ..............       171,286         11.126859        1,905,875     0.66%      (19.23)%

   Fidelity VIP-II -
    Contrafund Portfolio - Service Class ............       209,278         10.913660        2,283,989     0.50%       (6.81)%

   Fidelity VIP-III - Growth Opportunities Portfolio -
    Service Class ...................................         3,187          8.728402           27,817     0.60%      (17.26)%

   Janus Aspen Series -
    Capital Appreciation Portfolio - Service Class ..        75,935          8.228654          624,843     0.22%***   (19.03)%***

   Janus Aspen Series -
    Global Technology Portfolio - Service Class .....       157,837          6.576328        1,037,988     0.38%***   (36.78)%***

   Janus Aspen Series -
    International Growth Portfolio - Service Class ..       230,451          8.265856        1,904,875     0.23%***   (18.63)%***

   Nationwide SAT - Balanced Fund ...................       148,185          9.935839        1,472,342     0.29%       (0.45)%

   Nationwide SAT - Capital Appreciation Fund .......       587,392          7.574275        4,449,069     0.23%      (26.61)%

   Nationwide SAT - Global 50 Fund ..................       141,948         10.424035        1,479,671     0.44%      (12.41)%

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Nationwide SAT - Government Bond Fund ............       304,223         11.120055        3,382,976     0.42%       12.43%

   Nationwide SAT - High Income Bond Fund ...........     1,268,447          9.119705       11,567,862     0.09%       (8.37)%

   Nationwide SAT - Mid Cap Growth Fund .............       499,194         13.906958        6,942,270     0.42%      (15.46)%

   Nationwide SAT - Mid Cap Index Fund ..............        97,058         14.122042        1,370,657     0.14%       15.09%

   Nationwide SAT - Money Market Fund ...............     8,179,266         10.971228       89,736,592     0.26%        5.92%

   Nationwide SAT - Multi Sector Bond Fund ..........       271,955         10.733031        2,918,901     0.28%        5.55%

   Nationwide SAT - Small Cap Growth Fund ...........        29,192         17.157856          500,872     0.24%      (16.25)%

   Nationwide SAT - Small Cap Value Fund ............       222,101         14.901350        3,309,605     0.25%       11.09%

   Nationwide SAT - Small Company Fund ..............     1,331,219         16.119172       21,458,148     0.13%        8.79%

   Nationwide SAT - Strategic Value Fund ............           505         10.645991            5,376     0.53%        7.50%

   Nationwide SAT - Total Return Fund ...............        43,448         10.246333          445,183     0.43%       (2.22)%

   Neuberger & Berman AMT - Guardian Portfolio ......        57,098         11.073505          632,275     0.25%        1.03%

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................       391,150         14.538915        5,686,897     0.39%       (7.55)%

   Oppenheimer Aggressive Growth Fund / VA ..........       827,728         14.724854       12,188,174     0.36%      (11.33)%

   Oppenheimer Capital Appreciation Fund / VA .......       533,112         13.187632        7,030,485     0.34%       (0.33)%

   Oppenheimer Global Securities Fund / VA ..........       145,609          9.591764        1,396,647     0.17%***    (6.08)%***

   Oppenheimer
    Main Street Growth & Income / VA ................       209,160         10.690852        2,236,099     0.38%       (8.87)%

   Strong Opportunity Fund II, Inc. .................       285,161          9.847803        2,808,209     0.12%***    (1.94)%***

   The Universal Institutional Funds, Inc. -
    Emerging Markets Debt Portfolio .................         1,276         13.458822           17,173     0.65%       11.28%

   The Universal Institutional Funds, Inc. -
    Mid Cap Growth  Portfolio .......................        49,713          8.683462          431,681     0.46%***   (19.63)%***

   The Universal Institutional Funds, Inc. -
    U.S. Real Estate Portfolio ......................        23,692         12.961511          307,084     0.39%***    15.33%***

   Van Eck WIT -
    Worldwide Emerging Markets Fund .................        16,342         10.475365          171,188     0.69%      (41.92)%
                                                           ========        ==========
                                                                                        $1,414,892,441
                                                                                        ==============

The following is a summary for 1999:

 The BEST of AMERICA(R)
 America's FUTURE Life Series(SM):

   American Century VP -
    American Century VP Income & Growth .............       463,779        $14.972547      $ 6,943,953     0.00%       18.02%

   American Century VP -
    American Century VP International ...............       625,339         19.481449       12,182,510     0.00%       64.04%

   American Century VP -
    American Century VP Value .......................       169,333         10.392110        1,759,727     0.00%       (0.85)%

                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   The Dreyfus Socially Responsible
    Growth Fund, Inc. ...............................       480,241         16.829763        8,082,342     0.00%       30.08%

   Dreyfus Stock Index Fund .........................     3,757,311         15.462782       58,098,481     0.00%       20.60%

   Dreyfus IP - European Equity Portfolio ...........        10,415         12.930654          134,673     0.00%       11.46%

   Dreyfus VIF - Appreciation Portfolio .............       505,299         14.513370        7,333,591     0.00%      111.52%***

   Federated Insurance Series -
    Quality Bond Fund II ............................         3,972          9.869090           39,200     0.00%       (1.97)%***

   Fidelity VIP -
    Equity-Income Portfolio - Service Class .........     1,196,502         11.851816       14,180,722     0.00%        6.25%

   Fidelity VIP - Growth Portfolio - Service Class ..     1,564,447         19.134456       29,934,842     0.00%       37.29%

   Fidelity VIP -
    High Income Portfolio - Service Class ...........       664,736         10.329299        6,866,257     0.00%        8.07%

   Fidelity VIP -
    Overseas Portfolio - Service Class ..............       392,522         16.046561        6,298,628     0.00%       42.46%

   Fidelity VIP-II -
    Contrafund Portfolio - Service Class ............     1,324,909         16.131283       21,372,482     0.00%       24.15%

   Fidelity VIP-III - Growth Opportunities Portfolio -
    Service Class ...................................       673,044         12.971233        8,730,211     0.00%        4.18%

   Morgan Stanley -
    Emerging Markets Debt Portfolio .................        62,633          9.266040          580,360     0.00%       29.37%

   Nationwide SAT - Balanced Fund ...................       224,583         10.900657        2,448,102     0.00%        0.87%

   Nationwide SAT - Capital Appreciation Fund .......     1,343,877         13.552350       18,212,691     0.00%        4.28%

   Nationwide SAT - Equity Income Fund ..............        66,677         13.642236          909,623     0.00%       18.49%

   Nationwide SAT - Global 50 Fund ..................       595,841         14.645021        8,726,104     0.00%       22.92%

   Nationwide SAT - Government Bond Fund ............       509,816         10.635188        5,421,989     0.00%       (2.35)%

   Nationwide SAT - High Income Bond Fund ...........       130,767         10.917180        1,427,607     0.00%        3.19%

   Nationwide SAT - Mid Cap Index Fund ..............        61,224         13.399089          820,346     0.00%       20.92%

   Nationwide SAT - Money Market Fund ...............     4,602,015         11.037591       50,795,159     0.00%        4.85%

   Nationwide SAT - Multi Sector Bond Fund ..........       590,762         10.419701        6,155,563     0.00%        1.56%

   Nationwide SAT - Small Cap Growth Fund ...........        32,108         20.501257          658,254     0.00%      157.84%***

   Nationwide SAT - Small Cap Growth Fund
    Initial Funding by Depositor (note 1a) ..........       100,000         20.501257        2,050,126     0.00%      157.84%***

   Nationwide SAT - Small Cap Value Fund ............       345,575         12.391945        4,282,346     0.00%       27.84%

   Nationwide SAT - Small Company Fund ..............       393,286         14.547287        5,721,244     0.00%       44.02%

   Nationwide SAT - Strategic Growth Fund ...........       211,257         21.171385        4,472,603     0.00%       84.75%

   Nationwide SAT - Strategic Value Fund ............        96,106          9.730781          935,186     0.00%       (3.07)%

   Nationwide SAT - Total Return Fund ...............     1,852,310         12.627200       23,389,489     0.00%        6.94%

   Neuberger & Berman AMT - Guardian Portfolio ......       177,738         15.132896        2,689,691     0.00%       14.93%

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................       280,847         21.434231        6,019,739     0.00%       53.89%

   Neuberger & Berman AMT - Partners Portfolio ......       582,704         11.188893        6,519,813     0.00%        7.37%

   Oppenheimer Aggressive Growth Fund / VA ..........       431,151         20.629873        8,894,590     0.00%       83.60%

   Oppenheimer Capital Appreciation Fund / VA .......       618,285         17.565274       10,860,345     0.00%       41.66%

   Oppenheimer
    Main Street Growth & Income / VA ................       460,733         12.743006        5,871,123     0.00%       21.71%

   Van Eck WIT -
    Worldwide Emerging Markets Fund .................       194,066         13.192491        2,560,214     0.00%      100.28%

   Van Eck WIT - Worldwide Hard Assets Fund .........        53,013          8.353043          442,820     0.00%       21.00%

 Van Kampen LIT - Morgan Stanley
 Real Estate Securities Portfolio ...................       146,473          8.539870        1,250,860     0.00%       (3.37)%

   Warburg Pincus Trust -
    Global Post-Venture Capital Portfolio ...........        46,879         17.414110          816,356     0.00%       63.50%

   Warburg Pincus Trust -
    Growth & Income Portfolio .......................        60,100         11.912913          715,966     0.00%        6.24%

   Warburg Pincus Trust -
    International Equity Portfolio ..................       138,513         16.163464        2,238,850     0.00%       53.43%

 The BEST of AMERICA(R)
 Corporate Variable Universal Life SeriesSM:

   American Century VP -
    American Century VP Income & Growth .............       355,846         12.803106        4,555,934     0.19%       17.55%

   American Century VP -
    American Century VP International ...............       204,837         15.960157        3,269,231     0.18%       63.39%

   American Century VP -
    American Century VP Value .......................        23,107          9.257533          213,914     0.61%       (1.25)%

   The Dreyfus Socially Responsible
    Growth Fund, Inc. ...............................        28,931         14.439525          417,750     0.40%       29.56%

   Dreyfus Stock Index Fund .........................     3,707,136         13.249543       49,117,858     0.25%       20.12%

   Dreyfus VIF - Appreciation Portfolio .............       843,808         12.239522       10,327,807     0.34%       11.01%

   Federated Insurance Series -
    Quality Bond Fund II ............................            18          9.842943              177     0.39%***    (2.36)%***

   Fidelity VIP -
    Equity-Income Portfolio - Service Class .........       118,952         10.484615        1,247,166     0.34%        5.83%

   Fidelity VIP - Growth Portfolio - Service Class ..       758,262         16.475102       12,492,444     0.21%       36.74%

   Fidelity VIP -
    High Income Portfolio - Service Class ...........       230,895          9.691447        2,237,707     0.14%        7.64%

   Fidelity VIP -
    Overseas Portfolio - Service Class ..............       504,007         13.491426        6,799,773     0.29%       41.89%

   Fidelity VIP-II -
    Contrafund Portfolio - Service Class ............       230,228         14.020034        3,227,804     0.27%       23.65%


                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Fidelity VIP-III - Growth Opportunities Portfolio -
    Service Class ...................................       125,424         11.671298        1,463,861     0.42%        3.77%

   Morgan Stanley -
    Emerging Markets Debt Portfolio .................        12,553          8.717559          109,432     0.30%       28.86%

   Nationwide SAT - Balanced Fund ...................        43,881         10.056111          441,272     0.31%        0.47%

   Nationwide SAT - Capital Appreciation Fund .......        65,598         11.623180          762,457     0.16%        3.86%

   Nationwide SAT - Equity Income Fund ..............           965         12.487973           12,051     0.99%       18.02%

   Nationwide SAT - Global 50 Fund ..................       468,148         12.702408        5,946,607     0.31%       22.43%

   Nationwide SAT - Government Bond Fund ............     1,312,872         10.372218       13,617,395     0.44%       (2.74)%

   Nationwide SAT - High Income Bond Fund ...........        80,137         10.328712          827,712     0.08%        2.78%

   Nationwide SAT - Money Market Fund ...............     3,786,796         10.776865       40,809,789     0.29%        4.43%

   Nationwide SAT - Multi Sector Bond Fund ..........       460,632         10.106222        4,655,249     0.25%        1.15%

   Nationwide SAT - Small Cap Growth Fund ...........           118         20.447188            2,413     0.64%***   157.03%***

   Nationwide SAT - Small Cap Value Fund ............         8,548         10.925665           93,393     0.65%       27.33%

   Nationwide SAT - Small Company Fund ..............        72,698         12.991606          944,464     0.11%       43.45%

   Nationwide SAT - Strategic Growth Fund ...........       128,669         19.361969        2,491,285     0.37%       84.02%

   Nationwide SAT - Strategic Value Fund ............           791          8.772237            6,939     0.37%       (3.46)%

   Nationwide SAT - Total Return Fund ...............        42,084         10.805244          454,728     0.27%        6.52%

   Neuberger & Berman AMT - Guardian Portfolio ......        25,154         10.690765          268,916     0.49%       14.47%

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................       315,266         17.314889        5,458,796     0.24%       53.28%

   Neuberger & Berman AMT - Partners Portfolio ......        94,285          9.985118          941,447     0.35%        6.94%

   Oppenheimer Aggressive Growth Fund / VA ..........       138,018         17.712996        2,444,712     0.24%       82.87%

   Oppenheimer Capital Appreciation Fund / VA .......       188,390         15.039330        2,833,259     0.29%       41.09%

   Oppenheimer
    Main Street Growth & Income / VA ................        97,691         10.835877        1,058,568     0.33%       21.22%

   Van Eck WIT -
    Worldwide Emerging Markets Fund .................        10,044         12.613718          126,692     0.22%       99.48%

   Van Eck WIT - Worldwide Hard Assets Fund .........           252          8.246159            2,078     0.70%       20.52%

   Van Kampen LIT - Morgan Stanley

    Real Estate Securities Portfolio ................        38,697          8.593033          332,525     0.70%       (3.76)%

   Warburg Pincus Trust -
    Global Post-Venture Capital Portfolio ...........         4,981         14.762349           73,531     0.37%       62.85%

   Warburg Pincus Trust -
    Growth & Income Portfolio .......................        42,745         10.519954          449,675     0.40%        5.82%

   Warburg Pincus Trust -
    International Equity Portfolio ..................         3,445         13.593893           46,831     0.35%       52.82%

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

 The BEST of AMERICA(R)
 Corporate Variable Universal Life SeriesSM:
 Reduced Fee Tier:

   American Century VP -
    American Century VP Income & Growth .............        55,124         11.518727          634,958     0.25%***    20.10%***

   American Century VP -
    American Century VP International ...............           218         15.993145            3,487     0.25%***    79.60%***

   American Century VP -
    American Century VP Value .......................           946         10.286399            9,731     0.83%***     3.80%***

   Dreyfus Stock Index Fund .........................     1,242,820         11.428481       14,203,545     0.34%***    18.97%***

   Dreyfus VIF - Appreciation Portfolio .............       117,874         10.726699        1,264,399     0.46%***     9.66%***

   Federated Insurance Series -
    Quality Bond Fund II ............................     1,129,926          9.862542       11,143,943     0.08%***    (1.82)%***

   Fidelity VIP -
    Equity-Income Portfolio - Service Class .........        59,030         10.389282          613,279     0.47%***     5.17%***

   Fidelity VIP -
    Overseas Portfolio - Service Class ..............           490         13.776193            6,750     0.38%***    50.15%***

   Nationwide SAT - Balanced Fund ...................        59,518          9.980828          594,039     0.41%***    (0.25)%***

   Nationwide SAT - Capital Appreciation Fund .......       234,561         10.320007        2,420,671     0.21%***     4.25%***

   Nationwide SAT - Global 50 Fund ..................        52,708         11.900760          627,265     0.41%***    25.25%***

   Nationwide SAT - Government Bond Fund ............        59,316          9.890955          586,692     0.71%***    (1.45)%***

   Nationwide SAT - High Income Bond Fund ...........       594,118          9.952512        5,912,967     0.12%***    (0.62)%***

   Nationwide SAT - Money Market Fund ...............     4,669,469         10.357933       48,366,047     0.41%***     4.72%***

   Nationwide SAT - Multi Sector Bond Fund ..........       232,330         10.168791        2,362,515     0.34%***     2.24%***

   Nationwide SAT - Small Company Fund ..............       434,818         14.816849        6,442,633     0.15%***    63.98%***

   Nationwide SAT - Strategic Growth Fund ...........       240,293         16.450708        3,952,990     0.09%***    85.68%***

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................        44,838         15.726546          705,147     0.32%***    76.06%***

   Oppenheimer Aggressive Growth Fund / VA ..........           850         16.605768           14,115     0.32%***    87.74%***
                                                          ========         ==========
                                                                                          $648,293,593
                                                                                          ============


The following is a summary for 1998:

 The BEST of AMERICA(R)
 America's FUTURE Life Series(SM):

   American Century VP -
    American Century VP Income & Growth .............        97,382        $12.686493      $ 1,235,436     0.00%       26.86%

 American Century VP -
 American Century VP International ..................       206,063         11.875895        2,447,183     0.00%       18.76%

   American Century VP -
    American Century VP Value .......................        59,424         10.481205          622,835     0.00%        4.81%


                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   The Dreyfus Socially Responsible
    Growth Fund, Inc. ...............................       105,696         12.938078        1,367,503     0.00%       29.38%

   Dreyfus Stock Index Fund .........................     1,025,141         12.821142       13,143,478     0.00%       28.21%

   Dreyfus VIF - Appreciation Portfolio .............       110,355         13.021619        1,437,001     0.00%       30.22%

   Fidelity VIP -
    Equity-Income Portfolio - Service Class .........       511,915         11.154137        5,709,970     0.00%       11.54%

   Fidelity VIP - Growth Portfolio - Service Class ..       255,829         13.937692        3,565,666     0.00%       39.38%

   Fidelity VIP -
    High Income Portfolio - Service Class ...........       368,689          9.557602        3,523,783     0.00%       (4.42)%

   Fidelity VIP -
    Overseas Portfolio - Service Class ..............        92,817         11.263759        1,045,468     0.00%       12.64%

   Fidelity VIP-II -
    Contrafund Portfolio - Service Class ............       362,774         12.993755        4,713,796     0.00%       29.94%

   Fidelity VIP-III - Growth Opportunities Portfolio -
    Service Class ...................................       193,229         12.450522        2,405,802     0.00%       24.51%

   Morgan Stanley -
    Emerging Markets Debt Portfolio .................        21,992          7.162164          157,510     0.00%      (28.38)%

   Nationwide SAT - Balanced Fund ...................        67,360         10.806799          727,946     0.00%        8.07%

   Nationwide SAT - Capital Appreciation Fund .......       485,064         12.996420        6,304,095     0.00%       29.96%

   Nationwide SAT - Equity Income Fund ..............        21,000         11.513398          241,781     0.00%       15.13%

   Nationwide SAT - Global 50 Fund ..................        41,464         11.913908          493,998     0.00%       19.14%

   Nationwide SAT - Government Bond Fund ............       166,631         10.890820        1,814,748     0.00%        8.91%

   Nationwide SAT - High Income Bond Fund ...........        79,031         10.579676          836,122     0.00%        5.80%

   Nationwide SAT - Mid Cap Index Fund ..............        26,958         11.080816          298,717     0.00%       10.81%

   Nationwide SAT - Money Market Fund ...............     2,000,515         10.527225       21,059,872     0.00%        5.27%

   Nationwide SAT - Multi Sector Bond Fund ..........        74,773         10.260092          767,178     0.00%        2.60%

   Nationwide SAT - Small Cap Value Fund ............       106,497          9.693575        1,032,337     0.00%       (3.06)%

   Nationwide SAT - Small Company Fund ..............       159,205         10.100944        1,608,121     0.00%        1.01%

   Nationwide SAT - Strategic Growth Fund ...........        36,919         11.459357          423,068     0.00%       14.59%

   Nationwide SAT - Strategic Value Fund ............        34,463         10.038994          345,974     0.00%        0.39%

   Nationwide SAT - Total Return Fund ...............       702,365         11.807411        8,293,112     0.00%       18.07%

   Neuberger & Berman AMT - Guardian Portfolio ......        55,695         13.166703          733,320     0.00%       31.67%

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................        85,802         13.928381        1,195,083     0.00%       39.28%

   Neuberger & Berman AMT - Partners Portfolio ......       375,069         10.420882        3,908,550     0.00%        4.21%

   Oppenheimer Aggressive Growth Fund / VA ..........       100,709         11.236019        1,131,568     0.00%       12.36%

   Oppenheimer Capital Appreciation Fund / VA .......       164,300         12.399968        2,037,315     0.00%       24.00%

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Oppenheimer
    Main Street Growth & Income / VA ................       139,668         10.470163        1,462,347     0.00%        4.70%

   Van Eck WIT -
    Worldwide Emerging Markets Fund .................        43,904          6.586990          289,195     0.00%      (34.13)%

   Van Eck WIT - Worldwide Hard Assets Fund .........        22,344          6.903203          154,245     0.00%      (30.97)%

   Van Kampen LIT - Morgan Stanley
    Real Estate Securities Portfolio ................        81,141          8.837916          717,117     0.00%      (11.62)%

   Warburg Pincus Trust -
    Global Post-Venture Capital Portfolio ...........        16,634         10.651002          177,169     0.00%        6.51%

   Warburg Pincus Trust -
    Growth & Income Portfolio .......................        49,891         11.212895          559,423     0.00%       12.13%

   Warburg Pincus Trust -
    International Equity Portfolio ..................        56,767         10.534701          598,023     0.00%        5.35%

 The BEST of AMERICA(R)
 Corporate Variable Universal Life SeriesSM:

   American Century VP -
    American Century VP International ...............         3,234          9.768200           31,590     0.16%***    (3.46)%***

   American Century VP -
    American Century VP Value .......................           440          9.374321            4,125     0.23%***    (9.33)%***

   The Dreyfus Socially Responsible
    Growth Fund, Inc. ...............................           397         11.144998            4,425     0.18%***    17.07%***

   Dreyfus Stock Index Fund .........................       111,613         11.030001        1,231,092     0.24%***    15.36%***

   Dreyfus VIF - Appreciation Portfolio .............        10,106         11.025485          111,424     0.29%***    15.28%***

   Fidelity VIP -
    Equity-Income Portfolio - Service Class .........         5,995          9.906965           59,392     0.20%***    (1.39)%***

   Fidelity VIP - Growth Portfolio - Service Class ..           185         12.048634            2,229     0.26%***    30.55%***

   Fidelity VIP -
    High Income Portfolio - Service Class ...........            77          9.003329              693     0.21%***   (14.86)%***

   Fidelity VIP -
    Overseas Portfolio - Service Class ..............         3,076          9.508092           29,247     0.16%***    (7.33)%***

   Fidelity VIP-II -
    Contrafund Portfolio - Service Class ............         2,712         11.338370           30,750     0.16%***    19.95%***

   Fidelity VIP-III - Growth Opportunities Portfolio -
    Service Class ...................................         1,228         11.247664           13,812     0.18%***    18.61%***

   Nationwide SAT - Balanced Fund ...................           349         10.009481            3,493     0.21%***     0.13%***

   Nationwide SAT - Capital Appreciation Fund .......           847         11.191056            9,479     0.20%***    17.76%***

   Nationwide SAT - Equity Income Fund ..............           211         10.581467            2,233     0.22%***     8.66%***

   Nationwide SAT - Government Bond Fund ............       270,361         10.664112        2,883,160     0.23%***     9.90%***

   Nationwide SAT - High Income Bond Fund ...........        13,423         10.049520          134,895     0.15%***     0.75%***

   Nationwide SAT - Money Market Fund ...............       394,891         10.319833        4,075,209     0.13%***     4.75%***

   Nationwide SAT - Multi Sector Bond Fund ..........        15,549          9.991296          155,355     0.12%***    (0.13)%***


                                                                     (Continued)

                       NATIONWIDE VLI SEPARATE ACCOUNT-4

                                                                              UNIT          CONTRACT                   TOTAL
                                                            UNITS          FAIR VALUE    OWNERS' EQUITY   EXPENSES*   RETURN**
                                                         -----------      -----------    --------------   ---------   ---------

   Nationwide SAT - Small Company Fund ..............           257          9.056852            2,328     0.20%***   (14.06)%***

   Nationwide SAT - Strategic Growth Fund ...........           477         10.521882            5,019     0.17%***     7.78%***

   Nationwide SAT - Total Return Fund ...............            70         10.144232              710     0.14%***     2.15%***

   Neuberger & Berman AMT - Guardian Portfolio ......           838          9.338993            7,826     0.15%***    (9.85)%***

   Neuberger & Berman AMT -
    Mid Cap Growth Portfolio ........................            70         11.296584              791     0.22%***    19.34%***

   Neuberger & Berman AMT - Partners Portfolio ......        26,750          9.337008          249,765     0.35%***    (9.88)%***

   Oppenheimer Aggressive Growth Fund / VA ..........         1,235          9.685930           11,962     0.19%***    (4.68)%***

   Oppenheimer Capital Appreciation Fund / VA .......           767         10.659314            8,176     0.25%***     9.82%***

   Oppenheimer
    Main Street Growth and Income / VA ..............        18,485          8.938847          165,235     0.16%***   (15.82)%***

   Warburg Pincus Trust -
    Global Post-Venture Capital Portfolio ...........           985          9.065227            8,929     0.15%***   (13.94)%***

   Warburg Pincus Trust -
    Growth & Income Portfolio .......................        16,145          9.941469          160,505     0.18%***    (0.88)%***
                                                          =========        =========
                                                                                          $107,989,704
                                                                                          ============






* This represents expenses as a percentage of the average net assets of the variable account for the period indicated and includes only those expenses that are charged through a reduction in the unit values. Excluded are expenses of the underlying fund portfolios and charges made directly to contract owner accounts through the redemption of units.

** This represents the annual total return for the period indicated and includes a deduction only for expenses assessed through the daily unit value calculation. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction of the total return presented.

*** Annualized as this investment option was not utilized for the entire period indicated.

--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the Company), a wholly owned subsidiary of Nationwide Financial Services, Inc., as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




KPMG LLP


January 26, 2001

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                           Consolidated Balance Sheets

                     (in millions, except per share amounts)


                                                                                                   December 31,
                                                                                        ------------------------------------
                                                                                              2000               1999
============================================================================================================================
                                        ASSETS
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                                              $ 15,443.0          $ 15,294.0
    Equity securities                                                                           109.0                92.9
  Mortgage loans on real estate, net                                                          6,168.3             5,786.3
  Real estate, net                                                                              310.7               254.8
  Policy loans                                                                                  562.6               519.6
  Other long-term investments                                                                   101.8                73.8
  Short-term investments                                                                        442.6               416.0
----------------------------------------------------------------------------------------------------------------------------
                                                                                             23,138.0            22,437.4
----------------------------------------------------------------------------------------------------------------------------

Cash                                                                                             18.4                 4.8
Accrued investment income                                                                       251.4               238.6
Deferred policy acquisition costs                                                             2,865.6             2,554.1
Other assets                                                                                    396.7               305.9
Assets held in separate accounts                                                             65,897.2            67,135.1
----------------------------------------------------------------------------------------------------------------------------
                                                                                           $ 92,567.3          $ 92,675.9
============================================================================================================================

                         LIABILITIES AND SHAREHOLDER'S EQUITY
Future policy benefits and claims                                                          $ 22,183.6          $ 21,861.6
Short-term borrowings                                                                           118.7                 -
Other liabilities                                                                             1,164.9               914.2
Liabilities related to separate accounts                                                     65,897.2            67,135.1
----------------------------------------------------------------------------------------------------------------------------
                                                                                             89,364.4            89,910.9
----------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 9 and 14)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                                                     3.8                 3.8
  Additional paid-in capital                                                                    646.1               766.1
  Retained earnings                                                                           2,436.3             2,011.0
  Accumulated other comprehensive income (loss)                                                 116.7               (15.9)
----------------------------------------------------------------------------------------------------------------------------
                                                                                              3,202.9             2,765.0
----------------------------------------------------------------------------------------------------------------------------
                                                                                           $ 92,567.3          $ 92,675.9
============================================================================================================================


See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                        Consolidated Statements of Income

                                  (in millions)


                                                                                        Years ended December 31,
                                                                              ---------------------------------------------
                                                                                  2000            1999           1998
===========================================================================================================================
Revenues:
  Policy charges                                                               $ 1,091.4       $   895.5      $   698.9
  Life insurance premiums                                                          240.0           220.8          200.0
  Net investment income                                                          1,654.9         1,520.8        1,481.6
  Realized (losses) gains on investments                                           (19.4)          (11.6)          28.4
  Other                                                                             17.0            66.1           66.8
---------------------------------------------------------------------------------------------------------------------------
                                                                                 2,983.9         2,691.6        2,475.7
---------------------------------------------------------------------------------------------------------------------------

Benefits and expenses:
  Interest credited to policyholder account balances                             1,182.4         1,096.3        1,069.0
  Other benefits and claims                                                        241.6           210.4          175.8
  Policyholder dividends on participating policies                                  44.5            42.4           39.6
  Amortization of deferred policy acquisition costs                                352.1           272.6          214.5
  Interest expense on short-term borrowings                                          1.3             -              -
  Other operating expenses                                                         479.0           463.4          419.7
---------------------------------------------------------------------------------------------------------------------------
                                                                                 2,300.9         2,085.1        1,918.6
---------------------------------------------------------------------------------------------------------------------------

    Income before federal income tax expense                                       683.0           606.5          557.1
Federal income tax expense                                                         207.7           201.4          190.4
---------------------------------------------------------------------------------------------------------------------------

    Net income                                                                 $   475.3       $   405.1      $   366.7
===========================================================================================================================

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                 Consolidated Statements of Shareholder's Equity

                  Years ended December 31, 2000, 1999 and 1998
                                  (in millions)


                                                                                          Accumulated
                                                           Additional                        other            Total
                                                Common       paid-in       Retained      comprehensive    shareholder's
                                                 stock       capital       earnings      income (loss)        equity
=========================================================================================================================
December 31, 1997                                $ 3.8       $ 914.7      $ 1,312.3         $ 247.1         $ 2,477.9

Comprehensive income:
    Net income                                     -             -            366.7             -               366.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                     -             -              -              28.5              28.5
                                                                                                          ---------------
  Total comprehensive income                                                                                    395.2
                                                                                                          ---------------
Dividend to shareholder                            -             -           (100.0)            -              (100.0)
-------------------------------------------------------------------------------------------------------------------------
December 31, 1998                                  3.8         914.7        1,579.0           275.6           2,773.1
=========================================================================================================================

Comprehensive income:
    Net income                                     -             -            405.1             -               405.1
    Net unrealized losses on securities
      available-for-sale arising during
      the year                                     -             -              -            (315.0)           (315.0)
                                                                                                          ---------------
  Total comprehensive income                                                                                     90.1
                                                                                                          ---------------
Capital contribution                               -            26.4           87.9            23.5             137.8
Return of capital to shareholder                   -          (175.0)           -               -              (175.0)
Dividends to shareholder                           -             -            (61.0)            -               (61.0)
-------------------------------------------------------------------------------------------------------------------------
December 31, 1999                                  3.8         766.1        2,011.0           (15.9)          2,765.0
=========================================================================================================================

Comprehensive income:
    Net income                                     -             -            475.3             -               475.3
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                     -             -              -             132.6             132.6
                                                                                                          ---------------
  Total comprehensive income                                                                                    607.9
                                                                                                          ---------------
Return of capital to shareholder                   -          (120.0)           -               -              (120.0)
Dividends to shareholder                           -             -           (50.0)             -               (50.0)
-------------------------------------------------------------------------------------------------------------------------
December 31, 2000                                $ 3.8       $ 646.1      $ 2,436.3         $ 116.7         $ 3,202.9
=========================================================================================================================


See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                      Consolidated Statements of Cash Flows

                                  (in millions)


                                                                                           Years ended December 31,
                                                                                ----------------------------------------------
                                                                                     2000           1999            1998
==============================================================================================================================
Cash flows from operating activities:
  Net income                                                                     $    475.3     $    405.1      $    366.7
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                            1,182.4        1,096.3         1,069.0
      Capitalization of deferred policy acquisition costs                            (778.9)        (637.0)         (584.2)
      Amortization of deferred policy acquisition costs                               352.1          272.6           214.5
      Amortization and depreciation                                                   (12.7)           2.4            (8.5)
      Realized losses (gains) on invested assets, net                                  19.4           11.6           (28.4)
      Increase in accrued investment income                                           (12.8)          (7.9)           (8.2)
     (Increase) decrease in other assets                                              (92.0)         122.9            16.4
      Decrease in policy liabilities                                                   (0.3)         (20.9)           (8.3)
      Increase (decrease) in other liabilities                                        229.3          149.7           (34.8)
      Other, net                                                                       22.3           (8.6)          (11.3)
------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                   1,384.1        1,386.2           982.9
------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                           2,988.7        2,307.9         1,557.0
  Proceeds from sale of securities available-for-sale                                 602.0          513.1           610.5
  Proceeds from repayments of mortgage loans on real estate                           911.7          696.7           678.2
  Proceeds from sale of real estate                                                    18.7            5.7           103.8
  Proceeds from repayments of policy loans and sale of other invested assets           79.3           40.9            23.6
  Cost of securities available-for-sale acquired                                   (3,475.5)      (3,724.9)       (3,182.8)
  Cost of mortgage loans on real estate acquired                                   (1,318.0)        (971.4)         (829.1)
  Cost of real estate acquired                                                         (7.1)         (14.2)           (0.8)
  Short-term investments, net                                                         (26.6)         (27.5)           69.3
  Other, net                                                                         (182.3)        (110.9)          (88.4)
------------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                        (409.1)      (1,284.6)       (1,058.7)
------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Capital returned to shareholder                                                    (120.0)        (175.0)            -
  Net proceeds from issuance of short-term borrowings (commercial paper)              118.7            -               -
  Cash dividends paid                                                                (100.0)         (13.5)         (100.0)
  Increase in investment product and universal life insurance
    product account balances                                                        4,517.0        3,799.4         2,682.1
  Decrease in investment product and universal life insurance
    product account balances                                                       (5,377.1)      (3,711.1)       (2,678.5)
------------------------------------------------------------------------------------------------------------------------------
        Net cash used in financing activities                                        (961.4)        (100.2)          (96.4)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                        13.6            1.4          (172.2)

Cash, beginning of year                                                                 4.8            3.4           175.6
------------------------------------------------------------------------------------------------------------------------------
Cash, end of year                                                                $     18.4     $      4.8      $      3.4
==============================================================================================================================


See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 2000, 1999 and 1998


(1)      ORGANIZATION AND DESCRIPTION OF BUSINESS

         Nationwide Life Insurance Company (NLIC, or collectively with its subsidiaries, the Company) is a leading provider of long-term savings and retirement products in the United States and is a wholly owned subsidiary of Nationwide Financial Services, Inc. (NFS). The Company develops and sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products sold to institutions and life insurance. NLIC markets its products through a broad network of distribution channels, including independent broker/dealers, national and regional brokerage firms, financial institutions, pension plan administrators, life insurance specialists, Nationwide Retirement Solutions and Nationwide agents.

         Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Advisory Services, Inc., and Nationwide Investment Services Corporation.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for NLIC and NLAIC, filed with the Department of Insurance of the State of Ohio (the Department), are prepared on the basis of accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments, the liability for future policy benefits and claims and federal income taxes. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

         (a)  CONSOLIDATION POLICY

              The consolidated financial statements include the accounts of NLIC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         (b)  VALUATION OF INVESTMENTS AND RELATED GAINS AND LOSSES

              The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. The Company classifies fixed maturity and equity securities as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of accumulated other comprehensive income in shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized.

              Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.

              Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

              Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

         (c)  REVENUES AND BENEFITS

              INVESTMENT PRODUCTS AND UNIVERSAL LIFE INSURANCE PRODUCTS:
              Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate-owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

              TRADITIONAL LIFE INSURANCE PRODUCTS: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued

         (d)  DEFERRED POLICY ACQUISITION COSTS

              The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b). For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits.

         (e)  SEPARATE ACCOUNTS

              Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $1.12 billion and $915.4 million of separate account assets at December 31, 2000 and 1999, respectively, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

         (f)  FUTURE POLICY BENEFITS

              Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges.

              Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued.

         (g)  PARTICIPATING BUSINESS

              Participating business represents approximately 21% in 2000 (29% in 1999 and 40% in 1998) of the Company's life insurance in force, 66% in 2000 (69% in 1999 and 74% in 1998) of the number of life insurance policies in force, and 8% in 2000 (13% in 1999 and 14% in 1998) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

         (h)  FEDERAL INCOME TAX

              The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of NFS. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


              The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (i)  REINSURANCE CEDED

              Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis.

         (j)  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

              In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS
              133). SFAS 133, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001.

              SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value.

              As of January 1, 2001, the Company had $755.4 million notional amount of freestanding derivatives with a market value of ($7.0) million. All other derivatives qualified for hedge accounting under SFAS 133. Adoption of SFAS 133 will result in the Company recording a net transition adjustment loss of $4.8 million (net of related income tax of $2.6 million) in net income. In addition, a net transition adjustment loss of $3.6 million (net of related income tax of $2.0 million) will be recorded in accumulated other comprehensive income at January 1, 2001. The adoption of SFAS 133 will result in the Company derecognizing $17.0 million of deferred assets related to hedges, recognizing $10.9 million of additional derivative instrument liabilities and $1.3 million of additional firm commitment assets, while also decreasing hedged future policy benefits by $3.0 million and increasing the carrying amount of hedged investments by $10.6 million. Further, the adoption of SFAS 133 will result in the Company reporting total derivative instrument assets and liabilities of $44.8 million and $107.1 million, respectively.

              Also, the Company expects that the adoption of SFAS 133 will increase the volatility of reported earnings and other comprehensive income. The amount of volatility will vary with the level of derivative and hedging activities and fluctuations in market interest rates and foreign currency exchange rates during any period.

         (k)  RECLASSIFICATION
              Certain items in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

             Notes to Consolidated Financial Statements, Continued



(3)      INVESTMENTS

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 2000 and 1999 were:

                                                                                          Gross         Gross
                                                                         Amortized      unrealized    unrealized     Estimated
         (in millions)                                                      cost          gains         losses       fair value
         =========================================================================================================================
         December 31, 2000
         Fixed maturity securities:
             U.S. Treasury securities and obligations of U.S.
               Government corporations and agencies                       $    277.5      $  33.4       $   0.1       $    310.8
             Obligations of states and political subdivisions                    8.6          0.2           -                8.8
             Debt securities issued by foreign governments                      94.1          1.5           0.1             95.5
             Corporate securities                                            9,758.3        235.0         135.1          9,858.2
             Mortgage-backed securities - U.S. Government backed             2,719.1         46.1           3.8          2,761.4
             Asset-backed securities                                         2,388.2         36.3          16.2          2,408.3
         -------------------------------------------------------------------------------------------------------------------------
                 Total fixed maturity securities                            15,245.8        352.5         155.3         15,443.0
           Equity securities                                                   103.5          9.5           4.0            109.0
         -------------------------------------------------------------------------------------------------------------------------
                                                                          $ 15,349.3      $ 362.0       $ 159.3       $ 15,552.0
         =========================================================================================================================

         December 31, 1999
         Fixed maturity securities:
             U.S. Treasury securities and obligations of U.S.
               Government corporations and agencies                     $      428.4     $   23.4     $     2.4     $      449.4
             Obligations of states and political subdivisions                    0.8          -             -                0.8
             Debt securities issued by foreign governments                     110.6          0.6           0.8            110.4
             Corporate securities                                            9,390.4        110.3         179.9          9,320.8
             Mortgage-backed securities - U.S. Government backed             3,423.1         25.8          30.3          3,418.6
             Asset-backed securities                                         2,024.0          8.6          38.6          1,994.0
         -------------------------------------------------------------------------------------------------------------------------
                 Total fixed maturity securities                            15,377.3        168.7         252.0         15,294.0
           Equity securities                                                    84.9         12.4           4.4             92.9
         -------------------------------------------------------------------------------------------------------------------------
                                                                          $ 15,462.2      $ 181.1       $ 256.4       $ 15,386.9
         =========================================================================================================================

         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 2000, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



                                                                                Amortized            Estimated
         (in millions)                                                             cost             fair value
         ===========================================================================================================
         Fixed maturity securities available for sale:
          Due in one year or less                                               $  1,288.7         $  1,287.0
          Due after one year through five years                                    4,577.9            4,572.4
          Due after five years through ten years                                   3,071.3            3,136.6
          Due after ten years                                                      1,200.6            1,277.3
         -----------------------------------------------------------------------------------------------------------
                                                                                  10,138.5           10,273.3
           Mortgage-backed securities                                              2,719.1            2,761.4
           Asset-backed securities                                                 2,388.2            2,408.3
         -----------------------------------------------------------------------------------------------------------
                                                                                $ 15,245.8         $ 15,443.0
         ===========================================================================================================

         The components of unrealized gains (losses) on securities available-for-sale, net, were as follows as of each December 31:

         (in millions)
                                                                                      2000           1999
         ===========================================================================================================

          Gross unrealized gains (losses)                                       $    202.7      $    (75.3)
          Adjustment to deferred policy acquisition costs                            (23.2)           50.9
          Deferred federal income tax                                                (62.8)            8.5
         -----------------------------------------------------------------------------------------------------------
                                                                                $    116.7      $    (15.9)
         ===========================================================================================================

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale for the years ended December 31:

         (in millions)                                                      2000            1999             1998
         ===========================================================================================================
         Securities available-for-sale:
           Fixed maturity securities                                       $ 280.5        $ (607.1)         $ 52.6
           Equity securities                                                  (2.5)           (8.8)            4.2
         -----------------------------------------------------------------------------------------------------------
                                                                           $ 278.0        $ (615.9)         $ 56.8
         ===========================================================================================================

         Proceeds from the sale of securities available-for-sale during 2000, 1999 and 1998 were $602.0 million, $513.1 million and $610.5 million, respectively. During 2000, gross gains of $12.1 million ($10.4 million and $9.0 million in 1999 and 1998, respectively) and gross losses of $25.6 million ($28.0 million and $7.6 million in 1999 and 1998, respectively) were realized on those sales.

         The Company had $13.0 million and $15.6 million of real estate investments at December 31, 2000 and 1999, respectively, that were non-income producing the preceding twelve months.

         Real estate is presented at cost less accumulated depreciation of $25.7 million as of December 31, 2000 ($24.8 million as of December 31, 1999) and valuation allowances of $5.2 million as of December 31, 2000 ($5.5 million as of December 31, 1999).

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The recorded investment of mortgage loans on real estate considered to be impaired was $9.8 million as of December 31, 2000 ($3.7 million as of December 31, 1999), which includes $5.3 million (none as of December 31, 1999) of impaired mortgage loans on real estate for which the related valuation allowance was $1.6 million (none as of December 31, 1999) and $4.5 million ($3.7 million as of December 31, 1999) of impaired mortgage loans on real estate for which there was no valuation allowance. During 2000, the average recorded investment in impaired mortgage loans on real estate was $7.7 million ($3.7 million in 1999) and interest income recognized on those loans totaled $0.4 million in 2000 (none in 1999) which is equal to interest income recognized using a cash-basis method of income recognition.

         Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

         (in millions)                                                    2000            1999            1998
         ===========================================================================================================
         Allowance, beginning of year                                   $  44.4          $ 42.4          $ 42.5
           Additions (reductions) charged to operations                     4.1             0.7            (0.1)
           Direct write-downs charged against the allowance                (3.2)            --              --
           Allowance on acquired mortgage loans                              --             1.3             --
         -----------------------------------------------------------------------------------------------------------
              Allowance, end of year                                    $  45.3          $ 44.4          $ 42.4
         ===========================================================================================================

         An analysis of investment income by investment type follows for the years ended December 31:

         (in millions)                                                    2000            1999            1998
         ===========================================================================================================
         Gross investment income:
           Securities available-for-sale:
             Fixed maturity securities                                 $ 1,095.5       $ 1,031.3      $    982.5
             Equity securities                                               2.6             2.5             0.8
           Mortgage loans on real estate                                   494.5           460.4           458.9
           Real estate                                                      32.2            28.8            40.4
           Short-term investments                                           27.0            18.6            17.8
           Other                                                            53.2            26.5            30.7
         -----------------------------------------------------------------------------------------------------------
               Total investment income                                   1,705.0         1,568.1         1,531.1
         Less investment expenses                                           50.1            47.3            49.5
         -----------------------------------------------------------------------------------------------------------
               Net investment income                                   $ 1,654.9       $ 1,520.8       $ 1,481.6
         ===========================================================================================================

         An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

         (in millions)                                                    2000            1999            1998
         ===========================================================================================================

         Securities available-for-sale:
           Fixed maturity securities                                     $ (18.2)        $ (25.0)        $  (0.7)
           Equity securities                                                 4.7             7.4             2.1
         Mortgage loans on real estate                                      (4.2)           (0.6)            3.9
         Real estate and other                                              (1.7)            6.6            23.1
         -----------------------------------------------------------------------------------------------------------
                                                                         $ (19.4)        $ (11.6)         $ 28.4
         ===========================================================================================================

         Fixed maturity securities with an amortized cost of $12.8 million and $9.1 million were on deposit with various regulatory agencies as required by law as of December 31, 2000 and 1999, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(4)      SHORT-TERM BORROWINGS

         NLIC established a $300 million commercial paper program in October 2000. Borrowings under the commercial paper program are unsecured and are issued for terms of 364 days or less. As of December 31, 2000 the Company had $118.7 million of commercial paper outstanding at an average effective rate of 6.48%. See also note 13.

(5)      DERIVATIVE FINANCIAL INSTRUMENTS

         The Company uses derivative financial instruments, principally interest rate swaps, interest rate futures contracts and foreign currency swaps, to manage market risk exposures associated with changes in interest rates and foreign currency exchange rates. Provided they meet specific criteria, interest rate and foreign currency swaps and futures are considered hedges and are accounted for under the accrual method and deferral method, respectively. The Company has no significant derivative positions that are not considered hedges. See note 2 (j) regarding accounting for derivatives under SFAS 133 effective January 1, 2001.

         Interest rate swaps are primarily used to convert specific investment securities and interest bearing policy liabilities from a fixed-rate to a floating-rate basis. Amounts receivable or payable under these agreements are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Currently, changes in fair value of the interest rate swap agreements are not recognized on the balance sheet, except for interest rate swaps designated as hedges of fixed maturity securities available-for-sale and cross currency swaps hedging foreign denominated debt instruments, for which changes in fair values are reported in accumulated other comprehensive income.

         Interest rate futures contracts are primarily used to hedge the risk of adverse interest rate changes related to the Company's mortgage loan commitments and anticipated purchases of fixed rate investments. Gains and losses are deferred and, at the time of closing, reflected as an adjustment to the carrying value of the related mortgage loans or investments. The carrying value adjustments are amortized into net investment income over the life of the related mortgage loans or investments.

         Foreign currency swaps are used to convert cash flows from specific policy liabilities and investments denominated in foreign currencies into U.S. dollars at specified exchange rates. Amounts receivable or payable under these agreements are recognized as an adjustment to net investment income or interest credited to policyholder account balances consistent with the nature of the hedged item. Gains and losses on foreign currency swaps are recorded in earnings based on the related spot foreign exchange rate at the end of the reporting period. Gains and losses on these contracts offset those recorded as a result of translating the hedged foreign currency denominated liabilities and investments to U.S. dollars.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The notional amount of derivative financial instruments outstanding as of December 31, 2000 and 1999 were as follows:


         (in millions )                                                                   2000            1999
         ===========================================================================================================
          Interest rate swaps
            Pay fixed/receive variable rate swaps hedging investments                  $    934.8       $  362.7
            Pay variable/receive fixed rate swaps hedging investments                        98.8           28.5
            Pay variable/receive variable rate swaps hedging investments                    184.0            9.0
            Other contracts hedging investments                                              20.4           10.1
            Pay variable/receive fixed rate swaps hedging liabilities                       965.3          577.2
            Pay variable/receive variable rate swaps hedging liabilities                    546.9           --

         Foreign currency swaps
             Hedging foreign currency denominated investments                          $     30.5       $   14.8
             Hedging foreign currency denominated liabilities                             1,542.2          577.2

         Interest rate futures contracts                                               $  5,659.8       $  781.6
         -----------------------------------------------------------------------------------------------------------



(6)      FEDERAL INCOME TAX

         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 2000 and 1999 were as follows:

         (in millions)                                                                    2000            1999
         ===========================================================================================================

         Deferred tax assets:
           Fixed maturity securities                                                   $   --           $    5.3
           Future policy benefits                                                          34.7            149.5
           Liabilities in separate accounts                                               462.7            373.6
           Mortgage loans on real estate and real estate                                   18.8             18.5
           Other assets and other liabilities                                              40.3             51.1
         -----------------------------------------------------------------------------------------------------------
             Total gross deferred tax assets                                              556.5            598.0
           Valuation allowance                                                             (7.0)            (7.0)
         -----------------------------------------------------------------------------------------------------------
             Net deferred tax assets                                                      549.5            591.0
         -----------------------------------------------------------------------------------------------------------

         Deferred tax liabilities:
           Fixed maturity securities                                                       98.8             --
           Equity securities and other long-term investments                                6.4             10.8
           Deferred policy acquisition costs                                              783.7            724.4
           Deferred tax on realized investment gains                                       29.0             34.7
           Other                                                                           38.1             26.5
         -----------------------------------------------------------------------------------------------------------
             Total gross deferred tax liabilities                                         956.0            796.4
         -----------------------------------------------------------------------------------------------------------
             Net deferred tax liability                                                $  406.5         $  205.4
         ===========================================================================================================

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Future taxable amounts or recovery of federal income tax paid within the statutory carryback period can offset nearly all future deductible amounts. The valuation allowance was unchanged for the years ended December 31, 2000, 1999 and 1998.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The Company's current federal income tax liability was $108.9 million and $104.7 million as of December 31, 2000 and 1999, respectively.

         Federal income tax expense for the years ended December 31 was as follows:

         (in millions)                                                    2000            1999            1998
         ===========================================================================================================
         Currently payable                                              $   78.0        $   53.6         $ 186.1
         Deferred tax expense                                              129.7           147.8             4.3
         -----------------------------------------------------------------------------------------------------------
                                                                         $ 207.7         $ 201.4         $ 190.4
         ===========================================================================================================

         Total federal income tax expense for the years ended December 31, 2000, 1999 and 1998 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                                           2000                     1999                     1998
                                                   ----------------------   ----------------------   ----------------------
         (in millions)                                Amount        %          Amount        %          Amount        %
         ==================================================================================================================
         Computed (expected) tax expense               $239.1      35.0         $212.3      35.0         $195.0      35.0
         Tax exempt interest and dividends
           received deduction                           (24.7)     (3.6)          (7.3)     (1.2)          (4.9)     (0.9)
         Income tax credits                              (8.0)     (1.2)          (4.3)     (0.7)           -         -
         Other, net                                       1.3       0.2            0.7       0.1            0.3       0.1
         ------------------------------------------------------------------------------------------------------------------
             Total (effective rate of each year)       $207.7      30.4         $201.4      33.2         $190.4      34.2
         ==================================================================================================================

         Total federal income tax paid was $74.6 million, $29.8 million and $173.4 million during the years ended December 31, 2000, 1999 and 1998, respectively.

(7)      COMPREHENSIVE INCOME

         Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholder's equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unrealized gains (losses) on securities available-for-sale. The related before and after federal tax amounts for the years ended December 31, 2000, 1999 and 1998 were as follows:

         (in millions)                                                    2000            1999            1998
         ===========================================================================================================
         Unrealized gains (losses) on securities available-for-sale arising during the period:
            Gross                                                        $ 264.5        $ (665.3)         $ 58.2
            Adjustment to deferred policy acquisition costs                (74.0)          167.5           (12.9)
            Related federal income tax (expense) benefit                   (66.7)          171.4           (15.9)
         -----------------------------------------------------------------------------------------------------------
               Net                                                         123.8          (326.4)           29.4
         -----------------------------------------------------------------------------------------------------------

         Reclassification adjustment for net (gains) losses on securities available-for-sale realized during the period:
            Gross                                                           13.5            17.6            (1.4)
            Related federal income tax expense (benefit)                    (4.7)           (6.2)            0.5
         -----------------------------------------------------------------------------------------------------------
               Net                                                           8.8            11.4            (0.9)
         -----------------------------------------------------------------------------------------------------------
         Total Other Comprehensive Income (Loss)                         $ 132.6        $ (315.0)         $ 28.5
         ===========================================================================================================

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(8)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         The Company in estimating its fair value disclosures used the following methods and assumptions:

              FIXED MATURITY AND EQUITY SECURITIES: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for fixed maturity and equity securities exclude the fair value of derivatives contracts designated as hedges of fixed maturity and equity securities.

              MORTGAGE LOANS ON REAL ESTATE, NET: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for impaired mortgage loans is the estimated fair value of the underlying collateral.

              POLICY LOANS, SHORT-TERM INVESTMENTS AND CASH: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

              SEPARATE ACCOUNT ASSETS AND LIABILITIES: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

              INVESTMENT CONTRACTS: The fair value for the Company's liabilities under investment type contracts is based on one of two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


              POLICY RESERVES ON LIFE INSURANCE CONTRACTS: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

              SHORT-TERM BORROWINGS: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

              COMMITMENTS TO EXTEND CREDIT: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 9.

              FUTURES CONTRACTS: The fair value for futures contracts is based on quoted market prices.

              INTEREST RATE AND FOREIGN CURRENCY SWAPS: The fair value for interest rate and foreign currency swaps are calculated with pricing models using current rate assumptions.

         Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                    2000                             1999
                                                       -------------------------------  -------------------------------
                                                          Carrying       Estimated         Carrying       Estimated
         (in millions)                                     amount        fair value         amount        fair value
         ==============================================================================================================
         Assets:
           Investments:
             Securities available-for-sale:
               Fixed maturity securities                 $ 15,451.3      $ 15,451.3       $ 15,289.7      $ 15,289.7
               Equity securities                              109.0           109.0             92.9            92.9
             Mortgage loans on real estate, net             6,168.3         6,327.8          5,786.3         5,745.5
             Policy loans                                     562.6           562.6            519.6           519.6
             Short-term investments                           442.6           442.6            416.0           416.0
           Cash                                                18.4            18.4              4.8             4.8
           Assets held in separate accounts                65,897.2        65,897.2         67,135.1        67,135.1

         Liabilities:
           Investment contracts                           (16,815.3)      (15,979.8)       (16,977.7)      (16,428.6)
           Policy reserves on life insurance contracts     (5,368.4)       (5,128.5)        (4,883.9)       (4,607.9)
           Short-term borrowings                             (118.7)         (118.7)             --              --
           Liabilities related to separate accounts       (65,897.2)      (64,237.6)       (67,135.1)      (66,318.7)

         Derivative financial instruments:
           Interest rate swaps hedging assets                  (8.3)           (8.3)             4.3             4.3
           Interest rate swaps hedging liabilities            (26.2)          (32.2)           (11.5)          (24.2)
           Foreign currency swaps                             (24.3)          (30.9)           (11.8)          (11.8)
           Futures contracts                                  (16.0)          (16.0)             1.3             1.3
         --------------------------------------------------------------------------------------------------------------

(9)      RISK DISCLOSURES

              The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         CREDIT RISK: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

         INTEREST RATE RISK: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer could potentially have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

         LEGAL/REGULATORY RISK: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans and derivative financial instruments. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $360.6 million extending into 2001 were outstanding as of December 31, 2000. The Company also had $55.6 million of commitments to purchase fixed maturity securities outstanding as of December 31, 2000.

         Notional amounts of derivative financial instruments, primarily interest rate swaps, interest rate futures contracts and foreign currency swaps, significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to NLIC, including accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements and other contract provisions. As of December 31, 2000, NLIC's credit risk from these derivative financial instruments was $44.8 million.

         SIGNIFICANT CONCENTRATIONS OF CREDIT RISK: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (23% in 1999) in any geographic area and no more than 1% (2% in 1999) with any one borrower as of December 31, 2000. As of December 31, 2000, 36% (39% in 1999) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         REINSURANCE: The Company has entered into reinsurance contracts to cede a portion of its individual annuity business to The Franklin Life Insurance Company (Franklin) and beginning in 2000 with Security Benefit Life Insurance Company (SBL). Total recoveries due from Franklin were $97.7 million and $143.6 million as of December 31, 2000 and 1999, respectively, while amounts due from SBL totaled $45.4 million at December 31, 2000. The contracts are immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin and SBL have each established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% and 100% of the reinsured reserves for Franklin and SBL, respectively.

(10)     PENSION PLAN AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service and who have met certain age requirements. Plan contributions are invested in a group annuity contract of NLIC. Benefits are based upon the highest average annual salary of a specified number of consecutive years of the last ten years of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company.

         Pension cost (benefit) charged to operations by the Company during the years ended December 31, 2000, 1999 and 1998 were $1.9 million, $(8.3) million and $2.0 million, respectively. The Company has recorded a prepaid pension asset of $13.6 million and $13.3 million as of December 31, 2000 and 1999, respectively.

         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 2000 and 1999 was $51.0 million and $49.6 million, respectively and the net periodic postretirement benefit cost (NPPBC) for 2000, 1999 and 1998 was $3.8 million, $4.9 million and $4.1 million, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 2000 and 1999 follows:

                                                                        Pension Benefits          Postretirement Benefits
                                                                   ----------------------------  ---------------------------
         (in millions)                                                   2000         1999            2000          1999
         ===================================================================================================================
         Change in benefit obligation:
         Benefit obligation at beginning of year                     $ 1,811.4     $ 2,185.0      $    239.8    $    270.1
         Service cost                                                     81.4          80.0            12.2          14.2
         Interest cost                                                   125.3         109.9            18.7          17.6
         Actuarial loss (gain)                                            34.8         (95.0)           16.1         (64.4)
         Plan settlement                                                   --         (396.1)            --           --
         Benefits paid                                                   (71.2)        (72.4)          (10.4)        (11.0)
         Acquired companies                                                --            --              --           13.3
         -------------------------------------------------------------------------------------------------------------------
         Benefit obligation at end of year                             1,981.7       1,811.4           276.4         239.8
         -------------------------------------------------------------------------------------------------------------------

         Change in plan assets:
         Fair value of plan assets at beginning of year                2,247.6       2,541.9            91.3          77.9
         Actual return on plan assets                                    140.9         161.8            12.2           3.5
         Employer contribution                                             --           12.4            26.3          20.9
         Plan curtailment in 2000/settlement in 1999                      19.8        (396.1)            --            --
         Benefits paid                                                   (71.2)        (72.4)          (10.4)        (11.0)
         -------------------------------------------------------------------------------------------------------------------
         Fair value of plan assets at end of year                      2,337.1       2,247.6           119.4          91.3
         -------------------------------------------------------------------------------------------------------------------

         Funded status                                                   355.4         436.2          (157.0)       (148.5)
         Unrecognized prior service cost                                  25.0          28.2             --            --
         Unrecognized net gains                                         (311.7)       (402.0)          (34.1)        (46.7)
         Unrecognized net (asset) obligation at transition                (6.4)         (7.7)            1.0           1.1
         -------------------------------------------------------------------------------------------------------------------
         Prepaid (accrued) benefit cost                              $    62.3     $    54.7      $   (190.1)   $   (194.1)
         ===================================================================================================================

         Assumptions used in calculating the funded status of the pension plan and postretirement life and health care benefit plan were as follows:

                                                                       Pension Benefits          Postretirement Benefits
                                                                  ---------------------------   ---------------------------
                                                                      2000          1999            2000          1999
        ===================================================================================================================

        Weighted average discount rate                               6.75%         7.00%             7.50%         7.80%
        Rate of increase in future compensation levels               5.00%         5.25%              --            --
        Assumed health care cost trend rate:
              Initial rate                                             --            --             15.00%        15.00%
              Ultimate rate                                            --            --              5.50%        5.50%
              Uniform declining period                                 --            --             5 Years       5 Years
        -------------------------------------------------------------------------------------------------------------------

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The components of net periodic pension cost for the pension plan as a whole for the years ended December 31, 2000, 1999 and 1998 were as follows:

         (in millions)                                                  2000            1999            1998
         =========================================================================================================

         Service cost (benefits earned during the period)              $    81.4        $   80.0        $   87.6
         Interest cost on projected benefit obligation                     125.3           109.9           123.4
         Expected return on plan assets                                   (184.5)         (160.3)         (159.0)
         Recognized gains                                                  (11.8)           (9.1)           (3.8)
         Amortization of prior service cost                                  3.2             3.2             3.2
         Amortization of unrecognized transition obligation (asset)         (1.3)           (1.4)            4.2
         ---------------------------------------------------------------------------------------------------------
                                                                       $    12.3        $   22.3        $   55.6
         =========================================================================================================

         Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with Nationwide and employees of WSC ended participation in the plan resulting in a curtailment gain of $67.1 million. During 1999, the Plan transferred assets to settle its obligation related to WSC employees, resulting in a gain of $32.9 million. The spin-off of liabilities and assets was completed in the year 2000, resulting in an adjustment to the curtailment gain of $19.8 million.

         Assumptions used in calculating the net periodic pension cost for the pension plan were as follows:

                                                                                    2000          1999          1998
         ================================================================================================================

         Weighted average discount rate                                             7.00%         6.08%         6.00%
         Rate of increase in future compensation levels                             5.25%         4.33%         4.25%
         Expected long-term rate of return on plan assets                           8.25%         7.33%         7.25%
         ----------------------------------------------------------------------------------------------------------------

         The components of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 2000,
         1999 and 1998 were as follows:


         (in millions)                                                              2000          1999          1998
         ================================================================================================================
         Service cost (benefits attributed to employee service during the year)     $ 12.2        $ 14.2       $   9.8
         Interest cost on accumulated postretirement benefit obligation               18.7          17.6          15.4
         Expected return on plan assets                                               (7.9)         (4.8)         (4.4)
         Amortization of unrecognized transition obligation of affiliates              0.6           0.6           0.2
         Net amortization and deferral                                                (1.3)         (0.5)          0.6
         ----------------------------------------------------------------------------------------------------------------
                                                                                    $ 22.3        $ 27.1        $ 21.6
         ================================================================================================================


         Actuarial assumptions used for the measurement of the NPPBC for the postretirement benefit plan for 2000, 1999 and 1998 were as follows:

                                                                                    2000          1999          1998
         ================================================================================================================

         Discount rate                                                              7.80%         6.65%         6.70%
         Long-term rate of return on plan assets, net of tax in 1999 and 1998       8.30%         7.15%         5.83%
         Assumed health care cost trend rate:
            Initial rate                                                           15.00%        15.00%        12.00%
            Ultimate rate                                                           5.50%         5.50%         6.00%
            Uniform declining period                                               5 Years       5 Years      12 Years
         ----------------------------------------------------------------------------------------------------------------

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Because current plan costs are very close to the employer dollar caps, the health care cost trend has an immaterial effect on plan obligations for the postretirement benefit plan as a whole. For this reason, the effect of a one percentage point increase or decrease in the assumed health care cost trend rate on the APBO as of December 31, 2000 and on the NPPBC for the year ended December 31, 2000 was not calculated.

(11) SHAREHOLDER'S EQUITY, REGULATORY RISK-BASED CAPITAL, RETAINED EARNINGS AND DIVIDEND RESTRICTIONS

         Ohio, NLIC's and NLAIC's state of domicile, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements.

         The statutory capital and surplus of NLIC as of December 31, 2000, 1999 and 1998 was $1.28 billion, $1.35 billion and $1.32 billion, respectively. The statutory net income of NLIC for the years ended December 31, 2000, 1999 and 1998 was $158.7 million, $276.2 million and $171.0 million, respectively.

         The NAIC completed a project to codify statutory accounting principles (Codification), which is effective January 1, 2001 for NLIC and its insurance company subsidiary. The resulting change to NLIC's January 1, 2001 surplus was an increase of approximately $80.0 million. The significant change for NLIC, as a result of Codification, was the recording of deferred taxes, which were not recorded prior to the adoption of Codification.

         The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 2000 no dividends could be paid by NLIC without prior approval.

         In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholders.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and shareholder dividends in the future.

(12)     TRANSACTIONS WITH AFFILIATES

         During second quarter 1999, the Company entered into a modified coinsurance arrangement to reinsure the 1999 operating results of an affiliated company, Employers Life Insurance Company of Wausau (ELOW) retroactive to January 1, 1999. In September 1999, NFS acquired ELOW for $120.8 million and immediately merged ELOW into NLIC terminating the modified coinsurance arrangement. Because ELOW was an affiliate, the Company accounted for the merger similar to poolings-of-interests; however, prior period financial statements were not restated due to immateriality. The reinsurance and merger combined contributed $1.46 million to net income in 1999.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         The Company has a reinsurance agreement with NMIC whereby all of the Company's accident and health business is ceded to NMIC on a modified coinsurance basis. The agreement covers individual accident and health business for all periods presented and group and franchise accident and health business since July 1, 1999. Either party may terminate the agreement on January 1 of any year with prior notice. Prior to July 1, 1999 group and franchise accident and health business and a block of group life insurance policies were ceded to ELOW under a modified coinsurance agreement. Under a modified coinsurance agreement, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by the reinsurer. Risk of asset default is retained by the Company, although a fee is paid to the Company for the retention of such risk. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Revenues ceded to NMIC and ELOW for the years ended December 31, 2000, 1999 and 1998 were $170.1 million, $193.0 million, and $216.9 million, respectively, while benefits, claims and expenses ceded were $168.0 million, $197.3 million and $259.3 million, respectively.

         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by such agreement are subject to allocation among NMIC and such subsidiaries. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commission expense and other methods agreed to by the participating companies that are within industry guidelines and practices. In addition, beginning in 1999 Nationwide Services Company, a subsidiary of NMIC, provides computer, telephone, mail, employee benefits administration, and other services to NMIC and certain of its direct and indirect subsidiaries, including the Company, based on specified rates for units of service consumed. For the years ended December 31, 2000, 1999 and 1998, the Company made payments to NMIC and Nationwide Services Company totaling $150.3 million, $124.1 million, and $95.0 million, respectively. The Company does not believe that expenses recognized under these agreements are materially different than expenses that would have been recognized had the Company operated on a stand-alone basis.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 2000, 1999 and 1998, the Company made lease payments to NMIC and its subsidiaries of $14.1 million, $9.9 million and $8.0 million, respectively.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or after a stated period, the seller will repurchase the securities at the original sales price plus a price differential. Transactions under the agreements during 2000, 1999 and 1998 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $321.1 million and $411.7 million as of December 31, 2000 and 1999, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

         Certain annuity products are sold through affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 2000 were $65.0 million, $79.7 million and $74.9 million, respectively.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


(13)     BANK LINES OF CREDIT

         Also available as a source of funds to the Company is a $1 billion revolving credit facility entered into by NFS, NLIC and NMIC. The facility is comprised of a five year $700 million agreement and a 364 day $300 million agreement with a group of national financial institutions. The facility provides for several and not joint liability with respect to any amount drawn by any party. The facility provides covenants, including, but not limited to, requirements that NLIC maintain statutory surplus in excess of $935 million. The Company had no amounts outstanding under this agreement as of December 31, 2000. Of the total facility, $300 million is designated to back NLIC's $300 million commercial paper program. Therefore, borrowing capacity under this facility would be reduced by the amount of any commercial paper outstanding.

(14)     CONTINGENCIES

         On October 29, 1998, the Company was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by the Company and the other named Company affiliates which were used to fund certain tax-deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. No class has been certified. On June 11, 1999, the Company and the other named defendants filed a motion to dismiss the amended complaint. On March 8, 2000, the court denied the motion to dismiss the amended complaint filed by the Company and other named defendants. The Company intends to defend this lawsuit vigorously.

(15)     SEGMENT INFORMATION

         The Company has redefined its business segments in order to align this disclosure with the way management currently views its core operations. This updated view better reflects the different economics of the Company's various businesses and also aligns well with the current market focus. As a result, the Company now reports three product segments: Individual Annuity, Institutional Products and Life Insurance. In addition, the Company reports certain other revenues and expenses in a Corporate segment. All 1999 and 1998 amounts have been restated to reflect the new business segments.

         The Individual Annuity segment consists of both variable and fixed annuity contracts. Individual annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, variable annuity contracts provide the customer with access to a wide range of investment options and asset protection in the event of an untimely death, while fixed annuity contracts generate a return for the customer at a specified interest rate fixed for a prescribed period. The Company's individual annuity products consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities.

         The Institutional Products segment is comprised of the Company's group pension and payroll deduction business, both public and private sectors, and medium-term note program. The public sector includes the 457 business in the form of fixed and variable annuities. The private sector includes the 401(k) business generated through fixed and variable annuities.

         The Life Insurance segment consists of insurance products, including universal life insurance, corporate-owned life insurance and bank-owned life insurance products, which provide a death benefit and also allow the customer to build cash value on a tax-advantaged basis.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


         In addition to the product segments, the Company reports a Corporate segment. The Corporate segment includes net investment income not allocated to the three product segments, certain revenues and expenses of the Company's investment advisory and broker/dealer subsidiary, unallocated expenses and interest expense on short-term borrowings. In addition to these operating revenues and expenses, the Company also reports net realized gains and losses on investments in the Corporate segment.

         The following table summarizes the financial results of the Company's business segments for the years ended December 31, 2000, 1999 and 1998.

                                                          Individual    Institutional      Life
         (in millions)                                      Annuity       Products       Insurance   Corporate     Total
         ===================================================================================================================
         2000:
         Net investment income                            $   483.2     $   827.4     $   289.2    $    55.1     $ 1,654.9
         Other operating revenue                              625.9         251.6         453.9         17.0       1,348.4
         -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                      1,109.1       1,079.0         743.1         72.1       3,003.3
         -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                  396.4         628.8         157.2         --         1,182.4
         Amortization of deferred policy
            acquisition costs                                 238.7          49.2          64.2         --           352.1
         Interest expense on short-term
            borrowings                                         --            --            --            1.3           1.3
         Other benefits and expenses                          192.3         170.3         368.8         33.7         765.1
         -------------------------------------------------------------------------------------------------------------------
            Total expenses                                    827.4         848.3         590.2         35.0       2,300.9
         -------------------------------------------------------------------------------------------------------------------
         Operating income before
            federal income tax                                281.7         230.7         152.9         37.1         702.4
         Realized losses on investments                        --            --            --          (19.4)        (19.4)
         -------------------------------------------------------------------------------------------------------------------
         Income before
            federal income tax                            $   281.7     $   230.7     $   152.9    $    17.7     $   683.0
         ===================================================================================================================

         Assets as of year end                            $45,422.5     $37,217.3     $ 8,103.3    $ 1,824.2     $92,567.3
         -------------------------------------------------------------------------------------------------------------------

         1999:
         Net investment income                            $   458.9     $   771.2     $   253.1    $    37.6     $ 1,520.8
         Other operating revenue                              511.4         211.9         393.0         66.1       1,182.4
         -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                        970.3         983.1         646.1        103.7       2,703.2
         -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                  384.9         580.9         130.5         --         1,096.3
         Amortization of deferred policy
            acquisition costs                                 170.9          41.6          60.1         --           272.6
         Other benefits and expenses                          155.3         142.8         334.7         83.4         716.2
         -------------------------------------------------------------------------------------------------------------------
            Total expenses                                    711.1         765.3         525.3         83.4       2,085.1
         -------------------------------------------------------------------------------------------------------------------
         Operating income before
            federal income tax                                259.2         217.8         120.8         20.3         618.1
         Realized losses on investments                        --            --            --          (11.6)        (11.6)
         -------------------------------------------------------------------------------------------------------------------
         Income before
            federal income tax                            $   259.2     $   217.8     $   120.8    $     8.7     $   606.5
         ===================================================================================================================

         Assets as of year end                            $45,667.8     $39,045.1     $ 6,616.7    $ 1,346.3     $92,675.9
         -------------------------------------------------------------------------------------------------------------------

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued


                                                            Individual    Institutional     Life
         (in millions)                                        Annuity        Products     Insurance   Corporate     Total
         ===================================================================================================================
         1998:
         Net investment income                              $   431.7     $   784.7     $   225.6    $    39.6    $ 1,481.6
         Other operating revenue                                412.6         167.8         318.5         66.8        965.7
         -------------------------------------------------------------------------------------------------------------------
            Total operating revenue(1)                          844.3         952.5         544.1        106.4      2,447.3
         -------------------------------------------------------------------------------------------------------------------
         Interest credited to policyholder
            account balances                                    357.9         595.7         115.4         --        1,069.0
         Amortization of deferred policy
            acquisition costs                                   129.2          38.9          46.4         --          214.5
         Other benefits and expenses                            125.7         137.5         293.5         78.4        635.1
         -------------------------------------------------------------------------------------------------------------------
            Total expenses                                      612.8         772.1         455.3         78.4      1,918.6
         -------------------------------------------------------------------------------------------------------------------
         Operating income before federal
             income tax                                         231.5         180.4          88.8         28.0        528.7
         Realized gains on investments                           --            --            --           28.4         28.4
         -------------------------------------------------------------------------------------------------------------------
         Income before
            federal income tax                              $   231.5     $   180.4     $    88.8    $    56.4    $   557.1
         ===================================================================================================================

         Assets as of year end                              $36,641.8     $30,618.4     $ 5,187.6    $ 1,894.3    $74,342.1
         -------------------------------------------------------------------------------------------------------------------

         ----------
         1     Excludes net realized gains and losses on investments.

         The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.

                           PART II - OTHER INFORMATION

CONTENTS OF REGISTRATION STATEMENT

This Form S-6 Registration Statement comprises the following papers and documents:

     -    The facing sheet.

     -    Cross-reference to items required by Form N-8B-2.


     -    The prospectus consisting of 135 pages.


     -    Representations and Undertakings.

     -    Signatures.

     -    Independent Auditors' Consent

The following exhibits required by Forms N-8B-2 and S-6:

1.   Power of Attorney dated April 4, 2001.            Attached hereto.

2.   Resolution of the Depositor's Board of            Filed previously in connection with Securities and Exchange Commission
     Directors authorizing the establishment of        File No. 333-31725 and is hereby incorporated by reference.
     the Registrant, adopted

3.   Distribution Contracts                            Filed previously in connection with Securities and Exchange Commission
                                                       File No. 333-27133 and is hereby incorporated by reference.

4.   Form of Security                                  Attached hereto.

5.   Articles of Incorporation of Depositor            Filed previously in connection with Securities and Exchange Commission
                                                       File No. 333-27133 and is hereby incorporated by reference.

6.   Application form of Security                      Attached hereto.

7.   Opinion of Counsel                                Attached hereto.

REPRESENTATIONS AND UNDERTAKINGS

The Registrant and Nationwide hereby make the following representations and undertakings:
(a) This filing is made pursuant to Rules 6c-3 and 6e-3(T) under the Investment Company Act of 1940 (the "Act"). The Registrant and Nationwide elect to be governed by Rule 6e-3(T)(b)(13)(i)(A) under the Act with respect to the policies described in the prospectus. The policies have been designed in a way as to qualify for the exemptive relief from various provisions of the Act afforded by Rule 6e-3(T).

(b) Paragraph (b)(13)(iii)(F) of Rule 6e-3(T) is being relied on for the deduction of the mortality and expense risk charges ("risk charges") assumed by Nationwide under the policies. Naitionwide represents that the risk charges are within the range of industry practice for comparable policies and reasonable in relation to all of the risks assumed by the issuer under the policies. Actuarial memoranda demonstrating the reasonableness of these charges are maintained by Nationwide, and will be made available to the Securities and Exchange Commission (the "SEC") on request.

(c) Nationwide has concluded that there is a reasonable likelihood that the distribution financing arrangement of the separate account will benefit the separate account and the contractholders and will keep and make available to the SEC on request a memorandum setting forth the basis for this representation.

(d) Nationwide represents that the separate account will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of Nationwide, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

(e) Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the Registrant hereby undertakes to file with the SEC such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the SEC heretofore or hereafter duly adopted pursuant to authority conferred in that section.

(f) The fees and charges deducted under the policy in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Nationwide.

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors of Nationwide Life Insurance Company and Contract Owners of Nationwide VLI Separate Account-4:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.



Columbus, Ohio                                                         KPMG LLP
May 15, 2001

                                   SIGNATURES


As required by the Securities Act of 1933, the Registrant, Nationwide VLI Separate Account-4 has caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf in the City of Columbus, and the State of Ohio, on this 15th day of May, 2001.


                                          NATIONWIDE VLI SEPARATE ACCOUNT-4
                                      ------------------------------------------
                                                     (Registrant)
(Seal)                                     NATIONWIDE LIFE INSURANCE COMPANY
                                      ------------------------------------------
Attest:                                               (Depositor)

By:   /s/ GLENN W. SODEN          By:        /s/STEVEN SAVINI
------------------------------    ----------------------------------------------
          Glenn W. Soden                        Steven Savini
        Assistant Secretary


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of May, 2001.


               SIGNATURE                             TITLE

LEWIS J. ALPHIN                                 Director
------------------------------
Lewis J. Alphin

A. I. BELL                                      Director
------------------------------
A. I. Bell

YVONNE M. CURL                                  Director
------------------------------
Yvonne M. Curl

KENNETH D. DAVIS                                Director
------------------------------
Kenneth D. Davis

KEITH W. ECKEL                                  Director
------------------------------
Keith W. Eckel

WILLARD J. ENGEL                                Director
------------------------------
Willard J. Engel

FRED C. FINNEY                                  Director
------------------------------
Fred C. Finney

JOSEPH J. GASPER                     President and Chief Operating
------------------------------           Officer and Director
Joseph J. Gasper

W.G. JURGENSEN                          Chief Executive Officer
------------------------------                And Director
W.G. Jurgensen

DAVID O. MILLER                        Chairman of the Board and
------------------------------                  Director
David O. Miller

RALPH M. PAIGE                                  Director
------------------------------
Ralph M. Paige

JAMES F. PATTERSON                              Director
------------------------------
James F. Patterson

ARDEN L. SHISLER                                Director                        By /s/ STEVEN SAVINI
------------------------------                                           ------------------------------------
Arden L. Shisler                                                                    Steven Savini
                                                                                  Attorney-in-Fact
ROBERT L. STEWART                               Director
------------------------------
Robert L. Stewart
